As filed with the Securities and Exchange Commission on May 3, 2006

Registration No. 333-129254

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-11/S-3

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AFFORDABLE RESIDENTIAL COMMUNITIES LP

(Exact Name of Registrant Issuer as Specified in Its Governing Instruments)

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

(Exact Name of Registrant Issuer as Specified in Its Governing Instruments)

7887 East Belleview Avenue
Suite 200
Englewood, CO 80111
(303) 291-0222

(Address, Including Zip Code, and Telephone Number Including
Area Code, of Registrants’ Principal Executive Offices)

Scott L. Gesell
7887 East Belleview Avenue
Suite 200
Englewood, CO 80111
(303) 291-0222

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey M. Knetsch, Esq.
Kirsten N. Neisler, Esq.
Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202-4437
(303) 223-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 3, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$96,600,000

AFFORDABLE RESIDENTIAL COMMUNITIES LP

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

7 1/2% Senior Exchangeable Notes due 2025

and

Shares of Common Stock Issuable Upon Exchange of the Notes

Affordable Residential Communities LP, or the Partnership, issued $96,600,000 aggregate principal amount of 7 1/2% Senior Exchangeable Notes due 2025, which are referred to in this prospectus as the “Notes”, in private placements in August 2005. This prospectus will be used by selling securityholders to resell their Notes and the common stock of the Partnership’s general partner, Affordable Residential Communities Inc., or ARC, issuable upon exchange of their Notes. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “the company,” “our” and “us” refer collectively to Affordable Residential Communities Inc., a Maryland corporation, which we refer to in this prospectus as ARC, and Affordable Residential Communities LP, a Delaware limited partnership, which we refer to in this prospectus as the Partnership, together with their subsidiaries.

The Notes bear interest at the rate of 7 1/2% per year, payable in cash semiannually in arrears on February 15 and August 15 of each year, beginning February 15, 2006. The Notes will mature on August 15, 2025. The Notes are the Partnership’s senior unsecured obligations and rank equal in right of payment with the Partnership’s other senior unsecured indebtedness and effectively rank junior in right of payment to all of the Partnership’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to the indebtedness and all other liabilities of the Partnership’s subsidiaries. As of December 31, 2005, the Partnership had outstanding $122.4 million of senior unsecured indebtedness, $5.0 million of other unsecured indebtedness and $1,025.6 million of secured indebtedness, and the Partnership’s consolidated subsidiaries had outstanding an aggregate of $99.5 million of other liabilities.

Subject to the conditions described in this prospectus, holders may exchange at any time on or prior to maturity or redemption any outstanding Notes (or portions thereof) into shares of ARC common stock, initially at an exchange rate of 69.8812 shares of ARC common stock per $1,000 principal amount of Notes (equivalent to an initial exchange price of $14.31 per share of ARC common stock). If a holder elects to exchange its Notes in connection with certain specified fundamental changes, as described in this prospectus, that occur prior to August 20, 2015, the holder will be entitled to receive additional shares of ARC common stock as a make-whole premium upon exchange. In lieu of delivery of shares of ARC common stock upon exchange of all or any portion of the Notes, we may elect to pay holders surrendering Notes for exchange an amount in cash per note (or a portion of a note). In this prospectus, we sometimes refer to the shares of ARC common stock issuable or issued upon exchange of the Notes as the “shares,” and to the Notes and the shares, according to the context, as the “securities.”

Holders may require the Partnership to repurchase for cash all or a portion of their Notes on August 15, 2010, August, 15, 2015 and August 15, 2020 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the repurchase date. In addition, if a fundamental change, as described in this prospectus, occurs at any time prior to maturity, holders of Notes may require the Partnership to repurchase their Notes in whole or in part for cash equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the repurchase date.

Prior to August 20, 2010, the Notes will not be redeemable at the Partnership’s option. Beginning on August 20, 2010, the Partnership may redeem the Notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes to the redemption date if the closing price of ARC common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-day trading period.

There is no public market for the Notes and we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through any automated quotation system. The Notes currently trade on the Private Offerings, Resales and Trading through Automated Linkages, or PORTAL, system of the National Association of Securities Dealers, Inc. ARC’s common stock is listed on the New York Stock Exchange under the symbol “ARC.”  On April 28, 2006, the last quoted sale price of ARC’s common stock was $9.18 per share.

Neither the Partnership nor ARC will receive any proceeds from the sale by the selling securityholders of the Notes or the common stock issuable upon exchange of the Notes. The selling securityholders may offer the Notes or the underlying common stock in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. Certain selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933. If any broker-dealers are used by selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or common stock as principals, any profits received by such broker-dealers on the resale of the Notes or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of registering the Notes and common stock and certain other expenses.

Investing in the Notes and the common stock issuable upon their exchange involves risks.

See “Risk Factors” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [              ], 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer for sale the Notes owned by them or shares of ARC common stock issuable upon exchange of the Notes. Each time the selling securityholders offer Notes or shares for sale under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement to prospective purchasers. You should read both this prospectus and, if applicable, any supplements thereto.

You should rely only on the information contained in this prospectus and, if applicable, any supplement hereto. We have not and the selling securityholders have not, authorized anyone to provide you with different information. Neither the Notes nor any shares of ARC common stock issuable upon exchange of the Notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Forms S-11 and S-3 under the Securities Act of 1933 with respect to the Notes and the ARC common stock issuable upon exchange of the Notes, respectively. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus regarding the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, also are available to you on the SEC’s website at www.sec.gov.

ARC is, and as a result of the offering of the Notes, the Partnership will become, subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and, in accordance with these requirements, ARC files and the Partnership will file reports and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC as described above and are available on the SEC’s website.

The SEC allows ARC to “incorporate by reference” certain of the information required by this prospectus, which means that ARC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that ARC files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. ARC incorporates by reference in this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered hereby are sold:

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•       Current Reports on Form 8-K filed on January 18, March 8, March 15 and April 10, 2006;

•  Proxy Statement on Schedule 14A for 2005 annual meeting filed on May 1, 2006; and

•       Description of ARC’s capital stock contained in its registration statement on Form 8-A filed on February 9, 2004.

Upon receipt of an oral or written request we will provide, free of charge, to any person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Please direct your written requests to: Investor Relations, Affordable Residential Communities Inc., 7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111. Please direct your oral requests to: Investor Relations at 1-866-847-8931.

In addition, for as long as any of the Notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act.

FOR NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION OR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED TO SELL SECURITIES IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

MARKET AND INDUSTRY DATA

Market data used or incorporated by reference in this prospectus is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of statements regarding the market and industry data presented or incorporated by reference in this prospectus. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address results or developments that we expect or anticipate will or may occur in the future, where statements are preceded by, followed by or include the words “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our ability to obtain future financing arrangements, estimates relating to our future distributions, our understanding of our competition, market trends, projected capital expenditures, the impact of technology on our products, operations and business, are forward-looking statements.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, business plan, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These risks, along with the risks disclosed in the section of this prospectus entitled “Risk Factors” and the following factors, could cause actual results to vary from our forward-looking statements:

•       competition from other forms of single or multifamily housing;

•       changes in market rental rates, supply and demand for affordable housing, the cost of acquiring, transporting, setting or selling manufactured homes;

•       the availability of manufactured homes from manufacturers;

•       the availability of cash or financing for us to acquire additional manufactured homes;

•       the ability of manufactured home buyers to obtain financing;

•       our ability to maintain rental rates and maximize occupancy;

•       the level of repossessions by manufactured home lenders;

•       the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence;

•       the ability to identify acquisitions, have funds available for acquisitions, the ability to close acquisitions, the pace of acquisitions and/or dispositions of communities and new or rental homes;

•       our corporate debt ratings;

•       demand for home purchases in our communities and demand for financing of such purchases;

•       demand for rental homes in our communities;

•       the condition of capital markets;

•       actual outcome of the resolution of any conflict;

•       our ability to successfully operate existing or newly acquired properties;

•       our decision and ability to sell additional communities and the terms and conditions of any such sales and whether any such sales actually close;

•       issues arising from our decision not to continue to maintain our status as a real estate investment trust, or REIT;

•       the impact of the tax laws on our balance sheet and business operations in light of the above;

•       our ability to pay dividends or make other distributions to ARC’s stockholders and the Partnership’s partnership unitholders;

•       environmental uncertainties and risks related to natural disasters;

•  our ability to comply with the terms of our various loan agreements;

•       changes in and compliance with real estate permitting, licensing and zoning laws including legislation affecting monthly leases and rent control and increases in property taxes; and

•       changes in and compliance with licensing requirements regarding the sale or leasing of manufactured homes.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized, or even substantially realized, and that they will have the expected consequences to or effects on us and our business or operations. Forward-looking statements made in this prospectus speak as of the date hereof or as of the date specifically referenced in any such statement set forth herein. We undertake no obligation to update or revise any forward-looking statements in this prospectus.

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the Notes and the shares of ARC common stock issuable upon exchange of the Notes. You should read the entire prospectus carefully, including “Risk Factors” and our historical financial statements and the Notes to those financial statements, which are included or incorporated by reference in this prospectus, and the other financial information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, the information contained in this prospectus is as of December 31, 2005.

Affordable Residential Communities LP

Overview

The Partnership is a Delaware limited partnership whose sole general partner is ARC. As of December 31, 2005, ARC owned approximately 95.7% of the Partnership’s outstanding partnership interests. ARC is a Maryland corporation which was organized as a fully integrated, self administered and self managed real estate investment trust, or REIT, for U.S. Federal income tax purposes through the years ended December 31, 2005. On March 7, 2006, ARC’s board of directors announced its decision to revoke ARC’s election as a REIT beginning the year ending December 31, 2006.

We acquire, renovate, reposition and operate primarily all-age manufactured home communities. We also conduct certain complimentary business activities focused on maintaining and improving occupancy in our communities. These activities include leasing with the option to purchase, renting and selling manufactured homes, financing sales of manufactured homes and acting as agent in the sale of homeowners’ insurance and other related insurance products, all exclusively to residents and prospective residents in our communities.

As of December 31, 2005, we owned and operated 278 manufactured home communities in 24 states containing 57,578 homesites, exclusive of communities held for sale as discontinued operations. These properties are located in 59 markets across the United States. Our five largest markets are Dallas/Fort Worth, Texas, with 12.4% of our total homesites; Atlanta, Georgia, with 8.6% of our total homesites; Salt Lake City, Utah, with 6.6% of our total homesites; the Front Range of Colorado, with 5.7% of our total homesites; and Kansas City—Lawrence—Topeka, Kansas/Missouri, with 4.2% of our total homesites.

Beginning in 1995, ARC’s predecessor companies were formed under the name “Affordable Residential Communities.” ARC was formed in 1998. In the first quarter of 2004, ARC completed its initial public offering, or IPO, of 25,300,209 shares of ARC common stock (including 2,258,617 shares sold by selling securityholders) and 5,000,000 shares of ARC’s 8.25% Series A cumulative redeemable preferred stock. In conjunction with the IPO, we also completed a financing transaction involving Merrill Lynch Mortgage Capital Inc., an affiliate of the initial purchaser of the Notes, consisting of $500 million of new mortgage debt and the repayment of some of our existing indebtedness. We used a portion of the proceeds from ARC’s IPO and the financing transaction to acquire 90 manufactured home communities from Hometown America, L.L.C., or Hometown.

Our principal executive, corporate and property management offices are located at 7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, and our telephone number is (303) 291-0222. Our internet address is www.aboutarc.com. The information contained on our website is not part of this prospectus.

Our Business Objectives, Property Management and Operating Strategies

Our principal business objectives are to achieve sustainable long-term growth in cash flow and to maximize returns to our investors. We believe that we can provide a clean, attractive and affordable place for our residents to live that is competitive with other forms of housing, provides real value and service to our residents and generates profits for our investors. We have undertaken a detailed, bottom-up budgeting process that focuses on operating effectiveness at the community level. Our primary goals are, first, to reassess expense levels and income opportunities and, second, to indentify opportunities for profitable growth with the liquidity we expect to attain from the sale of the communities we currently hold for sale, as and when such sales are consummated. In regard to our business objectives, we have focused on rent levels and control and recovery of utility cost and other operating expenses.

We have further made a determination to focus on profitable programs in the sale and leasing of homes. As a result, we have implemented procedures to increase the pricing of our home and leasing transactions while attempting to keep them competitively priced as compared to the market. Our primary tools remain (i) our rental home program, including our lease with option to purchase program, (ii) our for-sale inventory and (iii) our consumer finance program.

We have taken steps to down-size our sales and marketing organization and terminated over 150 employees in the fourth quarter of 2005, primarily in these functions. We now operate our sales and marketing initiatives within our community operations utilizing training achieved to-date. Our focus is to utilize our community managers, sales staff and independent sales professionals to make (i) cash sales of less expensive, vacant used homes, used rental homes coming off lease and newly purchased repossessions, (ii) sales of higher priced new and used homes for cash or supported by financing to new residents through our “Enspire” finance subsidiary, (iii) home leases with option to purchase, and (iv) standard home leases.

We have also made a determination to align our expense structure to one that fits a downsized company once our communities held for sale have been sold. We will address this in due course while continuing to work to maintain effective controls over our business activities.

We evaluate our aggregate community asset pool to determine whether any communities do not meet the established market and asset criteria enumerated above and/or whose cost of operating, development, refurbishment or occupancy fill we consider inordinately high. Historically, ARC has and may continue to acquire such communities in order to facilitate multiple community acquisitions we believe to be essential to planned, strategic growth. In selling communities, we have focused on communities that are in isolated markets where we cannot readily achieve economies of scale, that cannot be readily reached by district management, or that require extensive expenditures of capital and management time in relation to the potential benefit. We also consider the benefits we may obtain from the liquidity provided in the sale that we can better deploy in other development activities elsewhere. As such, we may consider selling those communities that are fully developed and offer little growth prospects or those communities where we believe we will receive a premium price on sale in addition to those that require excess capital investment in relation to the future benefit.

Our key operating objectives include the following:

Customer Satisfaction and Quality Control.   Our goal is to meet the needs of our residents or prospective residents for housing alternatives in a clean and attractive environment at affordable prices. We approach our business with a consumer product focus having an emphasis on value and quality for our residents and prospective residents. We have quality assurance programs executed through employee training and adherence to guidelines developed by our senior management, based in part upon surveys of our customers. Our customer focus and quality controls are designed to provide consistency and quality of product and to enable our community managers to effectively market our communities and improve occupancy and resident retention across our portfolio.

Presence in Key Markets.   As of December 31, 2005, approximately 74% of our homesites were located in our 20 largest markets. We believe we have a leading market share in 15 of these markets, based on number of homesites. Increasing our presence and market share enables us to (i) achieve operating efficiencies and economies of scale by leveraging our local property management infrastructure and other operating overhead over a larger number of communities and homesites, (ii) provide potential residents with a broader range of affordable housing options in their market, (iii) increase our visibility and brand recognition and leverage advertising costs, and (iv) obtain more favorable terms and faster turnaround time on construction, renovation, repairs and home installation services. We believe the continuing significant size and geographic diversity of our portfolio reduces our exposure to risks associated with geographic concentration, including the risk of economic downturns or natural disasters in any one market in which we operate.

Management of Occupancy.   In response to challenging industry conditions, particularly the shortage of available consumer financing for the purchase of manufactured housing, we have developed and implemented a range of programs aimed primarily at maintaining and increasing our occupancy, improving resident satisfaction and retention, increasing revenue and improving our operating margins. We focus on converting long-term renters into homeowners and improving occupancy through the sale of older homes for cash, the sale for cash or financing of newer homes and the leasing of newer homes with an option to purchase.

Community Renovation and Repositioning.   While community acquisition opportunities have historically been a significant focus of our activities, we are currently significantly less focused on such opportunities and more focused on community operations, as discussed above. We have historically utilized a comprehensive process to renovate and reposition the communities we acquire and improve their operating performance. In this process we have focused on (i) identifying and making the acquisition of the community, (ii) improving the physical infrastructure and resident quality, (iii) increasing occupancy levels, and then, (iv) managing the ongoing, long-term operations. Our prior acquisitions generally have targeted communities that demonstrate opportunities for improvement in operating results due to (a) below market rate leases, (b) high operating expenses, (c) poor infrastructure and quality of residents, (d) inadequate capitalization, or (e) a lack of professional management.

Key Programs and Initiatives

Rental Programs.   Our real estate segment revenue consists of homeowner rental income, home renter rental income and utility and other income. We receive homeowner rental income from homeowners who lease homesites in our communities, and we receive home renter rental income from persons who rent manufactured homes and homesites from us in our communities pursuant to our home rental and our home lease with option to purchase programs. For the years ended December 31, 2005 and 2004, home renter rental income totaled $48.5 million, or approximately 23% of our total real estate revenue, and $37.7 million, or approximately 20% of our total real estate revenue, respectively, and homeowner rental income totaled $142.8 million, or approximately 67% of our total real estate revenue, and $133.7 million, or approximately 71% of our total real estate revenue, respectively. At December 31, 2005, we owned a total of 9,328 homes that are in our communities with acquisition and improvement costs of $261.5 million, which are rented, available for rent or for sale. These homes had an occupancy rate, at December 31, 2005, of approximately 80.3% in our communities which are not held for sale and 80.5% in our communities overall, including those held for sale. We intend to continue our home rental and lease with option to purchase program in the future.

Home Lease with Option to Purchase.   Our home lease with option to purchase program was initiated in 2004 to address the demand for home ownership in that segment of the population that might not otherwise qualify to finance the purchase of a home or pay cash. Under this program, a resident enters into a long term lease of a home, typically 24 to 72 months. Over the term of the lease, the resident makes rental payments for the home, and makes additional monthly payments which, if the resident elects to exercise the purchase option, are applied to the purchase price of the home. The resident pays a non-refundable option fee at the time of execution of the home lease. The lease may be terminated at any time by the payment of a termination fee by the resident as provided in the lease, and in the event of such termination, under the terms of the program the resident is to forfeit all additional payments made through the date of termination of the lease. The resident has the right to purchase the home at any time during the term of the lease for a stated purchase price as provided in the lease. The resident also executes a separate homesite lease as part of this program, and agrees that upon the exercise of the purchase option to maintain the home in our community for an additional period of at least 24 months. This program is only offered on homes we own located in our communities.

In-Community Retail Home Sales and Consumer Financing Initiative.   Our retail home sales business consists of the sales of manufactured homes in our communities to residents and prospective residents at competitive prices. Through our consumer financing initiative, we provide loans to qualified residents and prospective residents to facilitate purchases of manufactured homes which will remain located in our communities for the longer of the term of the loan or 24 months. We will acquire additional manufactured home inventory on an as needed basis for sale in coordination with the sale of our existing inventory.

Our Industry

The manufactured housing industry represents a meaningful portion of the U.S. housing market. In 2002, there were an estimated 22 million people living in manufactured homes in the United States. The manufactured housing industry is primarily focused on providing affordable housing to moderate-income customers. A manufactured home is a single-family house constructed entirely in a factory rather than at a homesite, with generally the same materials found in site-built homes and in conformity with federal construction and safety standards.

Each homeowner in a manufactured home community leases a homesite from the owner of the community. The manufactured home community owner owns the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and is responsible for enforcement of community guidelines and maintenance of the community. Generally, each homeowner is responsible for the maintenance of their home and upkeep of their leased site.

We believe that manufactured home communities have several characteristics that make them an attractive investment when compared to some other types of real estate, particularly multi-family real estate, including the following:

•       significant barriers to the entry of new manufactured home communities into the market;

•       large and growing demographic group of potential customers;

•       comparatively stable resident base;

•       fragmented ownership of communities;

•       comparatively low recurring capital requirements;

•   improved economies of scale in operation of multiple sites; and

•       affordable homeowner lifestyle.

The manufactured housing industry faces a challenging operating environment, which has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. According to Manufactured Housing Institute, or MHI, industry shipments (a measure of manufacturers’ home production and wholesale sales) have declined from 372,843 homes in 1998 to 130,802 in 2004. We believe this dramatic decline in production and sales is largely the result of an oversupply of consumer credit from 1994 to 1999, which led to over stimulation in the manufacturing, retail and finance sectors of the industry. Current industry conditions are further exacerbated by low mortgage interest rates and less stringent credit requirements for the purchase of entry-level site built homes, thereby reducing the price competitiveness of manufactured housing.

We expect industry conditions to remain difficult for the foreseeable future, based partly on overall economic conditions throughout the United States and a continued shortage of available consumer financing for manufactured home buyers. We anticipate that demand for manufactured housing and manufactured home communities will improve if home mortgage interest rates return to higher historical levels, which should reduce the pricing differential between home mortgage interest rates and interest rates for financing the purchase of a manufactured home.

Revocation of ARC’s REIT Election

Commencing with its taxable year ending December 31, 1998, ARC elected to be taxed as a REIT, pursuant to the Internal Revenue Code of 1986, as amended, (the “Code”). As a REIT, ARC was entitled to a deduction for the dividends that it paid and was therefore generally not subject to U.S. Federal corporate income tax on its taxable net income that it distributed to its stockholders. Under the Code, the proceeds from ARC’s community sales would likely have been subject to a U.S. Federal income tax equal to 100% of the net income from such sales as “prohibited transactions” without offset for  net operating losses or capital losses from other transactions. Since ARC has substantial net operating losses, the board of directors of ARC announced on March 7, 2006 that it had determined that it was in the best interest of ARC to revoke its election to be taxed as a REIT for U.S. Federal income tax purposes, as permitted pursuant to ARC’s charter, beginning with its tax year ending December 31, 2006 so that such net income could be offset by ARC’s net operating losses. As a result of the board’s decision, ARC filed a statement with the Internal Revenue Service (“IRS”) revoking its election to be taxed as a REIT on March 30, 2006 (which election is retroactively effective to January 1, 2006).

Effective with such revocation, ARC is taxed as a corporation for U.S. Federal income tax purposes and its net income is subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. As noted above, net operating loss carryforwards from prior years are expected to offset substantially ARC’s taxable income, if any, for at least the next five years. ARC may, however, incur some alternative minimum tax liability since net operating loss carryforwards may only offset 90% of alternative minimum taxable income. This will result in some increased U.S. Federal income, state and local tax liability to ARC and, therefore, ARC’s net earnings available for investment, debt service and distribution may be reduced. However, ARC does not expect any increase in the amount of its tax liability as a result of the revocation to be material. Under current law, ARC may re-elect REIT status for U.S. Federal income tax purposes beginning with its 2011 tax year. There can be no assurance, however, that the law will not change or that ARC will, if able, elect to be taxed as a REIT at such time. Under current law, in the event that ARC should choose to re-elect REIT status, ARC would have to distribute earnings and profits generated while it was a regular corporation and would be subject to a corporate tax at the highest corporate income tax rate then applicable on the net appreciation at the time of the conversion back to a REIT in its assets disposed of during the next 10 year period.

As a result of the revocation, ARC is no longer be subject to certain stockholder ownership tests imposed on a REIT. Thus, the limitations set forth in ARC’s charter that were designed to ensure that ARC would be able to meet with this and other requirements no longer apply. These limitations provided that no individual could own more than 7.3% in value or number, whichever is more restrictive, of the outstanding shares of ARC’s common stock or more than 7.3% in value of the outstanding shares of ARC’s capital stock.

Further, ARC is no longer required to comply with the REIT income, asset and distribution requirements under the Code, including that ARC distribute annually at least 90% of its “REIT taxable income.” Thus, ARC will not be compelled to make dividend distributions to its stockholders and, therefore, holders of ARC common stock may receive less in dividend distributions from ARC than if ARC had maintained its REIT status. In addition, holders of ARC common stock will no longer be able to receive dividends designated by ARC for  taxation as “capital gain dividends” within the meaning of the Code.

Investments in ARC common stock will be taxed under the general rules applicable to investments in stock of corporations. Distributions in respect of ARC common stock will be taxed as dividends to the extent of ARC’s current and accumulated earnings and profits. Distributions in excess of ARC’s current or accumulated earnings and profits will be treated first as nontaxable return of capital reducing a holder’s adjusted U.S. tax basis and thereafter as capital gains. However, certain restrictions applicable to the taxation of stockholders of REITs will no longer apply, including:

•  Dividends paid by ARC will now be eligible for the preferential tax rates available to U.S. individual stockholders for certain qualified dividend income;

•  Subject to certain limitations, dividends paid by ARC to corporate stockholders will be eligible for the dividends received deduction; and

•  The special rules applicable to holders of ARC common stock that are U.S. tax-exempt entities will not apply, including rules regarding “pension-held REITs.”

Nevertheless, because of ARC’s substantial investment in U.S. real property, non-U.S. holders may still be subject to taxation on the disposition of Notes or ARC common stock under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, in certain circumstances. For more information, see “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Sale, Exchange or Redemption of the Notes” and “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Gain on Disposition of ARC Common Stock.”

Recent Developments

We had the following changes in executive management

On September 22, 2005, we announced that Larry D. Willard, a member of our board of directors, had assumed the additional position of Chairman of the board of directors and Chief Executive Officer of ARC and that director James F. Kimsey had become President and Chief Operating Officer of ARC. On that date, Scott D. Jackson, our former Chairman and Chief Executive Officer, assumed the position of a Vice Chairman of ARC’s board of directors. Messrs. Willard and Kimsey also resigned their positions on the Audit Committee, which caused ARC to fail to be in compliance with the requirements of the New York Stock Exchange (“NYSE”) with respect to the makeup of audit committees.

On November 4, 2005, John G. Sprengle, a Vice Chairman of our board of directors, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors effective as of that date. Under the agreement, Mr. Sprengle resigned his employment with ARC and its affiliates as of November 30, 2005. Pursuant to the agreement, Mr. Sprengle received a lump sum payment of $750,000, subject to standard withholding, on the separation date and is covered under our health benefit plan in accordance with COBRA for a period of eighteen months following his separation date. Pursuant to the agreement, Mr. Sprengle is also bound by certain non-competition and non-solicitation provisions for a two-year period.

On December 13, 2005, Scott D. Jackson, a Vice Chairman of our board of directors and our former Chairman and Chief Executive Officer, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors and as an employee of ARC and its subsidiaries as of that date. Pursuant to the agreement, Mr. Jackson received a lump sum payment of $2.0 million as of January 3, 2006, subject to standard withholding, and is covered under our health benefits plan in accordance with COBRA for a period of 18 months following his separation date. Pursuant to the agreement, Mr. Jackson is also bound by certain non-competition and non-solicitation provisions for a two year period.

We had the following changes to our board of directors

At the 2005 annual stockholders meeting held on June 30, 2005, W. Joris Brinkerhoff, Gerald J. Ford, James F. Kimsey, James R. “Randy” Staff and Carl B. Webb were elected as directors of ARC. Randall A. Hack, Charles Santos-Busch and James L. Clayton were not seeking re-election and ended their service with the board of directors effective that date.

On August 16, 2005, Michael Greene resigned his position on ARC’s board of directors.

On October 28, 2005, Charles R. Cummings was elected to ARC’s board of directors and was appointed Chairman of the board’s Audit Committee and designated an “audit committee financial expert.”

On November 10, 2005, one of ARC’s independent directors, Eugene Mercy, Jr., resigned his position on ARC’s board of directors.

On November 29, 2005, Rhodes Bobbitt was elected to ARC’s board of directors and was appointed as a member of the board’s Audit Committee. His appointment brought ARC back into compliance with the requirements of the NYSE with respect to the makeup of audit committees.

We had modifications to our debt agreements as follows

In March 2005, we secured an additional $100.0 million in financing commitments, consisting of $25.0 million in unsecured trust preferred securities, and a $75.0 million lease receivables facility (subsequently amended to $150.0 million) secured by substantially all of ARC’s rental homes and the related leases. The $25.0 million trust preferred securities were issued and sold on March 15, 2005, mature in 30 years, and bear interest at 3-month LIBOR plus 3.25% (7.79% at December 31, 2005).

In September 2005, we amended our revolving credit mortgage facility to extend the maturity of the facility to September 2006. As amended, the facility bears interest at the rate of one-month LIBOR plus 2.75% (7.14% at December 31, 2005).

In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”) and located in our communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR to 4.125% plus one-month LIBOR (8.52% at December 31, 2005), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008.

On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the purchase cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 8.00% at December 31, 2005) based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home’s original invoice amount depending on the type of home and the number of months since the home’s purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, and $385.0 million from January 1, 2007 through September 13, 2007. We are in compliance with all financial covenants of the line of credit as of December 31, 2005. The line of credit is subject to a commitment fee of $250,000, an unused line fee of 0.25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

On February 10, 2006, we extended the due date of our senior variable rate mortgage due 2006 to February 11, 2007. At our option and subject to certain conditions, we may extend the Senior Variable Rate Mortgage due 2006 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively.

On April 5, 2006, we entered into a second amendment to our lease receivables facility. The second amendment (i) eliminates the margin increase requirements for failure to meet certain sales volume requirements for new homes, (ii) increases the allowable age requirements for the collateral portfolio from 4 years to 4.5 years, and (iii) provides an opportunity to purchase an extension of the timeframe to realize $85 million in net proceeds from our community sales process from October 14, 2006 to December 31, 2006.

Our board of directors authorized community sales

On September 22, 2005, ARC’s board of directors authorized the sale of up to 79 communities in 33 markets, either at auction or through various negotiated sales. On December 15, 2005, we offered 71 of these communities for sale at auction. Eight other properties are being actively marketed and are anticipated to be sold in private party transactions or through brokers. Upon completion of the auction, we have accepted contracts on 30 of the properties and we determined that we would continue to operate 41 of the 79 properties, which would no longer be classified as held for sale. Following these sales, and assuming the 38 communities are sold, we will continue to own 278 communities that we believe meet our business plan objectives and operating strategy objectives.

We eliminated the quarterly dividend on ARC common stock and the quarterly distributions on the Partnership’s common partnership units.

Also on September 22, 2005, ARC’s board of directors eliminated the quarterly common stock dividend and the quarterly distribution on the Partnership’s common partnership units beginning with the quarter ended September 30, 2005. ARC’s board of directors will review its dividend policy on a quarter by quarter basis going forward.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Notes, see “Description of Notes” in this prospectus.

Issuer of Notes	Affordable Residential Communities LP
Notes Offered	$96,600,000 aggregate principal amount of 7½% Senior Exchangeable Notes due 2025.
Maturity Date	August 15, 2025, unless previously redeemed, repurchased or exchanged prior to such date by the Partnership in accordance with their terms.
Interest and Payment Dates	7 1/2% per year, payable semiannually in arrears in cash on February 15 and August 15 of each year, beginning February 15, 2006.
Exchange Rights

Holders may present their Notes for exchange at any time prior to the close of business on the business day preceeding redemption or the second business day preceding the stated maturity date based on the applicable exchange rate. The exchange rate is subject to adjustment as described in “Description of Notes—Exchange Rights—Exchange Rate Adjustments.”

The initial exchange rate is 69.8812 shares of ARC common stock per $1,000 principal amount of Notes. This is equivalent to an initial exchange price of approximately $14.31 per share of ARC common stock.

Upon exchange of a note, a holder will not receive any cash payment of interest, subject to certain exceptions, and we will not adjust the exchange rate to account for accrued and unpaid interest.

If a holder elects to exchange its Notes in connection with certain specified fundamental changes, as defined herein, that occur prior to August 20, 2015, the holder will be entitled to receive additional shares of ARC common stock as a make whole premium upon exchange in certain circumstances.

In lieu of delivering shares of ARC common stock upon exchange of any Notes, we may elect to pay holders surrendering Notes for exchange an amount in cash per note (or a portion of a note) equal to the average closing price of ARC common stock over the five trading day period starting on and including the third trading day following the exchange date multiplied by the exchange rate in effect on the exchange date (or portion of the exchange rate applicable to a portion of a note if a combination of ARC common stock and cash is to be delivered). See “Description of Notes—Exchange Rights.”

Provisional Redemption of the Notes at the Partnership’s Option

Prior to August 20, 2010, the Notes will not be redeemable at the Partnership’s option. Beginning on August 20, 2010, the Partnership may redeem the Notes in whole or in part for cash (in principal amounts of $1,000 and integral multiples thereof) at any time at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but not including the redemption date if the closing price of the common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-day trading period.

Repurchase of the Notes at Option of Holders on Specified Dates

Holders may require the Partnership to repurchase all or a portion of their Notes for cash (in principal amounts of $1,000 and integral multiples thereof) on August 15, 2010, August 15, 2015, and August 15, 2020 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date.

Repurchase of the Notes at Option of Holders upon a Fundamental Change

If a fundamental change, as defined in this prospectus, occurs at any time prior to maturity, holders of Notes may require the Partnership to repurchase their Notes in whole or in part for cash (in principal amounts of $1,000 and integral multiples thereof) in an amount equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.

Ranking	The Notes:
• will be senior unsecured obligations ranking equally in right of payment with the Partnership’s other unsecured senior indebtedness;
• will be effectively junior in right of payment to any of the Partnership’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and
• will be effectively junior in right of payment to any existing and future indebtedness and other liabilities or preferred stock of the Partnership’s subsidiaries, including trade payables.

As of December 31, 2005, the Partnership had outstanding $122.4 million of senior unsecured indebtedness, including the Notes, and $1,025.6 million of secured indebtedness and the Partnership’s consolidated subsidiaries had outstanding an aggregate of $99.5 million of other liabilities.

The terms of the indenture under which the Notes are issued do not limit our or any of our affiliates’ or subsidiaries’ ability to incur additional indebtedness, including secured indebtedness, or issue preferred equity.

Use of Proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.
Registration Rights

Pursuant to a registration rights agreement, we have filed, at our expense, with the SEC a shelf registration statement on Forms S-11 and S-3 covering resales by holders of the Notes and the ARC common stock issuable upon exchange of the Notes. Under the terms of the registration rights agreement, we have agreed to use our reasonable best efforts to:

• cause the registration statement to become effective as promptly as practicable, but in no event later than 180 days after the earliest date of original issuance of any of the Notes; and

•  keep the registration statement effective until the holders of the Notes and the ARC common stock issuable upon exchange of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144(k) under the Securities Act or any successor rule or otherwise.

We are currently paying liquidated damages, subject to certain limitations, to the holders of the Notes  as the result of our failure to comply with our obligations to registration statement with respect to the Notes and the ARC common stock issuable upon exchange of the Notes to become effective within the specified time period. See “Description of Notes—Registration Rights.”

Transfer Restrictions	Our registration of the resale by the holders of the Notes and the ARC common stock issuable upon exchange of the Notes may not be available to all holders at all times. See “Plan of Distribution.”
Form and Denomination

The Notes will be issued only in fully registered, book-entry form, in minimum denominations of $1,000 and any integral multiple of $1,000, except under limited circumstances described in “Description of Notes—Book-Entry System.”

Trading

The Notes issued in the original private offerings are eligible for trading on Nasdaq’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, Notes sold using this prospectus will no longer be eligible for trading in the PORTAL Market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through any automated quotation system.

New York Stock Exchange Symbol for ARC Common Stock	ARC’s common stock is traded on the New York Stock Exchange under the symbol “ARC.”

Tax

The Notes and the ARC common stock issuable upon exchange of the Notes will be subject to special and complex United States Federal income tax rules. Prospective purchasers are strongly urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the Notes and shares of ARC common stock. See “Certain U.S. Federal Income and Estate Tax Considerations” in this prospectus.

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase Notes or ARC common stock issuable upon exchange of the Notes. There could be other factors to consider in addition to those disclosed, some of which may be unique to a prospective purchaser.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the other information contained or incorporated by reference in this prospectus, before deciding to purchase any Notes or ARC common stock issued upon exchange of the Notes. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Special Note Regarding Forward-Looking Statements,” located in the forepart of this prospectus. There could be other factors to consider in addition to those disclosed below, some of which may be unique to a prospective purchaser.

Risks Related to Our Properties and Operations

Adverse economic or other conditions in the markets in which we do business, including our five largest markets of Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City—Lawrence—Topeka, Kansas/Missouri could negatively affect our occupancy and results of operations.

Our operating results are dependent in part upon our ability to maintain and improve occupancy in our communities. Adverse economic or other conditions in the markets in which we do business, and specifically in metropolitan areas of those markets, may negatively affect our occupancy and rental rates, which in turn, may negatively affect our revenues. If our communities and our financing activities do not generate sufficient funds to meet our cash requirements, including operating and other expenses and capital expenditures, our net income, funds from operations, cash flow, financial condition, ability to service our indebtedness, including the Notes, and ability to make distributions could be adversely affected, any of which could adversely affect the trading price of the Notes and ARC’s common stock. The following factors, among others, may adversely affect the occupancy of our communities and/or the revenues generated by our communities:

•       competition from other available manufactured housing sites or available land for the placement of manufactured homes outside of established communities and alternative forms of housing (such as apartment buildings and site built single-family homes);

•       local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

•       the residential rental market, which may limit the extent to which our rents, whether for homes or homesites, may be increased to meet increased expenses without decreasing our occupancy rates;

•       perceptions by prospective tenants of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

•       our residents’ performance in accordance with the terms of their contractual obligations;

•  economic factors in each of these markets, such as loss of a major employer, increases in property tax rates or other similar factors;

•       our ability to provide adequate management, maintenance or insurance; or

•       increased operating costs, including insurance premiums, real estate taxes and utilities, or increased costs due to changes in zoning or ordinance requirements or enforcement of the same.

Our communities located in Dallas/Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City—Lawrence—Topeka, Kansas/Missouri contain approximately 12.4%, 8.6%, 6.6%, 5.7% and 4.2%, respectively, of our total homesites as of December 31, 2005.

As a result of the geographic concentration of our communities in these markets, we are particularly exposed to the risks of downturns in these local economies as well as to other local real estate market conditions or other conditions that could adversely affect our occupancy rates, rental rates, costs of operation and the values of communities in these markets.

Our results of operations also would be adversely affected if our tenants are unable to pay rent or if our homesites or our rental homes are unable to be rented on favorable terms. If we are unable to promptly relet our homesites and rental homes or renew our leases for a significant number of our homesites and rental homes, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our business and results of operations would be adversely affected. In addition, certain expenditures associated with each community (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from such community and could increase without a corresponding increase in rental or other income. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or market conditions.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increase in defaults under existing leases, which would adversely affect our net income, funds from operations, cash flow, financial condition, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

We may not be able to maintain and improve our occupancy by continuing or expanding our home rental program and our home lease with option to purchase program, which could negatively affect our revenue and our results of operations.

We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at maintaining and improving our occupancy, including our home rental program and our home lease with option to purchase program. Our ability to maintain and increase occupancy and to improve our operating margins in our existing communities in the future will depend to a certain degree upon the success of these programs.

In conjunction with our home rental program, we acquire manufactured homes, place them on unoccupied homesites in selected communities in our portfolio and lease them, typically for a one-year lease term. We also acquire repossessed homes in our communities through an offer and bid process with third party finance companies. For the year ended December 31, 2005, rental income received from residents of our rental homes totaled $48.5 million. Our overall occupancy at December 31, 2005, excluding communities held for sale, was 83.9% with homeowners occupying 70.9% of our total homesites and tenants in our rental homes occupying approximately 13.0% of our total homesites. If we are unable to maintain and improve occupancy in our communities by continuing or expanding our lease with option to purchase program and our home rental program, our operating results may be negatively affected. Our ownership of rental homes also increases our capital requirements and our operating expenses and subjects us to greater exposure to risks such as re-leasing risks and mold related claims. In addition, any increased sales and leasing activities increase our exposure to these matters as well as to legal and regulatory compliance costs and risks and to litigation and claims arising out of our sales and leasing activities.

Our home lease with option to purchase program is a program that differs significantly from programs offered by some of our competitors, and we are not aware of any home lease with option to purchase program structured similarly to ours. Accordingly, while we believe our program has been structured and is being implemented in compliance with applicable legal and regulatory requirements in all material respects, we have no significant experience operating this program, and neither the structure and terms of the program nor our management and implementation of the program have been subject to review by any court or regulatory agency or authority in any suit or proceeding. We cannot assure you, if any such review were to occur, that the structure and terms of the program and our management and implementation of the program will be found to be in compliance with all such applicable legal and regulatory requirements. Any determination by a court or other agency or authority of competent jurisdiction finding a violation of any applicable legal or regulatory requirements, or the threat of such a determination, could subject us to material costs, fines, penalties, judgments or other payments, or could cause us to have significant issues with respect to the continuation of the program, which could have an adverse effect on our financial condition and results of operations, and also could result in significant changes to the structure and terms of the program, which could increase the costs to us of continuing the program or otherwise adversely affect our ability to continue to maintain the program, which could have an adverse effect on our ability to increase occupancy and improve our results of operations.

We may not be able to maintain and improve our occupancy through our in-community home sales and financing initiatives, which could adversely affect our revenues and our results of operations.

We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our in-community home sales and financing initiative. Our ability to maintain or increase occupancy and to maintain or improve our operating margins in our existing communities and retail operations in the future will depend to some degree upon the success of this initiative. Through our in-community home sales and financing initiative, we have expanded our capability both to acquire for sale manufactured home inventory and sell these homes to customers in our communities at competitive prices and to finance sales of these homes to customers in our communities. We have obtained a multiyear debt facility pursuant to which we will be able to fund up to $125.0 million to support loan originations in connection with the sale of homes in our communities. If we are not able to maintain this debt facility, we do not expect to be able to fully fund this initiative, which could significantly impair our ability to maintain or increase our occupancy in our communities, maintain or improve operating margins in our retail operations and to achieve growth in our revenue and overall operating margins. Additionally, if we do not have sufficient overall capital available to purchase additional homes in the future, we may not be able to implement or fully implement these programs or initiatives, which could significantly impair our ability to maintain or increase our occupancy in our communities, maintain or improve operating margins in our retail operations and to achieve growth in our revenues and overall operating margins.

The availability of advances of funds under our consumer finance debt facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on this facility include a downgrade of the lender’s credit rating and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if in its judgment this is necessary to maintain the 75% loan-to-value ratio.

Although some members of our management group have experience in the consumer finance business, we have limited operating history in the consumer finance business, and we cannot assure you that we will be able to successfully expand this initiative and manage this business. Loans produced by our in-community home sales and financing initiative may have higher default rates than we anticipate, and demand for consumer financing may not be as great as we anticipate or may decline.

Our in-community home sales and financing initiative operates in a regulated industry with significant licensing and consumer protection laws, and the regulatory framework may change in a manner that may adversely affect our operating results. The regulatory environment and associated consumer finance laws create a risk of greater liability from our in-community home sales and financing initiative and could subject us to private claims and awards. This initiative is dependent on licenses granted by state, federal and local regulatory bodies, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to achieve our operating objectives. We have obtained many, and are in the process of obtaining all of the remaining state and local licenses and permits necessary for us to implement this initiative in all of the markets in which we operate.

The terms of our acquisition agreement with Hometown may cause us to incur additional costs and liabilities.

Pursuant to the acquisition agreement with Hometown, we have assumed all liabilities and obligations of Hometown with respect to the Hometown communities and the other acquired assets, whether known or unknown, absolute or contingent, and whether arising before or after the date we acquired the Hometown communities, subject to limited exceptions. In addition, Hometown is not required to indemnify us for any inaccuracy in or breach of any of its representations or warranties in the agreement. As a result of these provisions, we are responsible for liabilities and obligations with respect to the Hometown communities and the other acquired assets for which we have no recourse to Hometown or anyone else, and we may incur unanticipated costs in connection with the completion of the Hometown acquisition and the integration of the Hometown communities, in excess of our expected costs. We may also have disagreements with Hometown regarding the scope of each party’s rights and obligations under the acquisition agreement, which could lead to ongoing disputes with Hometown.

The manufactured housing industry continues to face a challenging operating environment marked by a shortage of available financing for home purchases and a significant decrease in manufactured home shipments, which has put downward pressure on occupancy in manufactured home communities and may continue to do so.

The manufactured housing industry continues to face a challenging operating environment that has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. When compared to the manufacturing, retail home sales and consumer finance sectors of the manufactured housing industry, the manufactured home community sector has been relatively less affected than these other sectors but is also facing challenging conditions, including an increase in the number of repossessed and abandoned homes, a shortage of consumer financing to support new manufactured home sales and move-ins and resale of existing homes in manufactured home communities, and historically low mortgage interest rates and favorable credit terms for traditional entry-level, site-built housing, all of which has put downward pressure on occupancy levels in our manufactured home communities and may continue to do so. We expect industry conditions will remain difficult for the foreseeable future, based partly on overall economic conditions throughout the United States and a continued shortage of consumer financing for manufactured home buyers.

We have reported historical accounting losses on a consolidated basis since our inception, and we may continue to report accounting losses in the future.

We had net losses attributable to ARC’s common stockholders of $194.8 million, $94.7 million and $34.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. We had net losses attributable to the Partnership’s common partnership unitholders of $203.9 million, $101.3 million and $39.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. There can be no assurance that we will not continue to incur net losses in the future, which could adversely affect our ability to service our indebtedness, including the Notes, and our ability to pay dividends or make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

We may not be successful in identifying suitable acquisitions that meet our criteria or in completing such acquisitions and successfully integrating and operating acquired properties, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions has historically been a significant part of our business expansion strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our strategy. We may not continue to seek acquisitions, be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or be successful in consummating acquisitions or investments on satisfactory terms. If we do not continue to identify or consummate acquisitions it could reduce the number of acquisitions we complete and slow our growth, which could in turn adversely affect our ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

We continue to evaluate available manufactured home communities in select markets when strategic opportunities arise. Our ability to acquire properties on favorable terms and successfully integrate and operate them may be exposed to the following significant risks:

•  we may not have sufficient capital available to seek additional acquisitions;

•       we may be unable to acquire a desired property because of competition from local investors and other real estate investors with significant capital, including other publicly traded companies and institutional investment funds;

•       even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

•       even if we enter into agreements for the acquisition of manufactured home communities, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which conditions, if not met, might result in our decision not to close;

•  we may be unable to finance the acquisition at all or on favorable terms;

•       we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties;

•       we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and consequently our results of operations and financial condition could be adversely affected;

•       market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•       we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for cleanup of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

The availability of competing housing alternatives in our markets could negatively affect occupancy levels and rents in our communities, which could adversely affect our revenue and our results of operations.

All of our properties are located in markets that include other manufactured home communities. The number of competing manufactured home communities in a particular market could have a material effect on our ability to lease our homes and/or homesites and to maintain or raise rents. Other forms of multi-family residential properties and single-family housing, including rental properties, represent competitive alternatives to our communities. The availability of a number of other housing options, such as apartment units and new or existing site-built housing stock, the comparative pricing of the same, as well as more favorable financing alternatives for the same, could have an adverse effect on our occupancy and rents, which could adversely affect our cash flow and financial condition, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We maintain comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, hurricanes, floods, riots or acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a property, which could adversely affect our financial condition and our ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss or the amount of the loss may exceed our coverage for the loss.

Exposure to mold and contamination related claims that are problematic to insure against could adversely affect our results of operations.

We own a significant number of homes held for sale or rental homes, which we lease or sell to third parties. In each of these homes, we run a risk of mold, mildew and /or fungus related claims if these items are found in any home. In addition, we provide water and sewer systems in certain of our communities and we are subject to the risk that if a home is not properly connected to a system, or if the integrity of the system is breached, mold or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could adversely affect our financial condition, results of operations and insurability, ability to service our indebtedness, including the Notes, and ability to make distributions, which could adversely affect the trading price of the Notes and ARC’s common stock.

Environmental compliance costs and liabilities associated with operating our communities may affect our results of operations.

Under various Federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All but one of our properties has been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that we believe would have a material adverse effect on our business or results of operations. No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. Furthermore, material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future; actions or conduct by our residents or their guests or invitees may cause violations of existing environmental laws, and future laws, ordinances or regulations may impose material additional environmental liability, which would adversely affect our financial condition, results of operations, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

In addition, to the extent we maintain and operate a water delivery system in any community, we are subject to Federal regulations and state statutes regarding operation of said system.

Increases in taxes may reduce our income.

Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect any net income, funds from operations, cash flow, financial condition, results of operations and ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

Rent control or rent stabilization legislation and other regulatory restrictions may limit our ability to increase rents or dispose of our properties.

Certain states and municipalities have adopted laws and regulations specifically regulating the ownership and operation of manufactured home communities. These laws and regulations include provisions imposing restrictions on the timing or amount of rent increases and granting to community residents a right of first refusal on a sale of their community by the owner to a third party. Enactments of similar laws and regulations have been or may be considered from time to time in other jurisdictions. We currently own 6,286 homesites (excluding discontinued operations) in Florida, a state that maintains rent control regulations. These communities represent 10.9% of our total homesites. We presently expect to continue to operate manufactured home communities, and may in the future acquire manufactured home communities, in areas that either are subject to one or more of these types of laws or regulations or where legislation with respect to such laws or regulations may be enacted in the future. Laws and regulations regulating landlord/tenant relationships or otherwise relating to the ownership and operation of manufactured home communities, whether currently existing or enacted in the future, could limit our ability to increase rents or recover increases in our operating expenses and could make it more difficult for us to dispose of properties in certain circumstances.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could require substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA, the FHAA or other legislation. If one or more of our communities is not in compliance with the ADA, the FHAA or other legislation, then we would be required to incur additional costs to bring the community into compliance. If we incur substantial costs to comply with the ADA, the FHAA or other legislation, our financial condition, results of operations, cash flow, ability to service our indebtedness, including the Notes, and ability to make distributions could be adversely affected, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

We may incur significant costs complying with other regulations applicable to our business.

The properties in our portfolio are subject to various Federal, state and local regulatory requirements, such as state and local fire, life-safety and utility compliance requirements requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. Requirements may change, and future requirements may require us to make significant unanticipated expenditures that could adversely affect our net income, funds from operations, cash flow and financial condition, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

Expansion of our existing communities entails certain risks that may negatively affect our operating results.

We may expand our existing communities where a community contains or is adjacent to undeveloped land and where the land is zoned for manufactured housing. The manufactured home community expansion business involves significant risks in addition to those involved in the ownership and operation of established manufactured home communities, including the risks that financing may not be available on favorable terms for expansion projects, that the cost of construction may exceed estimates or budgets, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that homesites may not be leased on profitable terms or at all. In connection with any expansion of our existing communities, if any of the above occurred, our financial condition, results of operations, ability to service our indebtedness, including the Notes, and ability to make distributions could be adversely affected, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

Risks Related to Our Other Debt Financings

We are subject to the risks normally associated with debt financing, including the risk that payments of principal and interest on borrowings may leave us with insufficient cash to operate our communities or to pay distributions.

As of December 31, 2005, we had approximately $1,153.0 million of outstanding indebtedness, consisting of $1,025.6 million of secured debt, as well as the $96.6 million of the Notes, $25.8 million in trust preferred securities and $5.0 million notes payable to D.A.M. which were each unsecured. We expect to incur additional indebtedness in the future to the extent necessary to fund our future cash needs and make additional borrowings under our revolving credit facility or additional borrowings pursuant to other available financing sources. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancings and equity offerings.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•       our cash flow may be insufficient to meet our required principal and interest payments;

•       we may be unable to borrow additional funds, either on favorable terms or at all, as needed to make targeted acquisitions;

•       we may be unable to refinance our debt at maturity or the refinancing terms may be less favorable than the terms of our original debt;

•       because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

•       we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•       after debt service, the amount available for distributions to the Partnership’s limited partners or ARC’s stockholders is reduced;

•       our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•       we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•       we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•       we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•       our default under any one of our mortgage loans with cross default or cross collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

We could become more highly leveraged because our organizational documents contain no limitation on the amount of debt we may incur.

Our organizational documents contain no limitations on the amount of indebtedness that we may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness, including the Notes. As of December 31, 2005, the Partnership’s debt to partners’ capital ratio is 2.4 to 1.

Increases in interest rates may increase our interest expense, which would adversely affect our cash flow, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

As of December 31, 2005, approximately 28% of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense, which would adversely affect our cash flow, our ability to service our indebtedness, including the Notes, and our ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock. As of December 31, 2005, we had a total of $325.6 million of variable rate debt bearing a weighted average interest rate of approximately 7.67% per annum. On February 26, 2004 we entered into a two-year interest rate swap agreement pursuant to which we effectively fixed the base rate portion of the interest rate with respect to the $100 million of our variable rate debt. As a result of this swap, as of December 31, 2005, approximately 20% of our total indebtedness was subject to variable interest rates for a minimum of two years. The swap agreement matured on March 1, 2006, and we do not intend to renew the agreement.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, ability to service our indebtedness, including the Notes, and ability to make distributions, any of which could adversely affect the trading price of the Notes and ARC’s common stock.

Our growth may depend on external sources of capital that are outside of our control.

We have historically relied on third party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all. Any additional indebtedness we incur may increase our leverage. Our access to third-party sources of capital depends, in part, on:

•       general market conditions;

•  the market’s  perception of our operations and growth potential;

•       our current debt level;

•       our current and expected future earnings;

•       our cash flow and cash distributions; and

•       the market price per share of ARC’s common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist or service our indebtedness, including the Notes.

Risks Related to Organizational and Corporate Structure

Our business could be harmed if key personnel terminate their employment with us.

Our success is dependent on the efforts of our executive officers and senior management team. The loss of the services of this key personnel could materially and adversely affect our operations. See “Summary—Recent Developments” regarding recent changes in ARC management.

We may change our investment and financing strategies and enter into new lines of business without stockholder or noteholder consent, which may result in riskier investments than our current investments.

We may change our investment and financing strategies and enter into new lines of business at any time without the consent of ARC’s stockholders or the holders of the Notes, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risk or real estate market fluctuations.

Conflicts of interest could arise as a result of the Partnership’s relationship with ARC.

Conflicts of interest could arise in the future as a result of the relationships between the Partnership or its partners, on the one hand, and ARC and its affiliates, on the other hand. The directors and officers of ARC have duties to ARC under applicable Maryland law in connection with their management of ARC. At the same time, ARC, as general partner, has fiduciary duties to the Partnership and to its limited partners under Delaware law in connection with the management of the Partnership. ARC’s duties as general partner may come into conflict with the duties of its directors and officers to ARC. The Partnership’s partnership agreement does not require us to resolve such conflicts in favor of either ARC or the Partnership’s limited partners.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the Partnership’s partnership agreement expressly limits the liability of ARC by providing that ARC, and its officers and directors, will not be liable or accountable in damages to the Partnership, its limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if ARC, or such director or officer, acted in good faith. In addition, the Partnership is required to indemnify ARC, its affiliates and each of their respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by ARC or such other persons, provided that the Partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of our partnership agreement.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in our partnership agreement that purport to waive or restrict ARC’s fiduciary duties that would be in effect under common law were it not for our partnership agreement.

We may suffer adverse consequences if we expand or enter into new non-real estate business ventures.

We own or invest in businesses that currently or may in the future engage in more diverse and riskier ventures, such as the sale of manufactured homes, and financing of manufactured home sales on a broader scale (rather than only to customers in our communities), inventory financing, sales of home improvement products, brokerage of manufactured homes, acting as agent for sales of insurance and related products, third-party property management and other non-real estate business ventures that ARC’s management and board of directors determine, using reasonable business judgment, will benefit us.

This strategy could expose the holders of our securities to more risk than a business strategy in which our operations are limited to real estate business ventures, because we may not have the same experience in non-real estate business ventures that we do in the ownership and operation of manufactured home communities and the related businesses we conduct.

Certain provisions of Maryland law and ARC’s organizational documents may inhibit market activity in ARC common stock and could prevent or delay a change in control transaction.

ARC’s charter and bylaws, the Partnership’s partnership agreement and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for ARC common stock or otherwise be in the best interest of its stockholders, including supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals.

ARC’s board of directors has the power to issue additional shares of stock in a manner that may not be in your best interests. ARC’s charter authorizes the board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of stock of any class or series and issue additional common stock, preferred stock or special voting stock. In addition, ARC’s board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Although the board of directors has no intention to do so at the present time, it could issue additional shares of our special voting stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for ARC common stock or otherwise be in the best interest of its stockholders.

Our rights and the rights of ARC’s stockholders to take action against its directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, ARC’s charter eliminates its directors’ and officers’ liability to ARC and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. ARC’s bylaws require it to indemnify its directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, ARC and its stockholders may have more limited rights against its directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by ARC’s directors and officers.

Risks Related to Ownership of the Notes

The Notes are effectively subordinated to the Partnership’s existing and future secured indebtedness.

The Notes are general obligations of the Partnership. Accordingly, holders of the Partnership’s secured indebtedness will have claims that are superior to the claims of holders of the Notes to the extent of the value of the assets securing that other indebtedness. As of December 31, 2005, the Partnership had approximately $1,153.0 million of outstanding indebtedness, consisting of $1,025.6 million secured indebtedness, as well as the $96.6 million of the Notes which are the subject of this prospectus, $25.8 million in trust preferred securities and $5.0 million of Notes payable to D.A.M. which were each unsecured. In the event of a bankruptcy, liquidation or dissolution, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the Notes. The terms of the indenture governing the Notes do not prohibit the Partnership from incurring future indebtedness.

The Notes are effectively subordinated to liabilities of the Partnership’s subsidiaries.

The Notes are not guaranteed by the Partnership’s subsidiaries and therefore the Notes will be effectively subordinated to all indebtedness and other liabilities of its subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to the Partnership. As of December 31, 2005, the Partnership’s subsidiaries had an aggregate of $1,127.2 million of existing indebtedness. The terms of the indenture governing the Notes do not prohibit the Partnership’s subsidiaries from incurring future indebtedness.

There are no restrictive covenants in the indenture relating to the Partnership’s ability to incur future indebtedness or complete other financing transactions.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of distributions, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by the Partnership or any of its subsidiaries. The Partnership therefore may incur additional indebtedness, including secured indebtedness that would be effectively senior to the Notes to the extent of the value of the assets securing such indebtedness, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated. The Partnership cannot assure you that it will be able to generate sufficient cash flow to pay the interest on its indebtedness, including the Notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such indebtedness.

The make whole premium that may be payable upon exchange in connection with specified fundamental changes may not adequately compensate you for the lost option time value of your Notes as a result of such fundamental changes.

If you exchange your Notes in connection with a specified fundamental change that occurs prior to August 20, 2015 we may be required to issue you additional shares of ARC common stock as a make whole premium (subject to our ability to elect to pay cash or a combination of cash and shares of ARC common stock in lieu of delivering shares of ARC common stock). The make whole payment is described under “Description of Notes—Exchange Rights—Determination of Make Whole Premium.” While the make whole premium is designed to compensate you for the lost option time value of your Notes as a result of a specified fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a specified fundamental change occurs after August 20, 2015, there will be no such make whole premium.

Because your right to require repurchase of the Notes is limited, the market price of the Notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the Notes to decline or result in a downgrade of the credit rating of the Notes. The Partnership’s obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Repurchase at Option of Holders upon a Fundamental Change.”

If you hold Notes, you are not entitled to any rights with respect to the ARC common stock, but you are subject to all changes made with respect to ARC common stock.

If you hold Notes, you are not entitled to any rights with respect to the ARC common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on ARC common stock, if any), but you are subject to all changes affecting the ARC common stock. You will only be entitled to rights on the ARC common stock if and when we deliver shares of ARC common stock to you in exchange for your Notes. For example, in the event that an amendment is proposed to ARC’s charter requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the ARC common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of ARC common stock.

The Partnership’s ability to repurchase the Notes with cash at your option or upon a repurchase event may be limited.

Holders of the Notes may require the Partnership to repurchase all or a portion of their Notes for cash at specific times and upon the occurrence of specific circumstances involving the events described under “Description of Notes—Repurchase at Option of Holders on Certain Dates” and “Description of Notes—Repurchase at Option of Holders upon a Fundamental Change.” The Partnership cannot assure you that, if required, it would have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the Notes in cash. The Partnership’s ability to repurchase the Notes in that event may be limited by law, regulatory authorities, the indenture, the terms of other agreements relating to the Partnership’s indebtedness and indebtedness and agreements that the Partnership may enter into in the future which may replace, supplement or amend our existing or future indebtedness. See “Description of Other Indebtedness.”

The exchange rate of the Notes may not be adjusted for all dilutive events.

The exchange rate of the Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on ARC’s common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain tender or exchange offers as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” The exchange rate will not be adjusted for other events, such as an issuance of ARC common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the Notes or ARC common stock. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the exchange rate, will not occur.

You should consider the U.S. Federal income tax consequences of owning the Notes.

The U.S. Federal income tax treatment of the exchange of the Notes into a combination of ARC common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. Federal income tax consequences resulting from the exchange of Notes into a combination of cash and common stock. A discussion of the U.S. Federal income tax consequences of ownership of the Notes is contained in this prospectus under the heading “Certain U.S. Federal Income and Estate Tax Considerations.”

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no established trading market. The Notes currently trade on the PORTAL Market. However, the Notes sold under this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the Notes on any national or other securities exchange, or on the Nasdaq National Market. As a result, an active trading market for the Notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case, you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price. Future trading prices of the Notes will depend on many factors, including:

•       our operating and financial condition;

•       the interest of securities dealers in making a market; and

•       the market for similar securities.

If a trading market does not develop, you may be required to hold the Notes to maturity unless you exchange them for shares of ARC common stock or cash.

We expect that the trading price of the Notes will be significantly affected by the trading price of ARC common stock.

Because the Notes are exchangeable into shares of ARC common stock, volatility or depressed prices for ARC common stock could have a similar effect on the trading price of the Notes and could limit the amount of cash payable upon exchange of the Notes. This may result in greater volatility in the trading price of the Notes than would be expected for any non-exchangeable debt securities we may issue. Holders who receive ARC common stock upon exchange of the Notes will also be subject to the risk of volatility and depressed prices of ARC common stock. For information on the trading prices of ARC common stock see “Price Range of ARC Common Stock.”

An adverse rating of the Notes may cause their trading price to fall.

If a rating agency rates the Notes, it may assign a rating that is lower than investors’ expectations. Rating agencies also may lower ratings on the Notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the Notes could significantly decline.

If we elect to satisfy our exchange obligation to holders by paying the cash value of the ARC common stock into which the Notes are exchangeable or by a combination of cash and shares of ARC common stock, upon exchange of all or a portion of their Notes, holders may not receive any shares of ARC common stock, or they might receive fewer shares of ARC common stock relative to the exchange value of the Notes. In addition, there will be a significant delay in settlement, and because the amount of cash and/or ARC common stock that a holder will receive in these circumstances will be based on the sales price of ARC common stock for an extended period between the exchange date and settlement date, holders will bear the market risk with respect to the market price of ARC common stock for such extended period. Finally, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of ARC common stock upon exchange of the Notes.

The failure of our results to meet the estimates of market analysis could adversely affect the trading price of the Notes and ARC common stock.

We have not in the past and do not intend to provide estimates of our future financial performance to the investor markets. Certain analysts, however, provide their own estimates of our future financial performance based on their review of our public financial information. In the past, our actual results have been below the expectations of such analysts. In the event our results continue to be less than analyst estimates, the trading price of ARC common stock could be adversely affected, which could, in turn, adversely affect the trading price of the Notes.

Risks Related to the Securities Markets and Ownership of ARC Common Stock

Additional issuances of equity securities by ARC and exchange of the Notes for ARC common stock will dilute the ownership interest of ARC’s existing stockholders, including former note holders who had previously exchanged their Notes for ARC common stock.

The exchange of some or all of the Notes will dilute the ownership interests of ARC’s existing stockholders, including former note holders who had previously exchanged their Notes for ARC common stock. Any sales in the public market of ARC common stock issued upon such exchange could adversely affect prevailing trading price of ARC common stock. In addition, the existence of the Notes may encourage short selling by market participants because the exchange of the Notes could depress the price of ARC common stock.

ARC may issue equity in the future in connection with strategic transactions, including acquisitions, to adjust its ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of its operations, upon exchange of the Notes, or for other purposes. To the extent ARC issues additional equity securities, the percentage ownership into which the Notes being offered in this offering would exchange could be reduced.

ARC’s recent cash distributions to its common and preferred stockholders have exceeded ARC’s operating cash flows.

For the years ended December 31, 2004, and 2005, ARC’s annual cash distribution to its common stockholders and quarterly distributions to its preferred stockholders and the Partnership’s distributions to its limited partners have exceeded our operating cash flows. We funded these distributions from a combination of operating cash flows, cash generated from senior fixed and variable rate mortgage debt incurred in connection with the completion of ARC’s IPO in February 2004, other borrowings, and sales of assets. On September 21, 2005, the board of directors of ARC announced that it had eliminated the quarterly dividends and distributions on ARC common stock and the Partnership’s common partnership units for the quarter ending September 30, 2005 and no such dividends or distributions were declared for the quarters ending December 31, 2005 or March 31, 2006. ARC’s board of directors will review its dividend policy on a quarter by quarter basis going forward.

Unless operating cash flows increase substantially, we may be required to (1) continue to eliminate cash distributions or (2) fund future cash distributions to ARC’s stockholders or the Partnership’s limited partners from other borrowings, sales of some of our properties, and/or other available financing sources. If we use working capital or proceeds from such other borrowings, sales of some of ARC’s properties, or other available financing sources to fund these distributions, this will reduce the availability of these funds for other purposes, including repurchase of the Notes and the purchase of homes necessary to implement our programs for increasing occupancy. This could adversely affect our financial condition and results of operations and ability to expand our business and further fund our operating and growth initiatives, any of which could adversely affect the market price of the Notes and ARC common stock.

An increase in interest rates may have an adverse effect on the price of ARC common stock.

One of the factors that may influence the price of ARC common stock in the public market will be the annual distributions to stockholders relative to the prevailing market price of ARC common stock. An increase in market interest rates, which are currently at low levels relative to historical rates, could lead current and prospective holders of ARC common stock to generally expect a higher dividend yield on their investments, including such stock. Under such circumstances, maintaining, decreasing, eliminating or not appropriately increasing our dividends on ARC common stock would likely adversely affect the market price for ARC common stock and potentially the market price of the Notes.

ARC’s common stock price may experience substantial volatility, which may affect your ability, following any exchange, to sell ARC common stock at an advantageous price and could impact the market price, if any, of the Notes.

The market price of ARC common stock has been and may continue to be volatile. For example, the market price of ARC common stock on the New York Stock Exchange has fluctuated for the period from April 29, 2005 to April 28, 2006 between $8.20 per share and $13.70 per share, respectively, and may continue to fluctuate. Therefore, the volatility may affect your ability to sell ARC common stock at an advantageous price. In addition, this may result in greater volatility in the market price, if any, of the Notes than would be expected for non-exchangeable debt securities. Market price fluctuations in ARC common stock may be due to acquisitions, dispositions or other material public announcements, including those regarding dividends or changes in management, along with a variety of additional factors including, without limitation, other risks identified in “Risk Factors” and “Special Note Regarding Forward-looking Statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of ARC common stock, and the market price of the Notes.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the Notes or the underlying common stock by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following financial ratios measure our ability to repay interest from our earnings. Earnings were computed by adding fixed charges (adjusted for capitalized interest) to net loss from continuing operations. Fixed charges consist of interest costs (adjusted for capitalized interest) and amortization of debt issuance costs (in thousands).

	Year Ended December 31,
	2005	2004	2003	2002	2001
Earnings:
Net loss from continuing operations	$(181,525)	$(86,160)	$(44,186)	$(48,700)	$(13,505)
Add:
Fixed charges.	79,186	66,116	62,045	44,035	15,181
Less capitalized interest	(406)	(2,304)	—	—	—
Add amortization of capitalized interest	256	87	—	—	—
Net loss from continuing operations plus fixed charges adjusted for capitalized interest	(102,489)	(22,261)	17,859	(4,665)	1,676
Fixed charges:
Interest expense(2)	78,661	63,686	61,473	43,887	14,973
Capitalized interest	406	2,304	—	—	—
Interest factor included in rental expense(1)	119	126	572	148	208
Total fixed charges.	79,186	66,116	62,045	44,035	15,181
Deficiency in achieving a 1:1 coverage ratio	$181,675	$88,377	$44,186	$48,700	$13,505

(1)    Equal to 1/3 of rent expense, which is an approximation of the interest portion of rent expense.

(2)    Includes interest expense in discontinued operations and finance segment interest expense.

PRICE RANGE OF ARC COMMON STOCK

The shares of ARC common stock are listed and traded on the New York Stock Exchange under the symbol “ARC.” ARC’s common stock began trading on February 18, 2004, following its IPO. Set forth below, for the applicable periods indicated, are the high and low sale prices per share of ARC common stock as reported by the New York Stock Exchange.

	High	Low
2004
First quarter	$19.00	$18.10
Second quarter	$18.92	$14.33
Third quarter	$17.01	$14.10
Fourth quarter	$15.12	$12.26
2005
First quarter	$14.34	$11.77
Second quarter	$13.66	$11.90
Third quarter	$13.70	$9.63
Fourth quarter	$10.29	$8.20
2006
First quarter	$10.78	$8.83
Second quarter (through April 28, 2006)	$10.60	$9.00

On April 28, 2006, the last reported closing sale price of ARC common stock on the New York Stock Exchange was $9.18 per share.

CAPITALIZATION

The following table sets forth the capitalization of the Partnership as of December 31, 2005 (in thousands):

Cash	$27,926
Long-term debt:
Senior fixed rate mortgage due 2009	$89,512
Senior fixed rate mortgage due 2012	288,622
Senior fixed rate mortgage due 2014	196,270
Senior variable rate mortgage due 2007(1)	130,595
Various individual fixed rate mortgages due 2006 through 2031	150,104
Revolving credit mortgage facility due 2006	58,764
Trust preferred securities due 2035 (due to ARC)	25,780
Senior exchangeable notes due 2025	96,600
Consumer finance facility due 2008	18,607
Lease receivables facility due 2008	77,500
Floorplan line of credit due 2007	14,368
D.A.M. PPU notes payable due 2006	4,999
Other loans	1,277
Total debt	1,152,998
Capital:
Partners’ capital
Preferred partnership units	136,750
Common partnership units:
General partner	325,215
Limited partners	14,264
Total partners’ capital	476,229
Total capitalization	$1,629,227

(1)    The senior variable rate mortgage due 2007 may be extended for two additional 12-month periods at our option, and subject to certain conditions.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

SELECTED CONSOLIDATED FINANCIAL DATA

As used in this section, the terms “we,” “us,” “our,” “the Partnership” refer to the Partnership and not to any of its subsidiaries. The term “ARC” refers to Affordable Residential Communities Inc. and not any of its subsidiaries.

The following table shows our selected consolidated financial data for the periods indicated. You should read our selected consolidated financial data, together with the notes thereto, in conjunction with the more detailed information contained in our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Our consolidated balance sheet data as of December 31, 2005 and 2004 and our consolidated statement of operations data for the years ended December 31, 2005, 2004, and 2003 have been derived from our audited historical financial statements included elsewhere in this prospectus.

Selected Consolidated Financial Data

(in thousands, except per unit data)

	Year Ended December 31,
	2005	2004(1)	2003	2002(3)	2001
Revenue
Rental income.	$192,472	$172,375	$116,997	$85,478	$30,191
Sales of manufactured homes	39,671	14,280	21,965	31,942	—
Utility and other income.	22,370	17,795	14,186	10,941	1,938
Total revenue	254,513	204,450	153,148	128,361	32,129
Expenses
Property operations	76,447	68,324	40,624	30,699	8,848
Real estate taxes	16,506	15,241	9,529	6,107	1,905
Cost of manufactured homes sold.	39,973	17,351	18,623	25,826	—
Retail home sales, finance and insurance.	15,516	8,187	7,208	8,582	—
Property management	9,781	7,127	5,527	4,105	2,491
General and administrative	27,634	29,373	17,029	13,087	9,047
Initial public offering related costs	—	4,417	—	—	—
Early termination of debt.	—	16,685	—	—	—
Depreciation and amortization	78,154	61,311	39,945	34,603	13,102
Real estate and retail home asset impairment	21,822	3,358	1,385	13,557
Goodwill impairment.	78,783	863	—	—	—
Net consumer finance interest expense	525	1,319	—	—	—
Interest expense.	73,164	58,665	58,898	41,885	13,112
Total expenses.	438,305	292,221	198,768	178,451	48,505
Interest income	(2,267)	(1,611)	(1,434)	(1,390)	(2,871)
Loss from continuing operations	(181,525)	(86,160)	(44,186)	(48,700)	(13,505)
Income (loss) from discontinued operations	(10,059)	3,162	950	1,631	375
Gain (loss) on sale of discontinued operations.	(678)	(8,549)	3,333	—	—
Net loss	(192,262)	(91,547)	(39,903)	(47,069)	(13,130)
Preferred unit distributions	(11,672)	(9,752)	—	—	—
Net loss attributable to common partnership unitholders	$(203,934)	$(101,299)	$(39,903)	$(47,069)	$(13,130)
Net loss per common partnership unit from continuing operations.	$(4.49)	$(2.37)	$(2.24)	$(2.98)	$(1.49)
Income (loss) per common partnership unit from discontinued operations	(0.25)	(0.14)	0.21	0.10	0.04
Net loss per common partnership unit.	$(4.74)	$(2.51)	$(2.03)	$(2.88)	$(1.45)
Weighted average units outstanding	43,059	40,413	19,699	16,353	9,062

	Year Ended December 31,
	2005	2004(1)	2003	2002(3)	2001
Cash flow data:
Net cash provided by (used in):
Operating activities	$7,035	$27,412	$10,592	$14,267	$6,626
Investing activities	$(112,948)	$(595,851)	$(41,066)	$(167,564)	$(102,762)
Financing activities.	$100,980	$578,693	$18,762	$167,878	$82,464
Cash distributions declared per unit:
Series A preferred unit distributions.	$2.06	$1.97	$—	$—	$—
Series B preferred unit distributions	$0.78	$0.78	$—	$—	$—
Series C preferred unit distributions	$1.56	$0.78	$—	$—	$—
Common unit dividends	$0.50	$1.09	$—	$—	$—
Non-GAAP financial measure:
Funds from operations available to common partnership unitholders ("FFO")(2)	$(122,911)	$(24,818)	$1,495	$(13,202)	$2,216
EBITDA, as adjusted(2)	$68,131	$53,111	$54,608	$39,955	$9,838

	December 31,
Balance sheet data:	2005	2004(1)	2003	2002(3)	2001
Rental and other property, net	$1,463,091	$1,416,136	$800,201	$792,343	$293,202
Cash and cash equivalents.	27,926	32,859	22,605	34,317	21,374
Loan reserves and restricted cash	42,110	38,340	50,098	54,738	10,108
Total assets.	1,728,712	1,813,232	1,126,069	1,136,737	429,979
Notes payable and preferred interest.	1,152,998	953,381	741,805	704,831	211,336
Total liabilities	1,252,483	1,097,293	817,852	788,617	271,143
Partners' capital.	476,229	715,939	308,217	348,120	158,836

(1)          Financial data for the year ended 2004 reflects the effects of (a) the ARC IPO, financing transactions and Hometown Communities Acquisition that we completed on February 18, 2004; and (b) the acquisition of the D.A.M. communities we acquired on June 30, 2004 and other community acquisitions.

(2)             Investors in and analysts following the real estate industry use funds from operations, or FFO, and earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, as supplemental performance measures. While we believe that net income (as defined in GAAP) is the most appropriate measure, we also believe that FFO and EBITDA, as adjusted, are widely used by and relevant to investors, analysts and lenders and are appropriate supplemental measures. FFO reflects the assumption that real estate values rise or fall with market conditions and principally adjusts for the effects of GAAP depreciation and amortization of real estate assets. In addition, FFO and EBITDA, as adjusted, are commonly used by us in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

FFO is defined by the National Association of Real Estate Investment Trusts, or NAREIT, as “net income, computed in accordance with generally accepted accounting principles, or GAAP, excluding gains (or losses) from sales of property, plus rental property depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” Industry analysts consider FFO to be an appropriate supplemental measure of the operating performance of an equity REIT primarily because the computation of FFO excludes historical cost depreciation as an expense and thereby facilitates the comparison of REITs which have different cost bases in their assets. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time, whereas real estate values have instead historically risen or fallen based upon market conditions. FFO does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT’s ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. Please see the Reconciliation of Net Income to Funds from Operations set forth below.

EBITDA, as adjusted is defined as net loss attributable to common partnership unitholders adjusted to exclude preferred partnership unit distributions, income from discontinued operations, interest income, interest expense, depreciation and amortization, impairment charges, and early termination of debt expenses.

FFO and EBITDA, as adjusted, do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the repayment of principal on indebtedness and payment of dividends and distributions. FFO and EBITDA, as adjusted, should not be considered as substitutes for net income (calculated in accordance with GAAP), as a measure of results of operations or cash flows from operations (calculated in accordance with GAAP) as a measure of liquidity. FFO and EBITDA, as adjusted, as calculated by us may not be comparable to similarly titled, but differently calculated, measures of other REITs.

(3)             Financial data for the year ended December 31, 2002 reflects the effects of ARC’s reorganization from May 2, 2002, the date of completion of the reorganization, through period end. We accounted for the reorganization under the purchase method of accounting.

The following table presents the reconciliation of net loss from continuing operations computed in accordance with GAAP to FFO available to common partnership unitholders (in thousands).

	Year Ended December 31,
	2005	2004	2003	2002	2001
Reconciliation of FFO:
Loss from continuing operations	$(181,525)	$(86,160)	$(44,186)	$(48,700)	$(13,505)
Plus:
Depreciation and amortization	78,154	61,311	39,945	34,603	13,102
Income (loss) from discontinued operations.	(10,059)	3,162	950	1,631	375
Depreciation and amortization from discontinued operations	4,271	7,885	5,898	283	2,481
Less:
Depreciation expense on furniture, equipment and vehicles	(2,080)	(1,264)	(1,112)	(1,019)	(237)
FFO	$(111,239)	$(15,066)	$1,495	$(13,202)	$2,216
Less: preferred unit distributions.	(11,672)	(9,752)	—	—	—
FFO available to common partnership unitholders.	$(122,911)	$(24,818)	$1,495	$(13,202)	$2,216
FFO includes the following charges:
Goodwill impairment.	$78,783	$863	$—	$—	$—
Real estate and retail home asset impairment	21,822	3,358	1,385	13,557	—
Impairment charges included in discontinued operations.	10,254	—	—	—	—
Executive severance charges	2,870	1,197	337	—	—
IPO executive unit grants compensation expense.	—	10,195	—	—	—
IPO related early termination of debt	—	16,685	—	—	—
Other IPO related costs	—	4,417	—	—	—
Total	$113,729	$36,715	$1,722	$13,557	$—

The following table presents the reconciliation of our net loss attributable to common partnership unitholders computed in accordance with GAAP to EBITDA, as adjusted (in thousands).

	Year Ended December 31,
	2005	2004	2003	2002	2001
Reconciliation of EBITDA, as adjusted:
Net loss attributable to common partnership unitholders	$(203,934)	$(101,299)	$(39,903)	$(47,069)	$(13,130)
Plus:
Preferred unit distributions	11,672	9,752	—	—	—
Discontinued operations	10,737	5,387	(4,283)	(1,631)	(375)
Interest expense	73,164	58,665	58,898	41,885	13,112
Depreciation and amortization	78,154	61,311	39,945	34,603	13,102
Early termination of debt	—	16,685	—	—	—
Real estate and retail home asset impairment	21,822	3,358	1,385	13,557	—
Goodwill impairment	78,783	863	—	—	—
Less:
Interest income	(2,267)	(1,611)	(1,434)	(1,390)	(2,871)
EBITDA, as adjusted	$68,131	$53,111	$54,608	$39,955	$9,838

AFFORDABLE RESIDENTIAL COMMUNITIES LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated historical financial statements and Notes appearing elsewhere in this prospectus and the financial information in the tables below. Financial information contained in this discussion is not presented as of any date or for any period following December 31, 2005, unless otherwise indicated.

General Structure

Affordable Residential Communities LP is the operating partnership of ARC, a fully integrated, self-administered and self-managed Maryland corporation which acquires, renovates, repositions and operates primarily all-age manufactured home communities. The Partnership also conducts certain complementary business activities focused on maintaining and improving occupancy in our communities, including the rental of manufactured homes, the retail sale of manufactured homes, the financing of sales of manufactured homes and acting as agent in the sale of homeowners’ insurance and other related insurance products. ARC conducts substantially all of its activities through the Partnership, of which ARC is the sole general partner, holding a 95.7% ownership interest as of December 31, 2005.

Beginning in 1995, ARC’s predecessor companies were formed under the name “Affordable Residential Communities” for the purpose of engaging in the business of acquiring, renovating, repositioning and operating manufactured home communities, as well as certain related businesses. ARC was formed in July 1998 as a Maryland corporation for the purpose of acting as the investment vehicle for and a co-general partner of the Partnership, the fourth real property partnership organized and operated by ARC’s co-founders. In May 2002, ARC and the Partnership completed a reorganization in which the Partnership acquired substantially all of the other real property partnerships and other related businesses organized and operated by our co-founders.

ARC completed its initial public offering in the first quarter of 2004. ARC issued approximately 24.6 million shares of common stock at $19.00 per share (including, approximately 2.3 million shares sold by existing shareholders). In March 2004, ARC’s underwriters exercised their over-allotment option to purchase 791,592 shares of common stock at $19.00 per share. Concurrent with the IPO, ARC raised $125.0 million of gross proceeds through the issuance of 5.0 million shares of Series A cumulative redeemable preferred stock. All proceeds were directly contributed to the Partnership.

Revocation of ARC’s REIT Election

Commencing with its taxable year ending December 31, 1998, ARC elected to be taxed as a REIT pursuant to the Code. As a REIT, ARC was entitled to a deduction for the dividends that it paid and was therefore generally not subject to U.S. Federal corporate income tax on its taxable net income that it distributed to its stockholders. Under the Code, the proceeds from ARC’s community sales would likely have been subject to a U.S. Federal income tax equal to 100% of the net income from such sales as “prohibited transactions” without offset for  net operating losses or capital losses from other transactions. Since ARC has substantial net operating losses, the board of directors of ARC announced on March 7, 2006 that it had determined that it was in the best interest of ARC to revoke its election to be taxed as a REIT for U.S. Federal income tax purposes, as permitted pursuant to ARC’s charter, beginning with its tax year ending December 31, 2006 so that such net income could be offset by ARC’s net operating losses. As a result of the board’s decision, ARC filed a statement with the IRS revoking its election to be taxed as a REIT on March 30, 2006 (which election is retroactively effective to January 1, 2006).

Effective with such revocation, ARC is taxed as a corporation for U.S. Federal income tax purposes and its net income is subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. As noted above, net operating loss carryforwards from prior years are expected to offset substantially ARC’s taxable income, if any, for at least the next five years. ARC may, however, incur some alternative minimum tax liability since net operating loss carryforwards may only offset 90% of alternative minimum taxable income. This will result in some increased U.S. Federal income, state and local tax liability to ARC and, therefore, ARC’s net earnings available for investment, debt service and distribution may be reduced. However, ARC does not expect any increase in the amount of its tax liability as a result of the revocation to be material. Under current law, ARC may re-elect REIT status for U.S. Federal income tax purposes beginning with its 2011 tax year. There can be no assurance, however, that the law will not change or that ARC will, if able, elect to be taxed as a REIT at such time. Under current law, in the event that ARC should choose to re-elect REIT status, ARC would have to distribute earnings and profits generated while it was a regular corporation and would be subject to a corporate tax at the highest corporate income tax rate then applicable on the net appreciation at the time of the conversion back to a REIT in its assets disposed of during the next 10 year period.

As a result of the revocation, ARC is no longer be subject to certain stockholder ownership tests imposed on a REIT. Thus, the limitations set forth in ARC’s charter that were designed to ensure that ARC would be able to meet with this and other requirements no longer apply. These limitations provided that no individual could own more than 7.3% in value or number, whichever is more restrictive, of the outstanding shares of ARC’s common stock or more than 7.3% in value of the outstanding shares of ARC’s capital stock.

Further, ARC is no longer required to comply with the REIT income, asset and distribution requirements under the Code, including that ARC distribute annually at least 90% of its “REIT taxable income.” Thus, ARC will not be compelled to make dividend distributions to its stockholders and, therefore, holders of ARC common stock may receive less in dividend distributions from ARC than if ARC had maintained its REIT status. In addition holders of ARC common stock will no longer be able to receive dividends designated by ARC for  taxation as “capital gain dividends” within the meaning of the Code.

Investments in ARC common stock will be taxed under the general rules applicable to investments in stock of corporations. Distributions in respect of ARC common stock will be taxed as dividends to the extent of ARC’s current and accumulated earnings and profits. Distributions in excess of ARC’s current or accumulated earnings and profits will be treated first as nontaxable return of capital reducing a holder’s adjusted U.S. tax basis and thereafter as capital gains. However, certain restrictions applicable to the taxation of stockholders of REITs will no longer apply, including:

•  Dividends paid by ARC will now be eligible for the preferential tax rates available to U.S. individual stockholders for certain qualified dividend income;

•  Subject to certain limitations, dividends paid by ARC to corporate stockholders will be eligible for the dividends received deduction; and

•  The special rules applicable to holders of ARC common stock that are U.S. tax-exempt entities will not apply, including rules regarding “pension-held REITs.”

Nevertheless, because of ARC’s substantial investment in U.S. real property, non-U.S. holders may still be subject to taxation on the disposition of Notes or ARC common stock under FIRPTA in certain circumstances. For more information, see “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Sale, Exchange or Redemption of the Notes” and “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Gain on Disposition of ARC Common Stock.”

Recent Developments

We had the following changes in executive management

On September 22, 2005, we announced that Larry D. Willard, a member of our board of directors, had assumed the additional position of Chairman of the board of directors and Chief Executive Officer of ARC and that director James F. Kimsey had become President and Chief Operating Officer of ARC. On that date, Scott D. Jackson, our former Chairman and Chief Executive Officer, assumed the position of a Vice Chairman of ARC’s board of directors. Messrs. Willard and Kimsey also resigned their positions on the Audit Committee, which caused ARC to fail to be in compliance with the requirements of the New York Stock Exchange (“NYSE”) with respect to the makeup of audit committees.

On November 4, 2005, John G. Sprengle, a Vice Chairman of our board of directors, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors effective as of that date. Under the agreement, Mr. Sprengle resigned his employment with ARC and its affiliates as of November 30, 2005. Pursuant to the agreement, Mr. Sprengle received a lump sum payment of $750,000, subject to standard withholding, on the separation date and is covered under our health benefit plan in accordance with COBRA for a period of eighteen months following his separation date. Pursuant to the agreement, Mr. Sprengle is also bound by certain non-competition and non-solicitation provisions for a two-year period.

On December 13, 2005, Scott D. Jackson, a Vice Chairman of our board of directors and our former Chairman and Chief Executive Officer, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors and as an employee of ARC and its subsidiaries as of that date. Pursuant to the agreement, Mr. Jackson received a lump sum payment of $2.0 million as of January 3, 2006, subject to standard withholding, and is covered under our health benefits plan in accordance with COBRA for a period of 18 months following his separation date. Pursuant to the agreement, Mr. Jackson is also bound by certain non-competition and non-solicitation provisions for a two year period.

We had the following changes to our board of directors

At the 2005 annual stockholders meeting held on June 30, 2005, W. Joris Brinkerhoff, Gerald J. Ford, James F. Kimsey, James R. “Randy” Staff and Carl B. Webb were elected as directors of ARC. Randall A. Hack, Charles Santos-Busch and James L. Clayton were not seeking re-election and ended their service with the board of directors effective that date.

On August 16, 2005, Michael Greene resigned his position on ARC’s board of directors.

On October 28, 2005, Charles R. Cummings was elected to ARC’s board of directors and was appointed Chairman of the board’s Audit Committee and designated an “audit committee financial expert.”

On November 10, 2005, one of ARC’s independent directors, Eugene Mercy, Jr., resigned his position on ARC’s board of directors.

On November 29, 2005, Rhodes Bobbitt was elected to ARC’s board of directors and was appointed as a member of the board’s Audit Committee. His appointment brought ARC back into compliance with the requirements of the NYSE with respect to the makeup of audit committees.

We had modifications to our debt agreements as follows

In March 2005, we secured an additional $100.0 million in financing commitments, consisting of $25.0 million in unsecured trust preferred securities, and a $75.0 million lease receivables facility (subsequently amended to $150.0 million) secured by substantially all of ARC’s rental homes and the related leases. The $25.0 million trust preferred securities were issued and sold on March 15, 2005, mature in 30 years, and bear interest at 3-month LIBOR plus 3.25% (7.79% at December 31, 2005).

In September 2005, we amended our revolving credit mortgage facility to extend the maturity of the facility to September 2006. As amended, the facility bears interest at the rate of one-month LIBOR plus 2.75% (7.14% at December 31, 2005).

In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”) and located in our communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR to 4.125% plus one-month LIBOR (8.52% at December 31, 2005), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008.

On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the purchase cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 8.00% at December 31, 2005) based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home’s original invoice amount depending on the type of home and the number of months since the home’s purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, and $385.0 million from January 1, 2007 through September 13, 2007. We are in compliance with all financial covenants of the line of credit as of December 31, 2005. The line of credit is subject to a commitment fee of $250,000, an unused line fee of 0.25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

On February 10, 2006, we extended the due date of our senior variable rate mortgage due 2006 to February 11, 2007. At our option and subject to certain conditions, we may extend the senior variable rate mortgage due 2006 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively.

On April 5, 2006, we entered into a second amendment to our lease receivables facility. The second amendment (i) eliminates the margin increase requirements for failure to meet certain sales volume requirements for new homes, (ii) increases the allowable age requirements for the collateral portfolio from 4 years to 4.5 years, and (iii) provides an opportunity to purchase an extension of the timeframe to realize $85 million in net proceeds from our community sales process from October 14, 2006 to December 31, 2006.

Our board of directors authorized community sales

On September 22, 2005, ARC’s board of directors authorized the sale of up to 79 communities in 33 markets, either at auction or through various negotiated sales. On December 15, 2005, we offered 71 of these communities for sale at auction. Eight other properties are being actively marketed and are anticipated to be sold in private party transactions or through brokers. Upon completion of the auction, we have accepted contracts on 30 of the properties and we determined that we would continue to operate 41 of the 79 properties, which would no longer be classified as held for sale. Following these sales, and assuming the 38 communities are sold, we will continue to own 278 communities that we believe meet our business plan objectives and operating strategy objectives.

We eliminated the quarterly dividend on ARC’s common stock and the quarterly distribution on the Partnership’s common partnership units.

Also on September 22, 2005, ARC’s board of directors eliminated the quarterly common stock dividend and the quarterly distribution on the Partnership’s common partnership units beginning with the quarter ended September 30, 2005. ARC’s board of directors will review its dividend policy on a quarter by quarter basis going forward.

Overview of Results

The following table summarizes our occupancy net activity for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,
	Company Total			2005 Same Communities		2004 Same Communities
	2005	2004	2003	2005	2004	2004	2003
Homeowner activity:
Homeowner move ins	621	440	767	468	342	305	687
Homeowner move outs	(2,647)	(2,590)	(1,308)	(1,502)	(1,424)	(1,313)	(1,199)
Home sales(1)	2,471	1,260	—	1,747	942	894	—
Repossession move outs	(1,856)	(1,970)	(1,797)	(1,369)	(1,730)	(1,606)	(1,643)
Net homeowner activity	(1,411)	(2,860)	(2,338)	(656)	(1,870)	(1,720)	(2,155)
Home renter activity:
Home renter move ins	2,624	5,184	4,393	1,738	4,411	4,133	4,190
Home renter lease with option to purchase move ins.	4,178	377	—	2,931	254	242	—
Home renter move outs.	(4,733)	(4,815)	(3,297)	(3,859)	(3,982)	(3,797)	(3,172)
Net home renter activity.	2,069	746	1,096	810	683	578	1,018
Net activity	658	(2,114)	(1,242)	154	(1,187)	(1,142)	(1,137)
Acquisitions and other—homeowners	—	18,858	—	—	—	—	—
Acquisitions and other—home renters	—	813	—	—	—	—	—
Net activity, including acquisitions and other	658	17,557	(1,242)	154	(1,187)	(1,142)	(1,137)
The following reconciles the above activity to the period end occupied homesites.
Net homeowner activity	(1,411)	15,998	(2,338)	(656)	(1,870)	(1,720)	(2,155)
Occupied homeowner sites, beginning of period	42,240	26,242	28,580	24,372	26,242	23,997	26,152
Occupied homeowner sites, end of period	40,829	42,240	26,242	23,716	24,372	22,277	23,997
Net home renter activity	2,069	1,559	1,096	810	683	578	1,018
Occupied home renter sites, beginning of period	5,422	3,863	2,767	4,546	3,863	3,661	2,643
Occupied home renter sites, end of period	7,491	5,422	3,863	5,356	4,546	4,239	3,661
Total occupied homesites, end of period	48,320	47,662	30,105	29,072	28,918	26,516	27,658

(1)    Home sales were executed by our retail sales dealerships in 2003 and therefore are reflected in homeowner move ins rather than in home sales.

At December 31, 2005, the total number of our manufactured homes owned was 9,328 homes. In the year ended December 31, 2005, as compared to 2004, we increased sales of older homes primarily through our in-community sales operations in which we focused on affordable price points, increased marketing and training of our employees. In the year ended December 31, 2005, we sold 2,471 manufactured homes from our home inventory, compared to 1,260 in 2004.

Critical Accounting Policies and Estimates

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, which require us to make certain estimates and assumptions that affect the recorded amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 1 to our consolidated financial statements as of and for the year ended December 31, 2004. We have summarized below those accounting policies that require our most difficult, subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis. These estimates are based on information currently available to management and on various other assumptions management believes are reasonable.

Acquisition of Real Estate and Intangible Assets.   When we acquire real estate properties, we allocate the components of these acquisitions using relative fair values determined based on certain estimates and assumptions. These estimates and assumptions impact the allocation of costs between land and different categories of land improvements, as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations impact the amount of depreciation expense and gains and losses recorded on future sales of communities, and therefore the net income or loss we report.

We determine the fair value of the tangible community assets we acquire (other than rental homes discussed below), including land, land improvements and buildings, by valuing the property as if it were vacant. We then allocate the “as-if-vacant” value to land, land improvements and buildings based on our determination of the relative fair values of these assets. We determine the as-if-vacant fair value of the real estate by considering the expected lease-up period for individual communities (based generally on vacancies in the surrounding market and lease-up history for the communities acquired), the expected lost rental revenue during the lease-up period (based on contractual rental rates), and expected move-in bonuses to tenants.

We value our acquired intangible assets in accordance with purchase accounting for acquisitions by allocating value to above and below market leases, in-place leases and customer relationships. We measure the aggregate value of in-place leases and customer relationships by the excess of the purchase price paid for a property (after adjusting the in-place leases to market) over the estimated fair value of the property as-if-vacant, as set forth above.

We also value the occupied rental homes we acquire as if they were vacant. We determine the as-if-vacant fair value of the manufactured homes by considering the expected lease-up period for the home (based on lease-up history for rental homes in that community) and the expected lost rental revenue during the lease-up period (based on contractual rental rates). We measure the aggregate value of the intangible assets related to rental homes, consisting of in-place leases and tenant relationships, by the purchase price paid for the rental homes (after adjusting in-place leases to market) less the estimated value of the property as-if-vacant.

Useful Lives of Assets and Amortization Methods.   We determine the useful lives of our real estate assets (generally 30 years) and rental homes (generally three years) based on historical and industry experience with the lives of those particular assets and experience with the timing of significant repairs and replacement of those assets. We have estimated the useful life of acquired community customer relationships as five years based on our experience with the period of time a resident lives in our community and industry experience generally with resident turnover. We have established the life of the rental home customer relationships as the term of the initial related lease. The acquired community customer relationships and rental home customer relationships are amortized on a straight-line basis since we cannot reliably determine the pattern of economic benefit associated with the individual contracts comprising the intangible assets. We do not have sufficient historical or industry data to reliably estimate the tenure of an individual customer or to pool our customer contracts on a homogeneous basis as a basis to amortize the intangible assets in a manner other than straight line. We will reassess this determination as we gain additional experience with lease renewals. The estimates of useful lives and the amortization method impact the amount of depreciation and amortization expense we report, and therefore the amount of net income or loss we report.

Impairment of Real Estate Assets.   We recognize an impairment loss on a real estate asset (including mobile homes) if the asset’s undiscounted expected future cash flows are less than its depreciated cost whenever events and circumstances indicate that the carrying value of the real estate asset may not be recoverable. We compute a real estate asset’s undiscounted expected future cash flow using certain estimates and assumptions. We calculate the impairment loss as the difference between the asset’s fair market value and its carrying value. Upon recording the impairment loss, the fair value becomes the new carrying value. Impairment losses were recorded by the Partnership for the years ended December 31, 2004 and 2003 and are reflected as real estate and retail asset impairments in the expenses section of the consolidated statements of operations.

Impairment of Intangible Assets.   We combine our finite-lived intangible assets, which consist primarily of lease and customer intangibles with a finite life, with the related tangible assets (primarily consisting of real estate assets) at the lowest level for which cash flows are readily identifiable. Whenever events or circumstances indicate that the carrying amount of the asset group is not recoverable, the asset group is tested for recoverability. If the asset group is not recoverable from the undiscounted cash flows attributable to that asset group, an impairment loss is recognized as the difference between the carrying value of the asset group and the estimated fair value of the asset group.

Impairment of Goodwill.   We evaluate goodwill for potential impairment using the market values of our equity and multiples of earnings to value our reporting units based on our experience in the industry and industry analyses provided by financial institutions. We perform this evaluation at least annually, and more frequently if events and circumstances warrant. If the market value of our equity decreases, an additional impairment charge related to our goodwill may be necessary. As of December 31, 2005, all of our goodwill had been written-off or allocated to discontinued operations.

Allowance for Receivables.   We report receivables net of an allowance for receivables that we may not collect in the future. For receivables relating to community rents (owner and rental), we fully reserve amounts over 60 days past due and, in some cases, we fully reserve amounts currently due based on specific circumstances. For receivables relating to notes arising from the sale of manufactured homes, we reserve amounts currently in default and estimate those receivables impaired at period end that are expected to go into default over the next year, taking into account the expected value of the manufactured home to which we would obtain title in foreclosure.

Inventory Valuations.   We value manufactured home inventory at the lower of cost or market value. Cost is based on the purchase price of the specific homes, reduced, as applicable, by dealer volume rebates earned from manufacturers when we purchased the homes. We base market value of inventory on estimated net realizable value using our market experience.

Convertible Debt.   We treat our convertible debt as a combined instrument and it is not bifurcated to separately account for any instruments principally because in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (i) the conversion feature is indexed to ARC’s common stock and would be classified in partners’ capital if it were a freestanding derivative, and (ii) the put and call option features are clearly and closely related to the Notes at fixed conversion amounts.

Derivatives.   We manage our exposure to interest rate risk through the use of interest rate swaps and caps and recognize in earnings the ineffective portion of gains or losses associated with these instruments immediately. We obtain values for the interest rate swaps and caps from financial institutions that market these instruments. Our derivative instruments are used for hedging purposes and as such result in no charge or credit to the consolidated statements of operations. Unrealized income (loss) related to derivatives is reflected as other comprehensive income within the consolidated statements of partners’ capital and totalled ($0.6) million and $1.2 million as of December 31, 2005 and 2004, respectively.

Discontinued Operations.   We consider a community to be a discontinued operation when: (i) management commits to a plan to sell the asset, supported by a Board resolution granting approval to proceed with the sale; (ii) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; (iv) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. In accordance with the guidance provided by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we measure each of our assets held for sale at the lower of its carrying amount or fair value, less cost to sell at the balance sheet date and re-cast any applicable balances and corresponding liabilities related to the communities identified in all comparable periods presented. Depreciation of the assets held for sale, if applicable, is suspended at the date of the determination of discontinuance. Interest and other expenses attributable to the liabilities of the communities classified as held for sale continues to be accrued. The results of operations and cash flows of the assets sold and those classified as held for sale are reported as discontinued operations for all periods presented. We recognize any estimated losses on the sales of communities in the period in which the properties are discontinued and recognize any resulting gains on the sales of communities when realized. A description of the facts and circumstances leading to the expected disposal, the expected manner and timing of that disposal, and, if not separately presented on the face of the balance sheet, the carrying amounts of the major classes of assets and liabilities included as part of the disposal group is disclosed in the notes to the financial statements. We disclose in the notes to our financial statements (and on the face of the income statement) the gain or loss recognized in accordance with SFAS No. 144 and, if applicable, the amounts of revenue and pretax profit or loss reported in discontinued operations. We disclose, if applicable, in the notes to our financial statements the segment under which the long-lived asset is reported.

Results of Operations

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Overview.   Our results for the year ended December 31, 2005 as compared to the year ended December 31, 2004 include the operations of 76 communities acquired from Hometown, comprising 22,970 homesites, for a full year while our results for the year ended December 31, 2004 include Hometown results from the date of acquisition, February 18, 2004, through December 31, 2004. Our results for the year ended December 31, 2005 also include the operations of 36 communities acquired from D.A.M. comprising 3,573 homesites and six other acquisitions we completed between January 1, 2004 and December 31, 2004 for a full year while our results for the year ended December 31, 2004 include the D.A.M. results from the date of acquisition, June 30, 2004, through December 31, 2004 and the six other acquisitions from the date of acquisition through December 31, 2004.

Revenue.   Revenue for the year ended December 31, 2005 was $254.5 million compared to $204.5 million for the year ended December 31, 2004, an increase of $50.0 million or 24%. This increase is due to an increase of $20.0 million in rental income and an increase of $30.0 million in other revenue consisting of sales of manufactured homes, and utility and other income.

The rental income increase of $20.0 million is due to $11.6 million from the Hometown acquisition, $6.9 million from D.A.M. and other community acquisitions and $1.5 million from same communities. The increase in same communities’ revenues is due to $2.3 million from increased rental rates and $3.3 million from home renter rental income partially offset by $4.1 million from lower homeowner occupancy.

The increase in other income of $30.0 million is due to a $25.4 million increase in sales of manufactured homes and an increase of $4.6 million in utility and other income. Sales of manufactured homes increased to 2,471 units in 2005 from 1,260 units in 2004, accounting for $19.4 million of the $25.4 million increase. Per unit sales prices increased by approximately $4,700 for the year ended December 31, 2005, compared to the same period in 2004, accounting for $6.0 million of the $25.4 million increase.

Property Operations Expense.   For the year ended December 31, 2005 total property operations expenses were $76.4 million, as compared to $68.3 million for the year ended December 31, 2004, an increase of $8.1 million, or 12%. The increase primarily is due to additional expenses of $3.4 million from the Hometown acquisition, $3.4 million from the D.A.M. acquisition and other community acquisitions and $1.3 million from same communities. The increase from same communities primarily is due to higher salaries and benefits of $2.4 million partially offset by lower repairs and maintenance and other expenses of $1.1 million.

Real Estate Taxes Expense.   Real estate taxes expense for the year ended December 31, 2005, was $16.5 million, as compared to $15.2 million for the year ended December 31, 2004, an increase of $1.3 million or 8%. The increase primarily is due to the Hometown and D.A.M. acquisitions.

Cost of Manufactured Homes Sold.   The cost of manufactured homes sold was $40.0 million for the year ended December 31, 2005 compared to $17.4 million for the year ended December 31, 2004, an increase of $22.6 million. The increase was a result of the higher volume of homes sold in 2005 as compared with 2004, as discussed above. The gross margin loss from manufactured homes sold was a loss of 1% for the year ended December 31, 2005, compared with a gross margin loss of 22% for the year ended December 31, 2004. The improvement in gross margin was due to sales of newer homes in 2005, as compared to 2004.

Retail Home Sales, Finance and Insurance Expense.   For the year ended December 31, 2005, total retail home sales, finance and insurance expenses were $15.5 million, compared to $8.2 million for year ended December 31, 2004, an increase of $7.3 million or 90%. This increase is due to an increase in staffing levels to handle the 96% increase in the volume of homes sold in 2005, as compared with 2004.

Property Management Expense.   Property management expenses for the year ended December 31, 2005 were $9.8 million, as compared to $7.1 million for the year ended December 31, 2004, an increase of $2.7 million, or 37%. The increase primarily is due to the expansion from 12 to 18 district offices and the related staffing costs for the new districts in connection with the Hometown and D.A.M. acquisitions and the resultant increase in our community portfolio.

General and Administrative Expense.   General and administrative expense for the year ended December 31, 2005, was $27.6 million, as compared to $29.4 million for the year ended December 31, 2004, a decrease of $1.8 million, or 6%. After deducting a one-time charge in 2004 of $10.2 million incurred in conjunction with ARC’s IPO in which we granted 531,000 shares of restricted units that vested immediately, general and administrative expense increased by $8.4 million. This increase primarily was due to higher salaries and benefits of approximately $4.1 million from increased staffing levels, additional executive severance of $1.7 million and increased expenses for Sarbanes-Oxley compliance.

IPO Related Costs.   During the year ended December 31, 2004, we incurred $4.4 million in organization and other costs directly related to ARC’s IPO. These costs included legal fees, third party due diligence costs, travel expenses, transfer taxes, filing fees and other miscellaneous items.

Early termination of debt.   During the year ended December 31, 2004, we wrote off $10.4 million of loan origination costs and incurred an expense of $6.3 million related to exit fees applicable to the repayment of debt in the financing transaction.

Depreciation and Amortization Expense.   Depreciation and amortization expense for the year ended December 31, 2005 was $78.2 million as compared to $61.3 million for the year ended December 31, 2004, an increase of $16.9 million, or 27%. The increase primarily is due to $12.4 million of depreciation and amortization from communities acquired in the Hometown, D.A.M. and other acquisitions. Depreciation and amortization from same communities increased $4.5 million primarily due to community improvements and manufactured home purchases.

Real Estate and Retail Home Asset Impairment.   During the year ended December 31, 2005, we recognized $21.8 million of impairment charges as compared to $3.4 million for the twelve months ended December 31, 2004. The charge in 2005 related to communities classified as discontinued in the third quarter 2005 and then re-continued in the fourth quarter 2005 whose estimated fair value was less than their carrying values. We determined fair value based on the current earnings level of these communities and, because they had previously been discontinued, without regard to whether or not we expect future undiscounted cash flows to exceed carrying value. The charge in 2004 related to $2.9 million of impairment charges from older vacant homes that we sold in 2005 at prices less than their carrying value in order to continue to drive occupancy in specific markets and reduce repair and maintenance costs in the rental home portfolio and approximately $0.5 million of impairment charges related to three communities whose estimated fair value was less than their carrying values.

Goodwill Impairment.   During the third quarter of 2005, approximately $6.5 million of goodwill was assigned to the 38 communities designated as assets held for sale, based on their relative asset value. Subsequent to an announcement on September 21, 2005, that ARC was making changes in senior management, eliminating the dividend on its common stock, and planning the sale of certain communities, the market value of ARC’s common stock declined. As a result, and because the estimated fair value of our tangible net assets was above the market value of our equity at December 31, 2005, we recorded an impairment charge of $78.8 million. During the year ended December 31, 2004, we recognized $0.9 million of goodwill impairment charges related to our insurance business, reducing goodwill in our insurance business to zero.

Net Consumer Finance Interest Expense.   Represents interest expense and amortization of loan origination costs related to our consumer finance facility less interest income received from tenant notes receivable. The net expense is lower in 2005, as compared with 2004, primarily due the increase in mobile home sales over the two-year period while borrowings under the consumer finance facility have not increased proportionately.

Interest Expense.   Interest expense for the year ended December 31, 2005 was $73.2 million, as compared to $58.7 million for the year ended December 31, 2004, an increase of $14.5 million. The increase primarily is due to an increase in average outstanding debt and, to a lesser extent, higher average interest rates. In addition, we capitalized $2.3 million of interest incurred in 2004 as compared with $0.4 million in 2005.

Interest Income.   Interest earned on cash and cash equivalents, restricted cash and loan reserves was $2.3 million for the year ended December 31, 2005 and $1.6 million for the year ended December 31, 2004. The increase primarily is due to higher average cash balances due to the issuance of the Notes.

Discontinued Operations.   In the third quarter of 2005, ARC’s board of directors authorized the sale of up to 79 communities. These communities were accordingly reclassified to discontinued operations. In the fourth quarter of 2005, management determined that only 38 of the 79 communities would be held for sale, and that 41 of the 79 communities would be reclassified to continuing operations. In connection with these determinations, we recast all prior period results to reflect the 38 communities as discontinued operations. Upon classification of the 38 communities as discontinued operations, we performed an analysis of their fair market value as compared to their book value and recorded real estate and retail home asset impairments of approximately $10.3 million. This charge is reflected in the loss from discontinued operations in 2005.

In the third quarter of 2004, we entered into a real estate auction agreement to sell a total of twelve communities and two parcels of land. In addition, we separately entered into a sales agreement to sell our Sea Pines, Camden Point and Butler Creek communities. In the fourth quarter of 2004, we entered into a real estate auction agreement to sell an additional 15 communities. During the year ended December 31, 2004, we have recorded a loss of $8.5 million on the sale of these assets in discontinued operations.

Preferred Partnership Unit Distribution.   For the year ended December 31, 2005, we have recorded four quarterly preferred unit distributions declared at the annual rate of 8.25% or $2.0625 per share on the 5.0 million shares of Series A preferred partnership units issued in connection with ARC’s IPO on February 18, 2004. For the year ended December 31, 2004, we recorded these distributions prorated from the IPO through December 31, 2004.

Net Loss Attributable to Common Partnership Unitholders.   As a result of the foregoing, our net loss attributable to common partnership unitholders was $203.9 million for the year ended December 31, 2005, as compared to $101.3 million for the year ended December 31, 2004, an increase of $102.6 million. Our results for 2005 were impacted by the following charges totaling $113.8 million: (i) goodwill impairment of $78.8 million; (ii) real estate and retail home asset impairment of $21.8 million; (iii) $10.3 million of impairment related to discontinued operations; and (iv) employee severance of $2.9 million related to the termination of executive officers. Our net loss attributable to common partnership unitholders for the year ended December 31, 2004 was impacted by the following charges totaling $36.8 million: (i) $16.7 million from the early termination of debt; (ii) $10.2 million from restricted stock grants; (iii) $4.4 million from ARC IPO related organization and other costs; (iv) $3.4 million of real estate and retail home asset impairment; (v) employee severance of $1.2 million related to the termination of executive officers; and (vi) $0.9 million of goodwill impairment.

The following tables present certain information relative to our real estate segment as of and for the year ended December 31, 2005 and 2004 on a historical and “Same Communities” basis. “Same Communities” reflects information for all communities owned by us at both January 1, 2004 and December 31, 2005. “Same Communities” does not include the Hometown acquisition, the D.A.M. portfolio acquisition, the nine other communities we acquired subsequent to January 1, 2004 or the communities sold during 2004 and 2005 or held for sale as of December 31, 2005 (in thousands, except occupancy, homesites, community and per unit information).

	Same Communities(4)		Real Estate Segment(4)
	2005	2004	2005	2004
Year Ended December 31:
Average total homesites	34,797	34,962	57,988	53,439
Average total rental homes	6,155	5,780	8,283	6,817
Average occupied homesites—homeowners	24,184	25,416	41,667	39,818
Average occupied homesites—rental homes	5,131	4,115	6,716	4,566
Average total occupied homesites	29,315	29,531	48,383	44,384
Average occupancy—rental homes	83.4%	71.2%	81.1%	67.0%
Average occupancy—total	84.2%	84.5%	83.4%	83.1%
Real estate revenue
Homeowner rental income	$82,807	$84,563	$142,841	$133,670
Home renter rental income	37,204	33,982	48,547	37,676
Other	495	438	1,084	1,029
Rental income	120,506	118,983	192,472	172,375
Utility and other income	13,253	11,969	20,555	17,154
Total real estate revenue	133,759	130,952	213,027	189,529
Real estate expenses
Property operations expenses	46,522	45,247	76,447	68,324
Real estate taxes	9,246	10,888	16,506	15,241
Total real estate expenses	55,768	56,135	92,953	83,565
Real estate net segment income	$77,991	$74,817	$120,074	$105,964
Average monthly real estate revenue per total occupied homesite(1)	$380	$370	$367	$356
Average monthly homeowner rental income per homeowner occupied homesite(2)	$285	$277	$286	$280
Average monthly real estate revenue per total homesite(3)	$320	$312	$306	$296
As of December 31:
Total communities	184	184	278	278
Total homesites	34,622	34,962	57,578	58,431
Occupied homesites	29,072	28,918	48,320	47,662
Total rental homes owned	6,645	5,877	9,328	7,421
Occupied rental homes	5,356	4,546	7,491	5,422

(1)    Average monthly real estate revenue per occupied homesite defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)    Average monthly homeowner rental income per homeowner occupied homesite defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)    Average monthly real estate revenue per total homesite defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)    Excludes discontinued operations.

Reconciliation of our net segment income to net loss attributable to common partnership unitholders is as follows:

	Year Ended December 31,
	Same Communities(1)			As Reported
	2005	2004		2005	2004
Net segment income:
Real estate	$77,991	$74,817		$120,074	$105,964
Retail home sales	— (6)	—	(6)	(11,592)	(9,710)
Finance and insurance	(2,411)	(907)		(2,411)	(907)
	75,580	73,910		106,071	95,347
Other expenses:
Property management	6,474 (2)	4,717	(2)	9,781	7,127
General and administrative	27,319 (3)	19,253	(4)	27,634	29,373
ARC Initial public offering related costs	—	—		—	4,417
Early termination of debt	—	—		—	16,685
Depreciation and amortization	49,038	44,560		78,154	61,311
Real estate and retail home asset impairment	—	—		21,822	3,358
Goodwill impairment	—	—		78,783	863
Net consumer finance interest expense	525	1,319		525	1,319
Interest expense	42,178	40,989		73,164	58,665
Total other expenses	125,534	110,838		289,863	183,118
Interest income	(2,267)	(1,518	)(5)	(2,267)	(1,611)
Loss from continuing operations	(47,687)	(35,410)		(181,525)	(86,160)
Income from discontinued operations	—	—		(10,059)	3,162
Loss on sale of discontinued operations	—	—		(678)	(8,549)
Net loss	(47,687)	(35,410)		(192,262)	(91,547)
Preferred partnership unit distributions	—	—		(11,672)	(9,752)
Net loss attributable to common partnership unitholders	$(47,687)	$(35,410)		$(203,934)	$(101,299)

(1)   Same communities information excludes results of communities acquired in the Hometown, D.A.M. and other acquisitions after January 1, 2004 and the communities sold or held for sale before December 31, 2005.

(2)  Prorated based on 184 communities as compared to 278 at December 31, 2005.

(3)   Excludes amortization of restricted partnership units issued in connection with ARC’s IPO.

(4)  Excludes restricted partnership units expenses of $10.1 million recognized in connection with ARC’s IPO.

(5)   Excludes interest earned on additional cash received in connection with ARC’s IPO, the financing transaction and the Hometown acquisition.

(6)   Excluded due to variability from year-to-year independent of the number of communities.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Overview.   Our results for the year ended December 31, 2004 as compared to the year ended December 31, 2003 include the operations of 76 communities acquired from Hometown, comprising 22,970 homesites, from the date of acquisition, February 18, 2004, through December 31, 2004 and, accordingly, are not included in our operations for 2003. Our results for the year ended December 31, 2004 also include the operations of 36 communities acquired from D.A.M. comprising 3,573 homesites from the date of acquisition, June 30, 2004, through December 31, 2004 and six other acquisitions we completed between January 1, 2004 and December 31, 2004, that accordingly, are not included in our operations for the year ended December 31, 2003.

Revenue.   Revenue for the year ended December 31, 2004 was $204.5 million compared to $153.1 million for the year ended December 31, 2003, an increase of $51.4 million or 33%. This increase is due to an increase of $55.4 million in rental income offset by a decrease of $4.0 million in other revenue consisting of sales of manufactured homes, utility and other income and net consumer finance interest income.

The rental income increase of $55.4 million is due to $50.3 million from the Hometown acquisition, $3.5 million from D.A.M. and other community acquisitions and $1.6 million from same communities. The increase in same communities’ revenues is due to $2.6 million from increased rental rates and $5.0 million from home renter rental income partially offset by $6.0 million from lower occupancy.

The decrease in other income of $4.0 million is due to a $7.7 million decrease in sales of manufactured homes partially offset by an increase of $3.7 million in utility and other income. Sales of manufactured homes were 1,260 units in 2004 and 490 units in 2003. We closed 19 retail dealerships in 2003. Per unit sales prices were substantially lower during the year ended December 31, 2004 compared to the same period in 2003, primarily because 2004 sales were of older homes.

Property Operations Expense.   For the year ended December 31, 2004, total property operations expenses were $68.3 million, as compared to $40.7 million for the year ended December 31, 2003, an increase of $27.6 million, or 68%. The increase primarily is due to increases in expenses of $21.3 million from the Hometown acquisition, $3.0 million from D.A.M. and other community acquisitions and $3.3 million from same communities. The increase from same communities primarily is due to higher salaries and benefits of $2.2 million and higher repairs and maintenance of $1.9 million, partially offset by decreases in other expenses of $0.8 million.

Real Estate Taxes Expense.   Real estate taxes expense for the year ended December 31, 2004, was $15.2 million, as compared to $9.5 million for the year ended December 31, 2003, an increase of $5.7 million or 60%. The increase is due primarily to the Hometown acquisition, other community acquisitions and an increase in same communities in the number of rental homes we own.

Cost of Manufactured Homes Sold.   The cost of manufactured homes sold was $17.4 million for the year ended December 31, 2004 compared to $18.6 million for the year ended December 31, 2003, a decrease of $1.2 million. The decrease was a result of the mix of used versus new homes sold during the period. The gross margin in manufactured homes sold decreased to a loss of 22% for the year ended December 31, 2004 from a gross profit of 15% for the year ended December 31, 2003, as per unit sales prices were substantially lower during the year ended December 31, 2004, primarily because 2004 sales were of older homes.

Retail Home Sales, Finance, Insurance and Other Operations Expense.   For the year ended December 31, 2004 total retail home sales, finance, insurance and other operations expenses were $8.2 million as compared to $7.2 million for the year ended December 31, 2003, a increase of $1.0 million or 14%. This increase is due to costs of in-community sales activities begun in the second half of 2004 partially offset by the elimination of the costs of maintaining stand-alone retail stores.

ARC’s IPO in which we granted 531,000 restricted units that vested immediately. The remaining increase in other costs primarily is due to severance of $1.0 million incurred in the year ended December 31, 2004, higher travel costs of $428,000, professional services of $375,000 and insurance costs of $629,000, that reflected a credit in 2003.

ARC’s IPO Related Costs.   During the year ended December 31, 2004, we incurred $4.4 million in organization and other costs directly related to ARC’s IPO. These costs included legal fees, third party due diligence costs, travel expenses, transfer taxes, filing fees and other miscellaneous items.

Early termination of debt.   During the year ended December 31, 2004, we wrote off $10.4 million of loan origination costs and incurred an expense of $6.3 million related to exit fees applicable to the repayment of debt in the financing transaction.

Depreciation and Amortization Expense.   Depreciation and amortization expense for the year ended December 31, 2004 was $61.3 million as compared to $39.9 million for the year ended December 31, 2003, an increase of $21.4 million, or 53%. The increase is due to increased depreciation of communities acquired in the Hometown acquisition, other community acquisitions, manufactured home acquisitions and an increase in amortization of loan origination costs resulting from recognition of costs to be paid for the consumer finance facility resulting from the lease receivables commitment.

Real Estate and Retail Home Asset Impairment.   During the year ended December 31, 2004, we recognized $3.4 million of impairment charges as compared to $1.4 million for the twelve months ended December 31, 2003. The charge in 2004 related to $2.9 million of impairment charges from older vacant homes that we expect to sell in 2005 at prices less than their carrying value in order to continue to drive occupancy in specific markets and reduce repair and maintenance costs in the rental home portfolio and approximately $0.5 million of impairment charges related to three communities whose estimated fair value was less than their carrying values. The charge in 2003 related to our decision in 2003 to change from selling homes in stand-alone retail dealerships to in-community sales operations.

Goodwill Impairment.   During the year ended December 31, 2004, we recognized $0.9 million of goodwill impairment charges related to our insurance business, reducing goodwill in our insurance business to zero.

Net Consumer Finance Interest Expense.   Represents interest expense and amortization of loan origination costs related to our consumer finance facility less interest income received from tenant notes receivable. We initiated our consumer finance program in February 2004.

Interest Expense.   Interest expense for the year ended December 31, 2004 was $58.7 million, as compared to $58.9 million for the year ended December 31, 2003, a decrease of $0.2 million. The decrease primarily is due to the increase in outstanding debt related to the Hometown acquisition and the related refinancing activities more than offset by lower interest rates and interest we capitalized related to the development of long-lived assets.

Interest Income.   Interest earned on cash and cash equivalents, restricted cash and loan reserves was $1.6 million for the year ended December 31, 2004 and $1.4 million for the year ended December 31, 2003.

Discontinued Operations.   In the third quarter of 2004, we entered into a real estate auction agreement to sell a total of twelve communities and two parcels of land. In addition, we separately entered into a sales agreement to sell our Sea Pines, Camden Point and Butler Creek communities. In the fourth quarter of 2004 we entered into a real estate auction agreement to sell an additional 15 communities. For the year ended December 31, 2004, we recorded $8.5 million of loss on the sale of these assets as discontinued operations. During the year ended December 31, 2003, we sold the Sunrise Mesa community and recorded $3.3 million of gain on the sale of these assets.

Preferred Partnership Unit Distribution.   We have recorded a preferred partnership unit distribution at the annual rate of 8.25% or $2.0625 per share on the 5.0 million shares of Series A preferred partnership units issued in connection with ARC’s IPO on February 18, 2004.

Net Loss Attributable to Common Partnership Unitholders.   As a result of the foregoing, our net loss attributable to common partnership unitholders was $101.3 million for the year ended December 31, 2004, as compared to $39.9 million for the year ended December 31, 2003, an increase of $61.4 million. Our net loss attributable to common partnership unitholders for the year ended December 31, 2004 includes $31.2 million of costs related to ARC’s IPO, financing transactions and the Hometown acquisition including (a) $10.2 million from restricted unit grants, (b) $4.4 million from ARC IPO related organization and other costs and (c) $16.7 million from the early termination of debt.

The following tables present certain information relative to our real estate segment as of and for the year ended December 31, 2004 and 2003 on a historical and “Same Communities” basis. “Same Communities” reflects information for all communities owned by us at both January 1, 2003 and December 31, 2004. “Same Communities” does not include the Hometown acquisition, the D.A.M. portfolio acquisition, the nine other communities we acquired subsequent to January 1, 2003 or the communities sold during 2003 and 2004 or held for sale as of December 31, 2004 (in thousands, except home, occupancy, community and per unit information).

	Same Communities(4)		Real Estate Segment(4)
	2004	2003	2004	2003
For the year ended December 31:
Average total homesites	32,147	32,125	53,439	35,278
Average total rental homes	5,450	4,459	6,817	4,644
Average occupied homesites—homeowners	23,238	25,089	39,818	27,699
Average occupied homesites—rental homes	3,876	3,335	4,566	3,443
Average total occupied homesites	27,114	28,424	44,384	31,142
Average occupancy—rental homes	71.1%	74.8%	67.0%	74.1%
Average occupancy—total	84.3%	88.5%	83.1%	88.3%
Real estate revenue
Homeowner rental income	$77,946	$81,284	$133,670	$89,577
Home renter rental income	31,861	27,208	37,676	27,301
Other	393	87	1,029	119
Rental income	110,200	108,579	172,375	116,997
Utility and other income	11,135	11,377	17,154	14,186
Total real estate revenue	121,335	119,956	189,529	131,183
Real estate expenses
Property operations expenses	$42,128	$38,799	$68,324	$40,624
Real estate taxes	10,082	8,741	15,241	9,529
Total real estate expenses	52,210	47,540	83,565	50,153
Real estate net segment income	$69,125	$72,416	$105,964	$81,030
Average monthly real estate revenue per total occupied homesite(1)	$373	$352	$356	$351
Average monthly homeowner rental income per homeowner occupied homesite(2)	$280	$270	$280	$269
Average monthly real estate revenue per total homesite(3)	$315	$311	$296	$310
As of December 31:
Total communities	174	174	278	184
Total homesites	32,147	32,145	58,431	34,960
Occupied homesites	26,516	27,658	47,662	30,105
Total rental homes owned	5,491	4,939	7,421	5,234
Occupied rental homes	4,239	3,661	5,422	3,863

(1)    Average monthly real estate revenue per occupied homesite is defined as total real estate revenue divided by average total occupied homesites divided by the number of months in the period.

(2)    Average monthly homeowner rental income per homeowner occupied homesite is defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)    Average monthly real estate revenue per total homesite is defined as total real estate revenue divided by average total homesites divided by the number of months in the period.

(4)    Real estate segment and homesite data excludes discontinued operations.

Reconciliation of our net segment income to net loss attributable to common unitholders is as follows:

	Year Ended December 31,
	Same Communities			As Reported
	2004		2003	2004	2003
Net segment income:
Real estate	$69,125	(1)	$72,416 (1)	$105,964	$81,030
Retail home sales	—	(5)	— (5)	(9,710)	(1,867)
Finance and insurance	(907)		(1,999)	(907)	(1,999)
	68,218		70,417	95,347	77,164
Other expenses:
Property management	4,461	(2)	5,227 (2)	7,127	5,527
General and administrative	19,252	(3)	17,029	29,373	17,029
ARC Initial public offering related costs	—		—	4,417	—
Early termination of debt	—		—	16,685	—
Depreciation and amortization	41,421		35,697	61,311	39,945
Real estate and retail home asset impairment	—		—	3,358	1,385
Goodwill impairment	—		—	863	—
Net consumer finance interest expense	1,319		—	1,319	—
Interest expense.	38,233		55,567	58,665	58,898
Total other expenses	104,686		113,520	183,118	122,784
Interest income	(1,518	)(4)	(1,434)	(1,611)	(1,434)
Loss from continuing operations	(34,950)		(41,669)	(86,160)	(44,186)
Income from discontinued operations	—		—	3,162	950
Loss on sale of discontinued operations	—		—	(8,549)	3,333
Net loss	(34,950)		(41,669)	(91,547)	(39,903)
Preferred partnership unit distributions	—		—	(9,752)	—
Net loss attributable to common partnership unitholders	$(34,950)		$(41,669)	$(101,299)	$(39,903)

(1)   Same communities information excludes results of communities acquired in the Hometown, D.A.M. and other acquisitions after January 1, 2003 and the communities sold or held for sale before December 31, 2004.

(2)  Prorated based on 174 communities as compared to 278 at December 31, 2004.

(3) Excludes restricted partnership unit expenses of $10.1 million recognized in connection with ARC’s IPO.

(4)  Excludes interest earned on additional cash received in connection with ARC’s IPO, the financing transaction and the Hometown acquisition.

(5)    Excluded due to variability from year-to-year independent of the number of communities.

Liquidity and Capital Resources

During 2005, we met our liquidity requirements for distributions on our common and preferred partnership units, manufactured home purchases and community improvements through the issuance of debt, sales of communities, sales of manufactured homes and funds provided from operations. In the second quarter of 2005, we reduced the distribution on common partnership units and beginning with the third quarter of 2005 we eliminated these distributions.

In 2005, we issued a total of $122.4 million of unsecured debt, consisting of $25.8 million in 30-year trust preferred securities and $96.6 million in Notes. In September 2005, we extended the maturity of our $85 million revolving credit mortgage facility to September 2006, and in February 2006, we extended the maturity of our senior variable rate mortgage to February 2007. In October 2005, we amended our lease receivables facility to (i) increase its size from $75 million to $150 million, (ii) increase the limit on borrowings to an amount equal to approximately 65% from 55% of the net book value of the eligible manufactured housing units subject to certain applicable borrowing base requirements and (iii) extend its maturity from March 31, 2007 to September 30, 2008. At December 31, 2005, we had approximately $28 million of cash and cash equivalents and $31 million available under the terms of the lease receivables line of credit.

In the first half of 2005, we closed the sale of 15 communities sold at auction in December 2004 for cash proceeds of approximately $15 million net of payment of debt and other expenses of $34 million. In September 2005, ARC’s board of directors authorized us to sell 79 of our communities that we believed had market value in excess of our return expectations or did not fit in our economic footprint. As a result, in December 2005, we conducted an auction to sell up to 71 communities. Upon completion of this auction, we determined that we would only hold 38 communities for sale comprised of 30 communities through the auction and eight communities in private party transactions or through brokers. As of March 20, 2006, we have closed 26 of these sales, including the private sale of the Desert Palms community, for cash proceeds of $33.2 million net of related debt repayment and defeasance and other costs of $34.2 million.

Our plan for 2006 is to (i) manage our results against our detailed budget, focused on operating effectiveness at the community level; (ii) adjust the price and cost structure of our marketing programs in the sales and leasing of homes; (iii) control our expense structure to fit the size of the company consistent with maintaining effective controls over the business; (iv) make capital expenditures, as necessary and appropriate, to keep our communities up to our standards; and (v) purchase homes for sale or lease as demand warrants and funds permit.

Our short-term liquidity needs include funds for dividend payments on our $125 million Series A preferred partnership units bearing a distribution rate of 8.25% per annum (approximately $10.3 million annually), funds for capital expenditures for our existing communities, funds for purchases of manufactured homes and funds to service our debt.

We expect to fund our short-term liquidity needs described above through net cash provided by operations, borrowings under our $35 million floorplan line of credit, borrowings under our $150 million lease receivables line of credit, borrowings under our $125 million consumer finance facility and net proceeds from the sales of communities.

Our ability to obtain funding from time to time under the lease receivables facility, the floorplan line of credit and the consumer finance debt facility will be subject to certain conditions, and we can make no assurance that we will continue to meet any of all of these conditions in the future. If we are unable to meet the conditions necessary to continue funding under these facilities, we may not be able to fund operations, capital expenditures, manufactured home sales consumer loans, manufactured home purchases and distributions on our preferred stock and our results of operations could be adversely affected.

We expect to meet our long-term liquidity requirements for the funding of potential community acquisitions, purchases of additional rental homes, purchase, sale and financing of homes to new residents in our communities, funding of distributions on our preferred units and other capital improvements through net cash provided by operations, borrowings under secured and unsecured indebtedness, retail home sales and consumer finance debt. We expect to refinance our indebtedness as it comes due.

Based on present commitments and community sales plans, we believe we will be able to fund our debt service obligations, capital expenditures and home purchases from operating cash flows and the financing sources described above. However, we cannot assure that we will be able to complete the sales of the remaining 12 communities currently held for sale, sell manufactured homes or refinance expiring credit lines. Should we not be able to obtain sufficient funds for these purposes, we may determine that it is necessary to substantially defer or eliminate some or all of our objectives that require these funds, including home purchases, consumer loans, and non-recurring capital expenditures.

Cash Flows

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Cash provided by operations was $7.0 million and $27.4 million for the years ended December 31, 2005 and 2004, respectively. Cash provided by operations decreased in 2005, as compared to 2004, despite higher real estate net segment income primarily because of: (i) decreased net segment income from the retail home sales and finance and insurance segments, (ii) increased interest expense of $14.5 million from higher levels of outstanding debt and increased interest rates, (iii) higher general and administrative expenses of $8.5 million (after adjusting for non-cash stock compensation expense) resulting from the growth of our business, and (iv) payments made in 2005 for substantial accruals incurred at the end of 2004 for capital expenditures and repairs and maintenance activities as compared to a relatively low level of such payments in 2004.

Cash used in investing activities was $112.9 million and $595.9 million for the years ended December 31, 2005 and 2004, respectively. The decrease in 2005 as compared to 2004 primarily was due to the Hometown and D.A.M. portfolio acquisitions in 2004. Purchases of manufactured homes and proceeds from the sale of manufactured homes are considered investing activities because these activities are conducted, in large part, to increase long-term cash flows from lot rents.

Cash provided by financing activities was $101.0 million and $578.7 million for the years ended December 31, 2005 and 2004, respectively. The decrease in 2005 as compared to 2004 primarily was due to the issuance of additional indebtedness and common and preferred partnership unit issuances in connection with ARC’s IPO in 2004 compared with higher levels of non-acquisition issuance of debt and increased repayment of existing indebtedness in 2005.

We recently determined that cash flows from restricted cash and loan reserves should be included in investing rather than financing activities. As a result, the cash flow statement for the year ended December 31, 2004 has been revised and cash flows from investing activities was changed from ($607.6) million to ($595.9) million and cash flows from financing activities was changed from $590.5 million to $578.7 million.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Cash provided by operations was $27.4 million and $10.6 million for the years ended December 31, 2004 and 2003, respectively. The increase in cash provided by operations for 2004 as compared to 2003 was due primarily to increased homesites resulting from our Hometown and D.A.M. portfolio acquisitions.

Cash used in investing activities was $595.9 million and $41.1 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 as compared to 2003 was due primarily to the Hometown and D.A.M. portfolio acquisitions and an increase in acquisitions of other communities and manufactured homes.

Cash provided by financing activities was $578.7 million and $18.8 million for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 as compared to 2003 was primarily due to issuance of additional indebtedness and common and preferred unit issuances in connection with ARC’s IPO, partially offset by the repayment of existing indebtedness and the payment of both common and preferred unit distributions.

We recently determined that cash flows from restricted cash and loan reserves should be included in investing rather than financing activities. As a result, the cash flow statement for the year ended December 31, 2004 and 2003 have been revised and a) cash flows from investing activities was changed from ($607.6) million to ($595.9) million for 2004 and from ($47.7) million to ($41.1) million for 2003 and b) cash flows from financing activities was changed from $590.5 million to $578.7 million for 2004 and from $25.4 million to $18.8 million for 2003.

Inflation

Inflation in the U.S. has been relatively low in recent years and did not have a material impact on our results of operations for years ended December 31, 2005 and 2004. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the United States economy and may increase the cost of acquiring or replacing property, plant, and equipment and the costs of labor and utilities.

Commitments

At December 31, 2005, we had $1,153.0 million of consolidated indebtedness outstanding (excluding notes payable related to assets held for sale of $48.2 million to be defeased upon sale of the communities in 2006) with the following repayment obligations (in thousands):

	Principal Debt Repayment Obligations	Interest on Debt Repayment Obligations	Operating Lease Obligations	Total Obligations
2006	$ 85,726	$ 69,451	$ 537	$ 155,714
2007(1)	155,217	63,794	446	219,457
2008	150,459	58,017	333	208,809
2009	104,869	46,897	66	151,832
2010	13,373	44,709	—	58,082
Thereafter	637,850	251,497	—	889,347
Commitments	1,147,494	534,365	1,382	1,683,241
Unamortized premium related to indebtedness asummed in Hometown and DAM acquisitions	5,504	—	—	5,504
	$ 1,152,998	$ 534,365	$ 1,382	$ 1,688,745

(1)    $130.6 million of senior variable rate mortgage debt due 2007 may be extended for two additional 12-month periods at our option and subject to certain conditions.

Consolidated Indebtedness to be Outstanding After Our Offering

The following table sets forth certain information with respect to our consolidated indebtedness outstanding as of December 31, 2005 (dollars in thousands):

	Debt Principal Balance	Percentage of Total Debt	Weighted Average Interest Rate	Annual Debt Service	Balance at Maturity
Fixed Rate Debt:
Senior fixed rate mortgage due 2009	$ 89,512	7.8%	5.05%	$ 5,946	$ 84,865
Senior fixed rate mortgage due 2012	288,622	25.0%	7.35%	24,657	263,339
Senior fixed rate mortgage due 2014	196,270	17.0%	5.53%	13,724	168,282
Various individual fixed rate mortgages due 2006 through 2031	150,104	13.1%	7.25%	12,115	103,684
DAM PPU notes payable due 2006	4,999	0.4%	7.00%	350	2,499
Senior exchangeable notes due 2025	96,600	8.4%	7.50%	7,245	96,600
Other loans due 2012	1,277	0.1%	6.97%	188	523
	827,384	71.8%	6.67%	64,224	719,792
Variable Rate Debt:
Senior variable rate mortgage due 2007	130,595	11.4%	7.39%	9,651	130,595
Revolving credit mortgage facility due 2006	58,764	5.1%	7.14%	4,196	58,764
Trust preferred securities due 2035	25,780	2.2%	7.79%	2,007	25,780
Consumer finance chattel facility due 2008	18,607	1.6%	7.39%	1,375	18,607
Lease receivables facility due 2008	77,500	6.7%	8.52%	6,600	77,500
Floorplan lines of credit due 2007	14,368	1.2%	8.00%	1,149	14,368
	325,614	28.2%	7.67%	24,978	325,614
	$ 1,152,998	100.0%	6.95%	$ 89,202	$ 1,045,406

FFO

As defined by NAREIT, FFO represents income (loss) from continuing operations (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table calculates our FFO for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Year Ended December 31,
	2005	2004	2003

Loss from continuing operations	$ (181,525)	$ (86,160)	$ (44,186)
Plus:
Depreciation and amortization	78,154	61,311	39,945
Income (loss) from discontinued operations	(10,059)	3,162	950
Depreciation and amortization from discontinued operations	4,271	7,885	5,898
Less:
Depreciation expense on furniture, equipment and vehicles	(2,080)	(1,264)	(1,112)
FFO	(111,239)	(15,066)	1,495
Less: preferred partnership unit distributions	(11,672)	(9,752)	—
FFO available to common partnership unitholders	$ (122,911)	$ (24,818)	$ 1,495
FFO includes the following charges:
Goodwill impairment	$ 78,783	$ 863	$ —
Real estate and retail home asset impairment	21,822	3,358	1,385
Impairment charges included in discontinued operations	10,254	—	—
Executive severance charges	2,870	1,197	337
ARC IPO executive unit grants compensation expense	—	10,195	—
ARC IPO related early termination of debt	—	16,685	—
Other ARC IPO related costs	—	4,417	—
Total	$ 113,729	$ 36,715	$ 1,722

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

As of December 31, 2005, our debt outstanding was $1,153.0 million, comprised of $827.4 million of indebtedness subject to fixed interest rates and $325.6 million, or 28%, of our total consolidated debt, subject to variable interest rates.

If LIBOR and the prime rate were to increase by 0.125%, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $407,000 annually. If, after consideration of the interest rate swap agreement described above, LIBOR and the prime rate were to increase by 0.125%, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $282,000 annually.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

The fair value of debt outstanding as of December 31, 2005 was approximately $1,176.4 million.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

BUSINESS AND PROPERTIES

Overview

The Partnership is a Delaware limited partnership whose sole general partner is ARC. As of December 31, 2005, ARC owned approximately 95.7% of the Partnership’s outstanding partnership interests. ARC is a Maryland corporation which was organized as a fully integrated, self administered and self managed REIT for U.S. Federal income tax purposes through the years ended December 31, 2005. On March 7, 2006, ARC’s board of directors announced its decision to revoke ARC’s election as a REIT beginning the year ending December 31, 2006.

We acquire, renovate, reposition and operate primarily all-age manufactured home communities. We also conduct certain complimentary business activities focused on maintaining and improving occupancy in our communities. These activities include leasing with the option to purchase, renting and selling manufactured homes, financing sales of manufactured homes and acting as agent in the sale of homeowners’ insurance and other related insurance products, all exclusively to residents and prospective residents in our communities.

As of December 31, 2005, we owned and operated 278 manufactured home communities in 24 states containing 57,578 homesites, exclusive of communities held for sale as discontinued operations. These properties are located in 59 markets across the United States. Our five largest markets are Dallas/Fort Worth, Texas, with 12.4% of our total homesites; Atlanta, Georgia, with 8.6% of our total homesites; Salt Lake City, Utah, with 6.6% of our total homesites; the Front Range of Colorado, with 5.7% of our total homesites; and Kansas City—Lawrence—Topeka, Kansas/Missouri, with 4.2% of our total homesites.

Beginning in 1995, ARC’s predecessor companies were formed under the name “Affordable Residential Communities.” ARC was formed in 1998. In the first quarter of 2004, ARC completed its initial public offering, or IPO, of 25,300,209 shares of ARC common stock (including 2,258,617 shares sold by selling securityholders) and 5,000,000 shares of ARC’s 8.25% Series A cumulative redeemable preferred stock. In conjunction with the IPO, we also completed a financing transaction involving Merrill Lynch Mortgage Capital Inc., an affiliate of the initial purchaser of the Notes, consisting of $500 million of new mortgage debt and the repayment of some of our existing indebtedness. We used a portion of the proceeds from ARC’s IPO and the financing transaction to acquire 90 manufactured home communities from Hometown America, L.L.C., or Hometown.

Our principal executive, corporate and property management offices are located at 7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111, and our telephone number is (303) 291-0222. Our internet address is www.aboutarc.com. The information contained on our website is not part of this prospectus.

Our Business Objectives, Property Management and Operating Strategies

Our principal business objectives are to achieve sustainable long-term growth in cash flow and to maximize returns to our investors. We believe that we can provide a clean, attractive and affordable place for our residents to live that is competitive with other forms of housing, provides real value and service to our residents and generates profits for our investors. We have undertaken a detailed, bottom-up budgeting process that focuses on operating effectiveness at the community level. Our primary goals are, first, to reassess expense levels and income opportunities and, second, to indentify opportunities for profitable growth with the liquidity we expect to attain from the sale of the communities we currently hold for sale, as and when such sales are consummated. In regard to our business objectives, we have focused on rent levels and control and recovery of utility costs and other operating expenses.

We have further made a determination to focus on profitable programs in the sale and leasing of homes. As a result, we have implemented procedures to increase the pricing of our home and leasing transactions while attempting to keep them competitively priced as compared to the market. Our primary tools remain (i) our rental home program, including our lease with option to purchase program, (ii) our for-sale inventory and (iii) our consumer finance program.

We have taken steps to down-size our sales and marketing organization and terminated over 150 employees in the fourth quarter of 2005, primarily in these functions. We now operate our sales and marketing initiatives within our community operations utilizing training achieved to-date. Our focus is to utilize our community managers, sales staff and independent sales professionals to make (i) cash sales of less expensive, vacant used homes, used rental homes coming off lease and newly purchased repossessions, (ii) sales of higher priced new and used homes for cash or supported by financing to new residents through our “Enspire” finance subsidiary, (iii) home leases with option to purchase, and (iv) standard home leases.

We have also made a determination to align our expense structure to one that fits a downsized company once our communities held for sale have been sold. We will address this in due course while continuing to work to maintain effective controls over our business activities.

We evaluate our aggregate community asset pool to determine whether any communities do not meet the established market and asset criteria enumerated above and/or whose cost of operating, development, refurbishment or occupancy fill we consider inordinately high. Historically, ARC has and may continue to acquire such communities in order to facilitate multiple community acquisitions we believe to be essential to planned, strategic growth. In selling communities, we have focused on communities that are in isolated markets where we cannot readily achieve economies of scale, that cannot be readily reached by district management, or that require extensive expenditures of capital and management time in relation to the potential benefit. We also consider the benefits we may obtain from the liquidity provided in the sale that we can better deploy in other development activities elsewhere. As such, we may consider selling those communities that are fully developed and offer little growth prospects or those communities where we believe we will receive a premium price on sale in addition to those that require excess capital investment in relation to the future benefit.

Our key operating objectives include the following:

Customer Satisfaction and Quality Control.   Our goal is to meet the needs of our residents or prospective residents for housing alternatives in a clean and attractive environment at affordable prices. We approach our business with a consumer product focus having an emphasis on value and quality for our residents and prospective residents. We have quality assurance programs executed through employee training and adherence to guidelines developed by our senior management, based in part upon surveys of our customers. Our customer focus and quality controls are designed to provide consistency and quality of product and to enable our community managers to effectively market our communities and improve occupancy and resident retention across our portfolio.

Presence in Key Markets.   As of December 31, 2005, approximately 74% of our homesites were located in our 20 largest markets. We believe we have a leading market share in 15 of these markets, based on number of homesites. Increasing our presence and market share enables us to (i) achieve operating efficiencies and economies of scale by leveraging our local property management infrastructure and other operating overhead over a larger number of communities and homesites, (ii) provide potential residents with a broader range of affordable housing options in their market, (iii) increase our visibility and brand recognition and leverage advertising costs, and (iv) obtain more favorable terms and faster turnaround time on construction, renovation, repairs and home installation services. We believe the continuing significant size and geographic diversity of our portfolio reduces our exposure to risks associated with geographic concentration, including the risk of economic downturns or natural disasters in any one market in which we operate.

Management of Occupancy.   In response to challenging industry conditions, particularly the shortage of available consumer financing for the purchase of manufactured housing, we have developed and implemented a range of programs aimed primarily at maintaining and increasing our occupancy, improving resident satisfaction and retention, increasing revenue and improving our operating margins. We focus on converting long-term renters into homeowners and improving occupancy through the sale of older homes for cash, the sale for cash or financing of newer homes and the leasing of newer homes with an option to purchase.

Community Renovation and Repositioning.   While community acquisition opportunities have historically been a significant focus of our activities, we are currently significantly less focused on such opportunities and more focused on community operations, as discussed above. We have historically utilized a comprehensive process to renovate and reposition the communities we acquire and improve their operating performance. In this process we have focused on (i) identifying and making the acquisition of the community, (ii) improving the physical infrastructure and resident quality, (iii) increasing occupancy levels, and then, (iv) managing the ongoing, long-term operations. Our prior acquisitions generally have targeted communities that demonstrate opportunities for improvement in operating results due to (a) below market rate leases, (b) high operating expenses, (c) poor infrastructure and quality of residents, (d) inadequate capitalization, or (e) a lack of professional management.

Key Programs and Initiatives

Rental Programs.   Our real estate segment revenue consists of homeowner rental income, home renter rental income and utility and other income. We receive homeowner rental income from homeowners who lease homesites in our communities, and we receive home renter rental income from persons who rent manufactured homes and homesites from us in our communities pursuant to our home rental and our home lease with option to purchase programs. For the years ended December 31, 2005 and 2004, home renter rental income totaled $48.5 million, or approximately 23% of our total real estate revenue, and $37.7 million, or approximately 20% of our total real estate revenue, respectively, and homeowner rental income totaled $142.8 million, or approximately 67% of our total real estate revenue, and $133.7 million, or approximately 71% of our total real estate revenue, respectively. At December 31, 2005, we owned a total of 9,328 homes that are in our communities with acquisition and improvement costs of $261.5 million, which are rented, available for rent or for sale. These homes had an occupancy rate, at December 31, 2005, of approximately 80.3% in our communities which are not held for sale and 80.5% in our communities overall, including those held for sale. We intend to continue our home rental and lease with option to purchase program in the future.

Home Lease with Option to Purchase.   Our home lease with option to purchase program was initiated in 2004 to address the demand for home ownership in that segment of the population that might not otherwise qualify to finance the purchase of a home or pay cash. Under this program, a resident enters into a long term lease of a home, typically 24 to 72 months. Over the term of the lease, the resident makes rental payments for the home, and makes additional monthly payments which, if the resident elects to exercise the purchase option, are applied to the purchase price of the home. The resident pays a non-refundable option fee at the time of execution of the home lease. The lease may be terminated at any time by the payment of a termination fee by the resident as provided in the lease, and in the event of such termination, under the terms of the program the resident is to forfeit all additional payments made through the date of termination of the lease. The resident has the right to purchase the home at any time during the term of the lease for a stated purchase price as provided in the lease. The resident also executes a separate homesite lease as part of this program, and agrees that upon the exercise of the purchase option to maintain the home in our community for an additional period of at least 24 months. This program is only offered on homes we own located in our communities.

In-Community Retail Home Sales and Consumer Financing Initiative.   Our retail home sales business consists of the sales of manufactured homes in our communities to residents and prospective residents at competitive prices. Through our consumer financing initiative, we provide loans to qualified residents and prospective residents to facilitate purchases of manufactured homes which will remain located in our communities for the longer of the term of the loan or 24 months. We will acquire additional manufactured home inventory on an as needed basis for sale in coordination with the sale of our existing inventory.

Our Industry

The manufactured housing industry represents a meaningful portion of the U.S. housing market. In 2002, there were an estimated 22 million people living in manufactured homes in the United States. The manufactured housing industry is primarily focused on providing affordable housing to moderate-income customers. A manufactured home is a single-family house constructed entirely in a factory rather than at a homesite, with generally the same materials found in site-built homes and in conformity with federal construction and safety standards.

Each homeowner in a manufactured home community leases a homesite from the owner of the community. The manufactured home community owner owns the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and is responsible for enforcement of community guidelines that govern resident conduct and maintenance of the community. Generally, each homeowner is responsible for the maintenance of their home and upkeep of their leased site.

We believe that manufactured home communities have several characteristics that make them an attractive investment when compared to some other types of real estate, particularly multi-family real estate, including the following:

•       significant barriers to the entry of new manufactured home communities into the market;

•       large and growing demographic group of potential customers;

•       comparatively stable resident base;

•       fragmented ownership of communities;

•       comparatively low recurring capital requirements;

•   improved economies of scale in operation of multiple sites; and

•       affordable homeowner lifestyle.

The manufactured housing industry faces a challenging operating environment, which has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. According to Manufactured Housing Institute, or MHI, industry shipments (a measure of manufacturers’ home production and wholesale sales) have declined from 372,843 homes in 1998 to 130,802 in 2004. We believe this dramatic decline in production and sales is largely the result of an oversupply of consumer credit from 1994 to 1999, which led to over stimulation in the manufacturing, retail and finance sectors of the industry. Current industry conditions are further exacerbated by low mortgage interest rates and less stringent credit requirements for the purchase of entry-level site built homes, thereby reducing the price competitiveness of manufactured housing.

We expect industry conditions to remain difficult for the foreseeable future, based partly on overall economic conditions throughout the United States and a continued shortage of available consumer financing for manufactured home buyers. We anticipate that demand for manufactured housing and manufactured home communities will improve if home mortgage interest rates return to higher historical levels, which should reduce the pricing differential between home mortgage interest rates and interest rates for financing the purchase of a manufactured home.

Revocation of ARC’s REIT Election

Commencing with its taxable year ending December 31, 1998, ARC elected to be taxed as a REIT, pursuant to the Code. As a REIT, ARC was entitled to a deduction for the dividends that it paid and was therefore generally not subject to U.S. Federal corporate income tax on its taxable net income that it distributed to its stockholders. Under the Code, the proceeds from ARC’s community sales would likely have been subject to a U.S. Federal income tax equal to 100% of the net income from such sales as “prohibited transactions” without offset for  net operating losses or capital losses from other transactions. Since ARC has substantial net operating losses, the board of directors of ARC announced on March 7, 2006 that it had determined that it was in the best interest of ARC to revoke its election to be taxed as a REIT for U.S. Federal income tax purposes, as permitted pursuant to ARC’s charter, beginning with its tax year ending December 31, 2006 so that such net income could be offset by ARC’s net operating losses. As a result of the board’s decision, ARC filed a statement with the IRS, revoking its election to be taxed as a REIT on March 30, 2006 (which election is retroactively effective to January 1, 2006).

Effective with such revocation, ARC is taxed as a corporation for U.S. Federal income tax purposes and its net income is subject to taxation at regular (or alternative minimum) corporate rates without the benefit of a dividends paid deduction. As noted above, net operating loss carryforwards from prior years are expected to offset substantially ARC’s taxable income, if any, for at least the next five years. ARC may, however, incur some alternative minimum tax liability since net operating loss carryforwards may only offset 90% of alternative minimum taxable income. This will result in some increased U.S. Federal income, state and local tax liability to ARC and, therefore, ARC’s net earnings available for investment, debt service and distribution may be reduced. However, ARC does not expect any increase in the amount of its tax liability as a result of the revocation to be material. Under current law, ARC may re-elect REIT status for U.S. Federal income tax purposes beginning with its 2011 tax year. There can be no assurance, however, that the law will not change or that ARC will, if able, elect to be taxed as a REIT at such time. Under current law, in the event that ARC should chose to re-elect REIT status, ARC would have to distribute earnings and profits generated while it was a regular corporation and would be subject to a corporate tax at the highest corporate income tax rate then applicable on the net appreciation at the time of the conversion back to a REIT in its assets disposed of during the next 10 year period.

As a result of the revocation, ARC will no longer be subject to certain stockholder ownership tests imposed on a REIT. Thus, the limitations set forth in ARC’s charter that were designed to ensure that ARC would be able to meet with this and other requirements no longer apply. These limitations provided that no individual could own more than 7.3% in value or number, whichever is more restrictive, of the outstanding shares of ARC’s common stock or more than 7.3% in value of the outstanding shares of ARC’s capital stock.

Further, ARC is no longer required to comply with the REIT income, asset and distribution requirements under the Code, including that ARC distribute annually at least 90% of its “REIT taxable income.” Thus, ARC will not be compelled to make dividend distributions to its stockholders and, therefore, holders of ARC common stock may receive less in dividend distributions from ARC than if ARC had maintained its REIT status. In addition, holders of ARC common stock will no longer be able to receive dividends designated by ARC for  taxation as “capital gain dividends” within the meaning of the Code.

Investments in ARC common stock will be taxed under the general rules applicable to investments in stock of corporations. Distributions in respect of ARC common stock will be taxed as dividends to the extent of ARC’s current and accumulated earnings and profits. Distributions in excess of ARC’s current or accumulated earnings and profits will be treated first as nontaxable return of capital reducing a holder’s adjusted U.S. tax basis and thereafter as capital gains. However, certain restrictions applicable to the taxation of stockholders of REITs will no longer apply, including:

•  Dividends paid by ARC will now be eligible for the preferential tax rates available to U.S. individual stockholders for certain qualified dividend income;

•  Subject to certain limitations, dividends paid by ARC to corporate stockholders will be eligible for the dividends received deduction; and

•  The special rules applicable to holders of ARC common stock that are U.S. tax-exempt entities will not apply, including rules regarding “pension-held REITs.”

Nevertheless, because of ARC’s substantial investment in U.S. real property, non-U.S. holders may still be subject to taxation on the disposition of Notes or ARC common stock under FIRPTA, in certain circumstances. For more information, see “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Sale, Exchange or Redemption of the Notes” and “Certain U.S. Federal Income and Estate Tax Considerations—Non-U.S. Holders—Gain on Disposition of ARC Common Stock.”

Recent Developments

We had the following changes in executive management

On September 22, 2005, we announced that Larry D. Willard, a member of our board of directors, had assumed the additional position of Chairman of the board of directors and Chief Executive Officer of ARC and that director James F. Kimsey had become President and Chief Operating Officer of ARC. On that date, Scott D. Jackson, our former Chairman and Chief Executive Officer, assumed the position of a Vice Chairman of ARC’s board of directors. Messrs. Willard and Kimsey also resigned their positions on the Audit Committee, which caused ARC to fail to be in compliance with the requirements of the New York Stock Exchange (“NYSE”) with respect to the makeup of audit committees.

On November 4, 2005, John G. Sprengle, a Vice Chairman of our board of directors, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors effective as of that date. Under the agreement, Mr. Sprengle resigned his employment with ARC and its affiliates as of November 30, 2005. Pursuant to the agreement, Mr. Sprengle received a lump sum payment of $750,000, subject to standard withholding, on the separation date and is covered under our health benefit plan in accordance with COBRA for a period of eighteen months following his separation date. Pursuant to the agreement, Mr. Sprengle is also bound by certain non-competition and non-solicitation provisions for a two-year period.

On December 13, 2005, Scott D. Jackson, a Vice Chairman of our board of directors and our former Chairman and Chief Executive Officer, entered into a separation and release agreement with ARC and resigned from ARC’s board of directors and as an employee of ARC and its subsidiaries as of that date. Pursuant to the agreement, Mr. Jackson received a lump sum payment of $2.0 million as of January 3, 2006, subject to standard withholding, and is covered under our health benefits plan in accordance with COBRA for a period of 18 months following his separation date. Pursuant to the agreement, Mr. Jackson is also bound by certain non-competition and non-solicitation provisions for a two year period.

We had the following changes to our board of directors

At the 2005 annual stockholders meeting held on June 30, 2005, W. Joris Brinkerhoff, Gerald J. Ford, James F. Kimsey, James R. “Randy” Staff and Carl B. Webb were elected as directors of ARC. Randall A. Hack, Charles Santos-Busch and James L. Clayton were not seeking re-election and ended their service with the board of directors effective that date.

On August 16, 2005, Michael Greene resigned his position on ARC’s board of directors.

On October 28, 2005, Charles R. Cummings was elected to ARC’s board of directors and was appointed Chairman of the board’s Audit Committee and designated an “audit committee financial expert.”

On November 10, 2005, one of ARC’s independent directors, Eugene Mercy, Jr., resigned his position on ARC’s board of directors.

On November 29, 2005, Rhodes Bobbitt was elected to ARC’s board of directors and was appointed as a member of the board’s Audit Committee. His appointment brought ARC back into compliance with the requirements of the NYSE with respect to the makeup of audit committees.

We had modifications to our debt agreements as follows

In March 2005, we secured an additional $100.0 million in financing commitments, consisting of $25.0 million in unsecured trust preferred securities, and a $75.0 million lease receivables facility (subsequently amended to $150.0 million) secured by substantially all of ARC’s rental homes and the related leases. The $25.0 million trust preferred securities were issued and sold on March 15, 2005, mature in 30 years, and bear interest at 3-month LIBOR plus 3.25% (7.79% at December 31, 2005).

In September 2005, we amended our revolving credit mortgage facility to extend the maturity of the facility to September 2006. As amended, the facility bears interest at the rate of one-month LIBOR plus 2.75% (7.14% at December 31, 2005).

In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”) and located in our communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR to 4.125% plus one-month LIBOR (8.52% at December 31, 2005), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008.

On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the purchase cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 8.00% at December 31, 2005) based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home’s original invoice amount depending on the type of home and the number of months since the home’s purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, and $385.0 million from January 1, 2007 through September 13, 2007. We are in compliance with all financial covenants of the line of credit as of December 31, 2005. The line of credit is subject to a commitment fee of $250,000, an unused line fee of 0.25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

On February 10, 2006, we extended the due date of our senior variable rate mortgage due 2006 to February 11, 2007. At our option and subject to certain conditions, we may extend the Senior Variable

Rate Mortgage due 2006 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively.

On April 5, 2006, we entered into a second amendment to our lease receivables facility. The second amendment (i) eliminates the margin increase requirements for failure to meet certain sales volume requirements for new homes, (ii) increases the allowable age requirements for the collateral portfolio from 4 years to 4.5 years, and (iii) provides an opportunity to purchase an extension of the timeframe to realize $85 million in net proceeds from our community sales process from October 14, 2006 to December 31, 2006.

Our board of directors authorized community sales

On September 22, 2005, ARC’s board of directors authorized the sale of up to 79 communities in 33 markets, either at auction or through various negotiated sales. On December 15, 2005, we offered 71 of these communities for sale at auction. Eight other properties are being actively marketed and are anticipated to be sold in private party transactions or through brokers. Upon completion of the auction, we have accepted contracts on 30 of the properties and we determined that we would continue to operate 41 of the 79 properties, which would no longer be classified as held for sale. Following these sales, and assuming the 38 communities are sold, we will continue to own 278 communities that we believe meet our business plan objectives and operating strategy objectives.

We eliminated the quarterly dividend on ARC common stock and the quarterly distributions on the Partnership’s common partnership units

Also on September 22, 2005, ARC’s board of directors eliminated the quarterly common stock dividend and the quarterly distribution on the Partnership’s common partnership units beginning with the quarter ended September 30, 2005. ARC’s board of directors will review its dividend policy on a quarter by quarter basis going forward.

Our Markets

The table below provides summary information on our portfolio as of December 31, 2005 for our 20 largest markets, arranged from our largest to our smallest top 20 market:

		Percentage
	Number of	of		Per Occupied
	Total	Total	Occupancy	Homesite
Markets (1)	Homesites	Homesites	Percentage	Per Month (2)
Dallas—Ft. Worth, TX	7,164	12.4%	81.4%	$ 370
Atlanta, GA	4,967	8.6%	89.1%	371
Salt Lake City, UT	3,792	6.6%	92.2%	351
Front Range of Colorado	3,287	5.7%	84.9%	450
Kansas City—Lawrence—Topeka, MO—KS	2,423	4.2%	87.6%	295
Jacksonville, FL	2,256	3.9%	89.5%	363
Wichita, KS	2,157	3.7%	64.7%	279
Orlando, FL	1,987	3.5%	91.4%	374
St. Louis, MO—IL	1,898	3.3%	80.3%	306
Oklahoma City, OK	1,889	3.3%	78.4%	298
Greensboro—Winston Salem, NC	1,398	2.4%	68.5%	277
Davenport—Moline—Rock Island, IA—IL	1,382	2.4%	87.0%	277
Elkhart—Goshen, IN	1,212	2.1%	86.5%	358
Charleston—North Charleston, SC	1,179	2.0%	84.1%	276
Raleigh—Durham—Chapel Hill, NC	1,093	1.9%	90.7%	365
Sioux City, IA—NE	992	1.7%	79.3%	305
Syracuse, NY	931	1.6%	64.9%	376
Des Moines, IA	858	1.5%	88.0%	318
Flint, MI	838	1.5%	73.0%	378
Corpus Christi, TX	754	1.3%	73.2%	341
Subtotal—Top 20 Markets	42,457	73.7%	83.4%	349
All Other Markets	15,121	26.3%	85.4%	315
Total / Weighted Average	57,578	100.0%	83.9%	$ 340

(1)    Markets are defined by our management.

(2)    Rental Income is defined as homeowner lot rental income, home renter lot and home income and other rental income reduced by move-in bonuses and rent concessions. Rental income does not include utility and other income.

Our Communities

As of December 31, 2005, our portfolio consisted of 278 manufactured home communities (excluding communities held for sale) comprising approximately 57,578 homesites located in 24 states and 59 markets, primarily oriented toward all-age living.

At December 31, 2005, our communities which are not held for sale had an occupancy rate of approximately 83.9%, and the occupancy rate for all our communities, including those held for sale, was approximately 84.2%. The average monthly rental income per occupied homesite was $340. Leases for homeowners are generally month-to-month, or in limited cases year-to-year, and require security deposits. In the case of our residents renting homes from us, lease terms are typically one year, and require a security deposit. Under our lease with option to purchase program, residents enter into a long term lease, typically 24 to 72 months, pay a security deposit and option fee and commit to monthly payments creditable to their down payment upon purchase of the home. We commit to the price of the home upon purchase at the end of the lease.

The following table sets forth certain information regarding our communities, including the communities we have identified as held for sale, arranged from our largest to smallest market, as of December 31, 2005. Rental income includes homeowner rental income and home renter rental income reduced by move in bonuses and rent concessions.

Community Name	State	Number of Homesites	Occupancy Percentage	Rental Income Per Occupied Homesite Per Month
Dallas—Ft. Worth, TX
Meadow Glen	TX	409	58.9%	$ 295
Brookside Village	TX	384	81.0%	327
Southfork	TX	356	80.9%	379
Creekside	TX	301	86.0%	334
Village North	TX	288	92.7%	418
Summit Oaks	TX	275	83.3%	363
Chalet City	TX	256	79.3%	344
Twin Parks	TX	247	82.2%	450
Lakewood	TX	224	74.6%	404
Arlington Lakeside	TX	218	92.7%	371
Quail Run	TX	216	83.3%	363
Willow Terrace	TX	203	65.5%	417
Highland Acres	TX	195	92.3%	436
Mesquite Meadows	TX	200	90.5%	344
Amber Village	TX	190	69.5%	372
Denton Falls	TX	187	59.9%	406
Terrell Crossing	TX	186	65.1%	412
Eagle Ridge	TX	186	96.2%	394
Rolling Hills	TX	182	89.6%	336
Dynamic	TX	156	88.5%	381
Cottonwood Grove	TX	150	94.0%	445
Silver Leaf	TX	145	89.7%	320
Mesquite Ridge	TX	141	95.0%	373
Aledo	TX	139	94.2%	345
Willow Springs	TX	138	70.3%	382
Dynamic II	TX	136	87.5%	375
Golden Triangle	TX	136	94.9%	426
Shadow Mountain	TX	129	64.3%	269
El Lago	TX	121	90.9%	369
Mesquite Green	TX	120	91.7%	320
Hampton Acres	TX	119	90.8%	411
Sunset Village	TX	109	73.4%	300
Kimberly @ Creekside	TX	102	85.3%	313
Shady Creek	TX	95	74.7%	363
Oak Park Village	TX	93	92.5%	446
Creekside Estates	TX	88	80.7%	363
Hidden Oaks	TX	87	67.8%	391
El Dorado	TX	79	60.8%	249
Mulberry Heights	TX	67	73.1%	400
El Lago II	TX	57	87.7%	404
Zoppe’s	TX	54	88.9%	200
Dallas—Ft. Worth, TX—Total/Weighted Average		7,164	81.4%	$370

Atlanta, GA
Hunter Ridge	GA	850	82.2%	$ 378
Landmark Village	GA	509	82.7%	353
Shadowood	GA	507	93.9%	395
Riverdale (Colonial Coach)	GA	437	92.4%	370
Lamplighter Village	GA	430	97.4%	406
Stone Mountain	GA	354	84.2%	394
Castlewood Estates	GA	300	96.3%	344
Woodlands of Kennesaw	GA	266	92.1%	399
Smoke Creek	GA	264	81.8%	366
Four Seasons	GA	213	89.7%	336
Friendly Village	GA	203	97.0%	388
Marnelle	GA	201	95.0%	376
Plantation Estates	GA	130	92.3%	325
Golden Valley	GA	126	69.0%	313
Lakeside	GA	102	98.0%	294
Jonesboro (Atlanta Meadows)	GA	75	100.0%	285
Atlanta, GA—Total/Weighted Average		4,967	89.1%	$ 371
Salt Lake City, UT
Camelot	UT	379	98.7%	$ 388
Country Club Mobile Estates	UT	323	99.4%	376
Crescentwood Village	UT	273	98.2%	369
Windsor Mobile Estates	UT	249	94.8%	375
Evergreen Village	UT	237	75.5%	339
Villa West	UT	211	95.7%	384
Lakeview Estates	UT	209	94.7%	353
Riverdale	UT	208	95.2%	324
Sunset Vista	UT	204	83.8%	370
Riverside	UT	200	98.0%	401
Sundown	UT	195	89.7%	342
Viking Villa	UT	191	90.1%	275
Washington Mobile Estates	UT	186	91.9%	332
Overpass Point MHC	UT	177	75.1%	294
Brookside	UT	170	90.0%	355
Western Mobile Estates	UT	142	85.9%	370
Willow Creek Estates	UT	137	96.4%	186
Kopper View MHC	UT	61	90.2%	331
Redwood Village	UT	40	97.5%	372
Salt Lake City, UT—Total/Weighted Average		3,792	92.2%	$ 351

Front Range of Colorado
Harmony Road	CO	485	84.3%	$ 433
Stoneybrook	CO	426	61.7%	410
Wikiup	CO	339	92.0%	516
Villa West	CO	331	79.5%	367
The Meadows	CO	303	93.4%	542
Mountainside Estates	CO	228	86.0%	526
Thornton Estates	CO	208	96.6%	449
Countryside	CO	173	87.3%	330
Inspiration Valley	CO	139	88.5%	522
Loveland	CO	113	90.3%	398
Pleasant Grove	CO	112	79.5%	435
Sheridan	CO	111	91.9%	520
Grand Meadow	CO	104	100.0%	361
Mobile Gardens	CO	100	85.0%	500
Shady Lane	CO	64	90.6%	359
Commerce Heights	CO	51	98.0%	408
Front Range of Colorado—Total/Weighted Average		3,287	84.9%	$ 450
Kansas City—Lawrence—Topeka, MO—KS
Springdale Lake	MO	443	89.2%	$ 308
River Oaks	KS	396	75.3%	288
Northland	MO	281	96.8%	297
Ridgewood Estates	KS	276	89.9%	286
Easy Living	KS	259	95.8%	301
Meadowood	KS	250	88.4%	268
Harper Woods	KS	140	88.6%	332
Shawnee Hills	KS	109	64.2%	296
Riverside	KS	93	97.8%	292
Pine Hills	KS	90	90.0%	281
Brittany Place	KS	86	86.0%	305
Kansas City—Lawrence—Topeka, MO—KS—Total/Weighted Average		2,423	87.6%	$ 295
Jacksonville, FL
Portside	FL	930	98.3%	$ 346
CV-Jacksonville	FL	643	87.6%	377
Ortega Village	FL	284	68.0%	336
Deerpointe	FL	211	85.3%	408
Magnolia Circle	FL	126	88.9%	425
Connie Jean	FL	62	93.5%	325
Jacksonville, FL—Total/Weighted Average		2,256	89.5%	$ 363

Wichita, KS
The Towneship at Clifton	KS	538	55.0%	$ 266
Twin Oaks	KS	362	71.5%	263
Chisholm Creek	KS	254	62.6%	259
The Woodlands	KS	239	72.4%	292
Navajo Lake Estates	KS	160	68.1%	311
Glen Acres	KS	133	73.7%	276
Sherwood Acres	KS	110	64.5%	330
Sleepy Hollow	KS	86	33.7%	255
Park Avenue Estates	KS	85	76.5%	350
El Caudillo	KS	67	89.6%	303
Sunset 77	KS	52	61.5%	182
Audora	KS	36	88.9%	302
Sycamore Square	KS	35	37.1%	207
Wichita, KS—Total/Weighted Average		2,157	64.7%	$ 279
Orlando, FL
Shadow Hills	FL	665	82.4%	$ 435
Siesta Lago	FL	489	96.5%	383
Chalet North	FL	403	93.3%	379
College Park	FL	130	96.9%	250
Carriage Court East	FL	128	98.4%	313
Carriage Court Central	FL	118	97.5%	295
Wheel Estates	FL	54	100.0%	227
Orlando, FL—Total/Weighted Average		1,987	91.4%	$ 374
St. Louis, MO—IL
Enchanted Village	IL	506	61.7%	$ 301
Mallard Lake	IL	276	96.4%	348
Country Club Manor	MO	250	85.6%	322
Siesta Manor	MO	192	83.3%	290
Brookshire Village	MO	191	74.9%	298
Castle Acres	IL	167	98.8%	257
Rockview Heights	MO	99	82.8%	334
Oak Grove	IL	73	82.2%	283
Vogel Manor MHC	MO	72	93.1%	264
Bush Ranch	MO	46	69.6%	315
Hidden Acres	MO	26	92.3%	322
St. Louis, MO—IL—Total/Weighted Average		1,898	80.3%	$ 306

Oklahoma City, OK
Burntwood	OK	408	85.8%	$ 278
Westlake	OK	335	68.1%	278
Westmoor	OK	284	69.7%	353
Meridian Sooner	OK	211	90.0%	273
Golden Rule	OK	194	86.6%	310
Timberland	OK	173	75.7%	301
Overholser Village	OK	163	84.7%	311
Misty Hollow	OK	61	57.4%	329
Glenview	OK	60	71.7%	287
Oklahoma City, OK—Total/Weighted Average		1,889	78.4%	$ 298
Greensboro—Winston Salem, NC
Oakwood Forest	NC	469	74.6%	$ 276
Woodlake	NC	307	63.5%	291
Autumn Forest	NC	297	49.2%	252
Village Park	NC	241	84.2%	296
Gallant Estates	NC	84	76.2%	240
Greensboro—Winston Salem, NC—Total/Weighted Average		1,398	68.5%	$ 277
Davenport—Moline—Rock Island, IA—IL
Cloverleaf	IL	292	96.2%	$ 284
Silver Creek	IA	270	83.0%	235
Five Seasons Davenport	IA	259	77.6%	265
Falcon Farms	IL	214	87.9%	301
Lakewood Estates	IA	179	97.2%	310
Lakeside—IA	IA	123	76.4%	274
Whispering Hills	IL	45	88.9%	282
Davenport—Moline—Rock Island, IA—IL—Total/Weighted Average		1,382	87.0%	$ 277
Elkhart—Goshen, IN
Broadmore	IN	367	69.2%	$ 377
Highland	IN	245	91.0%	276
Twin Pines	IN	229	97.8%	334
Oak Ridge	IN	204	98.0%	353
Forest Creek	IN	167	88.0%	494
Elkhart—Goshen, IN—Total/Weighted Average		1,212	86.5%	$ 358
Charleston—North Charleston, SC
Carnes Crossing	SC	602	76.6%	$ 285
Saddlebrook	SC	425	95.8%	290
The Pines	SC	152	81.6%	194
Charleston—North Charleston, SC—Total/Weighted Average		1,179	84.1%	$ 276

Raleigh—Durham—Chapel Hill, NC
Green Spring Valley	NC	322	92.5%	$ 350
Foxhall Village	NC	314	97.1%	393
Deerhurst	NC	202	85.1%	341
Stony Brook North	NC	183	92.3%	403
Pleasant Grove	NC	72	65.3%	241
Raleigh—Durham—Chapel Hill, NC—Total/Weighted Average		1,093	90.7%	$ 365
Sioux City, IA—NE
Evergreen Village	IA	518	73.6%	$ 306
Siouxland Estates	NE	271	88.2%	304
Tallview Terrace	IA	203	82.3%	302
Sioux City, IA—NE—Total/Weighted Average		992	79.3%	$ 305
Syracuse, NY
Casual Estates	NY	801	64.9%	$ 397
Pine Haven MHP	NY	130	64.6%	243
Syracuse, NY—Total/Weighted Average		931	64.9%	$ 376

Des Moines, IA
Southridge Estates	IA	251	91.6%	$ 372
Country Club Crossing	IA	225	92.0%	310
Sunrise Terrace	IA	200	69.5%	234
Ewing Trace	IA	182	98.4%	325
Des Moines, IA—Total/Weighted Average		858	88.0%	$ 318
Flint, MI
Torrey Hills	MI	377	76.1%	$ 389
Villa	MI	319	59.9%	386
Birchwood Farms	MI	142	94.4%	341
Flint, MI—Total/Weighted Average		838	73.0%	$ 378
Corpus Christi, TX
Misty Winds	TX	340	90.3%	$ 346
Seascape	TX	254	56.3%	314
Seamist	TX	160	63.8%	364
Corpus Christi, TX—Total/Weighted Average		754	73.2%	$ 341
Pueblo, CO
Meadowbrook	CO	387	61.2%	$ 299
Sunset Country	CO	204	68.6%	342
Oasis	CO	161	88.8%	337
Pueblo, CO—Total/Weighted Average		752	69.1%	$ 321

Southern New York
New Twin Lakes	NY	257	100.0%	$ 506
Huguenot Estates	NY	166	99.4%	337
Spring Valley Village	NY	136	100.0%	640
Connelly Terrace	NY	100	100.0%	367
Washingtonville Manor	NY	82	100.0%	559
Southern New York—Total/Weighted Average		741	99.9%	$ 480
Cedar Rapids, IA
Marion Village	IA	438	78.8%	$ 256
Cedar Terrace	IA	234	79.1%	254
Cedar Rapids, IA—Total/Weighted Average		672	78.9%	$ 255
Nashville, TN
Countryside Village	TN	350	60.0%	$ 329
Shady Hills	TN	189	82.0%	243
Trailmont	TN	131	81.7%	318
Nashville, TN—Total/Weighted Average		670	70.4%	$ 299
Manhattan, KS
Colonial Gardens	KS	342	97.4%	$ 279
Riverchase	KS	159	96.2%	298
Blue Valley	KS	147	96.6%	340
Manhattan, KS—Total/Weighted Average		648	96.9%	$ 297
Tampa—Lakeland—Winter Haven, FL
Pedaler’s Pond	FL	213	95.3%	$ 324
Cypress Shores	FL	203	86.2%	282
Winter Haven Oaks	FL	200	99.5%	231
Tampa—Lakeland—Winter Haven, FL—Total/Weighted Average		616	93.7%	$ 280
Stillwater, OK
Crestview	OK	237	55.7%	$ 274
Eastern Villa	OK	125	78.4%	261
Countryside	OK	118	66.9%	283
Oakridge / Stonegate	OK	108	77.8%	287
Stillwater, OK—Total/Weighted Average		588	66.8%	$ 275
Tyler, TX
Shiloh Pines	TX	295	74.2%	$ 340
Eagle Creek	TX	180	87.2%	315
Rose Country Estates	TX	102	84.3%	377
Tyler, TX—Total/Weighted Average		577	80.1%	$ 338
Las Cruces, NM
Encantada	NM	354	83.1%	$ 333
Valley Verde	NM	202	81.7%	319
Las Cruces, NM—Total/Weighted Average		556	82.6%	$ 328

Gainesville, FL
Oak Park Village	FL	342	94.4%	$ 252
Whitney	FL	206	97.6%	249
Gainesville, FL—Total/Weighted Average		548	95.6%	$ 251
Scranton—Wilkes-Barre—Hazleton, PA
Maple Manor	PA	311	92.9%	$ 260
Moosic Heights	PA	152	88.2%	280
Oakwood Lake Village	PA	79	92.4%	247
Scranton—Wilkes-Barre—Hazleton, PA—Total/Weighted Average		542	91.5%	$ 264
Philadelphia—Wilmington—Atlantic City, PA-NJ-DE-MD
Valley View—Danboro	PA	230	96.1%	$ 362
Valley View—Honey Brook	PA	144	91.0%	372
Sunnyside	PA	72	93.1%	407
Gregory Courts	PA	39	94.9%	350
Mountaintop	PA	39	89.7%	319
Philadelphia—Wilmington—Atlantic City, PA-NJ-DE-MD—Total/Weighted Average		524	93.7%	$ 367
Southeast Florida
Western Hills	FL	395	93.2%	$ 538
Havenwood	FL	120	100.0%	475
Southeast Florida—Total/Weighted Average		515	94.8%	$ 523
Gillette, WY
Eastview	WY	209	87.6%	$ 350
Westview	WY	130	91.5%	307
Highview	WY	94	96.8%	296
Park Plaza	WY	78	98.7%	295
Gillette, WY—Total/Weighted Average		511	92.0%	$ 320
Casper, WY
Hidden Hills	WY	127	95.3%	$ 333
Terrace	WY	112	97.3%	278
Green Valley Village	WY	105	94.3%	347
Plainview	WY	70	94.3%	329
Terrace II	WY	70	94.3%	338
Casper, WY—Total/Weighted Average		484	95.2%	$ 323
Cheyenne, WY
Big Country	WY	246	74.8%	$ 257
Cimmaron Village	WY	152	88.8%	305
Englewood Village	WY	61	93.4%	308
Cheyenne, WY—Total/Weighted Average		459	81.9%	$ 282

Grand Forks, ND
Columbia Heights	ND	302	95.0%	$ 341
President’s Park	ND	156	92.3%	295
Grand Forks, ND—Total/Weighted Average		458	94.1%	$ 325
Salina, KS
Cedar Creek, KS	KS	155	57.4%	$ 318
Prairie Village	KS	130	83.8%	264
West Cloud Commons	KS	103	67.0%	265
Salina, KS—Total/Weighted Average		388	68.8%	$ 282
Fayetteville—Springdale, AR
Northern Hills	AR	180	90.0%	$ 209
Western Park	AR	109	78.9%	235
Oak Glen	AR	88	89.8%	249
Fayetteville—Springdale, AR—Total/Weighted Average		377	86.7%	$ 226
Naples, FL
Southwind Village	FL	364	88.7%	$ 389
Pocatello, ID
Cowboy	ID	174	71.3%	$ 361
Belaire	ID	168	80.4%	258
Pocatello, ID—Total/Weighted Average		342	75.7%	$ 308

Dubuque, IA
Terrace Heights	IA	317	77.6%	$ 291
Waterloo, IA
Cedar Knoll	IA	290	93.8%	$ 216
El Paso, TX
Mission Estates	TX	286	64.0%	$ 302
Elmira, NY
Collingwood MHP	NY	101	74.3%	$ 232
Crestview	PA	97	58.8%	256
Chelsea	PA	84	91.7%	282
Elmira, NY—Total/Weighted Average		282	74.1%	$ 257
Bloombsburg, PA
Brookside Village	PA	171	86.5%	$ 257
Pleasant View Estates	PA	108	74.1%	278
Bloombsburg, PA—Total/Weighted Average		279	81.7%	$ 264

Albany—Schenectady—Troy, NY
Forest Park	NY	183	99.5%	$ 363
Birch Meadows	NY	62	100.0%	397
Park D’Antoine	NY	17	100.0%	303
Albany—Schenectady—Troy, NY—Total/Weighted Average		262	99.6%	$ 367
Chambersburg, PA
Carsons	PA	130	88.5%	$ 226
Valley View—Chambersburg	PA	100	91.0%	215
Green Acres	PA	24	100.0%	204
Chambersburg, PA—Total/Weighted Average		254	90.6%	$ 220
Huntsville, TX
Tanglewood	TX	227	80.6%	$ 304
Hays, KS
Countryside	KS	212	79.7%	$ 255
Somerset, PA
Sunny Acres	PA	207	98.1%	$ 244
Pittsburgh, PA
Suburban Estates	PA	201	92.5%	$ 239
Schuylkill Haven, PA
Frieden Manor	PA	193	89.1%	$ 269
Los Alamos, NM
Royal Crest	NM	178	78.1%	$ 483

Killeen—Temple, TX
Bluebonnet Estates	TX	173	70.5%	$ 322
Lancaster, PA
Valley View—Ephrata	PA	105	95.2%	$ 282
Valley View—Ephrata II	PA	43	100.0%	285
Lancaster, PA—Total/Weighted Average		148	96.6%	$ 283
Cambridge, MD
Beaver Run	MD	119	99.2%	$ 231
Laramie, WY
Breazeale	WY	117	94.9%	$ 303
Harrisburg—Lebanon—Carlisle, PA
Monroe Valley	PA	44	100.0%	$ 253
Total / Weighted Average		57,578	83.9%	$ 340

Competition

We compete with other owners and operators of manufactured home communities, as well as owners, operators and suppliers of alternative forms of housing such as multifamily housing and site-built homes, including rental properties. All of our properties are located in markets that include other manufactured home communities. The number of competing manufactured home communities in a particular market could have a material effect on our ability to sell our homes or homesites, lease our homes or homesites and to maintain or raise rents. In addition, our communities generally are located in developed areas that include other competitive housing alternatives, such as apartments, land available for the placement of manufactured homes outside of established communities and new or existing site-built housing stock, as well as more favorable financing alternatives for the same. The availability of these competing housing options in the markets in which we operate could have a material effect on our occupancy and rents. See “Risk Factors—Risks Related to Our Properties and Operations.” With respect to acquisitions, we may compete with numerous other potential buyers (some with potentially greater resources or superior information), which could drive up acquisition costs and/or impede our ability to acquire additional communities at acceptable prices.

We believe we currently have a leading market share in 15 of our top 20 markets, which collectively represent approximately 74% of our total homesites and 80% of our total rental income.

Regulation

Generally, manufactured home communities are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. Each state and, in some instances, individual municipalities, have enacted laws that govern the relationships between landlord and tenants. Changes in any of these laws or regulations, as well as changes in laws increasing the potential liability for environmental conditions or circumstances existing on properties or laws affecting development, construction, operation, upkeep and safety requirements may result in significant unanticipated expenditures, loss of homesites or other impairments to operations, which would adversely affect our cash flows from operating activities. See “Risk Factors—Risks Related to Our Properties and Operations.”

The Federal Fair Housing Act, its state law counterparts and the regulations promulgated by HUD and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) and handicap (disability) and, in some states, on financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could have an adverse effect on our cash flows from operations.

A variety of laws affect the sale of manufactured homes on credit, including the Federal Consumer Credit Protection Act (Truth-in-Lending), Regulation Z, the Federal Fair Credit Reporting Act and the Federal Equal Credit Opportunity Act, as well as similar state laws or regulations. The Federal Trade Commission has issued or proposed various Trade Regulation Rules dealing with unfair credit practices, collection efforts, preservation of consumers’ claims and defenses and the like.

A variety of laws affect lease with option to purchase arrangements for manufactured homes, including Regulation M, as well as similar state laws. We have developed a lease with option to purchase program which seeks to comply with these laws, but there is little or no application, interpretation or precedent with respect to the application of these laws to our program. A failure to comply with these laws could result in significant costs of bringing our program into compliance, legal actions and limitations or restrictions on our ability to operate, any of which could have an adverse affect on our cash flows from operations.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws also exist that may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature and in substantial capital expenditures. To the extent our properties are not in compliance, we are likely to incur additional costs to comply with the ADA, the FHAA or other legislation.

Warranties provided by us are subject to a variety of state laws and regulations. Our sale of manufactured homes may be subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto. Sales practices are governed at both the federal and state level through various consumer protection trade practices and public accommodation laws and regulations.

Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto.

Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

Rent Control Legislation

Certain states and municipalities have adopted laws and regulations specifically regulating the ownership and operation of manufactured home communities. These laws and regulations include provisions imposing restrictions on the timing or amount of rent increases and, in certain circumstances, granting to community residents a right of first refusal on a sale of their community by the owner to a third party. Enactments of similar laws have been considered from time to time in other jurisdictions. As of December 31, 2005, we owned 6,286 homesites (excluding discontinued operations) in Florida, a state that maintains rent control regulations. These communities represent 10.9% of our total homesites. We presently expect to continue to operate manufactured home communities, and may in the future acquire manufactured home communities, in areas that either are subject to one or more of these types of laws or regulations or in which legislation with respect to such laws or regulations may be enacted in the future. Laws and regulations regulating landlord/tenant relationships or otherwise relating to the ownership and operation of manufactured home communities, whether existing law or enacted in the future, could limit our ability to increase rents or recover increases in our operating expenses and could make it more difficult for us to dispose of properties in certain circumstances. “See Risk Factors—Risks Related to Our Properties and Operations.”

Environmental Matters

Under federal, state and local environmental regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow using the property as collateral. In connection with the ownership, operation and management of our properties, we could be legally responsible for environmental liabilities or costs associated with our properties or properties that we may acquire or manage in the future. We conduct an environmental review of each property prior to acquisition. We have obtained Phase I reviews on all but one of our properties and are not aware of any environmental issues that may materially impact the operations of any communities. See “Risk Factors—Risks Related to Our Properties and Operations.”

Insurance

We believe that our properties are covered by adequate fire, flood and property insurance as well as commercial liability insurance provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and business assets are likewise adequately insured against casualty loss and third-party liabilities. Changes in the insurance market since September 11, 2001, have caused significant increases in insurance costs and deductibles, and have increased the risk that affordable insurance may not be available in the future.

Employees

Our employees are all employed by our management services subsidiary and perform various property management, maintenance, acquisition, renovation and management functions. As of December 31, 2005, our management services subsidiary had 960 full-time equivalent employees.

Legal Proceedings

We are a party to various legal actions resulting from our operating activities. These actions consist of litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which is expected to have a material adverse effect on our consolidated financial condition, results of operations or cash flows taken as a whole.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

MANAGEMENT

Management by ARC

Pursuant to the Partnership’s partnership agreement, ARC is the sole general partner of the Partnership and has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the Partnership’s management and control, including the ability to cause the Partnership to enter into certain major transactions including a merger or a sale of substantially all of its assets. See “Affordable Residential Communities LP Partnership Agreement—General; Management of the Partnership.” The management and operation of the Partnership is carried out by ARC, and the persons who perform these management and operation functions on behalf of ARC are employees of ARC’s management services subsidiary, as permitted pursuant to the Partnership’s partnership agreement.

Directors and Executive Officers of ARC

The board of directors of ARC presently consists of nine members. ARC’s board is not classified and thus all of its directors are elected annually. The directors and executive officers of ARC are listed below.

Name	Age	Position
Larry D. Willard	63	Chairman of the Board and Chief Executive Officer
James F. Kimsey	57	Director, President and Chief Operating Officer
Rhodes Bobbitt	60	Director and Audit Committee member
W. Joris Brinkerhoff	54	Director
Charles R. Cummings	69	Director and Chairman of Audit Committee
Gerald J. Ford	61	Director
J. Markham Green	62	Director and Audit Committee member
James R. “Randy” Staff	58	Director
Carl B. Webb	55	Director
Lawrence E. Kreider	58	Executive Vice President, Chief Financial Officer and Chief Information Officer
Scott L Gesell	47	Executive Vice President and General Counsel

The principal occupation and business experience for each of our officers and directors and key employees, for at least the last five years, are as follows:

Larry D. Willard, Chairman and Chief Executive Officer.

Mr. Willard has served as a director of ARC since June 30, 2005, and as Chairman of the Board and Chief Executive Officer of ARC since September 28, 2005. Mr. Willard retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Northwest Corporation, an affiliate of Northwest Bank New Mexico, N.A. He had spent the prior 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities. Mr. Willard is a graduate of Eastern New Mexico University (BBA Accounting and Finance, 1968), the University of Colorado, Boulder (Graduate School of Banking, 1973) and the University of Oklahoma, Norman (Graduate School of Commercial Lending, 1975).

James F. Kimsey, President and Chief Operating Officer.

Mr. Kimsey has served as a director of ARC since June 30, 2005, and as President and Chief Operating Officer of ARC since September 28, 2005. Mr. Kimsey retired as President and Chief Executive Officer of RailWorks Corporation in 2004, a position he had held since 2002. From 2001 through 2002 he also served as the President of Western Utility Services on behalf of Exelon Infrastructure Services, a successor to Fischback & Moore Electric, LLC, for whom Mr. Kimsey was the President and Chief Executive Officer from 1995 to 2001. In 1997 Mr. Kimsey founded Kimsey Electrical Contracting, LLC, serving as its Chairman. From 1970 to 1995 he served in various capacities with Sturgeon Electric Co., Inc., succeeding to MYR Group President in 1984, a position he held until 1995. Mr. Kimsey is a graduate of the University of Denver, where he received a BSBA Degree in accounting.

Rhodes Bobbitt, Director.

Mr. Bobbitt has served as a director of ARC and as a member of ARC’s audit committee since November 29, 2005. From 1987 until June 30, 2004, he served as the Managing Director, Regional Office Manager of the Private Client Service Group for Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and a member of the University of Texas MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation and also serves on the Nominating and Corporate Governance and Audit Committees of that company. Mr. Bobbitt holds a BBA from the University of Texas at Austin and a Juris Doctor degree from the Southern Methodist University School of Law.

W. Joris Brinkerhoff, Director.

Mr. Brinkerhoff has served as a director of ARC since June 30, 2005 and serves on the compensation committee of ARC. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon LTD, in 1978 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1995 and moving to Denver in 1996. Doyon LTD designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff now resides in Denver and manages on a full-time basis family interests including oil and gas production, a securities portfolio and various other business interests, and he actively participates in numerous philanthropic organizations. Mr. Brinkerhoff is a graduate of Montana School of Mines with a Bachelor of Science Degree in Petroleum Engineering.

Charles R. Cummings, Director.

Mr. Cummings has served as a director of ARC and Chairman of its audit committee since October 28, 2005. He is also an audit committee financial expert and an independent director. Mr. Cummings has served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses, since September 1998. Concurrently from April 2005 to the present Mr. Cummings has been a partner with Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. From December 2001 to January 2005 Mr. Cummings served as the Chairman of the Audit Committee for IESI. From July 1999 to the present, Mr. Cummings has served as President of CB Resources, Inc., a petroleum and gas company, where he is responsible for handling all financial transactions on behalf of the company. He is also a former audit partner with Arthur Young & Company. Mr. Cummings is a graduate of Texas Tech University with a Bachelor of Business Degree in Accounting. He is also a Certified Public Accountant.

Gerald J. Ford, Director.

Mr. Ford has served as a director of ARC since June 30, 2005 and serves as the Chairman of the nominating and corporate governance committee and as a member of the compensation committee of ARC. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwest United States, over the past 30 years. In this capacity he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period he also led investment consortiums that acquired numerous financial institutions, forming in succession First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Triad Financial Corporation, for which he is also Chairman of the Board, First Acceptance Corporation, for which he is also Chairman of the Board, McMoRan Exploration Co., and Freeport-McMoRan Copper and Gold Inc. Mr. Ford holds a Bachelor’s Degree in Economics, as well as a Juris Doctorate Degree, from Southern Methodist University, where he currently serves as Chairman of the Board of Trustees.

J. Markham Green, Director.

Mr. Green has served as a director since our initial public offering in February 2004 and serves on the audit committee of ARC. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up of eight companies. He served on the boards of those various companies and from 1997 to present has served as Chairman of the Board of PowerOne Media LLC. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of the company and co-head of the Financial Services Industry Group at the time of his retirement in 1992. Mr. Green is a graduate of the University of Texas at Austin and earned an M.B.A. from Southern Methodist University.

James R. “Randy” Staff, Director.

Mr. Staff has served as a director of ARC since June 30, 2005 and serves as an ex officio member of the audit committee and as a member of the nominating and corporate governance committee of ARC. Mr. Staff has been a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership, since November 2002. He also is Chairman of the Board of Directors of Ganado Bancshares, Inc., Citizens State Bank, ABNA Holdings, Inc. and American Bank, N.A. Previously, Mr. Staff was an Executive Vice President and Chief Financial Advisor of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from October 1994 until November 2002. During this period he also served as a Director of First Nationwide Mortgage Corporation and Auto One Acceptance Corporation. Mr. Staff attended the University of Houston and is a graduate of the University of Texas, Austin and is a Certified Public Accountant.

Carl B. Webb, Director.

Mr. Webb has served as a director of ARC since June 30, 2005 and serves as the Chairman of the compensation committee of ARC. Mr. Webb has served as the interim President and Chief Executive Officer of Triad Financial Corporation since August of 2005, and as a consultant to Hunter’s Glen Ford, Ltd., an investment partnership, since November 2002. Previously, Mr. Webb was the President, Chief Operating Officer and Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 until his departure in November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (1993 to 1994) and

First Gibraltar Bank, FSB (1988 to 1993), as well as President and Director of First National Bank at Lubbock (1983 to 1988). Currently, Mr. Webb sits on the Board of Directors of Plum Creek Timber Company, Inc. Mr. Webb received a Bachelor of Business Administration Degree from West Texas A&M University and a Graduate Banking Degree from Southwestern Graduate School of Banking at Southwestern Methodist University.

Lawrence E. Kreider, Executive Vice President, Chief Financial Officer and Chief Information Officer.

Mr. Kreider joined our company in 2001 as an Executive Vice President, also serving as Chief Financial Officer from 2001 to 2003 and from November 1, 2004 to present, as well as Chief Information Officer since 2002 and Chief Accounting Officer since 2004. During this time he has also served as Executive Vice President—Finance. Mr. Kreider has direct responsibility for all financial and information technology activities of the Company and also participates in strategic planning activities. Prior to joining us in 2001, Mr. Kreider was Senior Vice President of Finance for Warnaco Group Inc. and President of Warnaco Europe. Prior thereto, Mr. Kreider served in several senior finance positions, including Senior Vice President, Controller and Chief Accounting Officer, with Revlon, Inc. and MacAndrews & Forbes Holdings from 1986 to 1999. Prior thereto, he served in senior finance positions with Zale Corporation, Johnson Matthew Jewelry Corporation and Refinement International Company. Mr. Kreider began his career with Coopers & Lybrand. Mr. Kreider holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Yale University.

Scott L. Gesell, Executive Vice President and General Counsel.

Mr. Gesell has served as a Vice President and as the General Counsel and Secretary for each of the ARC entities since he joined our company in 1996. Mr. Gesell directs all legal matters for us, including overseeing outside counsel, acquisition activities, legal matters related to our operating businesses and other corporate related activities. Prior to joining us in 1996, Mr. Gesell served as General Counsel, and in his final position as a Senior Vice President/Director of Legal Operations, overseeing all of the day-to-day legal operations for First Gibraltar Bank/First Madison Bank/First Nationwide Bank. While with the First Gibraltar, First Madison and First Nationwide Bank, he was significantly involved in mergers, acquisitions and divestitures, as well as corporate and regulatory matters. Prior thereto, he served in various legal capacities with the Federal Home Loan Bank of Dallas and was in private practice with the law firm of Andrews, Davis, Legg, Bixler, Milsten & Price in Oklahoma City. Mr. Gesell holds a B.A. and J.D. from the University of Nebraska at Lincoln. He is a member of the Colorado, Oklahoma and Texas bars.

Compensation

The Partnership has no salaried officers or employees. All of the Partnership’s operational and management functions are performed for it by ARC’s management services subsidiary. The Partnership paid approximately $32.8 million and $11.0 million to this affiliate for these services for the years ended December 31, 2005 and 2004, respectively. None of the directors or officers of ARC receives any compensation from the Partnership. The Partnership does not pay ARC any other compensation for its services as general partner. See “Affordable Residential Communities LP Agreement—Distributions”, and “—Allocations of Net Income and Net Loss.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors Holding Partnership Units

One of ARC’s directors, J. Markham Green, holds common partnership units in the Partnership through which he has deferred gains associated with certain properties. Any decision by ARC’s board of directors to dispose of one or more of these properties in which Mr. Green has an interest could have tax consequences for him.

In connection with any such decision, ARC’s board of directors will determine whether Mr. Green has a material financial interest in the transaction that is different from the interests of stockholders generally, and if Mr. Green has such an interest, then he will abstain from the vote of our board with respect to such proposed transaction.

Affiliate Services to the Partnership

See “Affordable Residential Communities LP Management—Compensation” for a discussion of affiliate services to the Partnership.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of ARC’s policies with respect to investments, financing and certain other activities. These policies apply to all of ARC’s subsidiaries, including the Partnership. The Partnership does not have any separate policies with respect to any of these activities. These policies with respect to these activities have been determined by ARC’s board of directors and, in general, may be amended and revised from time to time at the discretion of ARC’s board of directors without notice to or a vote of ARC’s stockholders, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.

Investment Policies

Investments in Real Estate or Interests in Real Estate.   ARC currently conducts all of its investment activities through the Partnership and its affiliates. Our investment objectives are to increase cash flow, maximize the value of its communities and acquire established income-producing manufactured housing community properties with cash flow growth potential. Additionally, we seek to selectively expand and upgrade both our properties and any newly acquired communities. Our business is focused primarily on manufactured housing community properties and activities directly related thereto including our retail home sales and leasing, consumer finance and other complementary businesses. Our policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, we will sell certain manufactured housing community properties. We have not established a specific policy regarding the relative priority of the investment objectives. For a discussion of our communities and our business and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives through the direct ownership of properties, but may also make investments in other entities. We focus on manufactured housing community properties in those states where we operate and select new markets. We anticipate that newly acquired properties will be located in the U.S. However, future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of our assets. We believe that opportunities exist to acquire established manufactured housing community properties which do not possess the risks inherent in new development. We believe that, in recent years, the available investment returns have not justified the leasing risk associated with new development and, thus, we do not presently intend to engage in development of new communities.

We also may participate with other entities in the ownership of manufactured home communities through joint ventures or other types of co-ownership. We may enter into joint ventures from time to time if we determine that doing so would be the most effective means of raising capital, including with respect to non-stabilized communities that we acquire. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to ARC’s policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act. In 2003 and 2004, we acquired three and 132 communities, respectively. In 2005, we did not acquire any communities.

Investments in Real Estate Mortgages.   While we emphasize equity real estate investments in manufactured housing community properties, we may, at the discretion of ARC’s board of directors, invest in mortgages and other interests related to manufactured housing community properties. We do not presently intend to invest to a significant extent in mortgages or deeds of trust, but may do so. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable it to recoup its full investment.

Investments in Chattel Paper.   While we emphasize equity real estate investments in manufactured home community properties, we intend to invest in chattel paper. Our consumer finance initiative involves the purchase of consumer installment sales contracts that are secured by chattel (manufactured homes located in its communities). These installment sales contracts are originated and serviced by an unaffiliated third party. Perfection of security interests in chattel varies on a state-by-state basis, but is generally done by reflecting the existence of a security interest on the title to a manufactured home. Foreclosure of this interest also varies from state to state, but generally follows the guidelines set forth in the UCC as adopted in the various states.

Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers.   We may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. In any event, we do not intend that investments in securities will require ARC to register as an “investment company” under the 1940 Act, and ARC would intend to divest securities before any such registration would be required. Other than with respect to investments in wholly-owned subsidiaries, we have not engaged in any activities of this type in the last three years.

Real Estate Ventures.   We may seek to enter into new non-real estate business ventures and to grow our existing non-real estate business ventures. The Partnership owns businesses that currently do or may in the future engage in more diverse and more risky ventures such as the sale of manufactured homes, finance of manufactured home sales, inventory financing, mortgage financing, sales of home improvement products, brokerage of manufactured homes, third-party property management, and other non-real estate business ventures that ARC’s management and board of directors determine, using reasonable business judgment, will benefit it.

Purchase and Sale of Investments.   Our policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, we will sell certain manufactured housing community properties, and in 2005, 2004 and 2003, we sold 12, 17 and one of our communities respectively. In addition, we also engage in the sale of manufactured homes through our wholly-owned taxable subsidiary, ARC Dealership, Inc., or Dealership. Dealership’s manufactured home sales consisted of 2,471 homes sold in 2005, 1,260 homes sold in 2004 and no homes sold in 2003.

We have not established a specific policy regarding the percentage of assets that may be invested in any of the foregoing types of investments.

Financing Policies

We presently intend to maintain a ratio of consolidated total indebtedness-to-total market capitalization of 65% or less. ARC’s total market capitalization is defined as the sum of the market value of its outstanding common stock and preferred stock (which may decrease, thereby increasing our debt to total capitalization ratio), plus the aggregate value of partnership units in the Partnership not owned by ARC, plus the book value of its total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of ARC’s common stock; however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. ARC’s ratio of debt-to-total market capitalization as of December 31, 2005 was approximately 69%. ARC’s charter and bylaws do not limit the amount or percentage of indebtedness that it may incur. ARC’s board of directors may from time to time modify its debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its common stock, growth and acquisition opportunities and other factors. Accordingly, ARC may increase or decrease its ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to ARC’s stockholders and the Partnership’s limited partners.

To the extent that ARC’s board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional partnership units in the Partnership, retain earnings, or pursue a combination of these methods. As long as the Partnership is in existence, the proceeds of all equity capital raised by ARC will be contributed to the Partnership in exchange for additional interests in the Partnership, which will dilute the ownership interests of the existing limited partners. In 2005, we issued $25.8 million of trust preferred securities due 2035 to ARC.

Conflicts of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. In addition, ARC’s board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all securityholders.

We reserve the right to dispose of any of our properties, based upon management’s periodic review of our portfolio, if ARC’s board of directors determines that such action would be in the best interest of its stockholders. Any decision to dispose of a property will be made by ARC’s board of directors. One of our directors, J. Markham Green, holds common partnership units in the Partnership through which he has deferred gains associated with certain properties ARC acquired from Affordable Residential Communities, L.P., I and Affordable Residential Communities, L.P., II in ARC’s reorganization. Any decision by ARC’s board of directors to dispose of one or more of these properties in which Mr. Green has an interest could have tax consequences for him. In connection with any such decision, ARC’s board of directors will determine whether Mr. Green has a material financial interest in the transaction that is different from the interests of stockholders generally, and if Mr. Green has such an interest, then he will abstain from the vote of our board with respect to such proposed transaction.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between ARC and a director or between ARC and any other corporation or other entity in which any of its directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•       the fact of the common directorship or interest is disclosed or known to ARC’s board of directors or a committee of its board, and ARC’s board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•       the fact of the common directorship or interest is disclosed or known to ARC’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity); or

•       the transaction or contract is fair and reasonable to ARC.

Furthermore, under Delaware law (where the Partnership is formed), ARC, as general partner, has a fiduciary duty to the partnership and, consequently, such transactions also are subject to the duties of care and loyalty that ARC, as general partner, owes to limited partners in the partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). ARC requires that all contracts and transactions between it, the Partnership or any of our subsidiaries, on the one hand, and any of ARC’s directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of ARC’s disinterested directors. Where appropriate in the judgment of the disinterested directors, ARC’s board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although ARC’s board of directors will have no obligation to do so.

Business Opportunities

Pursuant to Maryland law, each ARC director is obligated to offer to ARC any business opportunity (with certain limited exceptions) that comes to him and that we reasonably could be expected to have an interest in pursuing.

Policies with Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. ARC has authority to offer shares of its common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire shares of its common stock or other equity or debt securities in exchange for property. Similarly, the Partnership may offer additional partnership units, which are redeemable, in exchange for property. We also may make loans to third parties, including joint ventures in which we may participate. As described in “Affordable Residential Communities LP Partnership Agreement,” ARC expects, but is not obligated, to issue shares of ARC common stock to holders of partnership units upon exercise of their redemption rights. ARC’s board of directors has no present intention of causing it to repurchase any ARC common stock. ARC may issue preferred stock from time to time, in one or more series, as authorized by its board of directors without the need for stockholder approval. We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. ARC intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. ARC’s policies with respect to such activities may be reviewed and modified from time to time by its directors without notice to or the vote of the stockholders. In 2005 and 2004, we acquired 501,459 and 8,025 common partnership units for total cash consideration of $6.4 million and $125,000, respectively.

Reporting Policies

Generally speaking, ARC makes available to its stockholders, and causes the Partnership to make available to its limited partners, audited annual financial statements and annual reports and quarterly unaudited financial statements. ARC is also subject to the information reporting requirements of the Exchange Act, pursuant to which ARC files periodic reports, proxy statements and other information, including financial statements with the SEC. Upon the effectiveness of the registration statement of which this prospectus forms a part, the Partnership will also become subject to the same information reporting requirements of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ARC

Except as noted below, no director or named executive officer of ARC owns any of, and as of April 28, 2006, no person or entity is known to us to be the beneficial owner of more than 5% of, ARC’s outstanding common stock.

	Shares Beneficially Owned
Name and Address	Number(1)	Percentage(1)
5% Stockholders:
Atticus Management LLC(2)
152 West 57th Street, 45th Floor
New York, NY 10019	2,475,800	5.7%
Barclays Global Investors, N.A. and affiliated entities(3)
45 Fremont Street
San Francisco, CA 94105.	2,454,865	5.6%
Farrallon Funds and affiliated entities(4)
C/O Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 1325
San Francisco, CA 94111.	4,032,000	9.2%
Franklin Resources, Inc.(5)
One Franklin Parkway
San Mateo, CA 94403-1906.	2,172,200	5.0%
Morgan Stanley and affiliated entities(6)
1585 Broadway
New York, NY 10036	2,092,472	4.8%
Perry Corp.(7)
767 Fifth Avenue
New York, NY 10152	3,961,500	9.1%
Named Executive Officers and Directors:(8)
Rhodes R. Bobbitt	50,498	*
W. Joris Brinkerhoff	21,108	*
Charles R. Cummings.	12,007	*
Gerald J. Ford(9).	6,248,376	14.3%
Scott L. Gesell(11)	69,308	*
J. Markham Green(10)	129,808	*
James F. Kimsey	30,257	*
Lawrence E. Kreider(12)	20,000	*
James R. Staff	1,108	*
Carl B. Webb	1,476	*
Larry D. Willard.	21,004	*
All officers and directors as a group(11 persons)	6,604,950	15.1%

(1)    Calculations based on 41,298,339 shares of common stock outstanding as of April 28, 2006 as well as 1,511,118 shares of common stock issuable upon redemption of outstanding common partnership units of the Partnership and 806,096 shares of common stock issuable upon exercise of outstanding warrants, in each case, owned by such beneficial owners.

(2)    Represents 2,475,800 shares of common stock beneficially owned by Atticus Management LLC, whose managing member is Timothy R. Barakett, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Atticus Management LLC on February 14, 2006. Such Schedule 13G indicates that Atticus Capital, L.L.C. has sole dispositive and voting power over the shares which it owns, and that Timothy R. Barakett has shared dispositive and voting power over such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(3)    Represents 2,454,865 shares of common stock beneficially owned by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in Schedules 13G under the Exchange Act filed by Barclays with the SEC on February 14, 2005 and February 9, 2006. Such Schedules 13G indicates that Barclays has sole voting power over 2,313,228 of the shares and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(4)    Based solely on a Schedule 13G filed with the SEC on October 5, 2005, includes (i) 1,516,200 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 1,931,200 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 104,900 shares of common stock beneficially owned by Farallon Capital Institutional Partners, II L.P., (iv) 133,000 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 47,700 shares of common stock beneficially owned by Tinicum Partners, L.P., (vi) 99,990 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the “Farallon Funds”), and (vii) 199,010 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the “Management Company”) and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the “Managed Account”).

The common stock reported by the Farallon Funds are owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it. The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the “Farallon General Partner”), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares. The Management Company, in its capacity as investment adviser to the Managed Account may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares. In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Charles E. Ellwein, (iv) Richard B. Fried, (v) Monica R. Landry, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Rajiv A. Patel, (ix) Derek C. Schrier, (x) Thomas F. Steyer, (xi) Mark C. Wehrly and Jason E. Moment. Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(5)    Represents 2,172,200 shares of common stock beneficially owned by Franklin Resources, Inc. (“FRI”) and its affiliated entities (collectively, “Franklin Resources”). The shares of common stock reported by Franklin Resources are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct and indirect subsidiaries (the “Adviser Subsidiaries”) of FRI. Advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory, clients and may therefore be deemed to be the beneficial owners of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may therefore be deemed to be the beneficial owners of the shares. Each of FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any pecuniary or beneficial ownership interest in any of the shares. The foregoing is derived solely from information reported in a Schedule 13G under the Exchange Act filed by Franklin Resources with the SEC on February 8, 2006. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(6)    Represents 2,092,472 shares of common stock beneficially owned by Morgan Stanley and its affiliated entities (“Morgan Stanley”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Morgan Stanley with the SEC on February 15, 2006. Such Schedule 13G indicates that Morgan Stanley has sole voting power and sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(7)    Represents 3,961,500 shares of common stock beneficially owned by Perry Corp., whose president and sole stockholder is Richard C. Perry, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Perry Corp. on February 13, 2006. Such schedule 13G indicates that both Perry Corp. and Richard C. Perry have sole dispositive and voting power over these shares. Information is based on the assumption that the reporting persons continue to beneficially owns these shares.

(8)    The address for each executive officer and director is 7887 E. Belleview Avenue, Suite 200, Englewood, Colorado 80111.

(9)    Mr. Ford is also a 5% or more stockholder of ARC. Mr. Ford has sole voting and dispositive power with respect to these shares.

(10)  Shares beneficially owned consist of 34,871 paired equity units exchangeable for cash or, at our election, an aggregate of 34,871 shares of ARC common stock and 128,800 shares of ARC common stock.

(11)  Shares beneficially owned includes 69,243 shares of our common stock, 6,000 of which are subject to restrictions and vest ratably over 3 years and 7.89 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercisable price of $18.143 per share, with an expiration date of July 23, 2010, which are held by his wife, Betty Gesell, and for which he disclaims any beneficial ownership. This number also includes 51 shares of our common stock owned by his wife, Betty Gesell, for which he disclaims any beneficial ownership.

(12)  Shares beneficially owned includes 10,000 shares of our common stock, 3,000 of which are subject to restrictions and vest ratably over 3 years.

The Partnership

Except as noted below, neither ARC, nor any director or named executive officer of ARC, owns any of, and, as of April 28, 2006, no person or entity is known to us to be the beneficial owner of more than 5% of, the Partnership’s outstanding common partnership units.

Owner	Number of Units	Percentage Owned
J. Markham Green(1)(2)	34,871	2.3%
ARC directors and officers as a group(2)	34,871	2.3%

(1)    Mr. Green is a director of ARC. Units beneficially owned consist of 34,871 units.

(2)    The address for each executive officer and director is 7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111.

These tables are based upon information supplied by the named executive officers and directors of ARC and Schedules 13D and 13G and amendments thereto filed with the SEC. Except as otherwise indicated in the footnotes to this table, the beneficial owners and their percentage of ownership have been determined as of April 28, 2006 based upon the number of outstanding securities as of that date. Except as otherwise indicated in the footnotes to this table, the persons named in these tables have specified that they have sole voting and investment power with respect to all securities shown as beneficially owned by them, subject to community property laws where applicable. None of the shares of common stock which are issuable upon exchange of the Notes which are the subject of this prospectus are included in the information set forth in these tables as they are not presently deemed to be beneficially owned by the holders of the Notes pursuant to the terms of the Notes and the definition of “beneficial ownership” under Rule 13d-3 of the Exchange Act.

AFFORDABLE RESIDENTIAL COMMUNITIES LP

PARTNERSHIP AGREEMENT

The following description, which summarizes certain terms and provisions of the Partnership’s partnership agreement, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the partnership agreement, which is incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the partnership agreement, as applicable. As used in this section, the terms “we,” “us,” “our,” “the Partnership” refer to the Partnership and not to any of its subsidiaries. The term “ARC” refers to Affordable Residential Communities Inc. and not any of its subsidiaries.

General; Management of the Partnership

We are a Delaware limited partnership that was formed on September 30, 1998. ARC is our sole general partner. Pursuant to our partnership agreement, as our sole general partner, ARC has, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in our management and control, including the ability to cause us to enter into certain major transactions including a merger or a sale of substantially all of our assets. Pursuant to our partnership agreement, ARC may not be removed as our general partner by our other partners, with or without cause, without ARC’s consent.

Our limited partners expressly acknowledged that ARC, as our general partner, is acting for our benefit, the limited partners and ARC’s stockholders collectively. ARC is under no obligation to give priority to the separate interests of the limited partners or its stockholders in deciding whether to cause us to take or decline to take any actions.

Limited Liability of Limited Partners

The Delaware statute under which we have been formed provides that limited partners are not personally liable to third parties for the obligations of their partnership unless the limited partner is also a general partner, causes a third party to reasonably believe that the limited partner is a general partner in the partnership or participates in the business and control of the partnership. Our partnership agreement also provides that generally no limited partner has any right to participate in or exercise control or management power over our affairs.

Management Liability and Indemnification

ARC, as our general partner, and its directors and officers are not liable to us for losses sustained, liabilities incurred or benefits not derived resulting from errors in judgment or mistakes of fact or law or of any act or omission, so long as ARC acted in good faith. The partnership agreement provides for indemnification of ARC, any of its officers or directors or the Partnership and other persons as ARC may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to our operations, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

ARC’s directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of ARC. At the same time, ARC, as our general partner, has fiduciary duties to manage us in a manner beneficial to us and our partners. ARC’s duties, as our general partner, to us and our limited partners, therefore, may come into conflict with the duties of ARC’s directors and officers to ARC.

Our partnership agreement expressly limits ARC’s liability by providing that ARC and its officers and directors are not liable or accountable in damages to us, our limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if ARC or its director or officer acted in good faith. In addition, we are required to indemnify ARC, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by ARC or the other persons in connection with any actions relating to our operations, provided that we will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Outside Activities of ARC

Our partnership agreement prohibits ARC from entering into or conducting business other than in connection with:

•       the ownership, acquisition or disposition of its partnership interests as general partner;

•       the management of our business;

•       ARC’s operations as a reporting company under the Exchange Act;

•       the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests;

•       financing or refinancing of any type related to us or our assets or activities;

•       any of the foregoing activities as they relate to a subsidiary of the Partnership or of ARC; and

•       such activities as are incidental thereto.

In addition, ARC may not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than interests in its subsidiaries and subsidiaries of the Partnership, its general partnership interests and such cash and cash equivalents, bank accounts or similar instruments or accounts as ARC deems reasonably necessary, taking into account, among other things, the requirements necessary for ARC to carry out its responsibilities contemplated under our partnership agreement and its charter. Notwithstanding the foregoing, if ARC acquires assets in its own name and owns property other than through the Partnership, the partners have agreed to negotiate in good faith to amend the partnership agreement to reflect such activities and the direct ownership of assets by ARC.

ARC and any of its affiliates are entitled to acquire our partnership units and to exercise all rights of a limited partner relating to such units.

Restrictions on Affiliate Transactions

ARC and its affiliates are generally prohibited from selling or conveying any property to the Partnership except pursuant to transactions that are determined by ARC in good faith to be fair and reasonable.

Outside Activities of Limited Partners

Subject to any agreements entered into by a limited partner with ARC, the Partnership or a subsidiary (including, without limitation, any employment agreement), any limited partner and its affiliates shall be entitled to have business interests and engage in business activities in addition to those relating to us, including business interests and activities that are in direct or indirect competition with us or that are enhanced by our activities. Neither we nor any partner shall have any rights in any business ventures of any limited partner pursuant to our partnership agreement. No limited partner or any other person shall have any obligation pursuant to our partnership agreement, subject to any other agreements entered into by such person with ARC, the Partnership or a subsidiary, to offer any interest in any such business ventures to us or any other person.

Distributions

Our partnership agreement provides that holders of our partnership units are entitled to receive quarterly distributions of available cash (i) first, with respect to any partnership units that are entitled to any preference in distribution, in accordance with the rights of such class of unit (and, within such class, pro rata in accordance with their respective percentage interests), and (ii) second, with respect to any partnership units that are not entitled to any preference in distribution, in accordance with the rights of such class of unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Our net income and net loss are determined and allocated with respect to each fiscal year as of the end of the year. Except as otherwise provided in our partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in our partnership agreement, net income and net loss are allocated to the holders of partnership units holding the same class of units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each item of income, gain, loss and deduction is allocated among our limited partners in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to our partnership agreement.

Meetings of Limited Partners

There will be no regularly scheduled meetings of limited partners. Meetings of our partners may be called by our general partner, ARC, and will be called upon the written request to ARC of limited partners holding more than 50% of our outstanding common partnership units.

Redemption Rights

After the first anniversary of becoming a holder of partnership units, each of our limited partners and certain transferees will have the right, subject to the terms and conditions set forth in our partnership agreement, to require ARC to redeem all or a portion of the common partnership units held by the party in exchange for a cash amount equal to the value of our partnership units. On or before the close of business on the fifth business day after ARC receives a notice of redemption, ARC may, in its sole and absolute discretion but subject to the restrictions on the ownership of ARC’s common stock imposed under ARC’s charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered common partnership units from the tendering party in exchange for shares of ARC’s common stock, based on an exchange ratio of one share of ARC’s common stock for each common partnership unit (subject to antidilution adjustments provided in the partnership agreement). It is ARC’s current intention to exercise this right in connection with any redemption of partnership units. Each limited partner may effect a redemption of partnership units only once in each fiscal quarter, unless otherwise permitted by ARC, in its sole and absolute discretion, and may not effect a redemption for less than 250 partnership units.

Transferability of Partnership Units

In general, ARC may not voluntarily withdraw from the Partnership or transfer its interest in us unless the limited partners consent by approval of a majority in interest or immediately after a merger of ARC into another entity and substantially all of the assets of the surviving entity, excluding the general partnership interest held by ARC, are contributed to the partnership as a capital contribution in exchange for partnership units. With certain limited exceptions, the limited partners may not transfer their interests in us, in whole or in part, without ARC’s written consent, which consent may be withheld in its sole discretion. No partnership unit that is paired with shares of ARC’s special voting stock may be transferred unless accompanied by such shares of special voting stock and transferred as a unit. As a result, transfer of partnership units that are paired with shares of special voting stock also will be subject to the restrictions on transfer of special voting stock contained in ARC’s charter.

Issuance of ARC Stock

Pursuant to our partnership agreement, upon the issuance of ARC stock other than in connection with a redemption of partnership units, ARC will generally be obligated to contribute the cash proceeds or other consideration received from the issuance to the Partnership in exchange for, in the case of common stock, common partnership units, or in the case of an issuance of preferred stock, preferred partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to our partnership agreement, ARC is our tax matters partner. Accordingly, ARC has the authority to handle tax audits and to make tax elections under the Internal Revenue Code on our behalf.

Term

The Partnership has perpetual existence, unless dissolved upon:

•       our bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•       the sale or other disposition of all or substantially all of our assets;

•       redemption (or acquisition by ARC) of all partnership units other than units held by us; or

•       an election by ARC in its capacity as our sole general partner.

Resale Registration Statement for the Limited Partners of the Partnership

Pursuant to the partnership agreement, ARC maintains a registration statement registering the resale by the limited partners of the Partnership of any of ARC’s securities issued to the limited partners upon a redemption of their partnership units. ARC will use all reasonable efforts to keep any shelf registration statement effective until the third anniversary of the date on which the registration statement becomes effective. ARC has the right in its sole discretion, based on valid business purpose to suspend the use of the prospectus comprising a part of the shelf registration statement for a reasonable length of time and from time to time provided that the aggregate number of days in all delay periods occurring in any period of twelve consecutive months shall not exceed 105 days.

In connection with ARC’s reorganization, the limited partners of the Partnership also were granted “piggyback” registration rights in connection with certain registered offerings of ARC’s securities. These piggyback registration rights will terminate when the resale shelf registration statement described in the preceding paragraph becomes effective under the 1933 Act.

DESCRIPTION OF NOTES

The following description, which summarizes certain terms and provisions of the Notes and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Notes and the indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our,” “the Partnership” refer to the Partnership and not to any of its subsidiaries. The term “ARC” refers to Affordable Residential Communities Inc. and not any of its subsidiaries.

General

We have issued $96,600,000 million aggregate principal amount of Notes, and the Notes are limited to the aggregate principal amount of $100,000,000. We issued the Notes pursuant to an indenture, dated as of August 9, 2005, between us, as issuer and U.S. Bank National Association, as trustee.

The terms of the Notes include those provisions contained in the Notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes are referred to the Notes, the indenture and the Trust Indenture Act for a statement thereof. Copies of the indenture and the form of the Notes are available for inspection at the corporate trust office of the trustee, currently located at U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292; Attention: Rick Prokosch.

Interest on the Notes accrues at the rate of 7 1/2% per year from and including August 9, 2005 or the most recent interest payment date to which interest has been paid or provided for, and is payable semi-annually in arrears on February 15 and August 15 of each year. Interest will be paid to each registered holder at the close of business on the February 1 or August 1 (whether or not a business day in New York City) immediately preceding the applicable interest payment date, each of which we refer to as a record date. Interest on the Notes is computed on the basis of a 360-day year consisting of twelve 30-day months.

In addition, we are paying additional interest on the Notes described below under “—Registration Rights.”

The Notes will mature on August 15, 2025 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder’s option at certain times as described under “—Provisional Redemption of the Notes at Our Option,” “—Repurchase at Option of Holders on Certain Dates” or “—Repurchase at Option of Holders upon a Fundamental Change” below or (2) exchanged at a holder’s option as permitted under “—Exchange Rights” below. We are not required to maintain a sinking fund for the repayment of the Notes.

The Notes were issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “—Book-Entry System.”

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day in New York City, the payment otherwise required to be made on such date will be made on the next such business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

Ranking

The Notes are senior unsecured obligations of the Partnership and rank equally with all of our other senior unsecured indebtedness. However, the Notes are effectively subordinated to our mortgages and other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of our subsidiaries. As of December 31, 2005 we had outstanding $122.4 million of senior unsecured indebtedness and $1,025.6 million of secured indebtedness and our consolidated subsidiaries had outstanding an aggregate of $99.5 million of other liabilities. The indenture governing the Notes does not prohibit us or any of our affiliates or subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. See “Risk Factors—Risks Related to the Offering—The Notes are effectively subordinated to our existing and future secured indebtedness” and “—The Notes are effectively subordinated to liabilities of our subsidiaries.”

Exchange Rights

Subject to the restrictions on ownership of ARC common stock and the conditions described below, holders may exchange at any time on or prior to maturity or redemption any outstanding Notes (or $1,000 portions thereof) into shares of ARC common stock initially at an exchange rate of 69.8812 shares of ARC common stock per $1,000 principal amount of Notes (equivalent to an initial exchange price of $14.31 per ARC common share). The exchange rate and the equivalent exchange price in effect at any given time are referred to in this prospectus as the “exchange rate” and the “exchange price,” respectively, and will be subject to adjustment as described herein. Holders may exchange Notes only in denominations of $1,000 and whole multiples of $1,000. If we call Notes for redemption, you may exchange the Notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price.

Upon exchange of a note, a holder will not receive any cash payment of interest, subject to certain exceptions, and we will not adjust the exchange rate to account for accrued and unpaid interest.

Holders of Notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the exchange of such Notes at any time after the close of business on the applicable regular record date. Notes tendered for exchange by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment will be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date or (2) with respect to overdue interest, if any overdue interest exists at the time of exchange with respect to such Notes.

If a holder exchanges Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of ARC common stock upon the exchange, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such shares.

A holder wishing to exercise its exchange rights must deliver an irrevocable duly completed exchange notice to the exchange agent. Holders may obtain copies of the required form of the exchange notice from the exchange agent. A certificate, or a book-entry transfer through DTC, for the number of shares of ARC common stock for which any Notes are exchanged, together with a cash payment for any fractional shares, will be delivered through the exchange agent as soon as practicable, but within the time periods specified below, following the exchange date (subject to our ability to elect to deliver cash, or a combination of cash and shares of ARC common stock). The trustee will initially act as the exchange agent.

In lieu of delivery of shares of ARC common stock upon all or any portion of the exchanged Notes, we may elect to pay holders surrendering Notes for exchange an amount in cash per note (or a portion of a note) equal to the average closing price of ARC common stock over the five trading day period starting on and including the third trading day following the exchange date multiplied by the exchange rate in effect on the exchange date (or portion of the exchange rate applicable to a portion of a note if a combination of

ARC common stock and cash is to be delivered). We will inform such holders through the trustee no later than two business days following the exchange date of our election to deliver shares of ARC common stock, to pay cash in lieu of delivery of the shares or to deliver a combination of ARC common stock and cash. If we elect to deliver solely shares of ARC common stock, these will be delivered through the exchange agent no later than the third business day following the exchange date. If we elect to deliver a combination of shares of ARC common stock and cash or to pay all of such payment in cash, such delivery and payment will be made to holders surrendering Notes no later than the tenth business day following the applicable exchange date.

The “closing price” of ARC common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange or, if ARC common stock is not quoted on the New York Stock Exchange, as reported by the principal national securities exchange or quotation system on which ARC common stock is then listed or otherwise as provided in the indenture.

If a holder has already delivered a repurchase notice as described under either “—Repurchase at Option of Holders on Certain Dates” or “—Repurchase at Option of Holders upon a Fundamental Change,” with respect to a note, that holder may not tender that note for exchange until the holder has properly withdrawn the repurchase notice.

Upon surrender of a note for exchange, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such exchange; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.

Holders may surrender their Notes for exchange of shares of ARC common stock at the applicable exchange rate at any time prior to the close of business on the second business day immediately preceding the stated maturity date.

Exchange Rate Adjustments

The initial exchange rate will be adjusted for certain events, including:

(1)         the issuance of ARC common stock as a dividend or distribution on ARC common stock;

(2)         subdivisions and combinations of ARC common stock;

(3)         the issuance to all holders of ARC common stock of rights or warrants entitling them to purchase ARC common stock (or securities exchangeable into ARC common stock) at less than (or having an exchange price per share less than) the current market price of ARC common stock;

(4)         the dividend or other distribution to all holders of ARC common stock or shares of ARC capital stock (other than common stock) of evidences of indebtedness or assets, including securities, but excluding (A) the rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the exchange consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash;

(5)         dividends or other distributions consisting exclusively of cash to all holders of ARC common stock in excess of $0.1875 per share in each fiscal quarter (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment as a result of the same events giving rise to an adjustment to the exchange rate, provided that no adjustment will be made to the dividend threshold amount as a result of any event described in this clause (5); and

(6)         payments to holders of ARC common stock in respect of a tender offer or exchange offer for ARC common stock by ARC or any of its subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of ARC common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

Notwithstanding the foregoing, in the event of an adjustment to the exchange rate pursuant to clauses (5) or (6) above, in no event will the exchange rate exceed 82.1018 shares of ARC common stock per $1,000 principal amount of Notes, subject to adjustment pursuant to clauses (1) through (4) above.

No adjustment in the exchange rate will be required unless such adjustment would require a change of at least one percent in the exchange rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the exchange rate will not be adjusted for the issuance of ARC common stock or any securities exchangeable into or exchangeable for ARC common stock or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of Notes are entitled to participate in the transactions described above.

In the case of:

•       any reclassification or change of ARC common stock (other than changes resulting from a subdivision or combination); or

•       a consolidation, merger or combination involving ARC or a sale or conveyance to another corporation of all or substantially all of ARC’s property and assets,

in each case as a result of which holders of ARC common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for ARC common stock, holders of Notes will be entitled thereafter to exchange their Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been exchanged into ARC common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. In the event holders of ARC common stock have the opportunity to elect the form of consideration to be received in a reclassification, change, consolidation, merger combination, sale or conveyance, we will make adequate provision whereby the holders of the Notes shall have the opportunity, on a timely basis, to determine the form of consideration into which all of the Notes, treated as a single class, shall be exchangeable. Such determination shall be based on the blended, weighted average of elections made by holders of the Notes who participate in such determination and shall be subject to any limitations to which all of the holders of ARC common stock are subject to, such as pro-rata reductions applicable to any portion of the consideration payable. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of ARC common stock or other transaction occurs which results in any adjustment of the exchange price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See “Certain U.S. Federal Income and Estate Tax Considerations.” We may make such reductions in the exchange price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of ARC common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We may from time to time, to the extent permitted by law, reduce the exchange price of the Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such decrease.

Determination of Make Whole Premium

If a transaction described in the first, second or fourth bullet of the definition of change in control (as set forth under “—Repurchase at Option of Holders upon a Fundamental Change”) occurs prior to August 20, 2015 and a holder elects to exchange its Notes in connection with such transaction, we will increase the applicable exchange rate for the Notes surrendered for exchange by a number of additional ARC common shares (the “additional change in control shares”), as described below. An exchange of Notes will be deemed for these purposes to be “in connection with” such a change in control transaction if the notice of exchange of the Notes is received by the exchange agent from and including the date that is 15 business days prior to the anticipated effective date of the change in control up to and including the business day prior to the repurchase date as described under “—Repurchase at Option of Holders upon a Fundamental Change.”

The number of additional change in control shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per ARC common share in such transaction. If the holders of ARC common shares receive only cash in the change in control transaction, the stock price shall be the cash amount paid per ARC common share. Otherwise, the stock price shall be the average of the closing sale prices of ARC common shares on the ten consecutive trading days up to but excluding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the exchange rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the exchange rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the exchange rate as so adjusted. In addition, the number of additional change in control shares will be subject to adjustment in the same manner as the exchange rate as set forth above under “—Exchange Rate Adjustments.”

The following table sets forth the stock price and number of additional change in control shares of ARC common stock to be received per $1,000 principal amount of Notes:

Stock Price on Effective	Effective Date
Date	8/9/2005	8/20/2006	8/20/2007	8/20/2008	8/20/2009	8/20/2010	8/20/2011	8/20/2012	8/20/2013	8/20/2014	8/20/2015
$12.18	12.2206	12.2206	12.2206	12.2206	12.2206	12.2206	12.2206	12.2206	12.2206	12.2206	0.0000
13.00	10.2161	9.8807	9.5000	9.1194	8.6301	7.9468	7.4436	7.0419	7.0419	7.0419	0.0000
14.00	8.3749	8.0136	7.6469	7.2499	6.7830	6.2169	5.5323	4.6956	3.7746	2.7440	0.0000
15.00	6.9156	6.4409	6.0190	5.6616	5.2984	4.9353	4.4068	3.6785	2.7276	1.4954	0.0000
16.00	5.9083	5.2726	4.6812	4.1705	3.7891	3.3968	3.0046	2.6123	2.2201	1.2536	0.0000
17.00	5.2941	4.5418	3.7839	3.0444	2.3763	2.0309	1.9261	1.6038	1.2814	0.9591	0.0000
18.00	5.0000	4.1667	3.2881	2.4091	1.4853	0.4825	0.4647	0.4137	0.3656	0.2372	0.0000
20.00	4.5000	3.7500	2.8500	2.0000	1.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
25.00	3.6000	3.0000	2.2800	1.6000	0.8000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
30.00	3.0000	2.5000	1.9000	1.3333	0.6667	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
40.00	2.2500	1.8750	1.4250	1.0000	0.5000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
50.00	1.8000	1.5000	1.1400	0.8000	0.4000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)         if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional change in control shares will be determined by straight-line interpolation between the number of additional change in control shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)         if the stock price is in excess of $50.00 per ARC common share (subject to adjustment), no additional change in control shares will be issued upon exchange; and

(3)         if the stock price is less than $12.18 per ARC common share (subject to adjustment), no additional change in control shares will be issued upon exchange.

Notwithstanding the foregoing, in no event will the total number of ARC common shares issuable upon exchange exceed 82.1018 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the exchange rate as set forth above under “—Exchange Rate Adjustments.”

Our obligation to deliver the additional change in control shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisional Redemption of the Notes at Our Option

We will not have the right to redeem any Notes prior to August 20, 2010.

Beginning on August 20, 2010, we may redeem the Notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to the redemption date if the closing price of the common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-day trading period.

The “exchange price” as of any day will equal $1,000 divided by the exchange rate. If we redeem the Notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the Notes from the last day through which interest was paid on the Notes through the date of redemption. We must make these payments on all Notes called for redemption, including Notes exchanged after the date we mailed the notice.

We will give at least 30 days, but not more than 60 days, notice of redemption by mail to holders of Notes. Notes or portions of Notes called for redemption will be exchangeable by the holder until the close of business on the business day prior to the redemption date.

If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Notes are to be redeemed in part only, we will issue a new note or Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your Notes is selected for partial redemption and you exchange a portion of your Notes, the exchanged portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders on Certain Dates

Holders of Notes may require us to repurchase their Notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on August 15, 2010, August 15, 2015 and August 15, 2020 for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.

Holders must deliver a written repurchase notice to the paying agent, which initially is the trustee, during the period beginning at any time from the opening of business on the date that is 20 days prior to the repurchase date until the close of business on the second business day prior to the repurchase date. Our repurchase obligation will be subject to certain additional conditions.

On or before the 20th day prior to each repurchase date, we will provide to the trustee, any paying agent and to all holders of the Notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•       the amount of the repurchase price; and

•       the procedures that holders must follow to require us to repurchase their Notes.

We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish that information in a newspaper of general circulation in New York City or on ARC’s website, or through such other public medium as we deem appropriate at that time.

A holder’s notice electing to require us to repurchase Notes must specify:

•       that such notice complies with appropriate procedures of The Depository Trust Company, or DTC;

•       the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•       that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes.

Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal must specify:

•       the principal amount of Notes in respect of which the repurchase notice is being withdrawn;

•       that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn Notes in book-entry form; and

•       the principal amount of Notes, if any, that remains subject to the repurchase notice.

Holders electing to require us to repurchase Notes must either effect book-entry transfer of Notes in book-entry form in compliance with appropriate DTC procedures or deliver the Notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after any such transfer or delivery on or after the repurchase date.

If the paying agent holds funds sufficient to pay the repurchase price of the Notes on the business date following the repurchase date, then immediately after the repurchase date:

•       such Notes will cease to be outstanding;

•       interest on such Notes will cease to accrue; and

•       all rights of holders of such Notes will terminate except the right to receive the repurchase price.

In connection with any repurchase offer, we will, if required, comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and file a Schedule TO or any other required schedule under the Exchange Act.

Repurchase at Option of Holders upon a Fundamental Change

If a fundamental change occurs at any time prior to maturity, holders of Notes may require us to repurchase their Notes in whole or in part for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.

Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the Notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in New York City or on ARC’s website, or through such other public medium as we deem appropriate at that time.

To exercise its repurchase right, a holder of Notes must deliver written notice of such holder’s exercise of its repurchase right to the trustee prior to the close of business on the fifth business day prior to the repurchase date.

Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth business day prior to the repurchase date. If a holder of Notes delivers a repurchase notice, it may not thereafter surrender such Notes for exchange unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•       the principal amount of Notes in respect of which the repurchase notice is being withdrawn;

•       that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn Notes in book-entry form; and

•       the principal amount of Notes, if any, that remains subject to the repurchase notice.

Holders electing to require us to repurchase Notes must effect book-entry transfer of Notes in book-entry form in compliance with appropriate DTC procedures. We will pay the repurchase price within two business days after any such transfer on or after the repurchase date.

If the paying agent holds funds sufficient to pay the repurchase price of the Notes on the repurchase date, then on and after such date:

•       such Notes will cease to be outstanding;

•       interest on such Notes will cease to accrue; and

•       all rights of holders of such Notes will terminate except the right to receive the repurchase price.

A “fundamental change” will be deemed to occur upon a change in control or a termination of trading.

A “change in control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

•       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of the total outstanding voting stock of ARC other than an acquisition by ARC, us, any of its or our subsidiaries or any of its or our employee benefit plans;

•       we or ARC consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into ARC or us, other than:

•        any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of ARC’s capital stock or our partnership units, as the case may be, and (B) pursuant to which holders of ARC’s capital stock or our partnership units, as applicable, immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of ARC capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction or 50% of the voting power of our partnership units as the case may be;

•        any merger solely for the purpose of changing ARC’s or our jurisdiction of formation and resulting in a reclassification, exchange or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•       during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of ARC (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of ARC then in office; or

•       we or ARC approve a plan of liquidation or dissolution.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A “termination of trading” is deemed to occur if ARC common stock (or other common stock into which the Notes are then exchangeable) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of the assets of the ARC or us. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a conveyance, transfer, lease, or other disposition of less than all of the assets of the ARC or us may be uncertain.

Rule 13e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase Notes at the option of the holders of Notes upon a fundamental change. In some circumstances, the fundamental change purchase feature of the Notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is the result of negotiations between us and the initial purchasers of the Notes.

We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the Notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. Any failure by us to repurchase the Notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

No Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the fundamental change purchase price with respect to the Notes.

No Stockholder Rights for Holders of Notes

Holders of Notes, as such, will not have any rights as stockholders of ARC (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of ARC common stock), except in limited circumstances described above under “—Exchange Rights—Exchange Right Adjustments.”

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the Notes. These calculations include, but are not limited to, determinations of the exchange price and exchange rate applicable to the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request.

Merger, Consolidation or Sale

The Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:

•       we shall be the continuing entity, or the successor entity (if other than the Partnership) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•       if as a result of such transaction the Notes become convertible or exchangeable into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations under the Notes and the indenture;

•       immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•       an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

The following are events of default under the indenture:

•       default in the payment of any principal amount or any redemption price, purchase price, or fundamental change purchase price due with respect to the Notes, when the same becomes due and payable;

•       default in payment of any interest (including liquidated damages) under the Notes, which default continues for 30 days;

•       default in the delivery when due of shares of ARC common stock or any cash in lieu of such shares payable upon exchange with respect to the Notes, including any make whole premium, which default continues for 15 days;

•       our failure to comply with any of our other agreements in the Notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the failure to cure (or obtain a waiver of) such default within 30 days after receipt of such notice;

•       default in the payment of principal when due or resulting in acceleration of other indebtedness of us or any significant subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $5 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•       certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Modification

The trustee and we may amend the indenture or the Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•       alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•       make the note payable in money or securities other than that stated in the note;

•       change the stated maturity of the note;

•       reduce the principal amount, redemption price, purchase price or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•       make any change that adversely affects the rights of a holder to exchange the note in any material respect;

•       make any change that adversely affects the right to require us to purchase the note in any material respect;

•       impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to exchange of the note; or

•       change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of Notes, the trustee and we may amend the indenture:

•       to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the Notes;

•       to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us;

•       to secure our obligations in respect of the Notes;

•       to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•       to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•       to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•       to make any change that does not adversely affect the rights of the holders of the Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all the holders of all Notes:

•       amend, alter or change the terms and provisions of the agreement described below under
“—Agreement between Us and ARC”;

•       waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•       waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Rule 144A Information

If at any time we or ARC are not subject to the reporting requirements of the Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the Notes or underlying shares of ARC common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933 to facilitate the resale of those Notes or shares pursuant to Rule 144A.

Reports to Trustee

We will regularly furnish to the trustee copies of ARC’s annual report to its stockholders, containing audited financial statements, and any other financial reports which ARC furnishes to its stockholders.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the exchange agent, if applicable, after the Notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a fundamental change purchase date, or upon exchange or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the Notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of Notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Trustee

U.S. Bank National Association is the trustee, registrar, exchange agent and paying agent.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Agreement between Us and ARC

In connection with the issuance of the Notes, we and ARC entered into an agreement by which we acknowledge our responsibility as sole obligor of the Notes. The agreement provides that if we are obligated to deliver shares of ARC common stock pursuant to the indenture, ARC will issue the required number of shares and deliver them to the exchanging noteholder. At such time, we will issue to ARC an equal number of common partnership units. Under the agreement, ARC has agreed not to consolidate with or merge into another business entity or transfer or lease all or substantially all of its assets, unless:

•       either (1) ARC is the continuing entity in the case of a merger or consolidation, or (2) the resulting, surviving or acquiring entity, if other than ARC, is a U.S. entity and it expressly assumes ARC’s obligations under the agreement and the indenture;

•       immediately after giving effect to the transaction, no event of default under the indenture and no circumstances which, after notice or lapse of time or both, would become an event of default under the indenture, shall have happened and be continuing; and

•       ARC has delivered to the trustee an officers’ certificate and a legal opinion confirming that ARC has complied with the indenture.

No provision of the agreement may be amended, modified, or waived without the consent of a majority in principal amount of Notes then outstanding, except that the unanimous consent of the holders of all outstanding Notes is required in order to amend, modify, or waive the provisions the agreement that may adversely affect the right of holders of Notes to exchange their Notes for ARC common stock as provided in the indenture.

Book-Entry System

We have issued the Notes in the form of one or more global securities. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder of the Notes will hold its beneficial interests in the global security directly through DTC if it has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to exchange their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for exchange. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the indenture and the Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, an owner of a beneficial interest in the global security, will not be entitled to have the Notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We and ARC have agreed, at our expense, to file with the SEC the registration statement of which this prospectus is a part. We and ARC have agreed to use our respective best efforts to cause the registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the Notes and to keep the registration statement effective until such date that the holders of the Notes and the common stock issuable upon exchange of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.

We and ARC have also agreed to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the ARC common stock issuable upon the exchange of the Notes. A holder who sells securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement that are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We and ARC may suspend the holder’s use of the prospectus for a reasonable period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we and ARC, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

•       on the 180th day following the earliest date of original issuance of any of the Notes, the shelf registration statement has not been declared effective;

•       the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•       on the 30th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated,

(each, a registration default), additional interest as liquidated damages will accrue on the Notes as described below, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

As of the beginning of February, we have been in default on our obligation to cause the registration statement of which this prospectus is a part to become effective within 180 days of the issuance of the Notes. As a result, the holders of the Notes are currently entitled to the receipt of liquidated damages as described below. See “Note 5—Notes Payable—Senior Exchangeable Notes Due 2025” to our consolidated financial statements included in this prospectus for a further discussion of the liquidated damages payable to the holders of the Notes.

Liquidated Damages

Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•       an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

•       an additional 0.50 percent of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50 percent. If a holder has exchanged some or all of its Notes into common stock, the holder will not be entitled to receive liquidated damages with respect to the principal amount of the Notes exchanged.

We have distributed a questionnaire to each holder to obtain information regarding the holder for inclusion in the prospectus. Holders are required to complete and deliver the questionnaire within 20 business days after receipt of the questionnaire to be named as selling stockholders in this prospectus at the time of effectiveness.

The specific provisions relating to the registration described above are contained in the registration rights agreement that was entered into on the closing of the initial offering of the Notes. This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement.

DESCRIPTION OF OTHER INDEBTEDNESS

At December 31, 2005, the Partnership had $1,153.0 million of outstanding indebtedness, of which $827.4 million, or 72%, was fixed rate and $325.6 million, or 28%, was variable rate. The following table sets forth information with respect to the Partnership’s total indebtedness at December 31, 2005.

	Amount	Average Rate	Average maturity
	(dollars in thousands)		(in years)
Long-term debt:
Senior fixed rate mortgage due 2009	$89,512	5.05%	4
Senior fixed rate mortgage due 2012	288,622	7.35%	7
Senior fixed rate mortgage due 2014	196,270	5.53%	9
Senior variable rate mortgage due 2007(1)	130,595	7.39%	1
Various individual fixed rate mortgages due 2006 through 2031	150,104	7.25%	9
Revolving credit mortgage facility due 2006	58,764	7.14%	—
Trust preferred securities due 2035 (due to ARC)	25,780	7.79%	30
Senior exchangeable Notes due 2025(2)	96,600	7.50%	20
Consumer finance facility due 2008	18,607	7.39%	3
Lease receivable facility due 2008	77,500	8.52%	2
Floorplan line of credit due 2007	14,368	8.00%	2
D.A.M. PPU Notes payable due 2006	4,999	7.00%	1
Other loans	1,277	6.97%	3
Total debt	$1,152,998	6.95%

(1)    The senior variable rate mortgage due 2007 may be extended for two additional 12-month periods at our option, and subject to certain conditions.

(2)    See “Description of the Notes” for a detailed description of these Notes.

Senior Fixed Rate Mortgage Due 2009

We entered into the Senior Fixed Rate Mortgage due 2009 with, among other parties, Merrill Lynch Capital Inc., an affiliate of the initial purchaser of the Notes, on February 18, 2004, in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain of our real property subsidiaries and is collateralized by 26 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2009 bears interest at a fixed rate of 5.05%, is being amortized based on a 30-year amortization schedule and matures on March 1, 2009. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2009 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2012

We entered into the Senior Fixed Rate Mortgage due 2012 on May 2, 2002. It is an obligation of certain of our special purpose real property subsidiaries and is collateralized by 99 manufactured home communities. The Senior Fixed Rate Mortgage due 2012 bears interest at a fixed rate of 7.35% per annum, is amortized based on a 30-year schedule and matures on May 1, 2012. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2012 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2014

We entered into the Senior Fixed Rate Mortgage due 2014 with, among other parties, Merrill Lynch Capital Inc., an affiliate of the initial purchaser of the Notes, on February 18, 2004 in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain of our real property subsidiaries and is collateralized by 43 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2014 bears interest at a fixed rate of 5.53% per annum, is amortized based on a 30-year schedule and matures on March 1, 2014. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2014 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Variable Rate Mortgage Due 2007

We entered into the Senior Variable Rate Mortgage due 2007 with, among other parties, Merrill Lynch Capital Inc., an affiliate of the initial purchaser of the Notes, on February 18, 2004 in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain of our real property subsidiaries and is collateralized by 32 manufactured home communities owned by these subsidiaries. The Senior Variable Rate Mortgage due 2007 bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR rate (7.39% at December 31, 2005). On February 10, 2006, we extended the due date to February 11, 2007. At our option and subject to certain conditions, we may extend the Senior Variable Rate Mortgage due 2007 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively. We purchased interest rate caps to limit our interest costs in the event of increases in the one-month LIBOR above 5.00%, and intend to purchase such caps for any extensions, as applicable. We will incur an exit fee equal to 0.50% of the loan amount payable upon any repayment of the principal amount of the loan. The exit fee will be subject to reduction by an amount equal to 0.50% of the principal amount of any first mortgage loans provided by the lenders to refinance the Senior Variable Rate Mortgage due 2007. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. We may repay the Senior Variable Rate Mortgage due 2007 subject to a prepayment penalty calculated as the product of 0.25%, the number of payment dates remaining to maturity and the amount being repaid for prepayments made in months one through twelve. Prepayments made in months 13 to 24 are subject to a 1% fee of amounts repaid.

Various Individual Fixed Rate Mortgages Due 2006 Through 2031

We have assumed various individual fixed rate mortgages in connection with the acquisition of various properties that were encumbered at the time of acquisition as follows:

  (i)  Mortgages assumed as part of individual property purchases. These notes total approximately $45.9 million at December 31, 2005, mature from 2006 through 2028 and have an average effective interest rate of 7.42%. These mortgages are secured by 15 specific manufactured home communities.

(ii)  Mortgages assumed in conjunction with the Hometown acquisition. These notes total approximately $75.7 million, mature from 2006 through 2031 and carry an average effective interest rate of 7.17%. These mortgages are secured by 15 specific manufactured home communities and subject to early pre-payment penalties, the terms of which vary from mortgage to mortgage.

(iii)            Notes assumed in conjunction with the D.A.M. portfolio purchase. These notes total approximately $28.6 million, mature in 2008 and carry an average effective annual interest rate of 7.18%. These mortgages are secured by 24 specific manufactured home communities.

Revolving Credit Mortgage Facility Due 2006

In September 2004, we obtained a Revolving Credit Mortgage Facility for borrowings of up to $85.0 million. This facility is an obligation of one of our subsidiaries and is secured by 23 communities. Advances under the Revolving Credit Mortgage Facility are limited by borrowing base requirements related to the value and cash flow of the communities securing the loan ($58.8 million as of December 31, 2005). The Revolving Credit Mortgage Facility bears interest at the one month LIBOR plus 2.75% (7.14% at December 31, 2005). We incurred a commitment fee of 0.5% at the closing of the facility and will pay origination fees of 0.5% with each advance. The facility contains no significant financial covenants. In September 2005, we amended the facility to extend the maturity of the facility to September 2006.

Trust Preferred Securities Due 2035 (Due to ARC)

On March 15, 2005, we issued $25.8 million in unsecured trust preferred securities to ARC. The $25.8 million trust preferred securities bear interest at three-month LIBOR plus 3.25% (7.79% at December 31, 2005). Interest on the securities is paid on the 30th of March, June, September and December of each year. We may redeem these securities on or after March 30, 2010 in whole or in part at principal amount plus accrued interest. The securities are mandatorily redeemable on March 15, 2035 if not redeemed sooner.

Consumer Finance Facility Due 2008

We entered into the Retail Home Sales and Consumer Finance Debt Facility with Merrill Lynch Capital Inc., an affiliate of the initial purchaser of the Notes, on February 18, 2004, in connection with the completion of ARC’s IPO and the Hometown acquisition and amended it in April 2005 in connection with entering into a two-year, $75.0 million secured revolving lease receivables credit facility (see “Lease Receivables Facility Due 2008” below). The Consumer Finance Facility has a total commitment of $125.0 million and a term of four years. This facility is an obligation of one of our subsidiaries, and borrowings under this facility are secured by manufactured housing conditional sales contracts. Borrowings under the facility are limited by specified borrowing base requirements related to the value of the collateral securing the facility ($18.6 million as of December 31, 2005). The facility bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR (7.39% at December 31, 2005). During the quarter, we paid a commitment fee of 1.00% on the original committed amount and 0.75% of the amended committed amount and will pay additional annual commitment fees payable on each anniversary of the closing. Advances under the facility are subject to a number of conditions, including certain underwriting and credit screening guidelines and the conditions that the home must be located in one of our communities, the loan term may not exceed 12 years for a single-section home or 15 years for a multi-section home and the loan amount shall not exceed 90% of the value of the home securing the conditional sales contract.

The Consumer Finance Facility was amended for financial covenants in October 2005. The amended line of credit requires us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through September 30, 2008. We were in compliance as of December 31, 2005 with all financial covenants under the amended line of credit.

The availability of advances under the Consumer Finance Facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on these facilities include a downgrade in the credit rating of the lender and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if, in its judgment, this is necessary to maintain the 75% loan-to-value ratio.

Lease Receivables Facility Due 2008

On April 6, 2005, the Partnership entered into a two-year, $75.0 million secured revolving credit facility (the “Lease Receivables Facility”) with Merrill Lynch Mortgage Capital Inc., an affiliate of the initial purchaser of the Notes, to be used to finance the purchase of manufactured homes and for general corporate purposes. In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”) and located in ARC’s communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR  to 4.125% plus one-month LIBOR (8.52% at December 31, 2005), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008. In April 2006, we further amended the facility (i) to eliminate the margin increase requirements for failure to meet certain sales volume requirements for new homes, (ii) increase the allowable age requirements for the collateral portfolio from 4 years to 4.5 years, and (iii) provide an opportunity to purchase an extension of the timeframe to realize $85 million in net proceeds from our community sales process from October 14, 2006 to December 31, 2006.

The amended line of credit requires us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through September 30, 2008. We were in compliance as of December 31, 2005 with all financial covenants under the amended line of credit. Borrowings under the Lease Receivables Facility are secured by an assignment of all lease receivables and rents, an assignment of the underlying manufactured homes and a pledge by ARCHC LLC and ARC Housing GP LLC of 100% of the outstanding equity in Housing. Interest is payable monthly.

Floorplan Lines of Credit Due 2007

On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 8.00% at December 31, 2005), based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home’s original invoice amount depending on the type of home and the number of months since the home’s purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, and $385.0 million from January 1, 2007 through September 13, 2007, the due date of the line. We are in compliance with all financial covenants of the line of credit as of December 31, 2005. The line of credit is subject to a commitment fee of $250,000, an unused line fee of .25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

D.A.M. PPU Notes Payable Due 2006

According to the terms of our Series B preferred partnership units, or Series B PPUs, in July 2005 the holders of our Series B PPUs requested redemption of their units, and we elected to repurchase them for approximately $2.5 million in cash and notes payable totaling approximately $5.0 million. A principal payment of approximately $2.5 million plus interest accrued at 7.00% was made on January 18, 2006 and the final payment of approximately $2.5 million plus interest accrued at 7.00% is due on July 18, 2006.

DESCRIPTION OF ARC CAPITAL STOCK AND PARTNERSHIP UNITS

The following description, which summarizes certain terms and provisions of the capital stock of ARC and the partnership units of the partnership does not purport to be complete and is subject to, and qualified in its entirety by reference to the actual terms and provisions of ARC’s charter and bylaws and the Partnership’s limited partnership agreement, which are incorporated herein by reference.

General

ARC’s charter provides that it may issue up to 100,000,000 shares of common stock, $.01 par value per share, of which 41,298,339 shares have been issued and are outstanding as of April 28, 2006; 10,000,000 shares of preferred stock, $.01 par value per share, of which 5,750,000 shares have been classified as 8.25% Series A cumulative redeemable preferred stock, or Series A preferred stock, of which 5,000,000 shares are issued and outstanding as of April 28, 2006; and 5,252,876 shares of special voting stock, par value $.01 per share, of which 2,911,622 shares have been issued and are outstanding as of April 28, 2006. Under Maryland law, ARC’s stockholders generally are not liable for ARC’s debts or obligations.

Common Stock

All shares of ARC common stock outstanding are duly authorized, fully paid and nonassessable. Holders of ARC common stock are entitled to receive dividends when authorized by ARC’s board of directors out of assets legally available for the payment of dividends and declared by ARC. They are also entitled to share ratably in ARC’s assets legally available for distribution to ARC’s stockholders in the event of ARC’s liquidation, dissolution or winding up, after payment of or adequate provision for all of ARC’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of ARC’s stock.

Each outstanding share of ARC common stock entitles the holder to one vote on all matters submitted to a vote of ARC stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, including the special voting stock described below, the holders of ARC common stock will possess the exclusive voting power of ARC. There is no cumulative voting in the election of directors.

Holders of ARC common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of ARC’s securities. All shares of common stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of holders of shares entitled to cast at least two thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for the amendment of the provisions of ARC’s charter relating to the removal of directors and amendment of the charter, ARC’s charter provides for approval of these matters by a majority of all the votes entitled to be cast. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if 90% or more of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in ARC’s situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of ARC’s stockholders.

Restricted Stock Grants

During 2004, ARC granted to some of its executive officers 95,000 shares of restricted common stock that vest over five years. In June 2004, 42,500 of these restricted shares were forfeited and in October 2004, an additional 37,500 shares of restricted common stock were forfeited pursuant to the terms of their issuance. During the year ended December 31, 2005, 3,000 of these shares vested. In April 2005, ARC granted an award of 80,000 shares of common stock to Scott D. Jackson, ARC’s then Chief Executive Officer, under ARC’s 2003 equity incentive plan. Pursuant to the terms of the grant, 20,000 shares vested immediately and the remainder were forfeited upon Mr. Jackson’s resignation from ARC in December 2005.

ARC considers the number of vested shares issued under its 2003 equity incentive plan as common stock outstanding and includes them in the denominator of its calculation of basic earnings per share. ARC also considers the total number of restricted shares granted under our 2003 equity incentive plan in the denominator of our calculation of diluted earnings per share if they are dilutive. ARC returns shares forfeited to the 2003 equity incentive plan as shares eligible for future grant and adjusts any compensation expense previously recorded on such shares in the period the forfeiture occurs.

Special Voting Stock

We and ARC have entered into a pairing agreement pursuant to which each of our 1,511,118 partnership units issued in connection with ARC’s 2002 reorganization and outstanding as of April 28, 2006 was issued as part of a paired unit that includes 1.9268 shares of ARC special voting stock. Each of the paired units is currently exchangeable by its holder for cash, or, at ARC’s election, one share of ARC common stock, and each paired unit entitles its holder to one vote on all matters submitted to a vote of ARC’s stockholders who have voting rights generally. Collectively, our limited partners who hold these paired units and ARC common stock have approximately 4.3% of the total voting power of ARC common stock at December 31, 2005. A holder of special voting stock is not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of ARC common stock or any of ARC’s other stock, and is not entitled to receive any distributions in the event of liquidation or dissolution. The holders of special voting stock have no class voting rights except as specifically set forth in our charter.

ARC may not issue any additional shares of special voting stock in the future unless such shares are paired with common partnership units. ARC does not intend to issue any additional shares of its special voting stock. Upon any redemption of a partnership unit that is paired with a share of special voting stock in accordance with the redemption provisions of our partnership agreement, the share of special voting stock will be cancelled and will become reclassified as an authorized but unissued share of special voting stock.

Preferred Stock

General

Under ARC’s charter, ARC’s board of directors is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption in each case, if any, as permitted by Maryland law and as shall be set forth in resolutions providing for the issue of preferred stock adopted by ARC’s board of directors.

8.25% Series A Cumulative Redeemable Preferred Stock

The Articles Supplementary adopted by ARC’s board of directors creating ARC’s Series A preferred stock sets forth the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of ARC preferred stock classified as 8.25% Series A cumulative redeemable preferred stock, or Series A preferred stock. ARC designated up to 5,750,000 shares of preferred stock as Series A preferred stock, 5,000,000 shares of which were issued in connection with the IPO. ARC’s Series A preferred stock is listed on the NYSE under the symbol “ARC Pr A.” ARC’s Series A preferred stock has the following terms:

•       a liquidation preference of $25.00 per share;

•       ranks senior to ARC common stock with respect to dividends and liquidation;

•       subject to the preferential rights of holders of any class or series of senior stock, is entitled to receive, when and as authorized by ARC’s board of directors and declared by ARC, out of funds legally available for payment thereof, cumulative cash dividends at the rate of 8.25% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $2.0625 per share);

•       source of funds for dividends on ARC’s Series A preferred stock is distributions paid on the Partnership’s Series A preferred units;

•       not redeemable prior to February 18, 2009;

•       redeemable in whole or from time to time in part, on and after February 18, 2009, by ARC, at its option, to the extent permitted by law, at a cash redemption price equal to $25.00 per share, plus all accumulated dividends;

•       does not have any voting rights, except in limited circumstances, including where ARC has not been current on payment of dividends for six or more quarterly periods, whether or not consecutive; and

•       is not convertible into or exchangeable for any of ARC’s other property or securities.

Warrants

On August 9, 2000, ARC issued 1,250,000 warrants, each giving its holder the right to purchase one share of ARC common stock at an exercise price of $11.70 per share. Subsequently, as the result of a 0.519-for-1 reverse split of ARC common stock in 2004 in preparation for ARC’s IPO, the payment of dividends on ARC common stock and the issuance from time to time of ARC common stock as compensation to ARC non-management directors, pursuant to the terms of the warrants, the exercise price per share of ARC common stock under the warrants has been adjusted to $18.143 and the total number of shares of ARC common stock issuable upon exercise of all of warrants has been adjusted to 806,096. The warrants expire if not exercised prior to 5:00 PM, New York City time, on July 23, 2010.

ARC’s Restrictions on Ownership

The limitations set forth in ARC’s charter with respect to ownership of ARC’s outstanding equity securities which provide that no individual may own more than 7.3% in value or number, whichever is more restrictive, of the outstanding shares of ARC’s common stock or more than 7.3% in value of the outstanding share of ARC’s capital stock no longer apply as a result of ARC’s decision to discontinue its status as a REIT.

Transfer Agent and Registrar

The transfer agent and registrar for ARC common stock and ARC Series A preferred stock is American Stock Transfer & Trust Company.

Partnership Units

Series C Preferred Partnership Units

The Partnership currently has outstanding 705,688 units of Series C preferred partnership units, or Series C PPUs. The Partnership’s Series B and Series D preferred partnership units were redeemed in July 2005 and July 2004, respectively. The Partnership’s Series C PPUs have the following terms:

•       rank senior to the common partnership units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up;

•       subject to the preferential rights of holders of any class or series of senior partnership units, are entitled to receive quarterly cash distributions at the rate of 6.25% per annum;

•       subject to the preferential rights of holders of any class or series of senior partnership units, are entitled to a liquidation preference per Series C PPU of $25.00 per unit, plus all accumulated, accrued and unpaid distributions;

•       may not be redeemed at the Partnership’s option prior to July 30, 2009; on or after such date, the Partnership has the right to redeem the Series C PPUs, in whole or in part, at any time or from time to time, at a redemption price equal to the liquidation preference, plus all accumulated, accrued and unpaid distributions to and including the date of redemption;

•       at any time after January 1, 2007, any holder of Series C PPUs has the right to require the Partnership to redeem all or a portion of the Series C PPUs held by such holder in exchange for one-eighth of the redemption price in cash and the balance in a negotiable note, bearing interest at a rate of 7% per annum;

•       exchangeable for ARC common stock in some circumstances; and

•       no voting rights or right to consent to any matter.

Common Partnership Units

The 4.3% ownership interest in the Partnership that is not held by ARC as of December 31, 2005 represents outstanding partnership units, or OP units. Each of these outstanding OP units, which were issued in ARC’s 2002 reorganization, is part of a paired unit that includes 1.9268 shares of ARC special voting stock described above under “—Special Voting Stock.” In addition, the Partnership has a series of OP units that mirror the characteristics of ARC’s Series A preferred stock described above under “—8.25% Series A Cumulative Redeemable Preferred Stock.” Each mirror unit is held by ARC and enables ARC to pay dividends to such stockholders.

Holders of the Partnership’s OP units are entitled to receive quarterly distributions of available cash (i) first, with respect to any OP units that are entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests), and (ii) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests).

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of material U.S. Federal Income and Estate Tax Considerations relating to the purchase, ownership and disposition of the Notes or ARC common stock for which the Notes may be exchanged. For purposes of this section, references to “ARC” mean only Affordable Residential Communities Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, regulations promulgated by the U.S. Treasury Department, (the “Treasury Regulations”), current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of ARC, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. Federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•       U.S. expatriates;

•       persons who mark-to-market the Notes or common stock received pursuant to an exchange of Notes;

•       subchapter S corporations;

•       U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•       financial institutions and banks;

•       insurance companies;

•       broker-dealers;

•       regulated investment companies;

•       trusts and estates;

•       holders who receive the Notes or ARC common stock through the exercise of employee stock options or otherwise as compensation;

•       persons holding the Notes or ARC common stock, as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•       persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•       persons holding their interest through a partnership or similar pass-through entity;

•       persons holding a 10% or more (by vote or value) beneficial interest in ARC or the Partnership;

and, except to the extent discussed below:

•       tax-exempt organizations; and

•       Non-U.S. Holders (as defined below).

In addition, this summary does not discuss any state, local or foreign tax considerations. This summary deals only with investors who purchased the Notes as part of the initial offering at the issue price and assumes that investors hold their Notes and will hold ARC common stock received pursuant to an exchange of Notes as “capital assets” (generally, property held for investment) under the Code.

Investors considering the purchase of Notes should consult their tax advisors with respect to the application of the U.S. Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

As used herein, the term “U.S. Holder” means any beneficial owner of a note or ARC common stock other than an entity treated as a partnership for U.S. Federal income tax purposes, that is, for U.S. Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, or (v) certain eligible trusts that elect to be taxed as U.S. Persons under applicable Treasury Regulations. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or ARC common stock that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. Federal income tax purposes) is a beneficial owner of Notes or ARC common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of Notes or ARC common stock that is a partnership and partners in such partnership should consult their tax advisors about the U.S. Federal income tax consequences of purchasing, holding and disposing of Notes or ARC common stock.

U.S. Holders

Payments of Interest.   Interest on the Notes generally will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Sale, Exchange or Redemption of the Notes.   A U.S. Holder should recognize gain or loss, if any, on the sale, exchange (including an exchange for ARC common stock), redemption or other disposition of a note in an amount equal to the difference, if any, between (i) the amount of cash proceeds and the fair market value of any property (including ARC common stock) received on the sale, exchange, redemption or other disposition (excluding any portion attributable to accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be its cost. Subject to the market discount rules discussed under “U.S. Holders—Market Discount and Bond Premium” below, gain or loss, if any, recognized on the sale, redemption or other taxable disposition of a note generally should be a long-term capital gain or loss if the note was held for more than one year as of the date of disposition. The deductibility of capital losses may be subject to limitations. Upon the exchange of a note for ARC common stock a U.S. Holder will have a tax basis in any ARC common stock received equal to the fair market value of such ARC common stock at the time of the exchange.

Market Discount and Bond Premium.   If a U.S. Holder acquires a note subsequent to its original issuance and the note’s stated redemption price at maturity exceeds the U.S. Holder’s initial tax basis in the note by more than de minimis amount, the U.S. Holder should generally be treated as having acquired the note at a “market discount” equal to such excess. In addition, if a U.S. Holder’s initial tax basis in a note exceeds the stated redemption price at maturity of the note, the U.S. Holder should generally be treated as having acquired the note with “bond premium” in an amount equal to such excess. U.S. Holders should consult their tax advisors regarding the existence, if any, and tax consequences of market discount and bond premium.

Adjustments to Exchange Rate.   The exchange rate is subject to adjustment under specified circumstances. It is not clear how or to what extent Section 305 of the Internal Revenue Code and the applicable Treasury regulations would apply to the Notes because the Notes are issued by the Partnership, rather than ARC. Nevertheless, it is possible that the IRS would seek to apply Section 305 to the Notes. If Section 305 were applicable, a holder of Notes would, in certain circumstances, be deemed to have received a distribution of ARC common stock if and to the extent that the exchange rate is adjusted, resulting in ordinary income to the extent of ARC’s current and accumulated earnings and profits. Adjustments to the exchange rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Notes will generally not be deemed to result in a constructive distribution of ARC common stock. Certain of the possible adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to ARC’s stockholders) may not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, we intend to take the position that you will be deemed to have received constructive distributions from ARC, even though you have not received any cash or property as a result of such adjustments.

Even if an adjustment to the exchange rate were not to result in a taxable constructive distribution to a holder of Notes under Section 305 because the Notes are issued by the Partnership rather than ARC, it is possible that the IRS could assert that, under principles similar to those of Section 305, a holder should recognize taxable income, which might be considered interest and that you should include such interest in income upon the adjustment to the exchange rate or, alternatively, accrue such interest prior to such adjustment.

Non-U.S. Holders

Payments of Interest.   Payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to United States federal withholding tax, provided that:

(1) the Non-U.S. Holder does not actually or constructively own a 10 percent or greater interest in the Partnership;

(2) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Partnership, directly or indirectly, through stock ownership; and

(3) either (A) the beneficial owner of the Notes certifies on the appropriate IRS form, under penalties of perjury, that it is not a U.S. person and provides its name and address, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certain certification requirements of the applicable Treasury Regulations, and, in either case, neither the Partnership nor an agent of the Partnership has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities other than individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax or a lower rate as may be specified by an applicable tax treaty, unless the interest is effectively connected with the conduct of a U.S. trade or business as described below. A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty.

Generally, if interest on the note is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States, the Non-U.S. Holder is not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such interest will be subject to U.S. Federal income tax on a net income basis at the applicable graduated United States federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional “branch profits tax” which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% or a lower rate as may be specified by an applicable tax treaty.

Sale, Exchange or Redemption of the Notes.   Generally, the 30% withholding tax described above is not applicable to any gain realized by a Non-U.S. Holder upon the sale, exchange (including an exchange for ARC common stock) or other disposition of a note (except to the extent such amount is attributable to accrued but unpaid interest, which would be taxable as interest as described above).

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (ii) such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (iii) as explained below the note constitutes a “U.S. real property interest” within meaning of FIRPTA.

Although the applicable rules are not entirely clear, we intend to take the position that the Notes constitute “U.S. real property interests” and, accordingly, that U.S. Federal withholding tax applies under FIRPTA to any redemption, repurchase or exchange of the Notes (including an exchange of a note for cash and any ARC common stock). Therefore, we intend to withhold 10% of any amounts payable on the redemption, or repurchase or exchange by us of a note (including an exchange of a note for cash and any ARC common stock). Further, any other sale or disposition of a note may be subject to U.S. Federal income tax withholding.

You are urged to consult your tax advisor as to whether the sale, redemption, repurchase or exchange of a note for ARC common stock is exempt from U.S. Federal income tax under FIRPTA because ARC common stock is part of a class of stock that is regularly traded on and established securities market and you held Notes that, on the date of their acquisition, had a fair market value of 5 percent or less of the fair market value of the ARC common stock. If a sale, redemption, repurchase or exchange of a note for ARC common stock is exempt from U.S. Federal income tax under FIRPTA, any amounts withheld from such payments to you may be refunded or credited against your federal income tax liability, if any, if you file with the IRS, on a timely basis, the required IRS forms.

Adjustments to Exchange Rate.   The exchange rate is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution or additional interest payment to Non-U.S. Holders of the Notes. See “—U.S. Holders—Adjustments to Exchange Price” above. In such case, the deemed distribution or additional interest payment would be subject to the rules described below under “—Distributions in Respect of ARC Common Stock” or under “—Interest” above.

In the case of a deemed distribution or additional interest payment, because such deemed distributions will not give rise to any cash from which any applicable U.S. Federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such deemed distribution or payment against cash payments of interest or from cash or shares of ARC common stock otherwise deliverable to a holder upon an exchange of Notes or a redemption or repurchase of a note.

Distributions in Respect of ARC Common Stock.   Distributions in respect of ARC common stock will generally constitute dividends for U.S. Federal income tax purposes to the extent of ARC’s current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. Distributions in excess of ARC’s earnings and profits will constitute a return of capital that is applied against and reduces the Non-U.S. Holder’s U.S. adjusted tax basis in ARC common stock and any amounts in excess of such basis will be treated as gain realized on the sale or other disposition of ARC common stock. Dividends paid to a Non-U.S. Holder of ARC common stock generally will be subject to withholding tax at a 30% rate or a lower rate as may be specified by an applicable tax treaty and provided that certain clarification and disclosure requirements are met.

Generally, dividends effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States are not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such dividends will be subject to U.S. Federal income tax on a net income basis at the applicable graduated U.S. Federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may be subject to an additional “branch profits tax” which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% lower rate as may be specified by an applicable tax treaty.

A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. Federal withholding tax under an applicable tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of ARC Common Stock.   A Non-U.S. Holder generally will not be subject to U.S. Federal income tax with respect to gain realized on a sale or other disposition of ARC common stock unless:

•  such gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if required by an applicable tax treaty, such gain is also attributable to a U.S. permanent establishment, in which case (1) the Non-U.S. Holder would be taxed on the net gain derived from the sale or other disposition under applicable graduated U.S. Federal income tax rates and (2) if the Non-U.S. Holder is also a foreign corporation, the Non-U.S. Holder would also be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty;

•  the Non-U.S. Holder is a non-resident alien individual which holds ARC common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions are met, in which case the Non-U.S. Holder would be subject to a flat 30% tax on the gain derived from the sale or other disposition; or

•  in certain circumstances, as explained below, by reason of ARC’s status as a “U.S. real property holding corporation.”

ARC believes that it is currently a U.S. real property holding corporation for U.S. Federal income tax purposes. Because ARC’s common stock is considered to be regularly traded on an established securities market, a Non-U.S. Holder will not be subject to U.S. tax as a result of ARC status as a U.S. real property holding corporation, provided that such holder does not own, actually or constructively, at any time during the shorter of such holder’s holding period or the five-year period ending on the date of sale or disposition, more than five percent of ARC common stock. Otherwise, if on the sale or disposition of ARC common stock by a Non-U.S. Holder, ARC is or had been a U.S. real property holding corporation for the shorter of such Non-U.S. Holder’s holding period or the five-year period ending on the date of sale or disposition, then, generally, such holder will be subject to U.S. Federal income tax on any gain recognized on the sale or other disposition of ARC common stock as income effectively connected with a U.S. trade or business at the applicable graduated U.S. Federal income tax rates and may also be subject to certain withholding taxes imposed on the gross proceeds realized. Any amount withheld in excess of the amount owed may be refundable if the required information is timely furnished to the IRS.

Federal Estate Tax.   An individual Non-U.S. Holder who is treated as the owner of an interest in ARC common stock at the time of death will be required to include the value of the common stock in his gross estate for U.S. Federal estate tax purposes and may be subject to U.S. Federal estate tax, unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, the amount of interest paid by the Partnership to a holder of the Notes, the dividends paid by ARC in respect of its common stock and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. In the case of Non-U.S. Holders, such information may also be provided to the authorities of the country in which you reside pursuant to the terms of an applicable tax treaty.

In general, backup withholding will not be required with respect to payments that the Partnership makes to a note holder or ARC makes to a stockholder if such holder has furnished the requisite documentation certifying that it is exempt or otherwise establishes an exemption; provided that neither the Partnership or ARC, nor their respective agents has actual knowledge or reason to know that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the Notes or ARC common stock are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

Generally, information reporting and backup withholding will not apply to the proceeds of the sale of a note or ARC common stock made within the United States, if the payor receives the requisite documentation described above and does not have actual knowledge or reason to know that, in the case of a Non-U.S. Holder, such Non-U.S. Holder is a U.S. person, or the holder otherwise establishes an exemption.

Any amount paid as backup withholding will be creditable against the holder’s U.S. Federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors as to their qualification for exemption for backup withholding and the procedure for obtaining such an exemption.

SELLING SECURITYHOLDERS

Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated was the initial purchaser for the original offering of the Notes in private placements. We were advised by the initial purchaser that it sold the Notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. The Notes and the shares of ARC common stock issuable upon the conversion of the Notes that may be offered pursuant to this prospectus are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table sets forth information with respect to the selling securityholders and the principal amounts of Notes and ARC common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholders on or prior to April 28, 2006. The selling securityholders may offer all, some or none of the Notes or the ARC common stock into which the Notes are convertible. Because the selling securityholders may offer all or some portion of the Notes or common stock, we cannot estimate the amount of the Notes or common stock that will be held by the selling securityholders after any of these sales. Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, from time to time, if required. The percentage of Notes outstanding beneficially owned by each selling securityholder is based on $96.6 million aggregate principal amount of Notes outstanding.

For the purposes of the following table, the number of shares of ARC common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights. The number of shares of common stock issuable upon conversion of the Notes shown in the table assumes conversion of the full amount of Notes held by each selling securityholder at an initial conversion rate of 69.8812 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional shares. The number of shares of common stock issuable upon conversion of the Notes shown in the table below also assumes that we would satisfy our conversion obligation entirely with common stock. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The number of shares of ARC common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any ARC common stock other than the common stock into which the Notes are convertible.

No selling securityholder named in the table below beneficially owns five percent or more of ARC’s common stock, based on 41,298,339 shares of ARC common stock outstanding on April 28, 2006. None of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that Merrill Lynch was the initial purchaser of the Notes.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Security Holder	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering		Percentage of ARC Common Outstanding that May Be Sold(3)
CC Convertible Arbitrage, Ltd.(4)	$2,500,000	2.59	174,703.00		0.42
CNH CA Master Account, L.P.(5)	$18,250,000	18.89	1,275,331.90		3.09
DBAG London(4)	$10,250,000	10.61	716,282.30		1.73
Fidelity Commonwealth Trust: Fidelity Strategic Real Return Fund(4)(6)	$750,000	0.78	52,410.90		0.13
Fidelity Securities Fund: Fidelity Real Estate Income Fund(4)(6)	$4,000,000	4.14	279,524.80		0.68
Frontpoint Convertible Arbitrage Fund, L.P.(7)	$1,500,000	1.55	104,821.80		0.25
Merrill Lynch, Pierce, Fenner & Smith(8)	$2,530,000	2.62	176,799.44		0.43
Mohican VCA Master Fund, Ltd.	$750,000	0.78	52,410.90		0.13
NFJ Dividend, Premium & Interest Strategy Fund	$2,500,000	2.59	174,703.00		0.42
Nicholas Applegate U.S. Convertible & Income Fund	$7,500,000	7.76	524,109.00		1.27
Nicholas Applegate U.S. Convertible & Income Fund II	$6,500,000	6.73	454,227.80		1.10
Vicis Capital Master Fund	$5,000,000	5.18	349,406.00		0.85
All other holders of Notes or future transferees, pledgees, donees, assignees or successors of any such holders(9)	$34,570,000	44.07	2,415,793.08	(10)	5.85

(1)    Since the date on which we were provided with the information regarding their Notes, selling securityholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their Notes or the underlying shares of ARC common stock for which the Notes may be exchanged. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of Notes outstanding as of the date of this registration statement is $96,600,000, which is the aggregate principal amount of Notes registered pursuant to the registration statement of which this prospectus is a part. Any such changed information will be set forth in supplements to this registration statement if and when necessary.

(2)    For purposes of presenting the number of shares of our common stock beneficially owned by holders of Notes, we assume an exchange rate of 69.8812 shares of ARC common stock per each $1,000 principal amount of Notes (the initial exchange rate), which is equivalent to a conversion price of approximately $14.31 per share of ARC common stock, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments.” As a result, the number of shares of ARC common stock issuable upon exchange of the Notes, and as a consequence, the number of shares beneficially owned by the holders of Notes, may increase or decrease in the future.

(3)    Percentages based on 41,298,339 shares of ARC common stock outstanding as of April 28, 2006.

(4)    Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its Notes in the ordinary course of business, and (b) at the time the Notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the Notes.

(5)    CNH Partners, LLC is investment advisor of the selling securityholder and has sole voting and dispositive power over the securities. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(6)    The fund is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), is a registered investment advisor with the SEC under the Investment Company Act of 1940. FMR Co. is the beneficial owner of 331,394 shares (including the shares into which the Notes are convertible) of ARC common stock as a result of acting as investment advisor as the result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1980. FMR Co. is a wholly-owned subsidiary of FMR Corp. Edward C. Johnson 3rd, Chairman of FMR Corp., FMR Corp., through its control of FMR Co., and the fund each has sole power to dispose of the securities owned by the fund. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the securities owned directly by the fund, which power resides with the fund’s board of trustees.

(7)    FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of the management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(8)    Selling securityholder has identified itself as a broker-dealer. Selling securityholders who are broker-dealers are deemed to be underwriters under the Securities Act. Each such selling securityholder has informed us that: (a) such selling securityholder purchased its Notes in the ordinary course of business, and (b) at the time the Notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the Notes.

(9)    We are unable to provide the names of certain holders of Notes and/or ARC common stock issuable upon exchange of the Notes at this time because they have not provided us with information and/or their Notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in post-effective amendments from time to time, if and when required.

(10)  Assumes that any other holder of Notes or any future transferee from any such holder does not beneficially own any of ARC’s common stock other than the shares of ARC common stock issuable upon exchange of the Notes at the initial exchange rate.

PLAN OF DISTRIBUTION

We are registering the Notes and shares on behalf of the selling securityholders. The selling securityholders and their successors, which includes their transferees, distributees, pledgees or donees or their successors, may sell the Notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The Notes and the underlying ARC common stock may be sold in one or more transactions:

•       at fixed prices;

•       at prevailing market prices at the time of sale;

•       at prices related to such prevailing market prices;

•       at varying prices determined at the time of sale; or

•       at negotiated prices.

Such sales may be effected in transactions in the following manner (which may involve crosses or block transactions):

•       on any national securities exchange or quotation;

•       in the over-the-counter market;

•       in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•       through the writing of options, whether such options are listed on an options exchange or otherwise; or

•       through the settlement of short sales.

Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Notes or the underlying ARC common stock and deliver these securities to close out such short positions, or lend or pledge the Notes or the ARC common stock issuable upon exchange of the Notes to broker-dealers that in turn may sell these securities.

From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledges, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

The aggregate proceeds to the selling securityholders from the sale of the Notes or underlying ARC common stock will be the purchase price of the Notes or ARC common stock, less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

ARC’s underlying common stock is quoted on the New York Stock Exchange. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot guarantee that any trading market will develop for the Notes.

The Notes and underlying ARC common stock may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply, and have agreed to comply, with the prospectus delivery requirements and other provisions of the Securities Act and the Exchange Act, and the respective rules thereunder, particularly Regulation M thereunder, in connection with any offering of the securities offered hereby.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Notes or ARC common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

If required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and underlying common stock to the public, other than applicable transfer taxes and commissions, fees and discounts of underwriters, brokers, dealers and agents.

We have agreed to maintain the effectiveness of this registration statement until the holders of the Notes and the common stock issuable upon exchange of the Notes are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144(k) under the Securities Act. We may suspend sales under the registration statement upon notice to the selling securityholders in order to update the registration statement or otherwise comply with federal securities laws.

LEGAL MATTERS

The validity of the Notes was passed upon for us by Brownstein Hyatt & Farber, P.C., Denver, Colorado. The validity of the shares of ARC common stock issuable upon exchange of the Notes was passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Affordable Residential Communities LP as of December 31, 2005 and 2004 and for each of the three  years  in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Affordable Residential Communities Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Affordable Residential Communities LP:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of Affordable Residential Communities LP and its subsidiaries at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule “Schedule III” presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
April 24, 2006

AFFORDABLE RESIDENTIAL COMMUNITIES LP
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004
(in thousands)

	December 31,
	2005	2004
Assets
Rental and other property, net	$1,463,091	$1,416,136
Assets held for sale	122,285	180,129
Cash and cash equivalents	27,926	32,859
Restricted cash	7,022	7,321
Tenant notes and other receivables, net	37,594	18,342
Inventory	50	11,230
Loan origination costs, net	16,205	13,437
Loan reserves	35,088	31,019
Goodwill	—	78,783
Lease intangibles and customer relationships, net	12,063	17,639
Prepaid expenses and other assets	7,388	6,337
Total assets	$1,728,712	$1,813,232
Liabilities and Partners’ Capital
Notes payable	$1,152,998	$953,381
Liabilities related to assets held for sale	50,007	79,445
Accounts payable and accrued expenses	32,707	37,145
Distributions payable	1,887	15,505
Tenant deposits and other liabilities	14,884	11,817
Total liabilities	1,252,483	1,097,293
Partners’ Capital
Preferred partnership units	136,750	144,250
Common partnership units:
General partner	325,215	540,168
Limited partners	14,264	31,521
Total partners’ capital	476,229	715,939
Total liabilities and partners’ capital	$1,728,712	$1,813,232

The accompanying notes are an integral part of these consolidated financial statements.

AFFORDABLE RESIDENTIAL COMMUNITIES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 and 2003
(In thousands except per unit data)

	Year Ended December 31,
	2005	2004	2003
Revenue
Rental income	$192,472	$172,375	$116,997
Sales of manufactured homes	39,671	14,280	21,965
Utility and other income	22,370	17,795	14,186
Total revenue	254,513	204,450	153,148
Expenses
Property operations	76,447	68,324	40,624
Real estate taxes	16,506	15,241	9,529
Cost of manufactured homes sold	39,973	17,351	18,623
Retail home sales, finance and insurance	15,516	8,187	7,208
Property management	9,781	7,127	5,527
General and administrative	27,634	29,373	17,029
Initial public offering related costs	—	4,417	—
Early termination of debt	—	16,685	—
Depreciation and amortization	78,154	61,311	39,945
Real estate and retail home asset impairment	21,822	3,358	1,385
Goodwill impairment	78,783	863	—
Net consumer finance interest expense	525	1,319	—
Interest expense	73,164	58,665	58,898
Total expenses	438,305	292,221	198,768
Interest income	(2,267)	(1,611)	(1,434)
Loss from continuing operations	(181,525)	(86,160)	(44,186)
Income (loss) from discontinued operations	(10,059)	3,162	950
Loss on sale of discontinued operations.	(678)	(8,549)	3,333
Net loss	(192,262)	(91,547)	(39,903)
Preferred unit distributions	(11,672)	(9,752)	—
Net loss attributable to Partners	$(203,934)	$(101,299)	$(39,903)
Net loss attributable to Partners
General Partner	$(194,785)	$(94,659)	$(34,386)
Limited Partners	(9,149)	(6,640)	(5,517)
	$(203,934)	$(101,299)	$(39,903)
Loss per unit from continuing operations
Basic loss per unit	$(4.49)	$(2.37)	$(2.24)
Diluted loss per unit	$(4.49)	$(2.37)	$(2.24)
Income (loss) per unit from discontinued operations
Basic income (loss) per unit	$(0.25)	$(0.14)	$0.21
Diluted income (loss) per unit	$(0.25)	$(0.14)	$0.21
Loss per unit attributable to Partners
Basic loss per unit	$(4.74)	$(2.51)	$(2.03)
Diluted loss per unit	$(4.74)	$(2.51)	$(2.03)
Weighted average unit information
Common units outstanding	43,059	40,413	19,699

The accompanying notes are an integral part of these consolidated financial statements.

AFFORDABLE RESIDENTIAL COMMUNITIES LP
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

	Common Partnership Unitholders		Preferred
	General	Limited	Partnership
	Partner	Partners	Unitholders	Total
Balance at January 1, 2003	$299,964	$48,156	$—	$348,120
Net loss attributable to Partners	(34,386)	(5,517)	—	(39,903)
Balance at December 31, 2003	265,578	42,639	—	308,217
Issuance of common Partnership units	410,724	—	—	410,724
Issuance of preferred Partnership units	—	—	144,250	144,250
Restricted common units issued and current year vesting	199	—	—	199
Forfeiture of restricted common OP units	(150)	—	—	(150)
Redemption of Partnership units	—	(125)	—	(125)
Transfer of capital	1,737	(1,737)	—	—
Distribution to Partnership unitholders	(44,469)	(2,616)	—	(47,085)
Net loss attributable to Partners	(94,659)	(6,640)	—	(101,299)
Other comprehensive income	1,208	—	—	1,208
Comprehensive loss				(100,091)
Balance at December 31, 2004	540,168	31,521	144,250	715,939
Redemption of Series “B” Preferred Partnership units	—	—	(7,500)	(7,500)
Redemption of Partnership units for cash	—	(6,409)	—	(6,409)
Redemption of Partnership units for ARC common stock	704	(704)	—	—
Distribution to Partnership unitholders	(20,452)	(1,172)	—	(21,624)
Common unit issuances	67	—	—	67
Transfer of capital	(177)	177	—	—
Vesting of unearned compensation	315	—	—	315
Net loss attributable to Partners	(194,785)	(9,149)	—	(203,934)
Other comprehensive loss	(625)	—	—	(625)
Comprehensive loss				(204,559)
Balance at December 31, 2005	$325,215	$14,264	$136,750	$476,229

The accompanying notes are an integral part of these consolidated financial statements

AFFORDABLE RESIDENTIAL COMMUNITIES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
Cash flow from operating activities
Net loss	$(192,262)	$(91,547)	$(39,903)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	78,154	61,311	39,945
Amortization of loan origination costs	7,256	5,165	3,238
Adjustments to fair value for interest rate caps	218	241	115
Unit compensation expense	382	10,120	—
Non-cash REIT IPO related costs	—	389	—
Early termination of debt	—	10,358	—
Real estate and retail home asset impairment	21,822	3,358	1,385
Goodwill impairment	78,783	863	—
Depreciation included in income from discontinued operations	4,271	7,885	5,898
Loss (gain) on sale of discontinued operations including impairments	10,932	8,549	(3,333)
Rent expense related to vacated office space	—	—	864
Loss (gain) on sale of manufactured homes	302	3,071	(3,342)
Changes in operating assets and liabilities, net of acquisitions	(2,823)	7,649	5,725
Net cash provided by operating activities	7,035	27,412	10,592
Cash flow from investing activities
Acquisition of Hometown communities	—	(507,136)	—
Acquisition of D.A.M. and other communities	—	(35,916)	(21,403)
Purchases of manufactured homes	(121,253)	(58,910)	(32,451)
Proceeds from community sales	48,721	36,922	14,879
Proceeds from manufactured home sales	18,650	7,133	19,566
Deposits and deferred acquisition costs on purchase of Hometown assets	—	—	(15,559)
Community improvements and equipment purchases	(55,296)	(49,708)	(12,725)
Cash flow from REIT IPO related transactions
Release of restricted cash	—	8,978	—
Release of loan reserves	—	19,089	—
New loan reserves	—	(14,247)	—
Restricted cash	299	1,391	(240)
Loan reserves	(4,069)	(3,447)	6,867
Net cash used in investing activities	(112,948)	(595,851)	(41,066)

AFFORDABLE RESIDENTIAL COMMUNITIES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
Cash flow from financing activities
Cash flow from REIT IPO
Common stock offering	—	438,078	—
Preferred stock offering	—	125,000	—
Common stock offering expenses	—	(37,421)	—
Preferred stock offering expenses	—	(5,892)	—
Cash flow from REIT IPO related financing transactions			—
Debt issued in the financing transactions	—	500,000	—
Debt paid in the financing transactions	—	(439,048)	—
Payment of loan origination costs	—	(8,122)	—
Proceeds from the issuance of common shares	—	—	(1,026)
Proceeds from issuance of debt	329,823	96,421	49,038
Repayment of debt	(163,089)	(42,660)	(25,356)
Payment of common partnership Unit distributions	(35,148)	(33,563)	—
Payment of preferred distributions	(10,312)	(7,247)	—
Payment of partnership preferred distributions	(1,360)	(524)	—
Repurchase of partnership Units	(6,409)	(125)	—
Repurchase of preferred partnership units	(2,501)	—	—
Loan origination costs	(10,024)	(6,204)	(3,894)
Net cash provided by financing activities	100,980	578,693	18,762
Net increase in cash and cash equivalents	(4,933)	10,254	(11,712)
Cash and cash equivalents, beginning of period	32,859	22,605	34,317
Cash and cash equivalents, end of period	$27,926	$32,859	$22,605
Non-cash financing and investing transactions:
Debt assumed in connection with acquisitions	$—	$96,898	$4,294
OP Units issued in connection with acquisitions	$—	$25,142	$—
Notes receivable for manufactured home sales	$21,891	$7,789	$1,552
Notes payable issued for redemption of preferred partnership units	$4,999	$—	$—
Distributions declared but unpaid	$1,995	$13,524	$—
Accrual of loan origination costs	$—	$2,000	$—
Amortization of debt premium	$1,094	$1,092	$—
Supplemental cash flow information:
Cash paid for interest	$69,468	$56,765	$56,941

The accompanying notes are an integral part of these consolidated financial statements

AFFORDABLE RESIDENTIAL COMMUNITIES LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Business, Basis of Presentation and Summary of Significant Accounting Policies

Business

Affordable Residential Communities LP (the “Partnership” or the “Operating Partnership” or the “OP”) is a limited partnership engaged in the acquisition, renovation, repositioning and operation of manufactured home communities, the rental of manufactured homes, the retail sale of manufactured homes and other related businesses. We were organized in July of 1998 and operate primarily through our subsidiaries. Our general partner is Affordable Residential Communities Inc. (“ARC”) (formerly known as ARC IV REIT Inc.).

On February 18, 2004, ARC completed an initial public offering (“IPO”) of 22.3 million shares of ARC common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of ARC preferred stock priced at $25.00 per share. The proceeds, net of the underwriting discount, to the Partnership from the IPO of common stock and preferred stock were $517.5 million before expenses. On March 17, 2004, ARC issued 791,592 shares of common stock pursuant to the underwriters’ exercise of their over-allotment option generating net proceeds to ARC of $14.0 million. In conjunction with the IPO, ARC also completed a financing transaction consisting of $500.0 million of new mortgage debt and the repayment of certain existing indebtedness (See Note 2).

Concurrent with the IPO and the financing transaction, we acquired 90 manufactured home communities from Hometown America, L.L.C. (“Hometown”). Together the 90 acquired communities are located in 24 states and total 26,406 homesites. The total purchase price for these communities and related assets was approximately $615.3 million including assumed indebtedness with a fair value of $93.1 million (See Note 2).

As of December 31, 2005, we owned and operated 278 communities (net of 38 communities classified as discontinued operations, see Note 10) consisting of 57,578 homesites (net of 5,326 homesites classified as discontinued operations) in 24 states with occupancy of 83.9%. Our five largest markets are Dallas-Fort Worth, Texas, with 12.4% of our total homesites; Atlanta, Georgia, with 8.6% of our total homesites; Salt Lake City, Utah, with 6.6% of our total homesites; the Front Range of Colorado, with 5.7% of our total homesites; and Kansas City-Lawrence-Topeka, Kansas/Missouri, with 4.2% of our total homesites. We also conduct a retail home sales business.

General Management

ARC is our sole general partner. Pursuant to the partnership agreement, as the sole general partner, ARC has, subject to certain protective rights of limited partners as described below, full, exclusive and complete responsibility and discretion in the management and control of the Partnership, including the ability to cause the Partnership to enter into certain major transactions including the merger of the Partnership or a sale of substantially all of the assets of the Partnership. The limited partners expressly acknowledged that ARC, as general partner, is acting for the benefit of the Partnership and the limited partners. The Partnership is under no obligation to give priority to the separate interests of the limited partners in deciding whether to cause the Partnership to take or decline any actions.

Distributions

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (i) first, with respect to any OP units that are entitled to any preferences in distribution, in accordance with the rights of such class of OP units (and, within such class, pro rata in accordance with their respective percentage interests), and (ii) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Our net income and net loss are determined and allocated with respect to each fiscal year as of the end of the year. Except as otherwise provided in our partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in our partnership agreement, net income and net loss are allocated to the holders of partnership units holding the same class of units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each item of income, gain, loss and deduction is allocated among our limited partners in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to our partnership agreement.

Basis of Presentation

The accompanying consolidated financial statements include all of our accounts but include the results of operations of the manufactured home communities acquired only for the periods subsequent to the date of acquisition. We have eliminated all significant inter-company balances and transactions.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts.

We have reclassified certain prior period amounts to conform to the current year presentation.

Summary of Significant Accounting Policies

Rental and Other Property

We carry rental property at cost, less accumulated depreciation. We capitalize significant renovations and improvements that substantially improve asset quality and/or extend the useful life of the asset. We expense maintenance and repairs as incurred.

Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the various classes of rental property assets are primarily as follows:

Asset Class	Estimated Useful Lives (Years)
Manufactured home communities and improvements	10 to 30
Buildings	10 to 20
Rental homes	10 or rent-to-own term
Furniture and other equipment	5
Computer software and hardware	3

Our rental homes are depreciated over ten years except for homes under our rent-to-own program, which are depreciated over the term of the agreement.

We evaluate the recoverability of our investment in rental property whenever events or changes in circumstances indicate that the recoverability of the net book value of the asset is questionable. Our assessment of the recoverability of rental property includes, but is not limited to, recent operating results and expected net operating cash flows from future operations. In the event that facts and circumstances indicate that the carrying amount of rental property may be impaired, we perform an evaluation of recoverability in which we compare the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount to determine if a write-down is required. If this review indicates that the asset’s carrying amount will not be fully recoverable, we would reduce the carrying value of the asset to its estimated fair value. No impairment charges were recorded on rental property classified as held and used during 2005 or 2003. During 2004, we recorded an impairment charge on rental property of approximately $0.5 million.

Discontinued Operations

We consider a community to be a discontinued operation when: (i) management commits to a plan to sell the asset, supported by a Board resolution granting approval to proceed with the sale; (ii) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (iii) an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; (iv) the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (vi) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. In accordance with the guidance provided by Statement of Financial Accounting Standards, “SFAS”, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we measure each of our assets held for sale at the lower of its carrying amount or fair value, less cost to sell at the balance sheet date and re-cast any applicable balances and corresponding liabilities related to the communities identified in all comparable periods presented. Depreciation of the assets held for sale, if applicable, is suspended at the date of the determination of discontinuance. Interest and other expenses attributable to the liabilities of the communities classified as held for sale continues to be accrued. The results of operations of the assets sold and those classified as held for sale are reported as discontinued operations for all periods presented. We recognize any estimated losses on the sales of communities in the period in which the properties are discontinued and recognize any resulting gains on the sales of communities when realized. A description of the facts and circumstances leading to the expected disposal, the expected manner and timing of that disposal, and, if not separately presented on the face of the balance sheet, the carrying amounts of the major classes of assets and liabilities included as part of the disposal group is disclosed in the notes to the financial statements. We disclose in the notes to our financial statements (and on the face of the income statement) the gain or loss recognized in accordance with SFAS No. 144 and, if applicable, the amounts of revenue and pretax profit or loss reported in discontinued operations. We disclose, if applicable, in the notes to our financial statements the segment in which the long-lived asset is reported. If circumstances arise that previously were considered unlikely and, as a result, we decide not to sell a community previously classified as held for sale, the community will be reclassified as held and used. A community that is reclassified shall be measured at the lower of its (a) carrying amount before the community was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the community been continuously classified as held and used, or (b)  fair value at the date of the subsequent decision not to sell.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments with maturities less than 90 days from the date of purchase.

Restricted Cash and Loan Reserves

Restricted cash and loan reserves represent reserves established pursuant to the debt agreements as described in Note 5 as well as deposits that are required by statutory law to be segregated.

In connection with preparation of this period’s financial statements the Partnership determined that cash flows from restricted cash and loan reserves should be included in investing rather than financing activities. As a result, the cash flow statements for the years ended December 31, 2004 and 2003 have been revised to conform to this presentation.

Tenant Notes Receivables

Tenant notes receivable from sales of manufactured homes or assumed in connection with acquisitions are generally collateralized by manufactured homes located in our communities and are recorded at face value less allowances for bad debt.

Reserves for Bad Debts

We maintain allowances for bad debts on tenant notes and other receivables. We fully reserve amounts due from tenants greater than sixty days past due. We establish reserves based on management’s periodic review of specific notes considered wholly or partially uncollectible, plus an amount for estimated future uncollectible amounts based on historical experience. At December 31, 2005 and 2004, $2.4 million and $1.9 million, respectively, was reserved for tenant notes and other receivables. For the years ended December 31, 2005, 2004 and 2003, we charged $3.3 million, $3.5 million and $2.2 million, respectively, to bad debt expense.

Inventory

Inventory consists of new and used manufactured homes held for sale, related to our former dealerships, including costs and materials associated with preparing the units for sale. We value inventory at the lower of cost, based on specific identification, or market value. At December 31, 2005, only two homes were remaining in inventory from our dealerships. Manufactured homes, other than those held in inventory, are classified in our consolidated balance sheets under the caption of rental and other property, net. These homes are held for both sales and rental purposes.

Loan Origination Costs

We capitalize loan origination costs associated with financing of our communities. These costs are amortized on a straight-line basis, which approximates the effective interest method, over the repayment term of the loans. We amortized $7.3 million, $5.7 million and $3.2 million of loan origination costs for the years ended December 31, 2005, 2004 and 2003, respectively, which is included in interest expense. Accumulated amortization was $13.1 million and $6.1 million as of December 31, 2005 and 2004, respectively.

Goodwill

We account for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the tangible assets acquired and liabilities assumed in a reorganization completed on May 2, 2002. We periodically assess and adjust the value of our goodwill based on the estimated fair value of our net assets as compared to their net book value and the market value of our equity. During 2005, approximately $6.5 million of goodwill was assigned to the 38 communities designated as assets held for sale, based on their relative asset value. Subsequent to an announcement on September 21, 2005 that we were making changes in senior management, eliminating the distribution on our Common OP Units, and planning the sale of certain communities, the market value of ARC’s common stock declined. As a result, and because the estimated fair value of our tangible net assets was above the market value of our capital, we recorded a goodwill impairment charge of $78.8 million. For the year ended December 31, 2004, we recorded a goodwill impairment charge of $863,000 related to our insurance business.

Lease Intangibles and Customer Relationships

We establish the value of lease intangibles and customer relationships at the date of acquisition of a community. We amortize lease intangibles and customer relationships related to community acquisitions on a straight-line basis over the estimated time period that a resident lives in the community (five years). We amortize lease intangibles and customer relationships related to acquisitions of rental homes on a straight-line basis over the lease term (one year). The acquired community customer relationships and rental home customer relationships are amortized on a straight-line basis since we cannot reliably determine the pattern of economic benefit associated with the individual contracts comprising the intangible assets. We do not have sufficient historical or industry data to reliably estimate the tenure of an individual customer or to pool customer contracts on a homogeneous basis as a basis to amortize the intangible assets in a manner other than straight line.

Future amortization of lease intangibles and customer relationship intangible assets are as follows (in thousands):

2006	$5,815
2007	3,536
2008	2,695
2009	17
Total	$12,063

Accumulated amortization was $17.9 million and $12.3 million at December 31, 2005 and 2004, respectively.

Impairment of Intangible Assets

We combine our finite-lived intangible assets, which consist primarily of lease and customer intangibles, with other assets located in each community (primarily consisting of real estate assets) as the manufactured home community is the lowest level for which cash flows are readily identifiable. Whenever events or circumstances indicate that the carrying amount of the asset group is not recoverable, the asset group is tested for recoverability. If the asset group is not recoverable from the undiscounted cash flows attributable to that asset group, an impairment loss is recognized as the difference between the carrying value of the asset group and the estimated fair value of the asset group.

Prepaid Expenses and Other Assets

Included in prepaid expenses and other assets are prepaid insurance and other prepaid expenses, as well as earnest money deposits which are treated as deposits until the underlying transactions are complete. Prepaid expenses and other assets also included assets of $0.6 million and $1.2 million as of December 31, 2005 and 2004, respectively, related to the market value of our swap agreements.

Revenue Recognition

We recognize rental income on homesites and homes and utility income when earned and due from residents. Leases entered into by tenants for the rental of a site are generally month-to-month and are renewable by mutual agreement of the resident and us or, in some cases, as provided by statute. Leases entered into by home renters are generally one year in duration and are renewable by mutual agreement between the home renter and us. We defer rent received in advance and recognize it in income when earned. Rents received under our lease-to-own programs are accounted for as operating lease revenue since the agreements are cancelable at any time. Utility income is recovered from residents to offset utility expenses incurred by the communities.

We recognize revenues from manufactured home sales when we receive the down payment, the buyer arranges financing, we transfer title, possession and other attributes of ownership to the buyer, and we have no further obligations to perform significant additional activities.

Interest and Internal Cost Capitalization

We capitalize our interest costs (using our average cost of borrowings) and internal costs (using actual time spent and related costs) on development of long-lived assets from the date we begin substantive activities through the date we place such assets into service in accordance with SFAS No. 34, Capitalization of Interest and SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, respectively. The long-lived assets on which we capitalize interest include general construction activities in our communities, manufactured homes and, in the case of the communities acquired in the Hometown acquisition, the cost of the vacant homesites we acquired on which we are making improvements and placing a manufactured home for rent or sale. We capitalized $0.4 million and $3.9 million in interest and internal costs during 2005 and 2004, respectively. No significant interest or internal costs were capitalized during 2003.

Income Taxes

We are a partnership for tax purposes and do not pay Federal or state income taxes. Our income is taxed to our members in their individual returns, and we therefore do not record an income tax provision.

Fair Value of Financial Instruments

The fair value of our debt was approximately $1,176.4 million and $971.4 million at December 31, 2005 and 2004, respectively. The fair value of our other financial instruments approximates their carrying value at December 31, 2005 and 2004.

Interest Rate Caps and Swaps

We use derivative financial instruments for the purpose of hedging exposures to fluctuations in interest rates. As required under the guidelines of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we record all of our derivative instruments in the Consolidated Balance Sheets at fair value. For a derivative designated as a cash flow hedge, we initially report the effective portion of the derivative’s gain or loss as a component of accumulated other comprehensive income and subsequently reclassify it into earnings when the forecasted transaction affects earnings. We report the ineffective portion of the gain or loss associated with a cash flow hedge in earnings immediately. During 2004, we entered into a $100 million interest rate swap agreement with an unrelated third party effectively fixing the interest rate on $100 million of our variable rate debt at 5.06%. The swap has been designated as a cash flow hedge under SFAS No. 133. At December 31, 2005 and 2004, $0.6 million and $1.2 million, respectively, of unrealized gain related to this derivative instrument has been recorded in partners’ capital on the accompanying balance sheet. The swap agreement expired on March 1, 2006 and we do not intend to renew the agreement.

We further manage our exposure to interest rate risk through the use of interest rate caps which protect us from movements in interest rates above specified levels. We immediately recognize in earnings the change in the fair value of interest rate caps. For the years ended December 31, 2005, 2004 and 2003, we recorded charges in interest expense of $218,000, $241,000 and $115,000, respectively, related to the change in the fair value of our interest rate caps. At December 31, 2005 and 2004 the carrying value of our interest rate caps is $0 and $7,000, respectively.

Convertible Debt

In August 2005, we issued $96.6 million aggregate principal amount of senior notes which are exchangeable at an initial rate of 69.8812 shares of common stock per $1,000 principal amount of the notes and callable under certain circumstances. The notes are treated as a combined instrument and not bifurcated to separately account for any embedded derivative instruments principally because in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (i) the conversion feature is indexed to ARC’s common stock and would be classified in partners’ capital if it were a freestanding derivative and (ii) the put and call option features are clearly and closely related to the notes at fixed conversion amounts.

Accumulated Other Comprehensive Income

Amounts recorded in accumulated other comprehensive income as of December 31, 2005 represent unrecognized gains on our interest rate swap which qualifies as a cash flow hedge and will be marked to market over the life of the instrument. Our comprehensive losses for the years ended December 31, 2005 and 2004 were $204.6 million and $100.1 million, respectively. There were no unrecognized gains or losses related to our interest rate swaps during 2003, and therefore, our comprehensive loss for 2003 is equal to our net loss attributable to Partners as reported on the accompanying statements of operations.

Unit Grants

In April 2005, our partners approved an award of 80,000 Common OP Units to Scott D. Jackson, the Partnership’s former Chief Executive Officer, under ARC’s 2003 equity incentive plan. Pursuant to the terms of the grant, 20,000 units vested immediately and the remaining 60,000 units were forfeited upon Mr. Jackson’s resignation from the Partnership in December 2005.

We have included a charge of $10.1 million in general and administrative expense for the year ended December 31, 2004 representing the value of 530,000 common units ARC granted at February 18, 2004 under the 2003 equity incentive plan that vested at the date of grant. We valued the units at $19.00 per unit, the price at which ARC sold shares in the IPO (see Note 2). In addition, ARC granted 95,000 restricted units that vest over five years. In June 2004, 42,500 of these restricted units were forfeited. In October 2004, an additional 37,500 restricted units were forfeited. During the year ended December 31, 2005, 3,000 of these units vested. We have recorded the unvested portion of the remaining 12,000 outstanding restricted units in partners’ capital on the balance sheet and are amortizing the balance ratably over the vesting period. All units, vested and unvested, are entitled to receive distributions unless forfeited.

We consider the number of vested units issued under the 2003 equity incentive plan as outstanding and include them in the denominator of our calculation of basic earnings per unit. We consider the total number of restricted units granted under the 2003 equity incentive plan in the denominator of our calculation of diluted earnings per unit if they would be dilutive. We return units forfeited to the 2003 equity incentive plan as units eligible for future grant and adjust any compensation expense previously recorded on such units in the period the forfeiture occurs.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share-Based Payment”. SFAS 123R requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We adopted SFAS 123R effective January 1, 2006 utilizing the prospective method. SFAS 123R covers a wide range of share-based compensation arrangements including options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Since we currently do not issue stock options and have insignificant issuances of restricted and unrestricted stock as compensation, we do not expect the adoption of adopting SFAS 123R to have a material impact upon our financial position, results of operations or cash flows.

In March 2005, the Securities and Exchange Commission (“SEC”) released SEC Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment” (“SAB 107”). SAB 107 contains interpretive guidance related to the interaction between SFAS 123R and certain SEC rules and regulations, as well as provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB 107 also highlights the importance of disclosures made related to the accounting for share-based payment transactions. We have evaluated SAB 107 and have incorporated it as part of our adoption of SFAS 123R.

In June 2005, the Emerging Issues Task Force (“EITF”) released Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 creates a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate the partnership. EITF 04-5 states that the presumption of general partner control would be overcome only when the limited partners have certain specific rights as outlined in EITF 04-5. EITF 04-5 is effective immediately for all newly formed limited partnerships and for existing limited partnership agreements that are modified. For general partners in all other limited partnerships, EITF 04-5 is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. As our only partnership entities are consolidated, the adoption of EITF 04-5 is not expected to have an impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). The new standard changes the requirements for the accounting for, and reporting of, a change in accounting principle and applies to all such voluntary changes. The previous accounting required that most changes in accounting principle be recognized in net earnings by including a cumulative effect of the change in the period of the change. SFAS 154, which is effective for fiscal years beginning after December 15, 2005, requires retroactive application to prior periods’ consolidated financial statements. Adoption of SFAS 154 is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 improves financial reporting by eliminating the exemption from applying SFAS 133 to interest in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instrument. SFAS 155 also improves financial reporting by allowing a preparer to elect fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise be bifurcated. At the adoption of SFAS 155, any difference between the total carrying amount of the individual components of any existing hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to our beginning retained earnings. SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. We are currently evaluating the impact, if any, that SFAS 155 will have on our financial position, results of operations or cash flows.

2.   IPO and Acquisitions

IPO and Hometown Acquisition

On February 18, 2004, ARC completed its IPO of 22.3 million shares of common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of preferred stock priced at $25.00 per share. The proceeds to ARC from the IPO of common stock and preferred stock were $517.5 million, net of underwriting discount and before expenses. On March 17, 2004, ARC issued 791,592 shares of common stock pursuant to the underwriters’ exercise of their over-allotment option generating net proceeds to ARC of $14.0 million. Concurrent with the IPO, ARC also completed the refinancing of $240.0 million of mortgage debt and raised an additional $260.0 million of new mortgage debt. The new mortgage debt at the time of the IPO consisted of $215.3 million of 10 year fixed rate debt with an interest rate of 5.53%, $100.7 million of 5 year fixed rate debt with an interest rate of 5.05% and $184.0 million of floating rate debt. Proceeds from the IPO and new debt were used to purchase the Hometown communities, repay our Rental Home Credit Facility and redeem the Preferred Interest issued by one of our subsidiaries.

On February 18, 2004 and subsequent dates thereafter, we acquired 90 manufactured home communities from Hometown. The 90 acquired communities are located in 24 states and include 26,406 homesites. The total purchase price for all the communities we acquired consisted of the following (in thousands).

Cash purchase price	$522,131
Debt assumed in connection with the acquisition	93,139
Total purchase price	$615,270

Our purchase price allocation is (in thousands):

Land	$90,296
Rental and other property	494,429
Manufactured homes	9,761
Lease intangibles.	811
Customer relationships.	14,496
Notes receivable	5,477
Total purchase price allocation	$615,270

We assumed management of the Hometown communities prior to our completion of the Hometown acquisition pursuant to a management agreement. We hired all Hometown employees actively employed at the Hometown communities on January 1, 2004, with Hometown reimbursing us for the costs associated with such employment until we completed the acquisition.

D. A. M. Portfolio Acquisition

On June 30, 2004, we acquired 36 manufactured home communities from D.A.M. MASTER ENTITY, L.P. The communities are located in 3 states and include 3,573 homesites. The total purchase price (including the costs of manufactured homes) was approximately $65.5 million including assumed indebtedness with a fair value of $29.7 million. In addition to cash and the assumption of debt, this acquisition was funded through the issuance by the Operating Partnership of new Series “B”, “C” and “D” Partnership Preferred Units (“PPUs”), for proceeds totaling $33.1 million. All of the “B” series PPUs totaling $7.5 million were redeemed in 2005 for cash of $2.5 million and notes payable of $5.0 million. All of the “D” series PPUs totaling $8.0 million were redeemed for cash in 2004 (see Note 3 for further discussion of the PPUs). Our purchase price allocation is (in thousands):

Land	$9,225
Rental and other property	55,501
Manufactured homes	803
Customer relationships	52
Other assets	375
Other liabilities	(453)
Total purchase price allocation	$65,503

We have prepared the following unaudited pro forma income statement information as if the Hometown and D.A.M. acquisitions had occurred on January 1, 2004. The 2005 actual data is for comparison purposes only. The pro forma data is not necessarily indicative of the results that actually would have occurred if we had consummated the acquisitions on January 1, 2004 (in thousands).

	Year Ended December 31,
	2005 Actual	2004 Pro-Forma	2003 Pro-Forma
Revenue	$254,513	$216,719	$226,259
Total expenses	438,305	304,160	268,852
Interest income	(2,267)	(1,661)	(1,832)
Loss from continuing operations	(181,525)	(85,780)	(40,761)
Discontinued operations	(10,737)	(4,486)	9,001
Net loss	$(192,262)	$(90,266)	$(31,760)
Net loss attributable to Partners	$(203,934)	$(100,018)	$(31,760)
Basic loss per unit attributable to Partners	$(4.74)	$(2.47)	$(1.61)
Diluted loss per unit attributable to Partners	$(4.74)	$(2.47)	$(1.61)
Weighted average units outstanding	43,059	40,413	19,699

Other Acquisitions

During the years ended December 31, 2005, 2004 and 2003 in addition to the Hometown and D.A.M. portfolio acquisitions, we acquired zero, six and three manufactured home communities, respectively, from unaffiliated third parties for approximately $16.5 million in cash and $3.8 million in assumed debt in 2004 and $6.5 million in cash and $4.3 million in assumed debt in 2003. We accounted for these acquisitions utilizing the purchase method of accounting and, accordingly, we have allocated the purchase price to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. We allocated the majority of the purchase price to the rental property and intangible assets, including customer relationships and leases intangibles.

We have not presented pro forma results of operations for the years ended December 31, 2005, 2004 and 2003 as if these other acquisitions were made on the first day of the year, as the effects of these other acquisitions are not material to our financial position, results of operations or cash flows for these periods.

The table below summarizes all of our manufactured home community acquisitions for the period from January 1, 2003 through December 31, 2005.

Date	Portfolio	Community	Location	Homesites
Feb-03	NA	Brookshire Village	St. Louis, MO	202
May-03	NA	Twin Parks	Arlington, TX	249
Sep-03	NA	Philbin Estates	Pocatello, ID	180
Feb-04	NA	Weatherly Estates I	Lebanon, TN	270
Feb-04	NA	Weatherly Estates II	Clarksville, TN	131
Feb-04	HTA	100 Oaks	Fultondale, AL	235
Feb-04	HTA	Jonesboro	Jonesboro, GA	75
Feb-04	HTA	Bermuda Palms	Indio, CA	185
Feb-04	HTA	Breazeale	Laramie, WY	117
Feb-04	HTA	Broadmore	Goshen, IN	370
Feb-04	HTA	Butler Creek	Augusta, GA	376
Feb-04	HTA	Camden Point	Kingsland, GA	268
Feb-04	HTA	Carnes Crossing	Summerville, SC	604
Feb-04	HTA	Castlewood Estates	Mableton, GA	334
Feb-04	HTA	Casual Estates	Liverpool, NY	961
Feb-04	HTA	Riverdale	Riverdale, GA	481
Feb-04	HTA	Columbia Heights	Grand Forks, ND	302
Feb-04	HTA	Conway Plantation	Conway, SC	299
Feb-04	HTA	Crestview	Stillwater, OK	238
Feb-04	HTA	Country Village	Jacksonville, FL	643
Feb-04	HTA	Eagle Creek	Tyler, TX	194
Feb-04	HTA	Eagle Point	Marysville, WA	230
Feb-04	HTA	Falcon Farms	Port Byron, IL	215
Feb-04	HTA	Forest Creek	Elkhart, IN	167
Feb-04	HTA	Fountainvue	Lafontaine, IN	120
Feb-04	HTA	Foxhall Village	Raleigh, NC	315
Feb-04	HTA	Golden Valley	Douglasville, GA	131
Feb-04	HTA	Huron Estates	Cheboygan, MI	111
Feb-04	HTA	Indian Rocks	Largo, FL	148
Feb-04	HTA	Knoll Terrace	Corvallis, OR	212
Feb-04	HTA	La Quinta Ridge	Indio, CA	151
Feb-04	HTA	Lakewood	Montgomery, AL	396
Feb-04	HTA	Lakewood Estates	Davenport, IA	180
Feb-04	HTA	Landmark Village	Fairburn, GA	524
Feb-04	HTA	Marnelle	Fayetteville, GA	205
Feb-04	HTA	Oak Ridge	Elkhart, IN	204
Feb-04	HTA	Oakwood Forest	Greensboro, NC	482
Feb-04	HTA	Pedaler’s Pond	Lake Wales, FL	214
Feb-04	HTA	Pinecrest Village	Shreveport, LA	446
Feb-04	HTA	Pleasant Ridge	Mount Pleasant, MI	305
Feb-04	HTA	President’s Park	Grand Forks, ND	174
Feb-04	HTA	Riverview	Clackamas, OR	133
Feb-04	HTA	Saddlebrook	N. Charleston, SC	425
Feb-04	HTA	Sherwood	Hartford City, IN	134
Feb-04	HTA	Southwind Village	Naples, FL	337
Feb-04	HTA	Springfield Farms	Brookline Sta, MO	290

Feb-04	HTA	Stonegate	Shreveport, LA	157
Feb-04	HTA	Terrace Heights	Dubuque, IA	317
Feb-04	HTA	Torrey Hills	Flint, MI	377
Feb-04	HTA	Twin Pines	Goshen, IN	238
Feb-04	HTA	Villa	Flint, MI	319
Feb-04	HTA	Winter Haven Oaks	Winterhaven, FL	343
Feb-04	HTA	Green Park South	Pelham, AL	421
Feb-04	HTA	Hunter Ridge	Jonesboro, GA	838
Feb-04	HTA	Friendly Village	Lawrenceville, GA	203
Feb-04	HTA	Misty Winds	Corpus Christi, TX	354
Feb-04	HTA	Shadow Hills	Orlando, FL	670
Feb-04	HTA	Smoke Creek	Snellville, GA	264
Feb-04	HTA	Woodlands of Kennesaw	Kennesaw, GA	273
Feb-04	HTA	Sunset Vista	Magna, UT	207
Feb-04	HTA	Sea Pines	Mobile, AL	429
Feb-04	HTA	Woodland Hills	Montgomery, AL	628
Feb-04	HTA	The Pines	Ladson, SC	204
Feb-04	HTA	Shady Hills	Nashville, TN	251
Feb-04	HTA	Trailmont	Goodlettsville, TN	131
Feb-04	HTA	Chisholm Creek	Wichita, KS	254
Feb-04	HTA	Big Country	Cheyenne, WY	251
Feb-04	HTA	Heritage Point	Montgomery, AL	264
Feb-04	HTA	Lakeside	Lithia Springs, GA	103
Feb-04	HTA	Plantation Estates	Douglasville, GA	138
Feb-04	HTA	Green Acres	Petersburg, VA	182
Feb-04	HTA	Lakeside	Davenport, IA	124
Feb-04	HTA	Evergreen Village	Pleasant View, UT	238
Feb-04	HTA	Four Seasons	Fayetteville, GA	214
Feb-04	HTA	Alafia Riverfront	Riverview, FL	96
Feb-04	HTA	Highland	Elkhart, IN	246
Feb-04	HTA	Birchwood Farms	Birch Run, MI	143
Feb-04	HTA	Cedar Terrace	Cedar Rapids, IA	255
Feb-04	HTA	Five Seasons Davenport	Davenport, IA	270
Feb-04	HTA	Silver Creek	Davenport, IA	280
Feb-04	HTA	Encantada	Las Cruces, NM	354
Feb-04	HTA	Royal Crest	Los Alamos, NM	180
Feb-04	HTA	Brookside Village	Dallas, TX	394
Feb-04	HTA	Meadow Glen	Keller, TX	409
Feb-04	HTA	Silver Leaf	Mansfield, TX	145
Mar-04	HTA	Lamplighter Village	Marietta, GA	431
Mar-04	HTA	Shadowood	Acworth, GA	506
Mar-04	HTA	Stone Mountain	Stone Mountain, GA	354
Mar-04	HTA	Marion Village	Marion, IA	486
Mar-04	HTA	Autumn Forest	Brown Summit, NC	299
Mar-04	HTA	Woodlake	Greensboro, NC	308
Mar-04	HTA	Arlington Lakeside	Arlington, TX	233
Apr-04	HTA	Pine Ridge	Sarasota, FL	126
Apr-04	HTA	Cedar Knoll	Waterloo, IA	290
Apr-04	HTA	Mallard Lake	Pontoon Beach, IL	278

Jun-04	NA	Kopper View	West Valley City, UT	61
Jun-04	NA	Overpass Point	Tooele, UT	182
Jun-04	D.A.M.	Pleasant View	Berwick, PA	108
Jun-04	D.A.M.	Brookside	Berwick, PA	171
Jun-04	D.A.M.	Beaver Run	Linkwood, MD	118
Jun-04	D.A.M.	Carsons	Chambersburg, PA	130
Jun-04	D.A.M.	Chelsea	Sayre, PA	85
Jun-04	D.A.M.	Collingwood	Horseheads, NY	101
Jun-04	D.A.M.	Crestview	Sayre, PA	98
Jun-04	D.A.M.	Valley View in Danboro	Danboro, PA	231
Jun-04	D.A.M.	Valley View in Ephrata	Ephrata, PA	149
Jun-04	D.A.M.	Frieden	Schuylkill Haven, PA	192
Jun-04	D.A.M.	Green Acres	Chambersburg, PA	24
Jun-04	D.A.M.	Gregory Courts	Honey Brook, PA	39
Jun-04	D.A.M.	Valley View in Honey Brook	Honey Brook, PA	146
Jun-04	D.A.M.	Huguenot	Port Jervis, NY	166
Jun-04	D.A.M.	Maple Manor	Taylor, PA	316
Jun-04	D.A.M.	Monroe Valley	Jonestown, PA	44
Jun-04	D.A.M.	Moosic Heights	Avoca, PA	152
Jun-04	D.A.M.	Mountaintop	Narvon, PA	39
Jun-04	D.A.M.	Pine Haven	Blossvale, NY	130
Jun-04	D.A.M.	Sunny Acres	Somerset, PA	207
Jun-04	D.A.M.	Suburban	Greenburg, PA	202
Jun-04	D.A.M.	Blue Ridge	Conklin, NY	69
Jun-04	D.A.M.	Chambersburg I&II	Chambersburg, PA	100
Jun-04	D.A.M.	Hideaway	Honey Brook, PA	40
Jun-04	D.A.M.	Kintner	Vestal, NY	55
Jun-04	D.A.M.	Martins	Nottingham, PA	60
Jun-04	D.A.M.	Nichols	Phoenixville, PA	10
Jun-04	D.A.M.	Scenic View	East Earl, PA	18
Jun-04	D.A.M.	Shady Grove	Atglen, PA	40
Jun-04	D.A.M.	Valley View in Blandon	Fleetwood, PA	30
Jun-04	D.A.M.	Valley View in Morgantown	Morgantown, PA	23
Jun-04	D.A.M.	Valley View in Tuckerton	Reading, PA	74
Jun-04	D.A.M.	Valley View in Wernersville	Wernersville, PA	29
Jun-04	D.A.M.	Pine Terrace	Schuylkill Haven, PA	25
Jun-04	D.A.M.	Sunnyside	Trooper, PA	71
Jun-04	D.A.M.	Oakwood Lake Village	Tunkhannock, PA	79
Jul-04	NA	Western Mobile Estates	West Valley City, UT	145
Sep-04	NA	Willow Creek Estates	Ogden, UT	137

3.   Partners’ Capital

As of December 31, 2005, the Partnership had a total of 42.8 million Common OP Units, 5.0 million Series “A” Preferred OP Units and 706,000 Series C Preferred OP Units outstanding. The following table summarizes our partner capital unit transactions from inception of the Partnership.

			Series A	Series B	Series C	Series D
		Common	Preferred	Preferred	Preferred	Preferred
	Year	OP Units	OP Units	OP Units	OP Units	OP Units
Initial capitalization	1998	1,038	—	—	—	—
Sales of Common OP units	1999	4,155	—	—	—	—
Sales of Common OP units	2000	2,995	—	—	—	—
Sales of Common OP units	2001	1,497	—	—	—	—
Sales of Common OP units	2002	1,498	—	—	—	—
Common OP units issued in Reorganization	2002	8,516	—	—	—	—
Units outstanding at December 31, 2003		19,699
Issuance of Common OP units in connection with ARC IPO	2004	23,572	—	—	—	—
Issuance of Preferred OP units in connection with ARC IPO	2004	—	5,000	—	—	—
Issuance of Preferred OP units in connection with D.A.M. portfolio acquisition	2004	—	—	300	706	320
Restricted Common OP units issued, net of current year amortization	2004	95	—	—	—	—
Forfeiture of restricted Common OP units	2004	(80)	—	—	—	—
Redemption of Preferred OP units	2004	—	—	—	—	(320)
Redemption of Common OP units	2004	(8)	—	—	—	—
Units outstanding at December 31, 2004		43,278	5,000	300	706	—
Issuance of Common OP units	2005	6	—	—	—	—
Restricted Common OP units issued, net of current year amortization	2005	80	—	—	—	—
Forfeiture of restricted Common OP units	2005	(60)	—	—	—	—
Redemption of Preferred OP units	2005	—	—	(300)	—	—
Redemption of Common OP units	2005	(502)	—	—	—	—
Units outstanding at December 31, 2005		42,802	5,000	—	706	—

Common OP Units

On January 23, 2004 our partners approved a reverse split by which all of our partners received 0.519 Common OP Units for every Common OP Unit they previously owned. As a result, we have restated all historical Common OP Unit data to give effect to this reverse split.

On February 18, 2004, ARC completed its initial public offering (“IPO”) of 22.3 million shares of common stock at $19.00 per share (excluding 2.3 million shares sold by selling stockholders) and 5.0 million shares of preferred stock priced at $25.00 per share. The proceeds, net of the underwriting discount, to ARC from the IPO of common stock and preferred stock were approximately $517.5 million before expenses. On March 17, 2004, ARC issued an additional 791,592 shares of common stock pursuant to the underwriters’ exercise of their over-allotment option generating net proceeds to ARC of $14.0 million.

Also in connection with the IPO, we granted 530,000 Common OP Units under ARC’s 2003 equity incentive plan that vested at the date of grant. We valued the units at $19.00 per units, the price at which

ARC sold shares in the IPO (see Note 2). In addition, we granted 95,000 restricted Common OP Units that vest over five years. In June 2004, 42,500 of these restricted units were forfeited. In October 2004, an additional 37,500 restricted Common OP Units were forfeited. During the year ended December 31, 2005, 3,000 of these units vested. We have recorded the unvested portion of the remaining 12,000 outstanding restricted units in Partners’ Capital  on the balance sheet and are amortizing the balance ratably over the vesting period.

In April 2005, our partners approved an award of 80,000 Common OP Units to Scott D. Jackson, the Partnership’s former Chief Executive Officer, under the 2003 equity incentive plan. Pursuant to the terms of the grant, 20,000 units vested immediately and the remaining 60,000 units were forfeited upon Mr. Jackson’s resignation from the Partnership in December 2005.

During 2005 and 2004, we granted approximately 5,500 and 2,000 Common OP Units, respectively, to independent members of ARC’s board of directors for service rendered to the Partnership during the periods.

Series “A” Preferred OP Units

At the ARC IPO, the Partnership issued 5,000,000 Series A Preferred OP Units to the general partner at $25.00 per unit that have a liquidation preference of $25.00 per unit, plus all accumulated, accrued and unpaid distributions. The holders of our Series A Preferred OP Units are entitled to receive cash distributions at a rate of 8.25% per annum on the $25.00 liquidation preference. The Series “A” Preferred OP Units have no voting rights and no stated maturity. We may not redeem the Series “A” Preferred OP Units prior to February 18, 2009. On and after February 18, 2009, we may, at our option, redeem our Series “A” Preferred OP Units, in whole or from time to time in part, at a cash redemption price equal to $25.00 per share, plus all accumulated, accrued and unpaid distributions, if any, to and including the redemption date. Our Series “A” Preferred OP Units will not be convertible into or exchangeable for any of our other properties or securities.

Series “B” and Series “C” Preferred OP Units

At December 31, 2005, we had 705,688 Series “C” Preferred OP Units outstanding that were issued on June 30, 2004 as part of the D.A.M. portfolio acquisition. Each Series “B” and Series “C” Preferred OP Unit is redeemable for cash, or at our election, one share of ARC common stock (which would necessitate the issuance of one Common OP Unit).

According to the terms of the Series “B” Preferred OP Units, in July 2005 the unitholders requested redemption of their 300,000 units, and we elected to repurchase them for approximately $2.5 million in cash and notes payable totaling approximately $5.0 million. The Preferred OP Units outstanding as of December 31, 2005 consist only of 705,688 Series “C” Preferred OP Units.

The Series “C” Preferred OP Units carry a liquidation preference of $25 per unit and earn cash distributions at the rate of 6.25% per annum, payable quarterly. The Series “C” Preferred OP Units can be redeemed for cash after December 31, 2006 at the option of the Operating Partnership. Series “C” Preferred OP Unitholders can request redemption of their units after the two and a half year anniversary of issuance, at which time the Operating Partnership must redeem the units or repurchase them with Common OP Units or with cash and a note payable, at the general partner’s option. As of December 31, 2005, we had accrued $183,773 of the Series “C” Preferred OP Units preferred distribution, representing the portion of the preferred distribution earned by Series ”C” Preferred OP Unitholders through that date.

Distributions

On December 14, 2005, we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid January 30, 2006 to unitholders of record on January 13, 2006. As of December 31, 2005, we had accrued $1.7 million of the Preferred OP Unit distribution, representing the portion of the distribution earned by Preferred OP Unitholders through that date.

On September 21, 2005, we elected to eliminate the quarterly distribution to our Common OP Unitholders. Also on September 21, 2005, we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid October 30, 2005 to unitholders of record on October 15, 2005.

On May 23, 2005, we declared a quarterly distribution of $0.1875 per unit of Common OP Unit. We paid the total distribution of $8.1 million on July 15, 2005 to unitholders of record on June 30, 2005. In addition, on May 23, 2005 we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid July 29, 2005 to unitholders of record on July 15, 2005.

On March 16, 2005, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total distribution of $13.5 million on April 15, 2005 to unitholders of record on March 31, 2005. In addition, on March 16, 2005 we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. We paid the distribution of $2.6 million on April 29, 2005 to unitholders of record on April 15, 2005.

On December 10, 2004, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total distribution of $13.5 million on January 14, 2004 to unitholders of record on December 31, 2004. In addition, on December 10, 2004, we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid January 31, 2005 to unitholders of record on January 15, 2005. As of December 31, 2004, we had accrued $1.7 million of the distribution, representing the portion of the distribution earned by preferred unitholders through that date.

On September 14, 2004, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total distribution of $13.5 million on October 15, 2004 to unitholders of record on September 30, 2004. In addition, on September 14, 2004, we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid October 29, 2004 to unitholders of record on October 15, 2004. As of September 30, 2004, we had accrued $1.7 million of the distribution, representing the portion of the distribution earned by preferred unitholders through that date.

On June 14, 2004, we declared a quarterly distribution of $0.3125 per Common OP Unit. We paid the total distribution of $13.6 million on July 15, 2004 to unitholders of record on June 30, 2004. In addition, on June 14, 2004 we declared a distribution of $0.5156 on each unit of our Series A Preferred OP Units. This distribution was paid July 30, 2004 to unitholders of record on July 15, 2004.

On March 10, 2004, we declared a quarterly distribution of $0.1493 per Common OP Unit, prorated from February 18, 2004 to March 31, 2004. We paid the total distribution of $6.5 million on April 15, 2004 to unitholders of record on March 31, 2004. In addition, on March 10, 2004 we declared a distribution of $0.4182 on each unit of our Series A Preferred OP Units, prorated from February 18, 2004 to April 30, 2004. We paid the distribution of $2.1 million on April 30, 2004 to unitholders of record on April 15, 2004.

4.  Rental and Other Property, Net

The following summarizes rental and other property (in thousands):

	December 31,
	2005	2004
Land	$195,772	$195,390
Improvements to land and buildings	1,200,735	1,176,441
Rental homes and improvements	261,546	179,656
Furniture, equipment and vehicles	16,102	11,843
Subtotal	1,674,155	1,563,330
Less accumulated depreciation:
On improvements to land and buildings	(166,677)	(117,088)
On rental homes and improvements	(37,085)	(25,076)
On furniture, equipment and vehicles	(7,302)	(5,030)
Rental and other property, net	$1,463,091	$1,416,136

Land improvements and buildings comprise primarily infrastructure, roads and common area amenities.

5.  Notes Payable

The following table sets forth certain information regarding our debt in thousands:

	December 31,
	2005	2004
Senior fixed rate mortgage due 2014, 5.53% per annum	$196,270	$198,908
Senior fixed rate mortgage due 2012, 7.35% per annum	288,622	291,648
Senior fixed rate mortgage due 2009, 5.05% per annum	89,512	90,837
Senior variable rate mortgage due 2007, one-month LIBOR plus 3.00% per annum (7.39% at December 31, 2005)	130,595	140,997
Various individual fixed rate mortgages due 2006 through 2031, averaging 7.25% per annum	150,104	152,451
Revolving credit mortgage facility due 2006, one-month LIBOR plus 2.75% per annum (7.14% at December 31, 2005)	58,764	51,000
Floorplan line of credit due 2007, ranging from prime plus 0.75% to prime plus 4.00% per annum (8.00% at December 31, 2005)	14,368	26,494
Trust preferred securities due 2035 (due to ARC), three-month LIBOR plus 3.25% per annum (7.79% at December 31, 2005)	25,780	—
Consumer finance facility due 2008, one-month LIBOR plus 3.00% per annum (7.39% at December 31, 2005)	18,607	—
Lease receivable facility due 2008, one-month LIBOR plus 4.125% per annum (8.52% at December 31, 2005)	77,500	—
Senior exchangeable notes due 2025, 7.50% per annum	96,600	—
D.A.M. PPU notes payable due 2006, 7.00% per annum	4,999	—
Other loans	1,277	1,047
	$1,152,998	$953,381

The fair value of debt outstanding as of December 31, 2005 and 2004 was approximately $1,176.4 million and $971.4 million, respectively.

Senior Fixed Rate Mortgage Due 2014

We entered into the Senior Fixed Rate Mortgage due 2014 on February 18, 2004 in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 43 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2014 bears interest at a fixed rate of 5.53% per annum, is amortized based on a 30-year schedule and matures on March 1, 2014. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2014 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2012

We entered into the Senior Fixed Rate Mortgage due 2012 on May 2, 2002. It is an obligation of certain of our special purpose real property subsidiaries and is collateralized by 99 manufactured home communities. The Senior Fixed Rate Mortgage due 2012 bears interest at a fixed rate of 7.35% per annum, is amortized based on a 30-year schedule and matures on May 1, 2012. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2012 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Fixed Rate Mortgage Due 2009

We entered into the Senior Fixed Rate Mortgage due 2009 on February 18, 2004, in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 26 manufactured home communities owned by these subsidiaries. The Senior Fixed Rate Mortgage due 2009 bears interest at a fixed rate of 5.05%, is being amortized based on a 30-year amortization schedule and matures on March 1, 2009. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. The Senior Fixed Rate Mortgage due 2009 contains customary defeasance-based prepayment penalties for repayments made prior to maturity.

Senior Variable Rate Mortgage Due 2007

We entered into the Senior Variable Rate Mortgage due 2007 on February 18, 2004 in connection with the completion of ARC’s IPO and the Hometown acquisition. It is an obligation of certain real property subsidiaries of the Operating Partnership and is collateralized by 32 manufactured home communities owned by these subsidiaries. The Senior Variable Rate Mortgage due 2007 bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR rate (7.39% at December 31, 2005). On February 10, 2006, we extended the due date to February 11, 2007. At our option and subject to certain conditions, we may extend the Senior Variable Rate Mortgage due 2007 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively. We purchased interest rate caps to limit our interest costs in the event of increases in the one-month LIBOR above 5.00%, and intend to purchase such caps for any extensions, as applicable. We will incur an exit fee equal to 0.50% of the loan amount payable upon any repayment of the principal amount of the loan. The exit fee will be subject to reduction by an amount equal to 0.50% of the principal amount of any first mortgage loans provided by the lenders to refinance the Senior Variable Rate Mortgage due 2007. Pursuant to the terms of the mortgage agreement, we have established reserves relating to the mortgaged properties for real estate taxes, insurance, capital spending and property operating expenditures. We may repay the Senior Variable Rate Mortgage due 2007 subject to a prepayment penalty calculated as the product of 0.25%, the number of payment dates remaining to maturity and the amount being repaid for prepayments made in months one through twelve. Prepayments made in months 13 to 24 are subject to a 1% fee of amounts repaid.

Various Individual Fixed Rate Mortgages

We have assumed various individual fixed rate mortgages in connection with the acquisition of various properties that were encumbered at the time of acquisition as follows:

a)              Mortgages assumed as part of individual property purchases. These notes total approximately $45.9 million at December 31, 2005, mature from 2006 through 2028 and have an average effective interest rate of 7.42%. These mortgages are secured by 15 specific manufactured home communities.

b)              Mortgages assumed in conjunction with the Hometown acquisition. These notes total approximately $75.7 million, mature from 2006 through 2031 and carry an average effective interest rate of 7.17%. These mortgages are secured by 15 specific manufactured home communities and subject to early pre-payment penalties, the terms of which vary from mortgage to mortgage.

c)               Notes assumed in conjunction with the D.A.M. portfolio purchase. These notes total approximately $28.6 million, mature in 2008 and carry an average effective annual interest rate of 7.18%. These mortgages are secured by 24 specific manufactured home communities.

Revolving Credit Mortgage Facility

In September 2004, we obtained a Revolving Credit Mortgage Facility for borrowings of up to $85.0 million. This facility is an obligation of a subsidiary of the Operating Partnership and is secured by 23 communities. Advances under the Revolving Credit Mortgage Facility are limited by borrowing base requirements related to the value and cash flow of the communities securing the loan ($58.8 million as of December 31, 2005). The Revolving Credit Mortgage Facility bears interest at the one month LIBOR plus 2.75% (7.14% at December 31, 2005) and has a term of one year. We incurred a commitment fee of 0.5% at the closing of the facility and will pay origination fees of 0.5% with each advance. The facility contains no significant financial covenants.

Floorplan Lines of Credit

On November 11, 2005, we amended our floorplan line of credit to provide borrowings of up to $35.0 million, secured by manufactured homes in inventory. Under the amended lines of credit, the lender will advance 75% of the cost of manufactured homes. Repayments of borrowed amounts are due upon sale or lease of the related manufactured home. Advances under the amended lines of credit will bear interest ranging from the prime rate plus 0.75% to the prime rate plus 4.00% (averaging 8.00% at December 31, 2005), based on the length of time each advance has been outstanding. Monthly curtailment payments are required for unsold homes beginning 360 days following the purchase of the home. The required curtailment payment will be between 3.00% and 5.00% of the home’s original invoice amount depending on the type of home and the number of months since the home’s purchase. The amended lines of credit require us to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, and $385.0 million from January 1, 2007 through September 13, 2007, the due date of the line. We are in compliance with all financial covenants of the line of credit as of December 31, 2005. The line of credit is subject to a commitment fee of $250,000, an unused line fee of .25% per annum and a termination fee of 1.00% to 3.00%, based on the termination date.

Trust Preferred Securities Due 2035 (Due to ARC)

On March 15, 2005, the Partnership issued $25.8 million in unsecured trust preferred securities to ARC. The $25.8 million trust preferred securities bear interest at three-month LIBOR plus 3.25% (7.79% at December 31, 2005). Interest on the securities is paid on the 30th of March, June, September and December of each year. The Partnership may redeem these securities on or after March 30, 2010 in whole or in part at principal amount plus accrued interest. The securities are mandatorily redeemable on March 15, 2035 if not redeemed sooner.

Consumer Finance Facility

We entered into the Retail Home Sales and Consumer Finance Debt Facility (the “Consumer Finance Facility”) on February 18, 2004, in connection with the completion of ARC’s IPO and the Hometown acquisition and amended it in April 2005 in connection with entering into a two-year, $75.0 million secured revolving lease receivables credit facility (see Lease Receivables Facility below). The Consumer Finance Facility has a total commitment of $125.0 million and a term of four years. This facility is an obligation of a subsidiary of our Operating Partnership, and borrowings under this facility are secured by manufactured housing conditional sales contracts. Borrowings under the facility are limited by specified borrowing base requirements related to the value of the collateral securing the facility ($18.6 million as of December 31, 2005). The facility bears interest at a variable rate based upon a spread of 3.00% over the one-month LIBOR (7.39% at December 31, 2005). During the quarter, we paid a commitment fee of 1.00% on the original committed amount and 0.75% of the amended committed amount and will pay additional annual commitment fees payable on each anniversary of the closing. Advances under the facility are subject to a number of conditions, including certain underwriting and credit screening guidelines and the conditions that the home must be located in one of our communities, the loan term may not exceed 12 years for a single-section home or 15 years for a multi-section home and the loan amount shall not exceed 90% of the value of the home securing the conditional sales contract.

The Consumer Finance Facility was amended for financial covenants in October 2005. The amended line of credit requires the Operating Partnership to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through September 30, 2008. We were in compliance as of December 31, 2005 with all financial covenants under the amended line of credit.

The availability of advances under the Consumer Finance Facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on these facilities include a downgrade in the credit rating of the lender and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if, in its judgment, this is necessary to maintain the 75% loan-to-value ratio.

Lease Receivables Facility

On April 6, 2005, the Partnership entered into a two-year, $75.0 million secured revolving credit facility (the “Lease Receivables Facility”) with Merrill Lynch Mortgage Capital Inc. to be used to finance the purchase of manufactured homes and for general corporate purposes. In October 2005, we amended our lease receivables facility to increase the size of the facility from $75 million to $150 million. The amendment also (i) increased the limit on borrowings under the lease receivables facility from an amount equal to approximately 55% of the net book value of the eligible manufactured housing units owned by two of our indirect wholly owned subsidiaries, ARC Housing LLC and ARC HousingTX LP (collectively, “Housing”) and located in ARC’s communities, to 65%, subject to certain other applicable borrowing base requirements, (ii) increased the interest rate on borrowings under the facility from 3.25% plus one-month LIBOR  to 4.125% plus one-month LIBOR (8.52% at December 31, 2005), and (iii) extended the maturity of the facility from March 31, 2007 to September 30, 2008.

The amended line of credit requires the Operating Partnership to maintain a minimum tangible net worth, a maximum debt to tangible net worth ratio of 3 to 1, and minimum cash and cash equivalents of $15.0 million, all as defined in the agreement. As amended, the minimum tangible net worth required is $425.0 million from September 30, 2005 through December 31, 2006, $385.0 million from January 1, 2007 through December 31, 2007, and $355.0 million from January 1, 2008 through September 30, 2008. We were in compliance as of December 31, 2005 with all financial covenants under the amended line of credit. Borrowings under the Lease Receivables Facility are secured by an assignment of all lease receivables and rents, an assignment of the underlying manufactured homes and a pledge by ARCHC LLC and ARC Housing GP LLC of 100% of the outstanding equity in Housing. Interest is payable monthly.

Senior Exchangeable Notes Due 2025

In August 2005, the Operating Partnership issued $96.6 million aggregate principal amount of 7.50% senior exchangeable notes due 2025 to qualified institutional buyers in a private transaction. The notes are senior unsecured obligations of the OP and are exchangeable, at the option of the holders, into shares of ARC common stock at an initial exchange rate of 69.8812 shares per $1,000 principal amount of the notes (equal to an initial exchange price of approximately $14.31 per share), subject to adjustment and, in the event of specified corporate transactions involving ARC or the OP, an additional make-whole premium. Upon exchange, the OP shall have the option to deliver, in lieu of shares of ARC common stock, cash or a combination of cash and shares of ARC common stock.

Prior to August 20, 2010, the notes are not redeemable at the option of the OP. After August 20, 2010, the OP may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest, if any, on the notes, if the closing price of ARC common stock has exceeded 130% of the exchange price for at least 20 trading days in any consecutive 30-trading day period.

Holders of the notes may require the OP to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest, if any, on the notes on each of August 15, 2010, August 15, 2015, and August 15, 2020, or after the occurrence of certain corporate transactions involving ARC or the OP.

In connection with the sale and issuance of the notes and pursuant to a registration rights agreement, ARC and the OP agreed to file a registration statement with the SEC with respect to the notes. In the event that the registration statement was not declared effective by the SEC within 180 days of the closing of the sale of the notes, which occurred on August 9, 2005, the holders of the notes are entitled to receive liquidated damages.

In the event of a registration effectiveness default as described above, the holders of the notes are entitled to liquidated damages to be paid for each day following the default until the registration statement is declared effective in an amount equal to 0.25% of the principal amount of the notes on an annual basis for the first 90 days following the default. The rate increases to 0.50% (the maximum annual rate) of the principal amount on and after the 91st day following the default. Liquidated damages incurred by us through April 28, 2006 pursuant to this provision are approximately $54,255 and would be as high as

$59,550 by the end of the first 90 days following the default. We expect that the registration statement with respect to the notes will be effective prior to the end of this 90-day period.

We have determined that, subsequent to the initial declaration of effectiveness of the registration statement, it is extremely unlikely that any events will occur that could trigger the payment of any additional liquidated damages. Accordingly, the registration rights agreement was valued a nominal value at inception.

We are accounting for the incremental interest related to the liquidated damages provision as interest expense on the accrual basis.

D.A.M. PPU Notes Payable Due 2006

According to the terms of the Series “B” PPUs, in July 2005 the Series “B” PPU holders requested redemption of their units, and the Operating Partnership elected to repurchase them for approximately $2.5 million in cash and notes payable totaling approximately $5.0 million. A principal payment of approximately $2.5 million plus interest accrued at 7.00% was made on January 18, 2006 and the final payment of approximately $2.5 million plus interest accrued at 7.00% is due on July 18, 2006.

The aggregate amount of annual principal maturities subsequent to December 31, 2005 is as follows (in thousands):

	Fixed Rate	Variable Rate	Total
2006	$26,962	$58,764	$85,726
2007(1)	10,254	144,963	155,217
2008	54,352	96,107	150,459
2009	104,869	—	104,869
2010	13,373	—	13,373
Thereafter	612,070	25,780	637,850
Commitments	821,880	325,614	1,147,494
Unamortized premium related to indebtedness assumed in Hometown and DAM acquisitions	5,504	—	5,504
	$827,384	$325,614	$1,152,998

(1)          In February 2006, the $130.6 million senior variable rate mortgage due 2007 was extended to February 2007 and may be extended for two additional 12-month periods at our option and subject to certain conditions.

6.   Loss per unit

The following reflects the calculation of loss per unit on a basic and diluted basis (in thousands, except per unit information):

	Year Ended December 31,
	2005	2004	2003
Loss per unit from continuing operatiions:
Loss from continuing operations	$(181,525)	$(86,160)	$(44,186)
Preferred unit distributions	(11,672)	(9,752)	—
Net loss from continuing operations	$(193,197)	$(95,912)	$(44,186)
Weighted average unit information:
Common OP Units outstanding	43,059	40,413	19,699
Basic loss per unit from continuing operations	$(4.49)	$(2.37)	$(2.24)
Diluted loss per unit from continuing operations	$(4.49)	$(2.37)	$(2.24)
Income (loss) per unit from discontinued operations:
Income (loss) from discontinued operations	$(10,059)	$3,162	$950
Loss on sale of discontinued operations	(678)	(8,549)	3,333
Net income (loss) from discontinued operations	$(10,737)	$(5,387)	$4,283
Basic income (loss) per unit from discontinued operations	$(0.25)	$(0.14)	$0.21
Diluted income (loss) per unit from discontinued operations	$(0.25)	$(0.14)	$0.21
Loss per unit attributable to Partners:
Net loss attributable to Partners	$(203,934)	$(101,299)	$(39,903)
Basic loss per unit attributable to Partners	$(4.74)	$(2.51)	$(2.03)
Diluted loss per unit attributable to Partners	$(4.74)	$(2.51)	$(2.03)
Equivalent units excluded from diluted loss per unit because they would be anti-dilutive:
Preferred Partnership Units	2,280	886	—
Restricted units	49	55	—
Total	2,329	941	—

7.   Property Operations Expense

During the years ended December 31, 2005, 2004 and 2003, we incurred property operations expenses as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Utilities and telephone	$28,949	$24,095	$15,174
Salaries and benefits	23,768	19,517	10,815
Repairs and maintenance	11,740	12,203	6,453
Insurance	3,117	3,586	2,102
Bad debt expense	2,645	3,323	2,103
Professional services	1,522	1,506	666
Office supplies	1,130	796	486
Advertising	614	1,067	885
Other operating expense	2,962	2,231	1,940
	$76,447	$68,324	$40,624

8.   Retail Home Sales, Finance, Insurance and Other Operations Expenses

During the years ended December 31, 2005, 2004 and 2003, we incurred retail home sales, finance, insurance and other operations expenses as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Utilities and telephone	$243	$79	$320
Salaries and benefits	8,110	2,310	4,469
Repairs and maintenance	566	354	801
Insurance	446	187	179
Bad debt expense	690	188	95
Professional services	1,209	736	289
Advertising	3,569	3,632	433
Other operating expense	683	701	622
	$15,516	$8,187	$7,208

9.   General and Administrative Expense

During the years ended December 31, 2005, 2004 and 2003, we incurred general and administrative expenses as follows (in thousands).

	Year Ended December 31,
	2005	2004	2003
Salaries and benefits(a)	$15,018	$21,087	$9,365
Travel	2,280	2,140	1,712
Professional services(b)	5,962	2,580	2,205
Telephone	521	285	202
Office supplies	558	646	267
Insurance	832	1,012	384
Rent(c)	356	379	1,715
Other administrative expense	2,107	1,244	1,179
	$27,634	$29,373	$17,029

(a)           Salaries and benefits in 2004 include $10.2 million of one time expense related to stock granted to employees in ARC’s IPO. Salaries and benefits in 2005 include severance costs of $2.9 million.

(b)          Professional fees in 2005 increased primarily due to compliance with The Sarbanes-Oxley Act of 2002.

(c)           Rent in 2003 includes $0.9 million of one-time expenses related to vacating unused corporate office space.

10.   Discontinued Operations

In the third quarter of 2005, the board of directors authorized the sale of up to 79 communities. These communities were accordingly reclassified to discontinued operations. In the fourth quarter of 2005, Partnership management determined that only 38 of the 79 communities would be held for sale, and that 41 of the 79 communities would be reclassified to continuing operations. In connection with these determinations, we recast all prior period results to reflect the 38 communities as discontinued operations. Upon classification of the 38 communities as discontinued operations, we performed an analysis of their fair market value as compared to their book value and recorded real estate and retail home asset impairments of approximately $10.3 million. This charge is reflected in the loss from discontinued operations in 2005. Subsequent to December 31, 2005, we closed on certain of the sales contracts that were consummated as a result of the auction (see Note 18).

In October 2004, we entered into a real estate auction agreement to sell 12 communities comprising 2,440 homesites. The auction was held in December 2004. Eleven of these 12 sales closed during the first quarter of 2005, resulting in net proceeds to the Partnership of $12.4 million after selling commissions, sales expenses and the repayment of approximately $28.9 million of associated debt included in liabilities related to assets held for sale, and other required debt payments. The remaining community was sold in April 2005. Also in October 2004, we entered into agreements to sell three communities comprising 709 homesites to unaffiliated third parties for a total sales price of approximately $7.9 million. These sales closed during the fourth quarter of 2004.

In September 2004, we entered into an agreement to sell three communities, comprising 1,073 homesites, to an unaffiliated third party for a total sales price of approximately $5.9 million. These sales closed during the fourth quarter of 2004.

In July 2004, we entered into a real estate auction agreement to sell 12 communities comprising 2,933 homesites. In addition to the 12 communities, as part of the auction, the Partnership also contracted to sell two parcels of undeveloped commercial land located adjacent to one of its communities in Colorado. The auction was held in September 2004. These sales, other than the sale of one of the 12 properties, closed during the fourth quarter of 2004, resulting in net proceeds to the Partnership of $21.6 million after selling commissions, sales expenses and the repayment of approximately $6.0 million of associated debt. The remaining community continues to be held for sale and was classified as discontinued operations as of December 31, 2004 and September 30, 2005, based on the Partnership’s intent to sell this community during 2005.

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” each of the communities designated as held for sale prior to December 31, 2005 that had not closed as of December 31, 2005 have been classified as discontinued operations as of December 31, 2005 and 2004. We have included $122.3 million and $180.1 million of net assets related to these communities as assets held for sale in the accompanying consolidated balance sheets as of December 31, 2005 and 2004, respectively, and $50.0 million and $79.4 million, respectively, of mortgage notes payable and other obligations related to these communities as liabilities related to assets held for sale. In addition, we have recast the operations of each of these communities as discontinued operations in the accompanying statements of operations for the years ended December 31, 2005, 2004 and 2003 and recorded a loss of $0.7 million and $8.5 million, respectively, related to the sale of the discontinued operations for the years ended December 31, 2005 and 2004 in connection with these sales. Also, at December 31, 2005, we evaluated the carrying amount of the 38 communities held for sale based on estimated sales proceeds to be received upon the sale of the homes during 2006. As a result of this valuation, we recorded an impairment charge of $10.3 million as the carrying value of these communities exceeded the estimated proceeds to be received.

The following table summarizes combined balance sheet and income statement information for the discontinued operations noted above (in thousands):

	December 31,
	2005	2004
Assets Held for Sale
Rental and other property, net	$121,774	$177,622
Tenant, notes and other receivables, net	662	944
Loan origination costs	752	918
Goodwill	6,481	6,481
Lease intangibles and customer relationships, net	1,102	2,084
Prepaid expenses and other assets	364	355
Reserve for loss on sales of communities	(8,850)	(8,275)
	$122,285	$180,129
Liabilities Related to Assets Held for Sale
Notes payable	$48,192	$77,170
Accounts payable and accrued expenses	563	978
Tenant deposits and other liabilities	1,252	1,297
	$50,007	$79,445

	Year Ended December 31,
	2005	2004	2003
Statement of Operations
Revenue	$26,499	$32,041	$17,609
Operating expenses	(26,304)	(28,879)	(16,659)
Asset impairment charges	(10,254)	—	—
Income (loss) from discontinued operations	$(10,059)	$3,162	$950

11.   Asset Impairments

Retail Home Sales Asset Impairment Expense

At the time of our Reorganization, our retail home sales subsidiary was engaged in the retail sale of manufactured homes to third parties through 19 separate, stand-alone retail dealership locations in five states. Due to significant changes in the industry, particularly the shortage of consumer financing to support sales of manufactured homes, in late 2002 we began redirecting our retail home sales subsidiary’s sales efforts away from a retail dealership presence and into an in-community presence focused exclusively on sales of homes in our communities. During March 2003 we ceased operations at one of our stand-alone retail dealership locations and during June 2003 we sold two of our retail locations recording minor charges to write down fixed assets to fair value.

As of July 1, 2003 we operated the remaining 16 separate, stand-alone dealership retail locations in five states. During the six months ended December 31, 2003 we substantially completed the redirection of our retail home sales subsidiary’s sales efforts away from a retail dealership presence by selling twelve of our retail dealerships, ceasing operations in the remaining four retail dealerships and focusing entirely on in-community retail home sales activities in nearby communities owned by us. In accordance with the terms we have with the buyers of the retail dealerships, we will continue to obtain certain benefits they receive from their inventory purchases and we expect they will continue to refer new residents to our communities. With respect to five of the twelve stand-alone retail dealerships we sold, we will continue to hold and finance inventory at their retail dealership. With respect to the four retail dealerships we closed, we have relocated inventory to nearby manufactured home communities we own.

In connection with these activities, we recorded a charge of $1.4 million in the third quarter of 2003 to write off fixed assets net of sales proceeds of $1.3 million and to record the cost of remaining lease obligations at the retail dealerships we closed in the third quarter.

Real Estate Asset Impairment

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we evaluate long-lived assets based on estimated future undiscounted net cash flows whenever significant events or changes in circumstances occur that indicate the carrying amount of those assets may not be recoverable. If that evaluation indicates that impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the discounted cash flows or fair values of the asset, whichever is more readily determinable.

At December 31, 2005, we evaluated the carrying amount of our communities for potential impairment based on estimated future cash flows to be received from the operation of these communities over the average useful life of the assets. As a result of this valuation, during 2005, we recorded an impairment charge to our community portfolio of $21.8 million as the carrying value of these communities exceeded the estimated future cash flows to be received.

At December 31, 2004, we evaluated the carrying amount of older vacant mobile homes for potential impairment based on estimated sales proceeds to be received upon the sale of the homes during 2005. As a result of this valuation, we recorded an impairment charge to older vacant mobile homes in our rental home portfolio of $2.9 million as the carrying value of these homes exceeded the estimated proceeds to be received. We also recorded approximately $0.5 million of impairment charges related to three communities whose estimated fair value was less than their carrying values.

12.   Goodwill Impairment

We periodically assess and adjust the value of our goodwill based on the estimated fair value of our net assets as compared to their net book value and the market value of our equity. During the third quarter of 2005, approximately $6.5 million of goodwill was assigned to the 38 communities designated as assets held for sale, based on their relative asset value. Subsequent to an announcement on September 21, 2005, that ARC was making changes in senior management, eliminating the dividend on its common stock, and planning the sale of 79 communities, the market value of ARC’s common stock declined. As a result, and because the estimated fair value of our tangible net assets was above the market value of our equity at December 31, 2005, we recorded an impairment charge of $78.8 million for the year ended December 31, 2005,  to write off our remaining goodwill.

At December 31, 2004, we evaluated our goodwill for potential impairment using capitalization rates and multiples of earnings to value the real estate and insurance reporting units. As a result of these valuations, we recorded an impairment of goodwill in the insurance business of $863,000. The impairment for the insurance business was necessary due to the negative growth projections for the business product.

We realized no impairment loss for the year ended December 31, 2003.

13.   Employee Savings Plan

We provide our employees a qualified retirement savings plan (“Plan”) designed to qualify under Section 401 of the Internal Revenue Code. The Plan allows our employees and employees of our subsidiaries to defer a portion of their compensation on a pre-tax basis subject to certain maximum amounts. The Plan does not provide for matching contributions to be made by us to employee accounts.

14.   Commitments and Contingencies

We lease office space and various pieces of office equipment under non-cancelable operating leases. These leases have expiration dates beginning in 2006 through July 2009. Minimum future lease and sublease payments under operating leases as of December 31, 2005 are as follows (in thousands):

2006	$537
2007	446
2008	333
2009	66
Total	$1,382

In the normal course of business, from time to time we are involved in legal actions relating to the ownership and operations of our properties. In our opinion, the liabilities, if any, that may ultimately result from such legal actions, will not have a material adverse effect on our financial position, results of operations or cash flows.

In the normal course of business, from time to time we incur environmental obligations relating to the ownership and operation of our properties. In our opinion, the liabilities, if any, that may ultimately result from such environmental obligations, will not have a material adverse effect on our financial position, results of operations or cash flows.

15.   Related Party Transactions

During 2005, 2004 and 2003, one of our subsidiaries provided accounting services to six communities that are controlled by our former Chief Executive Officer under two separate year-to-year asset management agreements for which we received $28,000, $27,000 and $29,000 in compensation in 2005, 2004 and 2003, respectively. Also, during 2005, 2004 and 2003 we billed these same companies controlled by our former Chief Executive Officer $238,000, $105,000 and $67,000 for property management expenses in accordance with those agreements. In addition, we lease an airplane hangar from a company controlled by our former Chief Executive Officer for which we paid $54,000, $53,000 and $53,000 in 2005, 2004 and 2003, respectively. At December 31, 2005 and 2004, companies owned by our former Chief Executive Officer had insignificant balances due to or from the Partnership. Our subsidiary provided these accounting services only through March of 2006.

16.   Quarterly Financial Information (Unaudited)

The following is quarterly financial information for the years ended December 31, 2005 and 2004 (in thousands except per unit data):

	Quarter ended
	Mar 31	Jun 30	Sep 30	Dec 31
For the quarters ended 2005:
Total revenue	$59,174	$68,822	$66,021	$60,496
Total expenses	$73,455	$85,731	$189,766	$89,353
Net loss attributable to Partners	$(16,806)	$(19,197)	$(132,630)	$(35,301)
Basic loss per unit	$(0.38)	$(0.44)	$(3.09)	$(0.83)
Diluted loss per unit	$(0.38)	$(0.44)	$(3.09)	$(0.83)
For the quarters ended 2004:
Total revenue	$39,638	$50,646	$54,983	$59,183
Total expenses	$77,823	$57,150	$69,432	$87,816
Net loss attributable to Partners	$(38,032)	$(7,560)	$(18,215)	$(37,492)
Basic loss per unit	$(1.04)	$(0.17)	$(0.42)	$(0.87)
Diluted loss per unit	$(1.04)	$(0.17)	$(0.42)	$(0.87)

17.   Segment Information

We operate in three business segments—real estate, retail home sales, and finance and insurance. A summary of our business segments is shown below (in thousands).

	Year Ended December 31,
	2005	2004	2003
Total revenue
Real estate	$213,027	$189,529	$131,183
Retail home sales	39,711	14,294	21,965
Finance and insurance	1,775	627	—
	254,513	204,450	153,148
Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate	92,953	83,565	50,153
Retail home sales	51,303	24,004	23,832
Finance and insurance	4,186	1,534	1,999
	148,442	109,103	75,984
Net segment income(a)
Real estate	120,074	105,964	81,030
Retail home sales	(11,592)	(9,710)	(1,867)
Finance and insurance	(2,411)	(907)	(1,999)
	106,071	95,347	77,164
Property management expense	9,781	7,127	5,527
General and administrative expense	27,634	29,373	17,029
IPO related costs	—	4,417	—
Early termination of debt	—	16,685	—
Net consumer finance interest expense	525	1,319	—
Interest expense
Real estate	67,602	56,133	58,261
Retail home sales	2,224	722	536
Corporate and other	3,338	1,810	101
	73,164	58,665	58,898
Amortization expense	5,576	5,943	3,433
Depreciation expense
Real estate	72,117	55,208	35,549
Retail home sales	18	29	237
Finance and insurance	5	7	9
Corporate and other	438	124	717
	72,578	55,368	36,512
Real estate and retail home asset impairment	21,822	3,358	1,385
Goodwill impairment	78,783	863	—
Interest income	(2,267)	(1,611)	(1,434)
Loss from continuing operations	(181,525)	(86,160)	(44,186)
Income (loss) from discontinued operations	(10,059)	3,162	950
Gain (loss) on sale of discontinued operations	(678)	(8,549)	3,333
Net loss	(192,262)	(91,547)	(39,903)
Preferred unit distributions	(11,672)	(9,752)	—
Net loss attributable to Partners	$(203,934)	$(101,299)	$(39,903)

	December 31,
	2005	2004
Identifiable assets
Real estate(b)	$1,642,225	$1,731,041
Retail home sales(b)	28,843	45,080
Finance and insurance	27,689	4,910
Corporate and other	29,955	32,201
	$1,728,712	$1,813,232
Notes payable
Real estate	$991,368	$925,840
Retail home sales	14,368	26,494
Finance and insurance	18,607	—
Corporate and other	128,655	1,047
	$1,152,998	$953,381

(a)              Net segment income represents total revenues less expenses for property operations, real estate taxes, cost of manufactured homes sold and retail home sales, finance, insurance and other operations. Net segment income is a measure of the performance of the properties before the effects of the following expenses: property management, general and administrative, IPO costs, early termination of debt costs, impairment charges, depreciation, amortization, interest and impairment of fixed assets.

(b)             Manufactured homes are held in the real estate segment and sold to the retail homes sales segment at the fair market value prior to sale to third parties.

18.   Subsequent Events

On February 10, 2006, we extended the due date of our Senior Variable Rate Mortgage due 2006 to February 11, 2007. At our option and subject to certain conditions, we may extend the Senior Variable Rate Mortgage due 2006 for two additional 12-month periods. In connection with the second and third extensions, we would be required to pay extension fees of 0.25% and 0.375% of the outstanding principal balance, respectively.

On December 15, 2005, the Partnership held an auction in which it offered 71 communities for sale. Following the auction, the Partnership entered into contracts to sell 30 of these communities and continues to market an additional eight communities for sale through private party transactions or through brokers. As of March 20, 2006 the Partnership has closed 26 of these transactions, including the sale of our Desert Palms community, comprising $33.2 million of cash proceeds net of related debt, defeasance and other closing costs of $34.2 million. The Partnership expects to close all the remaining sales transactions in 2006 and will continue to own and operate all these communities through the date of sale. There can be no assurance, however, that the Partnership will close any or all of these community sales, or, if they close, that they will close on the terms set forth in the contract with respect to each.

On March 6, 2006, we declared a quarterly cash distribution of $0.515625 per unit on the Series A Preferred OP Units, and $0.39 per unit on the Series C Preferred OP Units. The distributions are payable on April 28, 2006 to unitholders of record on April 14, 2006. We review the payment of distributions on a quarterly basis.

AFFORDABLE RESIDENTIAL COMMUNITIES, INC.
REAL ESTATE AND RELATED DEPRECIATION
AS OF DECEMBER 31, 2005

SCHEDULE III

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Aledo	Aledo, TX	2,238	390	2,210	—	1,356	390	3,566	3,956	831	Oct-99
Amber Village	Dallas, TX	2,500	600	2,923	—	1,898	600	4,821	5,421	652	Jul-02
Arlington Lakeside	Arlington, TX	3,307	667	3,774	11	2,219	678	5,993	6,672	417	Mar-04
Audora	Wichita, KS	198	73	775	—	81	73	856	929	192	Feb-97
Autumn Forest	Brown Summit, NC	1,786	692	2,606	12	—	703	2,606	3,309	325	Mar-04
Beaver Run	Linkwood, MD	599	226	1,362	—	79	226	1,441	1,667	75	Jun-04
Belaire	Pocatello, ID	2,060	566	3,464	—	—	566	3,464	4,030	553	Dec-99
Big Country	Cheyenne, WY	4,458	926	5,426	16	778	942	6,204	7,146	421	Feb-04
Birch Meadows	Wilton, NY	1,087	206	1,159	—	717	206	1,876	2,083	272	Feb-02
Birchwood Farms	Birch Run, MI	2,888	662	3,817	11	792	673	4,609	5,282	292	Feb-04
Blue Valley	Manhattan, KS	969	84	496	—	2,663	84	3,159	3,243	952	May-99
Bluebonnet Estates	Temple , TX	—	204	1,185	—	1,961	204	3,146	3,350	671	Jul-01
Breazeale	Laramie, WY	3,207	488	2,813	9	205	496	3,019	3,515	183	Feb-04
Brittany Place	Topeka, KS	850	243	1,449	—	575	243	2,024	2,267	282	Jul-97
Broadmore	Goshen, IN	5,750	1,297	7,777	23	2,207	1,319	9,983	11,303	672	Feb-04
Brookshire Village	House Springs, MO	2,102	657	4,015	—	1,127	657	5,142	5,799	520	Feb-03
Brookside	West Jordan, UT	3,109	795	4,505	—	970	795	5,475	6,270	832	Oct-01
Brookside Village	Berwick, PA	1,788	423	2,601	—	671	423	3,272	3,695	163	Jun-04
Brookside Village	Dallas, TX	6,356	1,674	8,592	28	2,604	1,702	11,196	12,898	774	Feb-04
Burntwood	Oklahoma City, OK	5,142	1,509	5,185	—	1,442	1,509	6,627	8,136	1,008	Oct-97
Bush Ranch	House Springs, MO	743	101	601	—	373	101	974	1,075	175	Jan-00
Camelot	Salt Lake City, UT	11,965	1,927	10,957	—	1,375	1,927	12,332	14,259	2,551	Aug-00
Carnes Crossing	Summerville, SC	10,000	1,979	11,550	—	2,486	1,979	14,036	16,015	882	Feb-04
Carriage Court Central	Orlando, FL	2,060	420	2,142	—	108	420	2,250	2,669	305	May-98
Carriage Court East	Orlando, FL	2,117	444	2,318	—	260	444	2,578	3,022	350	May-98
Carsons	Chambersburg, PA	919	231	1,391	—	183	231	1,574	1,804	78	Jun-04

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Castle Acres	O’Fallon, IL	2,309	450	2,654	—	872	450	3,526	3,976	856	Oct-99
Castlewood Estates	Mableton, GA	—	1,001	5,889	18	1,450	1,018	7,340	8,358	454	Feb-04
Casual Estates	Liverpool, NY	8,425	1,742	10,529	31	5,027	1,773	15,555	17,328	945	Feb-04
Cedar Creek, KS	Salina, KS	733	223	2,754	—	484	223	3,238	3,461	701	Sep-98
Cedar Knoll	Waterloo, IA	3,928	940	5,330	16	558	956	5,888	6,845	366	Apr-04
Cedar Terrace	Cedar Rapids, IA	—	835	4,918	15	514	850	5,432	6,282	355	Feb-04
Chalet City	Crowley, TX	3,718	808	4,573	—	1,117	808	5,690	6,498	851	May-98
Chalet North	Apopka, FL	5,558	1,275	7,044	—	3,590	1,275	10,634	11,909	1,753	Dec-01
Chambersburg I & II	Chambersburg, PA	—	167	979	—	304	167	1,283	1,450	69	Jun-04
Chelsea	Sayre, PA	594	125	738	—	640	125	1,379	1,503	69	Jun-04
Chisholm Creek	Wichita, KS	2,200	667	3,855	12	1,528	678	5,383	6,062	370	Feb-04
Cimmaron Village	Cheyenne, WY	2,069	431	3,075	—	186	431	3,261	3,692	578	Oct-96
Cloverleaf	Moline, IL	4,622	789	4,596	—	448	789	5,044	5,833	758	Dec-96
College Park	Orlando, FL	2,188	397	2,061	—	75	397	2,136	2,533	280	Sep-98
Collingwood MHP	Horseheads, NY	655	98	615	—	164	98	780	877	42	Jun-04
Colonial Gardens	Manhattan, KS	3,650	938	6,132	—	519	938	6,651	7,589	1,146	Apr-98
Columbia Heights	Grand Forks, ND	6,880	1,218	7,083	22	1,284	1,240	8,367	9,607	522	Feb-04
Commerce Heights	Commerce City, CO	920	195	1,160	—	20	195	1,180	1,375	181	Jun-98
Connelly Terrace	Connelly, NY	2,344	426	2,445	—	265	426	2,710	3,136	301	Sep-02
Connie Jean	Jacksonville, FL	689	98	577	—	822	98	1,399	1,497	269	May-00
Cottonwood Grove	Plano, TX	3,714	741	5,340	—	455	741	5,795	6,535	1,051	Mar-98
Country Club Crossing	Altoona, IA	3,350	485	2,687	—	2,178	485	4,865	5,350	1,463	Jan-99
Country Club Manor	Imperial, MO	3,838	709	4,049	26	2,302	735	6,351	7,086	1,518	Sep-99
Country Club Mobile
Estates	Salt Lake City,
	UT	9,731	1,654	9,404	—	1,290	1,654	10,694	12,348	2,361	Aug-00
Countryside (CO)	Greeley, CO	3,844	600	3,418	—	1,278	600	4,696	5,296	1,289	Mar-99
Countryside (KS)	Hays, KS	1,163	467	3,358	—	537	467	3,895	4,362	708	Oct-98
Countryside (OK)	Stillwater, OK	973	191	1,828	—	—	191	1,828	2,019	354	Apr-98
Countryside Village (TN)	Columbia, TN	3,780	1,089	5,508	—	—	1,089	5,508	6,597	1,355	Nov-98
Cowboy	Pocatello, ID	2,476	587	3,520	—	298	587	3,818	4,405	609	Oct-96
Creekside	Seagoville, TX	4,061	908	4,729	—	2,202	908	6,931	7,839	1,008	Apr-97
Creekside Estates	Seagoville, TX	1,499	242	1,361	—	913	242	2,274	2,516	372	Jun-97
Crescentwood Village	Sandy, UT	7,743	1,255	7,192	—	431	1,255	7,623	8,877	1,617	Aug-00
Crestview	Sayre, PA	754	120	749	—	475	120	1,224	1,344	59	Jun-04
Crestview	Stillwater, OK	1,750	445	2,617	8	506	453	3,123	3,576	237	Feb-04
CV-Jacksonville	Jacksonville, FL	12,946	2,840	16,699	50	3,025	2,890	19,725	22,615	1,259	Feb-04
Cypress Shores	Winter Haven, FL	2,993	660	3,950	—	302	660	4,252	4,912	470	Sep-02

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Deerhurst	Wendell, NC	2,886	525	2,997	—	2,109	525	5,106	5,631	1,041	Sep-00
Deerpointe	Jacksonville, FL	2,250	391	2,233	—	3,375	391	5,608	5,999	1,352	Feb-99
Denton Falls	Denton, TX	3,595	680	4,650	—	702	680	5,352	6,032	939	May-96
Dynamic	DeSoto, TX	2,774	518	2,737	—	1,063	518	3,800	4,318	481	May-97
Dynamic II	DeSoto, TX	2,759	375	2,235	—	1,193	375	3,428	3,803	567	Jul-01
Eagle Creek	Tyler, TX	—	260	2,126	5	818	265	2,944	3,209	222	Feb-04
Eagle Ridge	Lewisville, TX	4,635	765	4,404	—	1,394	765	5,798	6,563	790	Feb-99
Eastern Villa	Stillwater, OK	1,095	294	1,857	—	—	294	1,857	2,151	401	Mar-98
Eastview	Gillette, WY	3,109	507	3,597	—	891	507	4,488	4,995	765	Dec-97
Easy Living	Lawrence, KS	4,335	702	4,198	—	1,910	702	6,108	6,811	1,840	Mar-00
El Caudillo	Wichita, KS	723	179	1,241	—	415	179	1,656	1,835	306	Dec-98
El Dorado	Sherman, TX	838	148	710	—	—	148	710	858	174	Feb-97
El Lago	Fort Worth, TX	1,828	409	1,934	—	694	409	2,628	3,037	376	Jan-97
El Lago II	Fort Worth, TX	845	201	1,130	—	457	201	1,587	1,787	236	Apr-97
Encantada	Las Cruces, NM	6,965	1,801	9,399	28	—	1,830	9,399	11,229	613	Feb-04
Enchanted Village	Alton, IL	5,600	1,275	7,460	—	632	1,275	8,092	9,367	2,954	Aug-99
Englewood Village	Cheyenne, WY	1,120	195	1,042	—	133	195	1,175	1,369	152	Oct-96
Evergreen Village	Sioux City, IA	4,584	1,439	9,075	—	2,120	1,439	11,195	12,634	1,798	Dec-98
Evergreen Village	Pleasant View, UT	4,146	1,041	6,158	18	1,234	1,060	7,392	8,452	477	Feb-04
Ewing Trace	Des Moines, IA	1,499	630	3,582	—	199	630	3,781	4,411	1,012	Apr-99
Falcon Farms	Port Byron, IL	4,043	798	4,793	14	1,648	812	6,441	7,253	429	Feb-04
Five Seasons Davenport	Davenport, IA	—	774	4,518	14	1,590	788	6,108	6,896	408	Feb-04
Forest Creek	Elkhart, IN	4,250	765	4,434	14	1,541	779	5,975	6,753	394	Feb-04
Forest Park	Queensbury, NY	1,967	590	3,314	—	1,540	590	4,854	5,444	748	Feb-02
Four Seasons	Fayetteville, GA	1,917	962	5,678	17	1,672	978	7,350	8,328	489	Feb-04
Foxhall Village	Raleigh, NC	6,889	1,518	8,474	27	3,278	1,545	11,752	13,297	725	Feb-04
Frieden Manor	Schuylkill Haven, PA	1,767	582	3,480	—	883	582	4,362	4,944	208	Jun-04
Friendly Village— GA	Lawrenceville, GA	5,240	1,045	6,150	18	611	1,064	6,761	7,825	421	Feb-04
Gallant Estates	Greensboro, NC	882	158	925	—	297	158	1,222	1,381	250	Aug-01
Glen Acres	Wichita, KS	1,491	492	2,391	—	653	492	3,044	3,536	426	Jan-00
Glenview	Oklahoma City, OK	306	80	865	—	105	80	970	1,050	219	Aug-98
Golden Rule	Oklahoma City, OK	1,450	340	3,422	—	783	340	4,205	4,544	817	Jul-98
Golden Triangle	Coppell, TX	3,665	525	3,074	—	889	525	3,963	4,488	972	Jan-00
Golden Valley	Douglasville, GA	1,420	275	1,576	5	1,021	280	2,597	2,877	202	Feb-04
Grand Meadow	Longmont, CO	3,440	555	3,149	—	92	555	3,241	3,796	365	Sep-02

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Green Acres	Chambersburg, PA	170	51	306	—	19	51	325	375	17	Jun-04
Green Spring Valley	Raleigh, NC	7,039	750	4,261	—	2,664	750	6,925	7,675	1,732	Jun-99
Green Valley Village	Casper, WY	1,122	162	2,062	—	284	162	2,346	2,508	512	Mar-99
Gregory Courts	Honey Brook, PA	542	133	809	—	121	133	930	1,063	47	Jun-04
Hampton Acres	DeSoto, TX	1,073	335	1,966	—	1,549	335	3,515	3,850	523	Jun-02
Harmony Road	Fort Collins, CO	13,503	2,450	15,518	—	4,522	2,450	20,040	22,490	5,735	Nov-98
Harper Woods	Lawrence, KS	2,309	375	2,234	—	1,760	375	3,994	4,368	1,203	Mar-00
Havenwood	Pompano Beach, FL	3,127	443	2,535	—	353	443	2,888	3,331	470	May-01
Hidden Acres	Arnold, MO	433	60	342	—	252	60	594	654	128	May-00
Hidden Hills	Casper, WY	1,263	221	1,973	—	435	221	2,408	2,629	488	Sep-97
Hidden Oaks	Fort Worth, TX	628	157	890	—	1,478	157	2,368	2,525	684	Jul-99
Highland	Elkhart, IN	3,096	982	5,168	17	1,300	999	6,468	7,467	435	Feb-04
Highland Acres	Lewisville, TX	4,730	856	4,946	—	1,629	856	6,575	7,431	860	Nov-98
Highview	Gillette, WY	1,552	373	1,882	—	561	373	2,443	2,815	327	Jan-96
Huguenot Estates	Port Jervis, NY	1,904	285	1,789	—	112	285	1,901	2,186	102	Jun-04
Hunter Ridge	Jonesboro, GA	16,000	3,944	23,062	70	6,286	4,014	29,348	33,362	1,969	Feb-04
Inspiration Valley	Arvada, CO	4,399	589	3,337	—	1,699	589	5,036	5,626	1,404	Nov-98
Jonesboro (Atlanta Meadows)	Jonesboro, GA	1,537	329	1,917	6	110	335	2,027	2,362	130	Feb-04
Kimberly @ Creekside	Seagoville, TX	1,254	325	1,939	—	390	325	2,329	2,654	329	Apr-97
Kopper View MHC	West Valley City, UT	—	275	1,574	—	432	275	2,006	2,280	109	Jun-04
Lakeside—GA	Lithia Springs, GA	1,250	170	1,028	3	1,396	173	2,424	2,597	113	Feb-04
Lakeside—IA	Davenport, IA	—	318	1,968	6	742	324	2,709	3,034	193	Feb-04
Lakeview Estates	Layton, UT	5,032	963	5,342	—	1,150	963	6,492	7,455	1,043	Oct-01
Lakewood—TX	Royse City, TX	2,250	640	5,683	—	1,006	640	6,689	7,330	1,216	Oct-00
Lakewood Estates	Davenport, IA	2,970	621	3,885	11	1,073	632	4,958	5,590	336	Feb-04
Lamplighter Village	Marietta, GA	9,370	2,635	15,668	44	2,863	2,679	18,532	21,211	1,207	Mar-04
Landmark Village	Fairburn, GA	9,600	2,048	11,320	36	3,029	2,084	14,349	16,433	1,013	Feb-04
Loveland	Loveland, CO	1,919	661	3,038	—	269	661	3,307	3,968	450	Apr-95
Magnolia Circle	Jacksonville, FL	—	123	706	—	2,776	123	3,482	3,605	819	May-99
Mallard Lake	Pontoon Beach, IL	5,106	1,177	6,695	21	921	1,198	7,616	8,815	485	Apr-04
Maple Manor	Taylor, PA	3,605	862	5,195	—	1,356	862	6,551	7,413	331	Jun-04
Marion Village	Marion, IA	7,610	1,605	8,140	44	1,237	1,649	9,377	11,026	619	Mar-04
Marnelle	Fayetteville, GA	4,092	917	5,364	16	1,537	933	6,902	7,835	466	Feb-04
Meadow Glen	Keller, TX	—	1,417	8,363	25	1,396	1,442	9,759	11,201	657	Feb-04

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Meadowbrook	Pueblo, CO	3,807	942	7,868	—	—	942	7,868	8,810	1,458	Apr-95
Meadowood	Topeka, KS	3,171	762	4,628	—	1,167	762	5,795	6,557	774	Oct-00
Meridian Sooner	Oklahoma City, OK	1,592	262	1,492	1	2,170	263	3,662	3,924	922	Aug-00
Mesquite Green	Dallas, TX	1,741	352	1,697	—	761	352	2,458	2,810	348	Jan-98
Mesquite Meadows	Dallas, TX	3,179	443	2,819	—	1,571	443	4,390	4,833	695	Dec-97
Mesquite Ridge	Dallas, TX	2,258	387	2,013	—	1,395	387	3,408	3,795	453	Dec-97
Mission Estates	El Paso, TX	2,770	795	4,549	—	583	795	5,132	5,927	1,055	Aug-01
Misty Hollow	Midwest City, OK	276	97	883	—	126	97	1,009	1,106	164	Sep-98
Misty Winds	Corpus Christi, TX	5,094	812	4,845	14	1,868	826	6,714	7,540	468	Feb-04
Mobile Gardens	Denver, CO	3,766	440	2,497	—	1,643	440	4,140	4,580	1,043	Nov-98
Monroe Valley	Jonestown, PA	264	120	717	—	22	120	739	859	38	Jun-04
Moosic Heights	Avoca, PA	1,815	389	2,354	—	867	389	3,221	3,610	159	Jun-04
Mountainside Estates	Golden, CO	7,850	1,120	6,351	—	2,357	1,120	8,708	9,828	2,354	Nov-98

Mountaintop	Narvon, PA	377	141	851	—	109	141	959	1,101	54	Jun-04
Mulberry Heights	Fort Worth, TX	—	105	625	—	1,193	105	1,818	1,923	475	Oct-99
Navajo Lake Estates	Wichita, KS	2,076	468	3,018	—	754	468	3,772	4,240	570	Jul-97
New Twin Lakes	Middletown, NY	6,373	898	4,913	—	1,470	898	6,383	7,282	1,120	Jul-01
Northern Hills	Springdale, AR	2,270	520	3,294	1	157	521	3,451	3,972	487	Nov-97
Northland	Kansas City, MO	5,185	720	4,077	—	1,634	720	5,711	6,431	1,382	Sep-99
Oak Glen	Fayetteville, AR	1,110	241	1,474	—	329	241	1,803	2,044	267	Nov-97
Oak Grove	Godfrey, IL	653	129	759	—	579	129	1,338	1,467	406	Sep-99
Oak Park Village (FL)	Gainesville, FL	4,432	406	1,358	565	4,082	971	5,440	6,411	729	Jun-98
Oak Park Village (TX)	Coppell, TX	2,537	971	4,383	(565)	(1,584)	406	2,799	3,205	363	Apr-97
Oak Ridge	Elkhart, IN	4,100	815	4,656	14	1,687	830	6,343	7,173	419	Feb-04
Oakridge / Stonegate	Stillwater, OK	824	333	1,828	—	67	333	1,895	2,228	331	Mar-98
Oakwood Forest	Greensboro, NC	6,100	1,609	6,778	28	—	1,638	6,778	8,416	673	Feb-04
Oakwood Lake Village	Tunkhannock, PA	589	181	1,090	—	434	181	1,524	1,705	72	Jun-04
Oasis	Pueblo, CO	3,777	907	5,142	—	744	907	5,886	6,793	1,714	Nov-98
Ortega Village	Jacksonville, FL	2,980	486	2,416	—	3,207	486	5,623	6,109	1,685	Jun-99
Overholser Village	Oklahoma City, OK	1,221	446	2,779	—	720	446	3,499	3,945	579	Jan-98
Overpass Point MHC	Tooele, UT	—	544	3,629	—	1,440	544	5,068	5,612	289	Jun-04
Park Avenue Estates	Haysville, KS	395	180	1,021	—	914	180	1,935	2,115	530	Feb-00
Park D’Antoine	Wilton, NY	330	58	332	—	113	58	445	503	59	Feb-02
Park Plaza	Gillette, WY	1,488	169	964	—	423	169	1,387	1,555	255	Apr-01
Pedaler’s Pond	Lake Wales, FL	2,584	581	3,253	10	2,328	592	5,581	6,173	467	Feb-04
Pine Haven MHP	Blossvale, NY	919	137	864	—	301	137	1,165	1,302	67	Jun-04
Pine Hills	Lawrence, KS	1,289	204	1,641	—	75	204	1,716	1,920	333	Jan-98	s

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Plainview	Casper, WY	704	86	484	—	1,031	86	1,515	1,601	451	Nov-00
Plantation Estates	Douglasville, GA	1,508	331	1,851	6	1,124	337	2,975	3,312	211	Feb-04
Pleasant Grove (CO)	Fort Collins, CO	2,640	582	3,237	—	558	582	3,795	4,377	569	Oct-96
Pleasant Grove (NC)	Fuquay-Varina, NC	936	191	1,094	—	431	191	1,525	1,717	201	Jul-02
Pleasant View Estates	Berwick, PA	899	231	1,361	—	452	231	1,813	2,044	82	Jun-04
Portside	Jacksonville, FL	18,204	5,487	30,607	—	1,468	5,487	32,075	37,562	4,215	Mar-00
Prairie Village	Salina, KS	1,937	448	2,132	—	453	448	2,585	3,033	380	Sep-98
President's Park	Grand Forks, ND	—	421	2,437	7	900	428	3,336	3,764	229	Feb-04
Quail Run	Hutchins, TX	1,600	430	2,164	—	3,128	430	5,292	5,722	1,034	Jul-01
Redwood Village	Salt Lake City, UT	1,096	158	905	—	152	158	1,057	1,215	230	Aug-00
Ridgewood Estates	Topeka, KS	3,816	859	5,224	—	866	859	6,090	6,949	936	Jan-97
River Oaks	Kansas City, KS	3,343	1,179	7,357	—	703	1,179	8,060	9,239	1,324	Nov-98
Riverchase	Manhattan, KS	1,069	403	3,070	—	462	403	3,532	3,935	648	Apr-98
Riverdale	Riverdale, UT	5,467	1,027	5,850	—	769	1,027	6,619	7,646	1,409	Sep-00
Riverdale (Colonial Coach)	Riverdale, GA	7,559	1,737	10,252	31	2,805	1,768	13,057	14,825	887	Feb-04
Riverside (KS)	Lawrence, KS	1,174	268	1,649	—	243	268	1,892	2,160	281	Jan-98
Riverside (UT)	West Valley City, UT	3,979	690	3,900	—	2,844	690	6,744	7,434	1,164	May-02
Rockview Heights	Arnold, MO	1,287	209	1,246	—	1,674	209	2,920	3,129	969	Mar-99
Rolling Hills	Dallas, TX	3,164	382	1,887	1	1,219	383	3,106	3,488	491	Mar-98
Rose Country Estates	Tyler, TX	750	163	1,804	—	629	163	2,433	2,596	460	Jan-97
Royal Crest	Los Alamos, NM	4,608	1,069	6,310	17	659	1,086	6,969	8,055	437	Feb-04
Saddlebrook	N. Charleston, SC	7,510	1,548	9,044	39	1,801	1,588	10,845	12,433	683	Feb-04
Seamist	Corpus Christi, TX	—	180	1,021	—	2,035	180	3,056	3,236	875	Mar-00
Seascape	Corpus Christi, TX	2,375	525	3,641	—	263	525	3,904	4,429	774	Aug-96
Shadow Hills	Orlando, FL	8,266	2,254	13,241	43	5,923	2,297	19,163	21,461	1,230	Feb-04
Shadow Mountain	Sherman, TX	1,461	369	2,404	—	(714)	369	1,690	2,059	490	Feb-98
Shadowood	Acworth, GA	8,944	2,481	14,996	42	4,457	2,523	19,453	21,976	1,331	Mar-04
Shady Creek	Seagoville, TX	1,205	241	1,504	1	825	242	2,329	2,570	345	May-99
Shady Hills	Nashville, TN	—	433	2,524	10	377	443	2,902	3,344	183	Feb-04
Shady Lane	Commerce City, CO	1,181	157	893	1	257	158	1,150	1,308	326	Mar-99
Shawnee Hills	Topeka, KS	—	120	712	—	1,342	120	2,054	2,174	715	Aug-00
Sheridan	Arvada, CO	3,334	465	2,639	—	1,261	465	3,900	4,365	993	Nov-98
Sherwood Acres	Wichita, KS	—	414	2,688	—	532	414	3,220	3,634	493	Jan-00
Shiloh Pines	Tyler, TX	3,800	738	4,616	—	1,886	738	6,502	7,240	1,069	May-96
Siesta Lago	Kissimmee, FL	10,338	2,025	10,835	—	2,431	2,025	13,266	15,291	1,986	Dec-01
Siesta Manor	Fenton, MO	2,097	487	2,764	1	1,810	488	4,574	5,062	873	Aug-99

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Silver Creek	Davenport, IA	—	913	5,338	16	853	929	6,191	7,120	398	Feb-04
Silver Leaf	Mansfield, TX	—	495	2,896	10	939	505	3,835	4,340	262	Feb-04
Siouxland Estates	S. Sioux City, NE	3,911	425	2,407	—	2,590	425	4,997	5,423	1,333	Mar-99
Sleepy Hollow	Wichita, KS	—	120	684	—	4	120	688	808	395	Apr-99
Smoke Creek	Snellville, GA	5,230	1,104	6,282	20	1,739	1,124	8,021	9,144	525	Feb-04
South Arlington Estates	Arlington, TX	1,985	689	4,618	—	3,991	689	8,609	9,298	892	May-03
Southfork	Denton, TX	5,599	912	7,108	—	1,045	912	8,153	9,065	1,517	May-96
Southridge Estates	Des Moines, IA	4,165	810	4,286	—	3,058	810	7,344	8,154	901	Jul-02
Southwind Village	Naples, FL	—	1,439	8,401	25	1,442	1,465	9,842	11,307	612	Feb-04
Spring Valley Village	Spring Valley, NY	4,253	639	3,640	—	1,451	639	5,091	5,731	918	Jul-01
Springdale Lake	Belton, MO	6,862	1,218	7,301	1	1,818	1,219	9,119	10,337	1,370	Oct-96
Stone Mountain	Stone Mountain, GA	7,561	1,844	10,669	31	2,380	1,874	13,049	14,924	861	Mar-04
Stoneybrook	Greeley, CO	9,665	2,151	12,190	—	5,988	2,151	18,178	20,329	5,545	Nov-98
Stony Brook North	Raleigh, NC	4,304	958	5,183	—	944	958	6,127	7,085	871	Jun-00
Suburban Estates	Greenburg, PA	1,626	599	3,574	—	432	599	4,006	4,605	208	Jun-04
Summit Oaks	Fort Worth, TX	4,853	1,052	6,166	—	1,185	1,052	7,351	8,403	1,017	Apr-99
Sundown	Clearfield, UT	3,716	762	4,315	—	1,650	762	5,965	6,727	922	Jan-02
Sunny Acres	Somerset, PA	1,485	499	2,988	—	743	499	3,732	4,231	212	Jun-04
Sunnyside	Trooper, PA	1,414	396	2,386	—	44	396	2,430	2,826	121	Jun-04
Sunrise Terrace	Newton, IA	2,224	375	2,099	—	778	375	2,877	3,252	947	Sep-99
Sunset 77	Douglass, KS	218	99	396	—	—	99	396	495	116	Sep-98
Sunset Country	Pueblo, CO	3,816	988	5,604	—	1,445	988	7,049	8,037	2,099	Nov-98
Sunset Village	Gainesville, TX	—	223	1,634	—	370	223	2,004	2,227	367	Sep-97
Sunset Vista	Magna, UT	4,565	1,127	6,474	20	1,543	1,147	8,017	9,164	527	Feb-04
Sycamore Square	Wichita, KS	119	50	188	—	—	50	188	238	65	Dec-98
Tallview Terrace	Sioux City, IA	2,053	422	2,384	—	2,034	422	4,418	4,840	1,175	Mar-99
Tanglewood	Huntsville, TX	2,653	659	4,646	—	—	659	4,646	5,305	798	Nov-96
Terrace	Casper, WY	1,090	165	1,200	—	138	165	1,338	1,503	253	Dec-97
Terrace Heights	Dubuque, IA	5,751	1,186	6,387	24	—	1,210	6,387	7,597	521	Feb-04
Terrace II	Casper, WY	937	94	535	—	763	94	1,298	1,393	364	May-01

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Terrell Crossing	Terrell, TX	1,250	330	1,936	—	3,027	330	4,963	5,293	892	Jul-02
The Meadows	Aurora, CO	11,682	1,800	10,192	—	2,749	1,800	12,941	14,741	3,086	Jun-99
The Pines	Ladson, SC	—	286	1,676	5	593	291	2,269	2,560	147	Feb-04
The Towneship at Clifton	Wichita, KS	5,659	1,408	9,921	—	317	1,408	10,238	11,646	1,838	Aug-97
The Woodlands	Wichita, KS	2,834	732	4,389	1	783	733	5,172	5,905	864	Dec-96
Thornton Estates	Denver, CO	6,910	1,012	5,739	1	1,014	1,013	6,753	7,766	1,952	Nov-98
Timberland	Oklahoma City, OK	1,104	270	2,386	—	665	270	3,051	3,320	578	Jan-97
Torrey Hills	Flint, MI	9,607	1,697	8,480	30	1,682	1,727	10,162	11,888	659	Feb-04
Trailmont	Goodlettsville, TN	2,265	476	2,784	8	471	485	3,255	3,739	201	Feb-04
Twin Oaks	Wichita, KS	4,121	794	5,643	—	949	794	6,592	7,386	1,359	Jan-97
Twin Pines	Goshen, IN	5,360	1,093	6,400	19	1,515	1,112	7,915	9,027	511	Feb-04
Valley Verde	Las Cruces, NM	2,750	510	2,536	—	1,394	510	3,930	4,440	561	Apr-02
Valley View— Danboro	Danboro, PA	3,040	1,006	6,044	—	145	1,006	6,189	7,194	315	Jun-04
Valley View— Ephrata	Ephrata, PA	1,013	392	2,366	—	204	392	2,570	2,961	133	Jun-04
Valley View—Ephrata II	Ephrata, PA	—	168	966	—	63	168	1,029	1,197	49	Jun-04
Valley View—
Honey
Brook	Honey Brook,
	PA	1,824	527	3,175	—	974	527	4,149	4,676	211	Jun-04
Viking Villa	Ogden, UT	4,064	775	4,180	—	494	775	4,674	5,449	715	Oct-01
Villa	Flint, MI	7,400	1,436	7,352	25	1,815	1,461	9,168	10,629	579	Feb-04
Villa West (CO)	Greeley, CO	8,604	1,876	10,638	—	2,251	1,876	12,889	14,764	3,642	Nov-98
Villa West (UT)	West Jordan, UT	5,555	844	4,803	—	1,081	844	5,884	6,728	1,150	Aug-00
Village North	Lewisville, TX	6,876	1,193	6,155	—	1,532	1,193	7,687	8,880	1,001	Apr-97
Village Park	Greensboro, NC	2,584	856	4,644	—	1,062	856	5,706	6,562	802	Mar-01
Vogel Manor MHC	Arnold, MO	1,022	144	823	—	483	144	1,306	1,450	318	May-99
Washington Mobile Estates	Ogden, UT	4,455	676	3,848	—	943	676	4,791	5,467	957	Aug-00
Washingtonville Manor	Washingtonville, NY	1,363	292	1,668	1	150	293	1,818	2,111	288	Jul-01
West Cloud Commons	Salina, KS	1,036	275	2,161	—	218	275	2,379	2,654	447	Jul-98
Western Hills	Fort Lauderdale, FL	11,655	1,489	8,499	—	4,576	1,489	13,075	14,564	2,651	May-01

					Costs capitalized
					Subsequent to		Gross amounts at which carried
(amounts in			Initial Costs		acquisition		At close of period
thousands)				Buildings &		Buildings &		Buildings &		Accumulated	Date of
Community Name	Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Depreciation	Acquisition
Western Mobile
Estates	West Valley
	City, UT	3,759	570	3,429	—	1,127	570	4,557	5,127	223	Jul-04
Western Park	Fayetteville, AR	1,589	247	1,408	1	595	248	2,003	2,250	497	Jul-99
Westlake	Oklahoma City, OK	2,868	836	5,499	—	84	836	5,583	6,419	1,032	Oct-97
Westmoor	Oklahoma City, OK	2,230	498	5,400	—	593	498	5,993	6,490	1,305	Jul-98
Westview	Gillette, WY	2,130	331	2,102	1	653	332	2,755	3,087	393	Nov-95
Wheel Estates	Orlando, FL	548	134	793	—	31	134	824	958	114	Oct-00
Whispering Hills	Coal Valley, IL	380	92	777	—	54	92	831	923	156	Jul-97
Whitney	Gainesville, FL	2,450	450	2,662	—	379	450	3,041	3,491	798	Aug-99
Wikiup	Henderson, CO	11,284	1,475	8,383	—	3,449	1,475	11,832	13,307	3,036	Mar-99
Willow Creek Estates	Ogden, UT	—	480	2,766	—	415	480	3,181	3,661	143	Sep-04
Willow Springs	Fort Worth, TX	1,622	262	2,241	—	1,364	262	3,605	3,867	659	Jan-97
Willow Terrace	Fort Worth, TX	2,238	515	3,369	—	952	515	4,321	4,836	824	Nov-97
Windsor Mobile
Estates	West Valley
	City, UT	7,590	1,178	6,701	—	980	1,178	7,681	8,859	1,537	Aug-00
Winter Haven
Oaks	Winter
	Haven, FL	3,700	804	4,754	14	708	818	5,462	6,280	340	Feb-04
Woodlake	Greensboro, NC	2,213	887	4,002	16	—	903	4,002	4,905	417	Mar-04
Woodlands of
Kennesaw	Kennesaw,
	GA	4,750	997	5,806	18	2,275	1,014	8,081	9,095	540	Feb-04
Zoppe's	Seagoville, TX	558	57	473	—	131	57	604	661	138	Jan-00
Miscellaneous other assets*		286,466	576	32,900	—	—	576	32,900	33,476	3,909
Total		$ 1,152,998	$ 194,460	$ 1,165,472	$ 1,321	$ 312,911	$ 195,772	$ 1,478,383	$ 1,674,155	$ 211,064

*       Encumbrances on miscellaneous other assets includes $58.8 million of our Revolving Credit Mortgage Facility at LIBOR plus 2.75%, $14.4 million of our Floorplan Lines of Credit (ranging from prime plus 0.75% to prime plus 4.00%), $77.5 million of our Lease Receivables Line of Credit at LIBOR plus 4.125%, $96.6 million of our Senior Exchangeable Notes at 7.50%, $25.8 million of our Trust Preferred Securities at 3-month LIBOR plus 3.25%, $18.6 million of our Consumer Finance Facility at LIBOR plus 3.00% and $6.3 million of other debt.

(a)     The changes in real estate and accumulated depreciation for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	2005	2004	2003
Total Real Estate
Balance at beginning of year	$ 1,563,330	$ 894,606	$ 849,758
Acquisitions	—	742,166	37,243
Improvements and equipment purchases	158,248	45,768	12,283
Dispositions and other	(47,423)	(119,210)	(4,678)
Balance at end of year	$ 1,674,155	$ 1,563,330	$ 894,606
Accumulated Depreciation
Balance at beginning of year	$ 147,194	$ 94,405	$ 57,415
Depreciation for the year	71,294	55,511	36,525
Dispositions and other	(7,424)	(2,722)	465
Balance at end of year	$ 211,064	$ 147,194	$ 94,405

(b)    The aggregate cost for U.S. Federal income tax purposes is $1,570.5 million.

SUBJECT TO COMPLETION, DATED MAY 3, 2006

PROSPECTUS

$96,600,000

AFFORDABLE RESIDENTIAL COMMUNITIES LP

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

7 1/2% Senior Exchangeable Notes due 2025
and
Shares of Common Stock Issuable Upon Exchange of the Notes

[             ], 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.                 Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the issuance and distribution of the securities described in this registration statement are as follows:

Securities and Exchange Commission registration fee	$ 11,370
Legal fees and expenses	200,000
Accounting fees and expenses	165,000
Transfer Agent and Registrar fees	25,000
NYSE listing fees	5,000
Miscellaneous expenses	293,630
Total	$ 700,000

Item 32.                 Sales to Special Parties.

None.

Item 33.                 Recent Sales of Unregistered Securities.

ARC and the Partnership have issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and each of the registrants believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act of 1933, as amended, or the 1933 Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions. Neither the registrant, nor anyone acting on its behalf, offered or sold any of the securities by any form of general solicitation or general advertising.

On June 15, 2001, April 1, 2002 and May 1, 2002, ARC sold 1,497,559, 748,779 and 748,779 shares of common stock to certain accredited investors for an aggregate cash purchase price of $33,760,000, $16,879,999.50 and $16,879,999.50, respectively. The sales of shares of common stock were made in reliance on Section 4(2) of the 1933 Act.

On May 2, 2002, the registrants completed a reorganization in which the Partnership acquired three limited partnerships (the “LPs”). In exchange for their partnership interests in each of the LPs (the “Partnership Interests”), the former partners of the LPs received common partnership units (“OP Units”) of the Partnership and/or cash with an aggregate value of approximately $178 million. Each of these OP Units was paired with one share of Special Voting Stock of ARC. ARC did not receive any direct consideration for the issuance of the shares of Special Voting Stock. The Partnership acquired the LPs in exchange for a total of 2,726,187 million OP Units and $113 million in cash. The exchange of Partnership Interests for OP Units and shares of Special Voting Stock was made in reliance of Section 4(2) of the 1933 Act and Regulation D thereunder.

Also as part of the reorganization, ARC issued approximately 4,203,900 shares of common stock to ARC Holdings Limited Liability Company (“ARC Holdings”), an affiliated entity, in exchange for the stock of the subsidiary businesses of ARC Holdings, which were merged with subsidiaries of the Partnership, and for certain intellectual property and service mark assets of ARC Holdings, which businesses and assets were valued at approximately $100 million. The exchange was made in reliance on Section 4(2) of the 1933 Act and Regulation D thereunder.

On June 30, 2004, the Partnership acquired 36 manufactured home communities from D.A.M. MASTER ENTITY, L.P., or D.A.M., for a total purchase price of approximately $65.5 million, including assumed indebtedness with a fair value of $29.7 million. In addition to cash and the assumption of debt, the acquisition was funded through the issuance by the Partnership to D.A.M. of approximately 300,000 new Series “B”, 705,668 new Series “C” and 320,000 Series “D” preferred partnership units (“PPUs”) for proceeds totalling $33.1 million. The issuance of the units was made in reliance on Section 4(2) of the 1933 Act and Regulation D thereunder.

On August 9, 2005, the Partnership sold $87 million in aggregate principal amount of its 7 1/2% Senior Exchangeable Notes due 2025 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 7 1/2% Senior Exchangeable Notes due 2025 were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $3,045,000.

On August 23, 2005, the Partnership sold $9.6 million in aggregate principal amount of its 7 1/2% Senior Exchangeable Notes due 2025 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser, in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction not involving a public offering. The 7 1/2% Senior Exchangeable Notes due 2025 were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Aggregate underwriting discounts amounted to approximately $336,000.

Item 34.                 Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership’s limited partnership agreement expressly limit’s ARC’s liability as the Partnership’s sole general partner by providing that ARC and its officers and directors are not liable or accountable in damages to the Partnership, its limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if ARC or its director or officer acted in good faith. In addition, the Partnership is required to indemnify ARC, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by ARC or the other persons in connection with any actions relating to the Partnership’s operations, provided that the Partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the limited partnership agreement.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. ARC’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

ARC’s charter authorizes it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of ARC and at ARC’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. ARC’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of ARC and at ARC’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. ARC’s charter and bylaws also permit ARC to indemnify and advance expenses to any individual who served a predecessor of ARC in any of the capacities described above and any employee or agent of ARC or a predecessor thereof.

The MGCL requires a corporation (unless its charter provides otherwise, which ARC’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 35.                 Treatment of Proceeds for Stock Being Registered

None.

Item 36.                 Financial Statements and Exhibits

(a)   Financial Statements.   See Page F-1 for an index of the financial statements included in the registration statement.

(b)   Exhibits.   The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit No.	Exhibit Description
2.1

Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

2.2

Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.2

Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.3

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.4	Corporate Charter Certificate of Notice (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No.333-125854)).
3.5

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities L.P. (incorporated by reference to Exhibit 10.10 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.6	Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to ARC’s Registration Statement on Form S-3 (File No. 333-124073)).
3.7

Letter Agreement, dated May 20, 2005 by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to ARC’s Current Report on Form 8-K filed on May 23, 2005 (File No.001-31987)).

4.1

Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.2

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.3	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to ARC’s Registration Statement on Form S-3 (File No.333-124073)).

4.4

Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.5

Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.6

First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.7

Indenture, dated as of August 9, 2005, between Affordable Residential Communities LP and U.S. Bank National Association, including therein the forms of the Notes (incorporated by reference to Exhibit 99.3 to ARC’s Current Report on Form 8-K filed August 9, 2005 (File No. 001-31987)).

4.8

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to ARC’s Current Report on Form 8-K dated August 3, 2005 and filed August 9, 2005 (File No. 001-31987)).

4.9

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to ARC’s Current Report on Form 8-K dated August 3, 2005 and filed August 9, 2005 (File No. 001-31987)).

5.1**	Opinion of Brownstein Hyatt & Farber, P.C. with respect to legality of Notes being registered.
5.2**	Opinion of Venable LLP with respect to shares of ARC common stock being registered.
8.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax matters.
10.1†

Separation and Release Agreement, dated as of October 26, 2004, by and between George W. McGeeney, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (File No. 001-31987)).

10.2†

Separation and Release Agreement, dated as of November 4, 2005, by and between John G. Sprengle, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 99.1 to ARC’s Current Report on Form 8-K filed November 7, 2005 (File No. 001-31987)).

10.3†

Separation and Release Agreement, dated as of December 13, 2005, by and between Scott D. Jackson, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 99.1 to ARC’s Current Report on Form 8-K filed December 15, 2005 (File No. 001-31987)).

10.4†

Severance Agreement between Affordable Residential Communities Inc. and Lawrence E. Kreider (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

10.5†

Severance Agreement between Affordable Residential Communities Inc. and Scott L. Gesell (incorporated by reference to Exhibit 10.6 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.6†	Affordable Residential Communities Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.7†

Form of Restricted Stock Grant Agreement for use under the Affordable Residential Communities Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to ARC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 001-31987)).

10.8†	Affordable Residential Communities Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.6 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.9

Loan Agreement, dated February 18, 2004, by and among ARC18TX LP, ARC Communities 18 LLC, ARC18FLD LLC, ARC18FLWHO LLC, ARC18FLSH LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.11 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.10

Loan Agreement, dated February 18, 2004, by and among ARC19TX LP, ARC Communities 19 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.12 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.11

Loan Agreement, dated February 18, 2004, by and among ARC4BFND, L.L.C. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.13 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.12

Loan Agreement, dated February 18, 2004, by and among ARC Communities 11 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.14 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.13

Loan Agreement, dated February 18, 2004, by and among ARC Communities 13 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.15 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.14

Loan Agreement, dated February 18, 2004, by and among ARC Communities 14 LLC, ARC14FLCV LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.16 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.15

Loan Agreement, dated February 18, 2004, by and among ARC Communities 17 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.17 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.16

Loan Agreement, dated February 18, 2004, by and among ARC Communities 9 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.18 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.17

Loan Agreement, dated February 18, 2004, by and among ARC Communities 10 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.19 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.18

Loan Agreement, dated February 18, 2004, by and among ARC Communities 12 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.20 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.19

Loan Agreement, dated February 18, 2004, by and among ARC Communities 15 LLC, ARC15FLOV LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.21 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.20

Loan Agreement, dated February 18, 2004, by and among ARC Communities 16 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.22 to ARC’s Annual Report on Form 10-K. for the year ended December 31, 2003 (File No. 001-31987)).

10.21	Loan Agreement between ARC Communities 1 LLC and GMAC Commercial Mortgage Corporation (incorporated by reference to Exhibit 10.17 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.22

Loan Agreement between ARC Communities 2 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.18 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.23

Loan Agreement between ARC Communities 3 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.19 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.24

Loan Agreement between ARC Communities 4 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.20 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.25

Loan Agreement between ARC Communities 5 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.21 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.26

Loan Agreement between ARC Communities 6 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.22 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.27

Loan Agreement between ARC Communities 7 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.23 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.28	Loan Agreement between ARC Communities 8 LLC and GMAC Commercial Mortgage Corporation (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11 (File No. 333-109816)).
10.29	Loan Agreement between ARC SPEI I, L.L.C. and Morgan Stanley Dean Witter Mortgage Capital Inc. (previously filed as Exhibit 10.25 to Arc’s Registration Statement on Form S-11 (File No. 333-109816)).
10.30

Credit Agreement among Affordable Residential Communities LP, Affordable Residential Communities Inc., Citicorp North America, Inc., Bank One, N.A., Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.32 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.31

Master Repurchase Agreement Between Merrill Lynch Mortgage Capital Inc. and Enspire Finance, LLC (incorporated by reference to Exhibit 10.33 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.32

Amendment No. 1 to Master Repurchase Agreement, dated as of April 6, 2005, by and between Enspire Finance LLC and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.3 to ARC’s Current Report on Form 8-K filed April 12, 2005 (File No. 001-31987)).

10.33

Loan Agreement dated September 23, 2004 by and among ARC III, L.L.C. as Borrower and Citigroup Global Market Realty Corp. as Lender and as Collateral Agent (incorporated by reference to Exhibit 10.32 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-31987).

10.34

Amendment to Loan Agreement, dated as of September 12, 2005, by and among ARC III, L.L.C., ARC Silverleaf LP and ARC Meadow Glen, collectively as Borrower  and Citigroup Global Market Realty Corp., as Lender and Collateral Agent (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on September 30, 2005 (File No. 001-31987)).

10.35

Credit Agreement, dated as April 6, 2005, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.36

First Amendment to Credit Agreement, dated as of October 14, 2005, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

10.37

Second Amendment to Credit Agreement, dated as of April 5, 2006, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on April 10, 2006 (File No. 001-31987).

10.38

Guarantee, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.2 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.39

First Amendment, dated as of October 14, 2005, to the ARC  LP Guarantee, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc.  (incorporated by reference to Exhibit 10.2 to ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

10.40

Second Amended and Restated Guaranty, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.4 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.41

Amendment No.1 to Second Amended and Restated Guaranty, dated as of October 24, 2005, by and between Affordable Residential Communities LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on October 24, 2005 (File No. 001-31987)).

10.42

Amended and Restated Guaranty, dated as of April 6, 2005, made by ARC Dealership, Inc. in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.5 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.43

Security Agreement, dated October 14, 2005, made by ARC Real Estate Holdings LLC in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to  ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

21.1	List of ARC Subsidiaries (incorporated by reference to Exhibit 21.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-31987).

23.1**	Consent of Brownstein Hyatt & Farber, P.C.
23.1**	Consent of Venable LLP.
23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4*	Consent of PricewaterhouseCoopers LLP.
24.1**	Powers of Attorney.
25.1**	Statement of Eligibility of Trustee.

†                     Exhibit is a management contract or compensatory plan.

*                    Filed herewith.

**             Previously filed.

Item 37.                 Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), a(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) ARC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where, applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)               Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 3, 2006.

Affordable Residential Communities LP
By:	Affordable Residential Communities Inc., its sole general partner
By:	/s/ LARRY D. WILLARD*
Name: Larry D. Willard
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 3, 2006.

Name	Title
/s/ LARRY D. WILLARD*	Chairman, Chief Executive Officer and Director of Affordable
Larry D. Willard	Residential Communities Inc.
JAMES F. KIMSEY*	President, Chief Operating Officer and Director of Affordable
James F. Kimsey	Residential Communities Inc.
Director and Audit Committee member of Affordable
Rhodes Bobbitt	Residential Communities Inc.
Director of Affordable Residential Communities Inc.
W. Joris Brinkerhoff
Director and Chairman of Audit Committee of Affordable
Charles R. Cummings	Residential Communities Inc.
GERALD J. FORD*	Director of Affordable Residential Communities Inc.
Gerald J. Ford
J. MARKHAM GREEN*	Director and Audit Committee member of Affordable
J. Markham Green	Residential Communities Inc.
JAMES R. STAFF*	Director of Affordable Residential Communities Inc.
James R. Staff
CARL B. WEBB*	Director of Affordable Residential Communities Inc.
Carl B. Webb

LAWRENCE E. KREIDER*	Executive Vice President, Chief Financial Officer and Chief
Lawrence E. Kreider	Information Officer (Principal Financial Officer and Principal Accounting Officer) of Affordable Residential Communities Inc.
/s/ SCOTT L. GESELL	Executive Vice President and General Counsel of Affordable
Scott L. Gesell	Residential Communities Inc.
*(Attorney-in-fact for each of the persons indicated)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 3, 2006.

Affordable Residential Communities Inc.
By:	/s/ LARRY D. WILLARD*
Name: Larry D. Willard
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 3, 2006.

Name	Title
/s/ LARRY D. WILLARD*	Chairman, Chief Executive Officer and Director
Larry D. Willard
JAMES F. KIMSEY*	President, Chief Operating Officer and Director
James F. Kimsey
Director and Audit Committee member
Rhodes Bobbitt
Director
W. Joris Brinkerhoff
Director and Chairman of Audit Committee
Charles R. Cummings
GERALD J. FORD*	Director
Gerald J. Ford
J. MARKHAM GREEN*	Director and Audit Committee member
J. Markham Green
JAMES R. STAFF*	Director
James R. Staff
CARL B. WEBB*	Director
Carl B. Webb

LAWRENCE E. KREIDER	Executive Vice President, Chief Financial Officer and
Lawrence E. Kreider	Chief Information Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ SCOTT L. GESELL	Executive Vice President and General Counsel
Scott L. Gesell
*(Attorney in fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1

Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

2.2

Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

3.1

Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.2

Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.3

Articles Supplementary of Affordable Residential Communities Inc. Designating a Series of Preferred Stock (incorporated by reference to Exhibit 3.3 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.4	Corporate Charter Certificate of Notice (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 of Affordable Residential Communities Inc. (File No. 333-125854)).
3.5

First Amended and Restated Agreement of Limited Partnership of Affordable Residential Communities L.P. (incorporated by reference to Exhibit 10.10 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

3.6	Series B Partnership Unit Designation of Affordable Residential Communities LP (incorporated by reference to Exhibit 4.4 to ARC’s Registration Statement on Form S-3. (File No. 333-124073).
3.7

Letter Agreement, dated May 20, 2005, by and between Affordable Residential Communities Inc. and Gerald J. Ford (incorporated by reference to Exhibit 99.2 to ARC’s Current Report on Form 8-K filed on May 23, 2005 (File No. 001-31987)).

4.1

Certificate of Common Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.2 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.2

Certificate of 8.25% Series A Cumulative Redeemable Preferred Stock of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 4.3 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.3	Form of Warrant, dated August 9, 2000 (incorporated by reference to Exhibit 4.3 to ARC’s Registration Statement on Form S-3 (File No. 333-124073)).

4.4

Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.5

Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on the exhibits thereto (incorporated by reference to Exhibit 4.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.6

First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

4.7

Indenture, dated as of August 9, 2005, between Affordable Residential Communities LP and U.S. Bank National Association, including therein the forms of the Notes (incorporated by reference to Exhibit 99.3 to ARC’s Current Report on Form 8-K filed August 9, 2005 (File No. 001-31987)).

4.8

Registration Rights Agreement, dated August 9, 2005, among Affordable Residential Communities LP, Affordable Residential Communities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 99.4 to ARC’s Current Report on Form 8-K dated August 3, 2005 and filed August 9, 2005 (File No. 001-31987)).

4.9

Common Stock Delivery Agreement, dated August 9, 2005, by and between Affordable Residential Communities LP and Affordable Residential Communities Inc. (incorporated by reference to Exhibit 99.5 to ARC’s Current Report on Form 8-K dated August 3, 2005 and filed August 9, 2005 (File No. 001-31987)).

5.1**	Opinion of Brownstein Hyatt & Farber, P.C. with respect to legality of Notes being registered.
5.2**	Opinion of Venable LLP with respect to shares of ARC common stock being registered.
8.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax matters.
10.1†

Separation and Release Agreement, dated as of October 26, 2004, by and between George W. McGeeney, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (File No. 001-31987)).

10.2†

Separation and Release Agreement, dated as of November 4, 2005, by and between John G. Sprengle, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 99.1 to ARC’s Current Report on Form 8-K filed November 7, 2005 (File No. 001-31987)).

10.3†

Separation and Release Agreement, dated as of December 13, 2005, by and between Scott D. Jackson, Affordable Residential Communities Inc. and ARC Management Services, Inc. (incorporated by reference to Exhibit 99.1 to ARC’s Current Report on Form 8-K filed December 15, 2005 (File No. 001-31987)).

10.4†

Severance Agreement between Affordable Residential Communities Inc. and Lawrence E. Kreider (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987)).

10.5†

Severance Agreement between Affordable Residential Communities Inc. and Scott L. Gesell (incorporated by reference to Exhibit 10.6 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.6†	Affordable Residential Communities Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.7†

Form of Restricted Stock Grant Agreement for use under the Affordable Residential Communities Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to ARC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 001-31987)).

10.8†	Affordable Residential Communities Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.6 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.9

Loan Agreement, dated February 18, 2004, by and among ARC18TX LP, ARC Communities 18 LLC, ARC18FLD LLC, ARC18FLWHO LLC, ARC18FLSH LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.11 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.10

Loan Agreement, dated February 18, 2004, by and among ARC19TX LP, ARC Communities 19 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.12 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.11

Loan Agreement, dated February 18, 2004, by and among ARC4BFND, L.L.C. and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.13 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.12

Loan Agreement, dated February 18, 2004, by and among ARC Communities 11 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.14 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.13

Loan Agreement, dated February 18, 2004, by and among ARC Communities 13 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.15 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.14

Loan Agreement, dated February 18, 2004, by and among ARC Communities 14 LLC, ARC14FLCV LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.16 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.15

Loan Agreement, dated February 18, 2004, by and among ARC Communities 17 LLC and Citigroup Global Markets Realty Corp. (incorporated by reference to Exhibit 10.17 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.16

Loan Agreement, dated February 18, 2004, by and among ARC Communities 9 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.18 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.17

Loan Agreement, dated February 18, 2004, by and among ARC Communities 10 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.19 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.18

Loan Agreement, dated February 18, 2004, by and among ARC Communities 12 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.20 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.19

Loan Agreement, dated February 18, 2004, by and among ARC Communities 15 LLC, ARC15FLOV LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.21 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.20

Loan Agreement, dated February 18, 2004, by and among ARC Communities 16 LLC and Merrill Lynch Mortgage Lending, Inc. (incorporated by reference to Exhibit 10.22 to ARC’s Annual Report on Form 10-K. for the year ended December 31, 2003 (File No. 001-31987)).

10.21	Loan Agreement between ARC Communities 1 LLC and GMAC Commercial Mortgage Corporation (incorporated by reference to Exhibit 10.17 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).
10.22

Loan Agreement between ARC Communities 2 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.18 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.23

Loan Agreement between ARC Communities 3 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.19 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.24

Loan Agreement between ARC Communities 4 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.20 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.25

Loan Agreement between ARC Communities 5 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.21 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.26

Loan Agreement between ARC Communities 6 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.22 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.27

Loan Agreement between ARC Communities 7 LLC and Morgan Stanley Dean Witter Mortgage Capital Inc. (incorporated by reference to Exhibit 10.23 to ARC’s Registration Statement on Form S-11 (File No. 333-109816)).

10.28	Loan Agreement between ARC Communities 8 LLC and GMAC Commercial Mortgage Corporation (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-11 (File No. 333-109816)).
10.29	Loan Agreement between ARC SPEI I, L.L.C. and Morgan Stanley Dean Witter Mortgage Capital Inc. (previously filed as Exhibit 10.25 to Arc’s Registration Statement on Form S-11 (File No. 333-109816)).
10.30

Credit Agreement among Affordable Residential Communities LP, Affordable Residential Communities Inc., Citicorp North America, Inc., Bank One, N.A., Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 10.32 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.31

Master Repurchase Agreement Between Merrill Lynch Mortgage Capital Inc. and Enspire Finance, LLC (incorporated by reference to Exhibit 10.33 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-31987)).

10.32

Amendment No. 1 to Master Repurchase Agreement, dated as of April 6, 2005, by and between Enspire Finance LLC and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.3 to ARC’s Current Report on Form 8-K filed April 12, 2005 (File No. 001-31987)).

10.33

Loan Agreement dated September 23, 2004 by and among ARC III, L.L.C. as Borrower and Citigroup Global Market Realty Corp. as Lender and as Collateral Agent (incorporated by reference to Exhibit 10.32 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-31987).

10.34

Amendment to Loan Agreement, dated as of September 12, 2005, by and among ARC III, L.L.C., ARC Silverleaf LP and ARC Meadow Glen, collectively as Borrower and Citigroup Global Market Realty Corp., as Lender and Collateral Agent (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on September 30, 2005 (File No. 001-31987)).

10.35

Credit Agreement, dated as April 6, 2005, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.36

First Amendment to Credit Agreement, dated as of October 14, 2005, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

10.37

Second Amendment to Credit Agreement, dated as of April 5, 2006, by and among ARC Housing LLC, ARC HousingTX LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on April 10, 2006 (File No. 001-31987)).

10.38

Guarantee, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.2 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.39

First Amendment, dated as of October 14, 2005, to the ARC  LP Guarantee, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc.  (incorporated by reference to Exhibit 10.2 to ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

10.40

Second Amended and Restated Guaranty, dated as of April 6, 2005, made by Affordable Residential Communities LP in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.4 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.41

Amendment No. 1 to Second Amended and Restated Guaranty, dated as of October 24, 2005, by and between Affordable Residential Communities LP and Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.1 to ARC’s Current Report on Form 8-K filed on October 24, 2005 (File No. 001-31987)).

10.42

Amended and Restated Guaranty, dated as of April 6, 2005, made by ARC Dealership, Inc. in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to Exhibit 10.5 to ARC’s Current Report on Form 8-K filed on April 12, 2005 (File No. 001-31987)).

10.43

Security Agreement, dated October 14, 2005, made by ARC Real Estate Holdings LLC in favor of Merrill Lynch Mortgage Capital Inc. (incorporated by reference to ARC’s Current Report on Form 8-K filed on October 19, 2005 (File No. 001-31987)).

21.1	List of ARC Subsidiaries (incorporated by reference to Exhibit 21.1 to ARC’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-31987).
23.1**	Consent of Brownstein Hyatt & Farber, P.C.
23.1**	Consent of Venable LLP.
23.3**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.4*	Consent of PricewaterhouseCoopers LLP.
24.1**	Powers of Attorney.
25.1**	Statement of Eligibility of Trustee.

†                     Exhibit is a management contract or compensatory plan.

*                    Filed herewith.

**             Previously filed.